Filed Pursuant to Rule 424(b)(3)
Registration No. 333-116899

PROSPECTUS

Milacron Inc.

Offer to Exchange

Up to $225,000,000 Principal Amount Outstanding of

11 1/2% Senior Secured Notes due 2011
for
a Like Principal Amount of
11 1/2% Senior Secured Notes due 2011
which have been registered under the Securities Act of 1933

       We are offering to exchange registered 11 1/2% Senior Secured Notes due 2011, or the “exchange notes,” for our outstanding unregistered 11 1/2% Senior Secured Notes due 2011, or the “original notes.” We sometimes refer to the original notes and the exchange notes in this prospectus together as the “notes.” The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act of 1933, or the Securities Act, and the transfer restrictions and registration rights and related additional interest provisions applicable to the original notes do not apply to the exchange notes. The original notes will be exchanged for the exchange notes in integral multiples of $1,000 principal amount. This offer will expire at 5:00 p.m., New York City time, on November 15, 2004, unless we extend it. The exchange notes will not trade on any established exchange.

      Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

       Please see “Risk Factors” beginning on page 13 for a discussion of certain factors you should consider in connection with this exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is October 6, 2004.

i

PROSPECTUS SUMMARY

      The following summary highlights selected information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, particularly the “Risk Factors” section and the financial statements and related notes to those financial statements contained in this prospectus. As used in this prospectus, the terms “we,” “us,” “Milacron,” “our company” and “the company” refer to Milacron Inc. and its subsidiaries on a consolidated basis unless the context requires otherwise. References in this prospectus to “our plastics technologies businesses” refer collectively to the businesses conducted by our Machinery Technologies — North America, Machinery Technologies  — Europe and Mold Technologies segments. When we refer to the “March 12 Transactions,” the “June 10 Transactions,” the “Refinancing Transactions” and the “Rights Offering” in this prospectus we are using such terms as defined below in this Prospectus Summary under “The Refinancing Transactions” and “Rights Offering.”

Our Company

      We are the largest and broadest-line manufacturer and supplier of plastics processing equipment and related supplies in North America and the third largest worldwide. Our equipment, supplies and services are used by a wide range of plastics processors to produce plastic products and parts for consumer, commercial and industrial markets. Plastics processing is one of the largest industries in the world with total shipments of plastic products and parts valued at over $300 billion in 2003 in the U.S. alone. We also believe we are one of the largest global manufacturers of synthetic (water-based) industrial fluids used in metalworking applications.

      We operate in four business segments: Machinery Technologies — North America, Machinery Technologies — Europe, Mold Technologies and Industrial Fluids. Our Machinery Technologies segments manufacture and sell plastics processing equipment, including injection molding, blow molding and extrusion machinery, as well as associated tooling and parts and related services. Our Mold Technologies segment manufactures and supplies mold bases and components used with injection molding machinery. Our Industrial Fluids segment produces and sells metalworking fluids for machining, stamping, grinding and cleaning applications. We sell to a variety of end markets on a global basis, including packaging, automotive, industrial components, construction and building materials, consumer goods and medical applications. In 2003, we generated approximately 38% of our sales outside North America.

      In 2003, we generated sales of $739.7 million and a net loss of $191.7 million. Between our fiscal years ending December 31, 1999 and 2002, our sales declined sharply, from $994.3 million to $693.2 million, and our net earnings declined from $70.1 million to a net loss of $222.9 million, as our business was impacted by the general economic downturn and severe manufacturing recession that began in late 2000. This difficult economic environment also significantly impaired our liquidity and access to capital. In response, we reduced our cost structure, exited noncore businesses and entered into the Refinancing Transactions in order to improve our profitability, focus on our core competencies, reduce our indebtedness and increase our financial flexibility.

      We were first incorporated in 1884, and our shares have been traded on the New York Stock Exchange since 1946 (Ticker: MZ).

The Refinancing Transactions

March 12 Transactions

      On March 12, 2004, we entered into a definitive agreement whereby Glencore Finance AG and Mizuho International plc purchased $100 million in aggregate principal amount of our new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay our 8 3/8% Notes due March 15, 2004. The securities we issued were $30 million of 20% Secured Step-Up Series A Notes due 2007, which we refer to in this prospectus as the Series A Notes, and $70 million of 20% Secured Step-Up Series B Notes due 2007, which we refer to in this prospectus as the Series B Notes. The $30 million of Series A Notes were convertible into shares of our common stock at a conversion price of $2.00 per share.

Glencore and Mizuho converted the entire principal amount of the Series A Notes into 15 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum, which rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

      On March 12, 2004, we also reached a separate agreement with Credit Suisse First Boston for a $140 million senior secured credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility, which we refer to in this prospectus as the revolving A facility, and a $75 million term loan B facility, which we refer to in this prospectus as the term loan B facility. On March 12, 2004, we used extensions of credit under the revolving A facility and term loan B facility in an aggregate amount of $84 million to repay and terminate our then-existing revolving credit facility (and to replace or provide credit support for outstanding letters of credit) and our then-existing receivables purchase program.

      As used in this prospectus, the term “March 12 Transactions” refers to the issuance of $30 million of Series A Notes and $70 million of Series B Notes, the initial extensions of credit under the revolving A facility and the term loan B facility, and the applications of the proceeds of the foregoing as described above.

June 10 Transactions

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of a new series of our convertible preferred stock with a cumulative cash dividend rate of 6%. We refer to this new series of convertible preferred stock in this prospectus as the Series B Preferred Stock. On June 10, 2004, we also satisfied the conditions to release to us from escrow the proceeds from the offering of the original notes and entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent, which we refer to in this prospectus as our asset based facility.

      On June 10, 2004, we applied the proceeds of the offering of original notes, together with $7.3 million in borrowings under our asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005, which we refer to in this prospectus as the Eurobonds, at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. We also used $17.4 million of availability under our asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      As used in this prospectus, the term “June 10 Transactions” refers collectively to (1) the issuance of the original notes and the release to us from escrow of the proceeds therefrom, (2) the execution and delivery of the definitive documentation for, and the initial borrowings and issuances of letters of credit under, our asset based facility, (3) the exchange of the common stock into which the Series A Notes were converted and the Series B Notes for shares of Series B Preferred Stock and (4) the use of the proceeds of the original notes and our asset based facility as described above. As used in this prospectus, the term “Refinancing Transactions” refers collectively to the March 12 Transactions and the June 10 Transactions on a cumulative basis.

Rights Offering

      Upon the effectiveness of a registration statement we have filed with the SEC for such purpose, we expect to conduct a rights offering pursuant to which each holder of our common stock (other than any common stock received upon conversion of Series B Preferred Stock) will be given the right to purchase 0.452 newly issued shares of our common stock per share of common stock held by such holder for a purchase price of $2.00 per share. The number of rights we grant to each holder of common stock will be rounded up to the nearest whole number. Exercise of the rights granted in such rights offering, assuming full subscription, would result in the issuance of an additional approximately 16.2 million shares of our common stock and in gross proceeds to the company of $32.4 million (in each case, without giving effect to any rounding up of fractional shares), based on the number of shares of our common stock outstanding on September 30, 2004. We intend to use the proceeds of this rights offering to redeem up to 30% of the Series B Preferred Stock issued in the June 10 Transactions pursuant to the terms of the Series B Preferred Stock.

      As used in this prospectus, the term “Rights Offering” refers collectively to (1) the rights offering described above and (2) the use of the proceeds of such a rights offering to redeem up to 150,000 shares of Series B Preferred Stock.

The Offering

Summary of Terms of the Exchange Offer

Background	On May 26, 2004, the proceeds of a private placement of the original notes were placed into escrow. On June 10, 2004 the conditions to release of the funds from escrow to us were satisfied. In connection with that private placement and the release of proceeds from escrow, we entered into a registration rights agreement in which we agreed, among other things, to complete an exchange offer.

The Exchange Offer	We are offering to exchange our exchange notes which have been registered under the Securities Act of 1933 for a like principal amount of our outstanding, unregistered original notes. Original notes may be tendered in integral multiples of $1,000 principal amount. As of the date of this prospectus, $225.0 million in aggregate principal amount of our original notes are outstanding.

Resale of Exchange Notes	We believe the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

• you are not our affiliate as defined in Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange	Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the original notes unless:

• pursuant to an exemption from the requirements of the Securities Act; or

• the original notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the original notes, except under some limited circumstances. See “Risk Factors — If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 15, 2004, unless we decide to extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive.

Special Procedures for Beneficial Holders	If you beneficially own original notes which are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either arrange to have the original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time.

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles. See “The Exchange Offer — Accounting Treatment.”

Federal Income Tax Consequences	The exchange of your original notes for exchange notes should not be a taxable event for U.S. Federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of exchange notes in connection with the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

      The exchange notes will have the same financial terms and covenants as the original notes which are as follows:

Issuer	Milacron Inc.

Notes Offered	$225,000,000 of 11 1/2% Senior Secured Notes due 2011.

Maturity Date	May 15, 2011.

Interest	Interest accrues on the notes at a rate of 11 1/2% per annum, and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2004.

Guarantees	The notes are jointly and severally guaranteed on a senior secured basis by all of our existing U.S. restricted subsidiaries that are not immaterial subsidiaries and any additional restricted subsidiaries that guarantee our other indebtedness, which additional subsidiaries currently consist of Canadian restricted subsidiaries and Milacron Capital Holdings B.V. (a Dutch subsidiary that guarantees the notes on a senior unsecured basis).

Security	The notes and the guarantees are secured by a first priority security interest in certain of our U.S. assets other than those securing our asset based facility on a first priority basis, as well as certain subsidiary capital stock, and by a second priority security interest in all of our assets securing our asset based facility on a first priority basis, including, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions.

Ranking	The notes and the guarantees are our and the guarantors’ senior obligations and rank senior to all of our and the guarantors’ existing and future indebtedness that is expressly subordinated to the notes and guarantees. The notes and the guarantees rank pari passu in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under our asset based facility. The notes and the guarantees are effectively senior in right of payment to unsecured indebtedness to the extent of the value of the collateral securing the notes and the guarantees. However, the notes are effectively junior in right of payment to the indebtedness and other liabilities of our nonguarantor subsidiaries. As of June 30, 2004, our nonguarantor subsidiaries had outstanding liabilities of $107.2 million, excluding intercompany liabilities. The notes and the guarantees are effectively junior in right of payment to our $75 million asset based facility to the extent of the value of the collateral securing that facility on a first priority basis.

Optional Redemption	We can redeem all or a portion of the notes at a price equal to 100% plus the “make-whole” premium set forth in this prospectus.

At any time before May 15, 2007, on one or more occasions, we can choose to redeem up to 35% of the outstanding principal amount of the notes, with the net cash proceeds of certain equity offerings, so long as:

• we pay holders of the notes a redemption price of 111.5% of the principal amount of the notes we redeem, plus accrued and unpaid interest, if any;

• we redeem the notes within 90 days of any such equity offering; and

• at least 65% of the aggregate principal amount of notes initially issued under the indenture remains outstanding immediately after such redemption.

Change of Control	Upon a change of control, we will be required to make an offer to purchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See “Description of Senior Secured Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture contains covenants that limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• create liens;

• engage in sale-leaseback transactions;

• pay dividends or make other equity distributions;

• purchase or redeem capital stock;

• make investments;

• sell assets;

• engage in transactions with affiliates; or

• effect a consolidation or merger.

These covenants are subject to a number of important limitations, exceptions and qualifications, which are described in the “Description of Senior Secured Notes” section of this prospectus. See “Description of Senior Secured Notes — Certain Covenants.”

Original Issue Discount	The original notes were issued at a discount from their stated principal amount for United States federal income tax purposes. Consequently, original issue discount will be included in the gross income of a U.S. holder of notes for United States federal income tax purposes in advance of the receipt of cash payments on the notes.

No Public Market	There is no public trading market for the notes and we do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the exchange notes on any automated dealer quotation system.

Risk Factors

      Investing in the notes involves a high degree of risk. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should carefully consider before investing in the notes.

      Our principal executive office is located at 2090 Florence Avenue, Cincinnati, Ohio 45206-2425 and our telephone number is (513) 487-5000.

Summary Consolidated Financial and Other Data

      The following tables present summary consolidated financial and other data for our company for the periods presented. The unaudited pro forma information for the year ended December 31, 2003 and for the six months ended June 30, 2004 gives effect to the indicated transactions as if they had occurred at the beginning of the period. We derived the summary consolidated financial and other data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 based on our audited consolidated financial statements. We derived the summary consolidated financial and other data for the six months ended June 30, 2004 and June 30, 2003 from our unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, the related notes and the other financial information in this prospectus.

						Six Months Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Summary of Operations:
Sales	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6
Earnings (loss) from continuing operations before cumulative effect of change in method of accounting	60.6	48.8	(28.7)	(18.4)	(184.5)	(95.9)	(43.9)
Per common share
Basic	1.64	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Diluted(1)	1.63	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Earnings (loss) from discontinued operations(2)	9.5	23.5	(7.0)	(16.8)	(7.2)	(3.7)	(0.5)
Per common share
Basic	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Diluted(1)	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Cumulative effect of change in method of accounting(3)	—	—	—	(187.7)	—	—	—
Per common share
Basic	—	—	—	(5.61)	—	—	—
Diluted(1)	—	—	—	(5.61)	—	—	—
Net earnings (loss)	70.1	72.3	(35.7)	(222.9)	(191.7)	(99.6)	(44.4)
Per common share
Basic	1.90	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Diluted(1)	1.89	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Financial Position at Year or Period End
Working capital of continuing operations	$(14.0)	$92.8	$166.9	$157.5	$11.8	$25.0	$151.6
Property, plant and equipment — net	171.5	165.0	165.8	149.8	140.8	147.1	131.4
Total assets	1,536.7	1,464.9	1,512.3	915.7	711.5	792.4	678.3
Long-term debt	286.0	371.3	501.1	255.4	163.5	155.0	236.2
Total debt	500.4	457.2	576.7	301.5	323.4	315.3	242.9
Net debt (total debt less cash and cash equivalents)	422.7	423.4	486.6	179.2	230.6	248.1	200.9
Shareholders’ equity (deficit)	490.9	484.4	434.9	134.0	(33.9)	43.3	20.9
Per common share	13.18	14.37	12.80	3.79	(1.15)	1.10	(2.75)

						Six Months Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Other Data
Dividends paid to common shareholders	17.9	16.8	12.4	1.4	0.7	0.7	—
Per common share	0.48	0.48	0.37	0.04	0.02	0.02	—
Capital expenditures	23.9	26.5	13.5	6.2	6.5	3.0	2.9
Depreciation and amortization	34.9	35.4	34.9	23.0	21.7	11.3	10.4
Ratio of earnings to fixed charges(4)	4.1	3.6	—	—	—	—	—
Deficiency of earnings in relation to fixed charges pro forma for Refinancing Transactions(4)(5)					(135.7)		(35.8)
Ratio of earnings to fixed charges plus preferred stock dividends(4)	4.1	3.5	—	—	—	—	—
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions(4)(6)					(141.9)		(38.9)
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions and Rights Offering(4)(7)					(140.1)		(38.0)

      The following table presents summary consolidated financial and other data for our segments for the periods presented.

						Six Months Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Segment Data:
Total Sales
Machinery Technologies — North America	$508.1	$550.0	$361.7	$313.6	$321.2	$163.0	$160.5
Machinery Technologies — Europe	219.0	145.2	122.6	117.4	151.0	73.9	84.9
Mold Technologies	188.1	190.3	184.6	174.7	168.7	87.6	83.2
Eliminations	(11.0)	(11.7)	(6.5)	(8.5)	(5.4)	(4.3)	(1.9)

Total plastics technologies	904.2	873.8	662.4	597.2	635.5	320.2	326.7
Industrial fluids	90.1	100.7	92.8	96.0	104.2	51.6	53.9

Total continuing operations	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6

Operating earnings (loss)(8)
Machinery Technologies — North America	$54.9	$67.2	$(13.5)	$8.0	$6.7	$0.5	$2.8
Machinery Technologies — Europe	19.6	2.2	(9.1)	(8.1)	(1.4)	(2.5)	2.4
Mold Technologies	28.1	27.2	12.1	5.3	1.8	0.4	1.3

Total plastics technologies	102.6	96.6	(10.5)	5.2	7.1	(1.6)	6.5
Industrial Fluids	21.2	17.5	18.1	14.4	15.7	7.2	5.9
Goodwill impairment charge	—	—	—	—	(65.6)	—	—
Restructuring costs	(7.2)	(1.4)	(17.5)	(13.9)	(27.1)	(12.3)	(2.8)
Refinancing costs	—	—	—	—	(1.8)	—	(21.0)
Corporate expenses and other	(20.5)	(23.6)	(18.6)	(19.0)	(17.1)	(8.7)	(7.1)

Total continuing operations	$96.1	$89.1	$(28.5)	$(13.3)	$(88.8)	$(15.4)	$(18.5)

						Six Months Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Depreciation & amortization
Machinery Technologies — North America	$13.5	$13.4	$14.0	$9.9	$8.7	$4.8	$3.9
Machinery Technologies — Europe	8.0	5.4	4.8	3.5	3.9	1.9	2.2
Mold Technologies	11.3	12.0	12.8	7.4	6.7	3.4	3.1

Total plastics technologies	32.8	30.8	31.6	20.8	19.3	10.1	9.2
Industrial Fluids	1.5	3.9	2.6	1.5	2.0	0.9	1.0
Unallocated corporate	0.6	0.7	0.7	0.7	0.4	0.3	0.2

Total continuing operations	$34.9	$35.4	$34.9	$23.0	$21.7	$11.3	$10.4

(1)	For the periods ended December 31, 2003, 2002 and 2001 and June 30, 2004 and 2003, diluted earnings per common share is equal to basic earnings per common share because the inclusion of potentially dilutive securities would result in a smaller loss per common share.

(2)	In 2002 and 2003 as well as the six months ended June 30, 2004, earnings (loss) from discontinued operations includes the following components:

	Year Ended		Six Months
	December 31,		Ended June 30,

	2002	2003	2004

	(In millions)
Gain on sale of Valenite	$31.3	$0.4	$0.0
Loss on sale of Widia and Werkö	(14.9)	0.9	$0.0
Loss on sale of round metalcutting tools business	(4.7)	(2.2)	$0.0
Estimated loss on sale of grinding wheels business	(5.2)	1.0	$0.8
Adjustment of reserves related to the 1998 divestiture of the machine tools segment	1.9	(0.9)	$0.0

Net gain (loss) on divestitures	$8.4	$(0.8)	$0.8

(3)	Represents a pre-tax goodwill impairment charge of $247.5 million ($187.7 million after tax) recorded in 2002 in connection with the mandatory adoption of a new accounting standard.

(4)	Earnings (loss) used in computing the ratios of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends consist of earnings (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges by $51.1 million, $36.7 million, $111.8 million, $41.7 million and $26.4 million, respectively. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges plus preferred stock dividends by $51.3 million, $36.9 million, $112.1 million, $41.8 million and $26.5 million, respectively.

(5)	Represents the deficiency of earnings in relation to fixed charges on a pro forma basis to give effect to the Refinancing Transactions.

(6)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions, assuming that we elect to pay these dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions.

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2003	2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	$6,240.0	$3,120.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(7)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions and the Rights Offering, assuming that we elect to pay preferred stock dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions and the Rights Offering.

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2003	2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	6,240.0	3,120.0
Adjustments for Rights Offering:
Dividends on Series B Preferred Stock	(1,800.0)	(900.0)

Pro forma for Refinancing Transactions and Rights Offering	$4,440.0	$2,220.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(8)	Operating earnings (loss) for all periods include income or expense related to our principal defined benefit plan for certain U.S. employees. Machinery Technologies — North America recorded pension income of $5.1 million in 1999, $7.0 million in 2000, $7.5 million in 2001, $6.6 million in 2002 and $0.5 million in 2003 and pension expense of $2.9 million in the six months ended June 30, 2004. Industrial Fluids recorded pension income of $0.5 million in 1999, $0.6 million in 2000, $0.6 million in 2001, $1.0 million in 2002 and less than $0.1 million in 2003 and pension expense of $0.2 million in the six months ended June 30, 2004. In the six months ended June 30, 2003, pension expense for each of Machinery Technologies - North America and Industrial Fluids was less than $0.1 million. The amounts discussed above exclude the costs of supplemental retirement benefits related to continuing operations of $1.5 million in 1999, $0.8 million in 2001, $4.7 million in 2002 and $3.2 million in 2003. Of these amounts, $0.5 million in 2001 and $2.9 million in 2002 are included in restructuring costs as is the entire $3.2 million in 2003.

Operating earnings (loss) also include royalty income from the licensing of patented technology to other manufacturers of plastics processing machinery recorded by Machinery Technologies — North America of $8.3 million in 2000, $1.1 million in 2001, $4.5 million in 2002, $0.9 million in 2003 and $0.6 million in the six months ended June 30, 2004. We negotiated these royalties with certain of our competitors after we determined that they were using our patented designs in the design of their machines. While there can be no assurance that these royalties will continue in the future, we continue to negotiate with additional parties.

Recent Developments

 Revised Financial Projections

      On September 30, 2004, we issued a press release stating that we expect to report a third quarter net loss of approximately $8 million, including approximately $2.5 million in after-tax restructuring charges. This would be an improvement over results in the third quarter of 2003 and at the low end of the range of guidance issued by us on July 30 (a net loss of between $1 million and $8 million). Third quarter sales are projected to be between $177 million and $182 million, above the $170 million of sales in the same period from a year ago but below the July 30 guidance range of $188 million to $200 million.

      The shortfall in sales is primarily attributable to lower-than-anticipated demand in both North America and Western Europe. We believe that recent rises in oil and plastic resin prices, which have significantly increased operating costs for plastics processors, have caused many processors to continue to defer spending, particularly for capital equipment. Lower-than-expected sales volume, in turn, has pushed earnings to the low end of the range of guidance.

      Strong orders in June and July of 2004 were offset by exceptionally weak orders in August, which caused a downward revision of the third quarter sales and earnings. Orders in September improved in North America, remained soft in Europe and continued at strong levels in Asia. Assuming a continuation of these order levels, on a preliminary basis we now expect net earnings in the fourth quarter of 2004 to approximate breakeven on sales of between $195 million and $200 million. This compares to sales of $198 million and a net loss of $24.4 million in the fourth quarter of 2003. We intend to offer updated fourth quarter guidance when we report our third fiscal quarter results on November 3, 2004.

 Amendment to Asset Based Facility

      In response to the reassessment of our projected earnings and EBITDA for the third and fourth fiscal quarters of 2004 described above, we have amended the financial covenant in our asset based facility to reduce the minimum level of cumulative consolidated EBITDA necessary for the third and fourth fiscal quarters of 2004. We expect to meet or exceed the requirements of the amended covenant. See “Description of Certain Other Indebtedness — The Asset Based Facility — Covenants and Conditions” for additional information regarding the financial covenant in our asset based facility. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — Our Asset Based Facility” and “ — Liquidity Following the Refinancing Transactions” for additional information concerning our compliance with the amended financial covenant.

 Series B Preferred Stock Conversion Price Reset

      Based on the latest internal projections, we are not likely to generate $50 million in Consolidated Cash Flow (as defined in the certificate of designation for the Series B Preferred Stock) for the fiscal year 2004, in which case the conversion price for the Series B Preferred Stock would be reset to $1.75 per share from $2.00 per share, effective June 30, 2005. Assuming the conversion price reset were to take place as of the date hereof, the total number of our common shares outstanding, on an as-converted basis, would increase from approximately 86 million to 93 million.

RISK FACTORS

      You should carefully consider the risks described below and all other information contained in this prospectus before you make a decision to participate in the exchange offer.

Risks Relating to Our Liquidity, the Notes and Our Other Indebtedness

If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

      Original notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of the original notes and of a properly completed and duly executed letter of transmittal.

      Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the original notes outstanding. Following the exchange offer, if you do not tender your original notes you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected. The original notes are currently eligible for sale pursuant to Rule 144A and Regulation S through the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc. and through The Portal® Market, a subsidiary of The Nasdaq Stock Market, Inc.

If our cash flow available to service our debt does not significantly increase from levels in 2003, we may not be able to service our debt with cash from operating activities, which may cause us to default on the notes and our other debt instruments.

      In 2001, 2002 and 2003, we experienced significantly lower demand for our plastics machinery, primarily due to the global economic slowdown and, more specifically, a dramatic decline in capital goods spending. These lower levels of demand for plastics machinery led to significantly more intense price competition than we had historically experienced. For example, we have seen an increase in the average discount of our sales prices in relation to our published list prices. In combination, these lower volumes and price levels sharply reduced our profitability and materially and adversely impacted our results of operations, financial condition and access to capital. Our plastics processing customers’ production capacities have been and continue to be underutilized, and they are not making the capital expenditures for new plastics machinery in the volumes and at price levels that our business depends upon.

      During the year ended December 31, 2003, our earnings were inadequate to cover fixed charges by $111.8 million. During the same period, on a pro forma basis to give effect to the Refinancing Transactions, our earnings would have been inadequate to cover fixed charges by $135.7 million. We cannot assure you that our business will generate sufficient cash flow from operations to service our indebtedness and pay other expenses, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our asset based facility in an amount sufficient to enable us to make interest payments on the exchange notes and our other indebtedness or to fund our other liquidity needs.

      Our continued viability depends on realizing anticipated cost savings and operating improvements on schedule during 2004 and, as we have seen moderate improvements in demand levels in 2004, continued improvement in demand levels in 2005 and beyond, the latter of which is largely beyond our control. Unless we realize anticipated cost savings and operating improvements on schedule and volume and pricing levels improve significantly, we may need to fund interest payments on the notes in part with the proceeds of borrowings under our asset based facility. However, our ability to borrow under our asset based facility is subject to borrowing base limitations, including an excess availability reserve, which may be adjusted from time to time by the administrative agent for the lenders under our asset based facility at its discretion, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. In particular, our continued ability to borrow under our asset based facility is contingent on our ability to comply with financial covenants, including to meet minimum cumulative consolidated EBITDA requirements, as discussed under “Description of Certain Other Indebtedness — The Asset Based Facility — Covenants and Conditions.” If we have no additional availability or are otherwise unable to borrow against our asset based facility, our liquidity would be impaired and we would need to pursue alternative sources of liquidity, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — Liquidity Following the Refinancing Transactions,” to make the interest payments on the exchange notes and otherwise service our debt and pay our expenses. We cannot assure you that we would be able to sell assets, refinance debt or raise equity on commercially acceptable terms or at all, which could cause us to default on our obligations under the notes and our other indebtedness. Our inability to generate sufficient cash flow or draw sufficient amounts under our asset based facility to satisfy our debt obligations and pay our other expenses, or our failure to comply with the covenants governing our indebtedness, could cause us to default on our obligations under the notes and would have a material adverse effect on our business, financial condition and results of operations.

Our liquidity depends on the availability of borrowings under our asset based facility, which is subject to the discretion of the administrative agent thereunder.

      Pursuant to the terms of our asset based facility, the cash we receive from collection of receivables is subject to an automatic “sweep” to repay the borrowings under our asset based facility on a daily basis. As a result, we rely on borrowings under our asset based facility as our primary source of cash for use in our North American operations. The availability of borrowings under our asset based facility is subject to a borrowing base limitation, including an excess availability reserve, and conditions to borrowing. Certain of the components of the borrowing base are subject to the discretion of the administrative agent. In addition, the satisfaction of conditions to borrowing under our asset based facility is determined by the administrative agent in its discretion. Further, the administrative agent has the customary ability to reduce, unilaterally, the availability of borrowings at any time by, for example, reducing advance rates, imposing or changing collateral value limitations, establishing reserves or declaring certain collateral ineligible. If the administrative agent exercises its discretion and limits the availability of borrowings under our asset based facility, our liquidity could be materially adversely affected.

Our substantial level of indebtedness may adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under the notes and our other indebtedness.

      As of June 30, 2004, we had approximately $243 million in total indebtedness. In addition, as of June 30, 2004, we and certain of our non-U.S. subsidiaries had guaranteed $8.2 million of off-balance sheet obligations related to customer financings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Off-Balance Sheet Arrangements.” As of June 30, 2004, we had approximately $54 million of undrawn commitments under our asset based facility of which approximately $27 million was available to be borrowed.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion or even all of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase the amount of interest expense that we have to pay because some of our borrowings are at variable rates of interest, which, if increased, will result in higher interest payments;

•	increase our vulnerability to existing and future adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends; and

•	restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities.

      The agreements governing our indebtedness impose financial and other restrictions upon us, including compliance with certain financial covenants. In addition, our asset based facility is subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted from time to time in the discretion of the administrative agent for the lenders under our asset based facility and is subject to meeting financial covenants. We may not be able to comply with these covenants in the future or satisfy conditions to the availability of borrowings. Failure to achieve compliance with covenants contained in any of these agreements could result in a loss of funding availability or a default under the related agreement, and could lead to acceleration of the related debt and the acceleration of debt under the other agreements which contain cross-acceleration or cross-default provisions. If we are unable to meet our expenses and debt obligations, we will need to refinance all or a portion of our indebtedness, sell assets or raise equity. However, we may not be able to refinance or otherwise repay such indebtedness, sell assets or raise equity on acceptable terms or at all and, if that is the case, we would be unable to pay interest or principal on the exchange notes and our continued viability would be threatened. See “Description of Certain Other Indebtedness.”

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. We expect that, subject to borrowing base limitations, including an excess availability reserve, which may be adjusted from time to time in the discretion of the administrative agent for the lenders under our asset based facility, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition, our asset based facility permits additional borrowings thereunder. Borrowings under our asset based facility rank senior to the notes and the subsidiary guarantees to the extent of the realizable value in the collateral securing our asset based facility on a first priority basis. As of June 30, 2004, we had approximately $54 million of undrawn commitments thereunder of which approximately $27 million was available to be borrowed. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “— Our indebtedness under our asset based facility is effectively senior to the notes to the extent of the value of the collateral securing our asset based facility on a first priority basis and the lien ranking provisions of the indenture and the intercreditor agreement relating to the collateral securing our asset based facility limit the rights of the holders of the exchange notes with respect to that collateral” and “Description of Certain Other Indebtedness.”

Restrictions and covenants in debt agreements limit our ability to take certain actions.

      The indenture governing the notes and the credit agreement for our asset based facility contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability, among other things, to:

•	borrow money;

•	use assets as security in other borrowings or transactions;

•	pay dividends on stock or purchase stock;

•	sell assets;

•	enter into certain transactions with affiliates; and

•	make certain investments or acquisitions.

      In addition, the credit agreement for our asset based facility requires us to satisfy certain financial covenants and restricts our ability and the ability of our subsidiaries to make capital expenditures. Also, the availability of borrowings under our asset based facility are subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted from time to time by the administrative agent for the lenders under our asset based facility at its discretion, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. Subject to certain limited exceptions, our accounts receivable and inventory, our cash and cash equivalents and certain other collateral, are pledged to secure on a first priority basis our asset based facility and certain other obligations and, subject to certain exceptions, are not permitted to be pledged to secure other indebtedness we or our subsidiaries may otherwise be able to incur.

      Events beyond our control, such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, could hinder any improvement in, or further impair, our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of our respective debt instruments, including any applicable financial covenants in the credit agreement for our asset based facility. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a loss of funding availability or a default under the applicable debt instruments, including the credit agreement for our asset based facility. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the exchange notes or any other debt securities upon a change of control, that we would be able to refinance or restructure the payments on such debt. Further, if we are unable to repay, refinance or restructure our indebtedness under our asset based facility, the lenders under our asset based facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of such collateral would be applied first to amounts due under our asset based facility before any proceeds would be available to make payments on the exchange notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our or our subsidiaries’ other debt instruments, including the notes.

      Due to the restrictions and covenants contained in the credit agreement for our asset based facility, we may need to seek amendments or waivers from our lenders in order to avoid a loss of funding availability or a default resulting from an inability to improve, or further impairment of, our results of operations or our entry into certain transactions we may desire to consummate in the future. In the past we have had to seek amendments and waivers to financing facilities and in certain cases we have agreed to pay the lenders a fee to obtain their consent. We may be required to pay the lenders under our asset based facility a fee for their consent to any amendment or waiver we may seek in the future. We cannot assure you that we will be able to obtain any amendment or waiver we may seek in the future.

The notes are effectively junior to the indebtedness and other liabilities of our nonguarantor subsidiaries.

      We conduct a significant portion of our operations through our nonguarantor subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, these subsidiaries to pay our obligations, including principal and interest on our indebtedness. In addition, we plan to expand the operations of our foreign subsidiaries which will not be guarantors under the exchange notes. During the year ended December 31, 2003, our nonguarantor subsidiaries generated sales of $275.8 million, which constituted 37% of our consolidated sales during the period and our nonguarantor subsidiaries generated net losses of $22.1 million, which constituted 12% of our consolidated net losses during the period. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our nonguarantor subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of a nonguarantor subsidiary, the rights of the holders of notes to participate in the assets of such nonguarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors. As a result, the exchange notes will be effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our nonguarantor subsidiaries. As of June 30, 2004, our nonguarantor subsidiaries had $107.2 million of indebtedness and other liabilities outstanding, excluding intercompany liabilities and $14.9 million in additional undrawn borrowing capacity under lines of credit and $258.4 million in total assets, which constituted approximately 38% of our total assets.

Our indebtedness under our asset based facility is effectively senior to the notes to the extent of the value of the collateral securing our asset based facility on a first priority basis and the lien ranking provisions of the indenture and the intercreditor agreement relating to the collateral securing our asset based facility limit the rights of holders of the exchange notes with respect to that collateral.

      Our asset based facility is secured by a first priority security interest in, subject to permitted liens, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions. In addition, the indenture governing the notes permits us to incur additional indebtedness secured on a first priority basis by such assets in the future. The first priority security interests in the collateral securing indebtedness under our asset based facility and any such future indebtedness is senior as to such collateral to the security interests securing the notes. The notes are secured, subject to permitted liens, by a second priority security interest in such assets. Holders of the indebtedness under our asset based facility and any other indebtedness secured by a first priority security interest in such collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such collateral. This means that holders of the exchange notes will only be entitled to receive proceeds from the realization of value of assets securing our asset based facility on a first priority basis after all indebtedness and other obligations under our asset based facility are repaid in full. As a result, the notes are effectively junior in right of payment to indebtedness under our asset based facility and any other indebtedness secured by a first priority security interest in, among other things, the assets that secure our asset based facility on a first priority basis, to the extent of the realizable value of such collateral.

The lien ranking provisions of the security documents relating to the collateral securing the notes on a second priority basis limit the rights of holders of the notes with respect to that collateral.

      The rights of the holders of the exchange notes with respect to the collateral securing the notes on a second priority basis are substantially limited by the terms of the lien ranking agreements set forth in the indenture and the intercreditor agreement. Under the indenture and the intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken with respect of such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first priority liens, and the collateral agent, on behalf of the holders of the notes secured by a second priority lien, will not have the ability to control or direct such actions, even if the rights of holders of the notes are adversely affected.

      In addition, the indenture governing the notes contains certain provisions benefiting holders of indebtedness under our asset based facility, which require that the trustee and the collateral agent not object following the filing of a bankruptcy petition to a number of important matters regarding the collateral securing our asset based facility on a first priority basis. After such filing, the value of this collateral could materially deteriorate and you would be unable to raise an objection. The right of holders of obligations secured by first priority liens on such collateral to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

We cannot assure you that the proceeds from the sale of the collateral securing the notes would be sufficient to satisfy the amounts due on the notes in the event of a default, which could adversely affect the rights of holders of the notes in a bankruptcy proceeding.

      The notes are secured by a first priority security interest in certain of our U.S. assets other than those securing our asset based facility on a first priority basis, as well as certain subsidiary capital stock, and by a second priority security interest in all of our assets securing our asset based facility on a first priority basis, including, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions. Under the terms of the indenture governing the notes, we will also be permitted in the future to incur indebtedness which can be secured on a shared priority basis by these assets. No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Based on current market and economic conditions, we do not believe that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the notes and any other indebtedness also secured on a shared priority basis by such collateral in the event of a default. If such proceeds were not sufficient to repay amounts due on the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

      The right of the collateral agent to foreclose upon and sell the collateral upon the occurrence of a default will also be subject to limitations under applicable bankruptcy laws if a bankruptcy proceeding were commenced against us or our subsidiaries. In addition, because a portion of the collateral consists of pledges of a portion of the stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law.

      The rights of the holders of the notes with respect to the collateral securing the notes will be limited pursuant to the terms of the security documents. Under the terms of the indenture governing the notes, we will also be permitted in the future to incur additional indebtedness which can be secured by the collateral.

In the event of a bankruptcy of us or any subsidiary guarantor, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair value of the collateral securing the notes.

      In any bankruptcy proceeding with respect to us or any guarantor, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are so under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

In the event of a bankruptcy of us or any guarantor, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

      The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy of the company or any of the guarantors. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the exchange notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture for the exchange notes could foreclose upon or sell the collateral or whether or to what extent holders of exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Federal and state statutes allow courts, under specific circumstances, to void debts, including guarantees, and liens that secure the debt and guarantees and require noteholders to return payments received from us or the guarantors. The guarantees will contain terms intended to limit the amount guaranteed to the extent necessary to prevent the guarantees from constituting fraudulent conveyances.

      Federal and state statutes may allow courts, under specific circumstances, to void our obligations under the notes or the obligations of the guarantors under the guarantees and liens securing the notes or guarantees. These courts could require you to return payments received from us or the guarantors in the event of our or the guarantors’ bankruptcy or other financial difficulty. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a debt, including a guarantee, or lien on the assets of the debtor could be subordinated to all other indebtedness of that debtor or voided in its entirety if, among other things, the debtor, at the time it incurred the indebtedness evidenced by the notes or its guarantee or the lien on its assets:

•	incurred the debt or lien with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring the debt or the lien because, for example, it did not directly receive the proceeds of the indebtedness, and

•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it if, in either case, after final judgment the judgment was unsatisfied.

      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the indebtedness, either:

•	the sum of the debtor’s debts and liabilities, including contingent liabilities, was greater than the debtor’s assets at fair valuation; or

•	the present fair saleable value of the debtor’s assets was less than the amount required to pay the probable liability on the debtor’s total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

      Given our liquidity position and current economic conditions, we cannot assure you that a court would not find us or any of the guarantors to be insolvent.

      The terms of the guarantees will provide that they are limited (and subject to reduction) to the extent necessary to prevent such guarantees from constituting fraudulent conveyances. If a court subordinates either a guarantee or a lien or holds it unenforceable, or in the event a guarantee must be limited or voided pursuant to its terms, you will cease to be a creditor of the guarantor and will be a creditor solely of us and the other guarantors. At June 30, 2004, our guarantors had total liabilities related to continuing operations, excluding liabilities owed to us and guarantees of our indebtedness, of approximately $99.1 million. In the event a court subordinates our obligations under the notes or liens on our assets or holds them unenforceable, your claim for payment from us will be subordinated to other creditors’ claims or you will not be entitled to receive any payment from us. In addition, any payment by us or any guarantor could be voided and required to be returned to us or such guarantor, or to a fund for the benefit of our or such guarantor’s creditors.

It may be difficult for you to effect service of process or enforce civil liabilities against non-U.S. guarantors or other parties.

      Certain of the guarantors are organized outside the United States. For those guarantors, some or all of the directors and officers are residents of jurisdictions outside the United States, and all or a substantial portion of the assets of such guarantors and persons are located outside the United States. As a result, it may difficult or impossible for investors to effect service of process within the United States upon such guarantors or persons or to enforce in the United States judgments of U.S. courts against such guarantors or persons.

      We have been advised by our legal counsel that there is doubt as to the enforceability of civil liabilities based on Federal or state securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. Federal or state courts in jurisdictions that do not have a treaty with the United States providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Consequently, a final judgment for the payment of money given by any Federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in such a jurisdiction. If the party in whose favor such final judgment is rendered brings a new suit in a competent local court, that party may submit to the local court the final judgment that has been rendered in the United States and the local court may render a judgment in accordance with the final judgment for the payment of money that has been rendered in the United States. However, there can be no assurance that U.S. investors will be able to enforce any judgment in civil or commercial matters against any

non-U.S. guarantor, its directors or officers or any expert named in this prospectus who are resident of any country outside the United States.

If there is a change of control, we may not have the ability to raise the funds necessary to permit us to consummate the change of control offer required by the indenture governing the notes.

      Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain events that constitute a change of control may also constitute a change of control under our asset based facility or our other indebtedness. In that event, we will have to repay borrowings under our asset based facility and/or our other indebtedness in addition to our obligation to repurchase any notes tendered for repurchase. We may not have sufficient funds available to purchase the notes and repay any such other indebtedness and the terms of our debt agreements limit the amount of additional debt we may incur. Our failure to purchase the notes as required under the indenture or repay any such other indebtedness would result in a default under the indenture and our asset based facility and could also result in the acceleration of our other debt, each of which could have material adverse consequences for us and the holders of the exchange notes. See “Description of Certain Other Indebtedness” and “Description of Senior Secured Notes — Repurchase at the Option of Holders — Change of Control.”

      In addition, our asset based facility may prohibit us from repurchasing the exchange notes upon a change of control.

Because the original notes were issued with original issue discount, holders of the notes will be required to pay tax on amounts included in gross income before cash payments on the notes are received.

      The original notes were issued at a discount from their stated principal amount for United States federal income tax purposes. Consequently, original issue discount will be included in the gross income of a U.S. holder of notes for United States federal income tax purposes in advance of the receipt of cash payments on the notes. For more information, see “Material U.S. Federal Income Tax Considerations.”

You cannot be sure that an active trading market will develop for the exchange notes.

      The exchange notes are new issues of securities for which there is currently no trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. In addition, the liquidity of the trading market in the exchange notes, if developed, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally.

“Ownership change” for U.S. federal income tax purposes will cause utilization of our tax loss carryforwards and other tax attributes to be substantially delayed, which will increase income tax expense and decrease available cash in future years.

      The conversion of the Series A Notes into newly issued common stock, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years.

Risks Relating to Our Business

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

      We are engaged in the process of assessing the effectiveness of our internal control over financial reporting in connection with the rules adopted by the Securities and Exchange Commission under Section 404 of the Sarbanes-Oxley Act of 2002. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 is required in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2004. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting.

      In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board (PCAOB). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. While we have not yet identified any material weaknesses in our internal controls over financial reporting that would cause us to deem such internal controls ineffective, we have identified certain deficiencies regarding program changes and access security over our information systems. Identification of alternate mitigating controls and/or appropriate remediation efforts are currently underway and will be closely monitored by management. We do not believe that these deficiencies have had or will have a material impact on our financial statements. However, we cannot provide any assurance that additional testing of our internal controls will not uncover additional deficiencies that, when aggregated with the existing deficiencies, would result in a material weakness in our internal control over financial reporting.

      In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

      Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act of 2002. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Many of our customers are in cyclical industries currently experiencing significant downturns, which has resulted in substantially reduced demand for our products.

      The success of our business depends on the profitability of our customers’ businesses. Many of our customers are in businesses that are highly cyclical in nature and sensitive to changes in general economic conditions, such as the automotive, building materials, electronics and consumer durables industries. Their demand for our products and services changes as a result of general economic conditions, interest rates and other factors beyond our control. The performance of our business is directly related to the production levels of our customers. In particular, prices for plastic resins used to make plastic products and parts tend to fluctuate to a greater degree than our customers can adjust for in the pricing of their products. When resin prices increase, our customers’ profit margins decrease, resulting in lower demand for our products. Therefore, our business is affected by fluctuations in the price of resin which could have an adverse effect on our business and ability to generate operating cash flows.

      As a result of the significant downturn in the U.S. manufacturing sector that began in 2001, consolidated sales from continuing operations fell from peak levels of $994.3 million in 1999 and $974.5 million in 2000 to $755.2 million in 2001, $693.2 million in 2002 and $739.7 million in 2003. As a result, we sustained substantial losses in 2001, 2002 and 2003. Our net loss from all operations including goodwill impairment charges, restructuring costs, discontinued operations and cumulative effect of change in method of accounting was $35.7 million in 2001, $222.9 million in 2002 and $191.7 million in 2003. In 2001 and 2002, we experienced a substantial decrease in our plastics machinery sales and pricing levels because of the slowdown in many of our plastics technologies businesses end markets. For the year ended December 31, 2003, sales in our three plastics technologies businesses were $635.5 million, compared to $904.2 million, $873.8 million, $662.4 million and $597.2 million in the equivalent periods in 1999, 2000, 2001 and 2002, respectively. From continuing operations, we lost $28.7 million in 2001, $18.4 million in 2002 and $184.5 million in 2003. The loss from continuing operations for 2003 includes a noncash goodwill impairment charge of $65.6 million and an income tax charge of approximately $71 million to establish valuation allowances related to U.S. deferred tax assets. The decline in economic conditions in the industries served by our customers has and may continue to have a material adverse effect on our business and ability to generate positive operating cash flows.

If a large portion of our North American and Western European customers outsource their manufacturing activities to areas where we do not currently have manufacturing operations, we may encounter difficulties keeping these customers.

      In recent years, many companies have been outsourcing their manufacturing activities to lower cost regions such as Asia and Eastern Europe. The toy industry and the electronics industry, for example, have outsourced much of their manufacturing to areas outside the United States and Western Europe. Retaining business from outsourcing customers involves challenges such as being able to compete for their business with competitors that have more proximate operations, incurring extra costs to supply those customers, and in some cases being able to establish our own manufacturing operations closer to those customers, which involves significant investment and time. If our customers continue to outsource, we may not be able to expand our operations rapidly enough to meet their needs on a cost-effective basis or at all. Additionally, if our competitors expand their operations to areas where manufacturing activities are outsourced before we do, they may increase their customer base at our expense.

We operate in highly competitive industries, many of which are currently subject to intense price competition, and if we are unable to compete successfully our results of operations could fail to improve or could deteriorate further.

      Many of the industries in which we operate are highly competitive. Our products may not compete successfully with those of our competitors. The markets for plastics machinery and related products are highly competitive and include a number of North American, European and Asian competitors. Principal competitive factors in the plastics machinery industry are: price, product features, technology, performance, reliability, quality, delivery and customer service. We also face many competitors in the Industrial Fluids segment of our business. Principal competitive factors in our Industrial Fluids segment include price, market coverage, technology, performance, delivery and customer service.

      We are currently experiencing increased price competition as a result of the general economic downturn, which has resulted in a sharp downward trend in pricing. In certain cases we have lost business to competitors who offered prices lower than ours. In addition, certain of our competitors have built up large excess inventories and therefore may continue to offer their products at prices lower than ours until such inventories are reduced. In addition, some of our competitors may have greater financial resources and less debt than we do which may place us at a competitive disadvantage in the future. These competitors may be better able to withstand and respond to changes in conditions within our industry, such as the dramatic reduction in demand and pricing levels we are experiencing, and throughout the economy as a whole.

We may encounter difficulties in our restructuring and cost-savings efforts, which could prevent us from achieving our anticipated cost savings.

      Over the past four years we have taken significant actions to realign our cost structure with the lower levels of demand we have experienced and continue to experience in our plastics technologies businesses and are currently implementing additional plans to further reduce our costs. However, we may not be able to fully implement these plans or achieve anticipated cost reductions and we cannot assure you that our cost-savings measures will be successful. In addition, our anticipated cost savings are based upon certain estimates that may prove to be inaccurate. Our ability to achieve the anticipated cost savings could be adversely affected by a number of factors, including, for example, compliance with foreign labor and other laws and regulations and disruptions to our operations that may occur in implementing planned restructurings.

Our significant international operations subject us to risks such as unfavorable political, regulatory, labor and tax conditions.

      Our business is subject to risks related to the different legal, political, social and regulatory requirements and economic conditions of many jurisdictions. For the year ended December 31, 2003, markets outside the U.S. represented the following percentages of our consolidated sales: Europe 29%; Canada and Mexico 7%; Asia 7%; and the rest of the world 3%. We expect sales from international markets to represent an increasing portion of our total sales. Risks inherent in our international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	general economic and political conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars or products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur; and

•	compliance with a variety of foreign laws and regulations may be difficult.

      Our overall success as a global business depends, in part, upon our ability to succeed in differing and unpredictable legal, regulatory, economic, social and political conditions. We may not be able to continue to succeed in developing and implementing policies and strategies that will be effective in each foreign market where we do business. Any of the foregoing factors may have a material adverse effect on our ability to generate cash flow and grow our business.

Our operations are conducted worldwide and our results of operations are subject to currency translation risk and currency transaction risk that could adversely affect our financial condition and results of operations.

      The financial condition and results of operations of each of our foreign operating subsidiaries are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. For the year ended December 31, 2003, we generated approximately 41% of our sales in foreign currency. Significant changes in the value of the euro relative to the U.S. dollar could have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on euro-denominated debt and U.S. dollar denominated debt, including the notes and borrowings under our asset based facility. For the year ended December 31, 2003, we experienced favorable translation effects on new orders of $40 million and sales of $39 million in relation to the same period in 2002. The effect on earnings was not material. If the euro should weaken against the U.S. dollar in the future, we will experience a negative effect in translating our European new orders, sales and earnings when compared to historical results. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it records revenues. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and translation risks and any volatility in currency exchange rates may have an adverse effect on our financial condition or results of operations and, therefore, on our ability to make principal and interest payments on our indebtedness, including the exchange notes, when due.

Our operations depend to a great extent on the economy of the European and Asian markets. These economies may not be as stable as that of the U.S.

      Our operations depend upon the economies of the European and Asian markets. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest and foreign exchange rates. We may be subject to such fluctuations in the local economies. To the extent such fluctuations have an effect on the ability of our consumers to pay for our products, the growth of our products in such markets could be impacted negatively.

      Certain of our targeted markets are in countries in which the rate of inflation is significantly higher than that of the U.S. We cannot assure you that any significant increase in the rate of inflation in such countries could be offset, in whole or in part, by corresponding price increases by us even over the long-term.

Our principal U.S. pension plan is underfunded, which we expect will require us to make cash contributions to the plan which will reduce the cash available for our business, and adverse equity market conditions may increase our pension liability and expense.

      As of December 31, 2003, the projected benefit obligation under our Milacron Retirement Plan exceeded the plan’s fair value of assets by $124 million, based on an assumed discount rate of 6.25%. We may be required to make significant additional contributions to the plan in the future in order to comply with minimum funding requirements imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The amount of any such required contributions will be determined annually based on an actuarial valuation of the plan as performed by the plan’s actuaries. Based on an actuarial valuation for the plan completed as of January 1, 2004, we expect to contribute approximately $4 million in 2004, $3 million in each of 2005 and 2006, $41 million in 2007 and

$13 million in 2008. However, we cannot predict whether changing economic conditions or other factors will result in our being required to make contributions to the plan in excess of our current expectations. Additionally, there is a risk that if the Pension Benefit Guaranty Corporation concludes that its risk with respect to our pension plan may increase unreasonably if it continues to operate, if we are unable to satisfy the minimum funding requirement for the plan or if the plan becomes unable to pay benefits, then the Pension Benefit Guaranty Corporation could terminate the plan and take control of its assets. In such event, we may be required to make an immediate payment to the Pension Benefit Guaranty Corporation of all or a substantial portion of the underfunding as calculated by the Pension Benefit Guaranty Corporation based upon its own assumptions. The underfunding calculated by the Pension Benefit Guaranty Corporation could be substantially greater than the underfunding we have calculated because, for example, the Pension Benefit Guaranty Corporation may use a significantly lower discount rate. If such payment is not made, then the Pension Benefit Guaranty Corporation could place liens on a material portion of our assets and the assets of any members of our controlled group. Such action could adversely affect our financial condition and results of operation.

      As a result of the decline in the financial markets, we changed our assumption for our expected rate of return on plan assets in 2003 from 9.5% to 9% and will continue to use 9% as our expected rate of return in 2004. The change from the 9.5% rate of return assumption to the lower 9% rate had the effect of reducing the amount of pension income that would otherwise be reportable in 2003 by more than $2 million, and we expect that this change will also reduce the amount of pension income that would otherwise be reportable in 2004 by approximately $2 million. Before deducting charges of $4.7 million for supplemental retirement benefits, we recorded pension income of $9.4 million related to this plan in 2002, of which $7.6 million related to continuing operations. In 2003, however, pension income decreased to $0.6 million, once again excluding charges for supplemental benefits of $3.2 million. Moreover, we currently expect to record pension expense related to this plan of approximately $7 million in 2004, substantially all of which will be charged to continuing operations. Pension expense for 2005 and beyond is dependent on a number of factors including returns on plan assets and changes in the plan’s discount rate and therefore cannot be predicted with certainty at this time.

      Because of the significant decrease in the value of the assets of the funded plan for U.S. employees during 2001 and 2002 and decreases in the plan’s discount rate, we recorded a minimum pension liability adjustment of $118 million effective December 31, 2002 and significantly reduced the carrying value of the pension asset related to the plan. This resulted in a $95 million after-tax reduction in shareholders’ equity. At December 31, 2003, shareholders’ equity was increased by $15 million (with no tax effect) due to an increase in plan assets in 2003 that was partially offset by an increase in liabilities that resulted from a lower discount rate. These adjustments were recorded as a component of accumulated other comprehensive loss and therefore did not affect reported earnings or loss. However, they resulted in $81 and $95 million after-tax reductions of shareholders’ equity at December 31, 2003 and December 31, 2002, respectively. Adverse market conditions may result in an increase in the plan’s underfunded position, which may result in further minimum pension liability adjustments.

We may be unable to respond in an effective and timely manner to technological changes in our industry and could lose customers as a result.

      Our success in the future will depend in part upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes of our competitors in a cost-effective and timely manner. Our inability to anticipate, respond to or utilize changing technologies could cause us to lose customers.

The interests of our principal shareholders may conflict with yours.

      As of September 30, 2004, Glencore and Mizuho collectively owned 100% of the shares of our outstanding Series B Preferred Stock, which represents approximately 57% of our outstanding equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Funds, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. If we redeem a portion of Glencore’s and Mizuho’s shares of Series B Preferred Stock with the proceeds of the Rights Offering, Glencore’s and Mizuho’s collective holdings would represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-converted basis and assuming full subscription in the Rights Offering. If the initial conversion price of the Series B Preferred Stock is reset from $2.00 per share to $1.75 per share based upon our failure to meet a financial performance test for 2004 and/or we elect to pay dividends on the Series B Preferred Stock in additional shares of Series B Preferred Stock under certain circumstances, then Glencore’s and Mizuho’s holdings of Series B Preferred Stock would represent a greater percentage of our outstanding equity on an as-converted basis. For example, after giving effect to the rights offering and the use of proceeds therefrom, Glenmore’s and Mizuho’s collective holdings would represent approximately 44% of our outstanding equity (on an as-converted basis) if the conversion price reset were to be triggered, and if participation in the rights offering was only approximately 64% rather than 100%, then Glencore’s and Mizuho’s collective holdings would represent 50% of our outstanding equity (on an as-converted basis) if the conversion price reset were to be triggered. The financial performance test for 2004 requires us to achieve Consolidated Cash Flow, as defined in the certificate of designation for the Series B Preferred Stock, of at least $50 million in that year. See “Summary — Recent Developments — Revised Financial Projections” for more information concerning the likelihood of a conversion price reset based on our revised earnings projections for fiscal year 2004. Glencore and Mizuho also hold contingent warrants to purchase an additional 1,000,000 shares of common stock at $0.01 per share if we fail to meet a financial performance test for 2005. The test requires us to achieve Consolidated Cash Flow, as defined in the Contingent Warrant Agreement entered into among us, Glencore and Mizuho, of at least $60 million in 2005. In addition, Glencore and Mizuho have special voting and approval rights as holders of shares of Series B Preferred Stock. By virtue of such stock ownership, Glencore and Mizuho have the power to significantly influence our affairs and to influence, if not decide, the outcome of matters required to be submitted to shareholders for approval, including the election of our directors and amendment of our charter and bylaws. We cannot assure you that Glencore and Mizuho will not exercise their influence over us in a manner detrimental to your interests.

We may not be able to adequately protect our intellectual property and proprietary rights, which could harm our future success and competitive position.

      Our future success and competitive position depend in part upon our ability to obtain and maintain certain proprietary technologies used in our principal products. We have not always been successful in preventing the unauthorized use of our existing intellectual property rights by our competitors. For example, in the past we have determined that certain of our competitors were using our patented designs in the designs of their machines. We negotiated royalty payments from these competitors which totaled $8.3 million in 2000, $1.1 million in 2001, $4.5 million in 2002, $0.9 million in 2003 and $0.6 million in the six months ended June 30, 2004. We cannot assure you that we will be able to discover unauthorized use of our proprietary technologies in the future or that we will be able to receive any payments therefor. If we are not successful in protecting our intellectual property it may result in the loss of valuable technologies or require us to make payments to other companies for infringing on their intellectual property rights. We generally rely on patent, trade secret and copyright laws as well as confidentiality agreements with other parties to protect our technologies; however, some of our technologies may not be protected. We also cannot assure you that:

•	any of our patents will not be invalidated, circumvented, challenged or licensed to others;

•	any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all;

•	others will not develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents; or

•	steps taken by us to protect our technologies will prevent misappropriation of such technologies.

      We also own or have rights to various trademark registrations and trademark registration applications in the United States and certain international jurisdictions that we use in connection with our business. Policing unauthorized use of our trademarks is difficult and expensive, and we cannot assure that we will be able to prevent misappropriation of our trademark rights in all jurisdictions, particularly in countries whose laws do not grant the same protections as does the United States.

We are subject to litigation that could have an adverse effect upon our business, financial condition, results of operations or reputation.

      We are a defendant in or otherwise a party to numerous lawsuits and other proceedings that result from, and are incidental to, the conduct of our business. These suits and proceedings concern issues including product liability, patent infringement, environmental matters and personal injury matters. In several such lawsuits and proceedings, some of which seek substantial dollar amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by us. While it is not feasible to predict the outcome of all pending suits, claims and proceedings, the ultimate resolution of these matters could have an adverse effect upon our business, financial condition, results of operations or reputation.

Our operations may subject us to potential responsibilities and costs under environmental laws that could have an adverse effect on our business, financial condition or results of operations.

      Our operations are subject to environmental laws and regulations in the U.S. and abroad relating to the protection of the environment and health and safety matters, including those governing discharges of pollutants to the air and water, the management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. The operation of manufacturing plants entails risks under environmental laws and regulations. We could incur significant costs, including clean-up costs, fines and sanctions, and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under these laws and regulations. We are currently involved in a limited number of remedial investigations and actions at various locations, including former plant facilities and off-site disposal sites. While, based on information currently known to us, we believe that we maintain adequate reserves with respect to these matters, our liability could exceed forecasted amounts, and the imposition of additional clean-up obligations or the discovery of additional contamination at these or other sites could result in additional costs. In addition, potentially significant expenditures could be required to comply with environmental laws and regulations, including requirements that may be adopted or imposed in the future.

An extended delay in the recovery of the U.S. economy could require us to change our assumptions regarding our deferred tax assets, which could materially increase our income tax expense and adversely affect our results of operations.

      At December 31, 2003, we had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration date. Additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods, at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending its ultimate expiration beyond 2023.

      The transaction entered into with Glencore and Mizuho on March 12, 2004 will substantially delay the timing of the utilization of certain of the U.S. loss carryforwards and other tax attributes that are discussed in the preceding paragraph in future years. See “Risks Relating to Our Liquidity, the Notes and Our Other Indebtedness — ‘Ownership change’ for U.S. federal income tax purposes will cause utilization of our tax loss carryforwards and other tax attributes to be substantially delayed, which will increase income tax expense and decrease available cash in future years.”

      At December 31, 2002, no valuation allowances had been provided with respect to the U.S. deferred tax assets based on a “more likely than not” assessment of whether they would be realized. This decision was based on the availability of qualified tax planning strategies and the expectation of increased industrial production and capital spending in the U.S. plastics industry. The higher sales and order levels expected in 2003 and beyond, combined with the significant reductions in our cost structure that had been achieved in recent years, were expected to result in improved operating results in relation to the losses incurred in 2002 and 2001.

      At June 30, 2003, however, management concluded that a recovery in the plastics industry and our return to profitability in the U.S. would be delayed longer than originally expected. As a result of these delays and the incremental costs of the restructuring initiatives announced in the third quarter of 2003, we expected to incur a cumulative operating loss in the U.S. for the three-year period ending December 31, 2003. In such situations, accounting principles generally accepted in the U.S. include a presumption that expectations of earnings in the future cannot be considered in assessing the need for valuation allowances. Accordingly, a charge to the tax provision of approximately $71 million was recorded in the second quarter of 2003 to establish valuation allowances with respect to a portion of our U.S. deferred tax assets for which future income was previously assumed.

      During the second half of 2003, we increased U.S. deferred tax assets by approximately $18 million due to continued losses from operations and a goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million and as a result, there was no tax benefit for financial reporting purposes associated with the losses and the impairment charge. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. We continue to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003.

      U.S. deferred tax assets and valuation allowances were both increased by an additional $7 million in the first half of 2004.

      Management will reassess its conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and adversely affect our results of operations.

If we are unable to retain key employees, our performance may be hindered.

      Our ability to provide high-quality products and services depends in part on our ability to retain our skilled personnel in the areas of management, product engineering, servicing and sales. Certain of our businesses rely heavily on key personnel in the engineering, design and formulation of our products. Recent levels of cash flow from operations may hamper our ability to retain certain employees. If we were to lose any of our key employees, our results of operations could be adversely affected. In addition, the Refinancing Transactions discussed above, among other things, have had the following impact on awards under our 1997 and 1994 long-term incentive plans: unvested stock options (none of which are currently in-the-money) with respect to approximately 3,525,500 shares of common stock have become vested and exercisable, restrictions have lapsed with respect to approximately 1,026,600 shares of common stock granted in the form of restricted stock awards, an additional 63,710 shares of common stock issued in the form of performance grants have been canceled and settled through cash payments to the grantees of approximately $465,083 and 12,128 shares of common stock that were deferred under the plans have been accelerated. In addition, an amount in cash equal to approximately $1,829,122 became subject to distribution under our Compensation Deferral Plan as a result of the Refinancing Transaction. These events could adversely affect our financial condition and results of operation because of their financial impact and because the retention value of the accelerated awards will be lost and may therefore impact our ability to retain the skilled personnel who hold such awards.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements.” These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our ability to comply with financial and other covenants contained in the agreements governing our indebtedness, including our asset based revolving credit facility;

•	global and regional economic conditions, consumer spending, capital spending levels and industrial production, particularly in segments related to the level of automotive production and spending in the plastics and construction industries;

•	fluctuations in currency exchange rates of U.S. and foreign countries, including countries in Europe and Asia where we have several principal manufacturing facilities and where many of our customers, competitors and suppliers are based;

•	fluctuations in interest rates which affect the cost of borrowing;

•	production and pricing levels of important raw materials, including plastic resins, which are a key material used by purchasers of our plastics technologies products, as well as steel and oil;

•	lower than anticipated levels of our plant utilization resulting in production inefficiencies and higher costs, whether related to the delay of new product introductions, improved production processes or equipment, or labor relations issues;

•	customer acceptance of new products introduced during 2003 and products introduced and expected to be introduced in 2004;

•	any major disruption in production at key customer or supplier facilities or at our facilities;

•	disruptions in global or regional commerce due to wars, to social, civil or political unrest in the non-U.S. countries in which we operate, and to acts of terrorism, continued threats of terrorism and military, political and economic responses (including heightened security measures) to terrorism;

•	alterations in trade conditions in and between the U.S. and non-U.S. countries where we do business, including export duties, import controls, quotas and other trade barriers;

•	changes in tax, environmental and other laws and regulations in the U.S. and non-U.S. countries where we do business;

•	litigation, claims or assessments, including but not limited to claims or problems related to product liability, warranty or environmental issues;

•	fluctuations in stock market valuations of pension plan assets or changes in interest rates that could result in increased pension expense and reduced shareholders’ equity and require us to make significant cash contributions in the future; and

•	the other factors discussed under the heading “Risk Factors” and elsewhere in this prospectus.

      All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

INDUSTRY AND MARKET DATA

      Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties including the Society of Plastics Industry, the United States Federal Reserve and the United States Department of Commerce. We have not independently verified market and industry data we derived from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes or the exchange offer.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2004 on an actual basis, as adjusted for the June 10 Transactions and as further adjusted for the Rights Offering.

      This table should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Other Indebtedness” and our consolidated financial statements and unaudited consolidated condensed financial statements and the related notes included in this prospectus.

	As of June 30, 2004

		As
		Adjusted for
		Rights
	Actual	Offering

	(In millions)
Cash and cash equivalents(a)	$42.0	$41.9

Debt:
Asset based facility	—	—
7 5/8% Eurobonds due April 6, 2005(b)	—	—
11 1/2% senior secured notes(c)	219.8	219.8
Other(d)	23.1	23.1

Total debt	$242.9	$242.9

Shareholders’ equity (deficit):
Series B Preferred Stock — 500,000 shares authorized, issued and outstanding, $.01 par value per share(e)	$—	$—
Series B Preferred Stock capital in excess of par value(e)	113.1	76.2
4% Cumulative Preferred shares — 60,000 shares authorized, issued and outstanding, $100 par value per share, redeemable at $105 per share	6.0	6.0
Common shares — 50,000,000 shares authorized, 35,666,195 shares issued and outstanding, $.01 par value per share(f)	0.4	0.5
Capital in excess of par value of common shares	322.3	353.6
Contingent warrants to issue 1,000,000 additional common shares	2.6	2.6
Accumulated deficit(g)	(314.7)	(309.3)
Accumulated other comprehensive loss	(108.8)	(108.8)

Total shareholders’ equity (deficit)	$20.9	$20.8

Total capitalization	$263.8	$263.7

(a)	Adjustment for Rights Offering is for estimated costs related to the Rights Offering.

(b)	On June 10, 2004, we purchased 99.99% of the Eurobonds pursuant to the tender offer.

(c)	Represents the aggregate stated principal amount of $225 million of the original notes, net of discount at issuance of $5.2 million.

(d)	Other includes $16.1 million in capital leases and $7.0 million in borrowings under foreign credit facilities.

(e)	On June 10, 2004, we issued 500,000 shares of Series B Preferred Stock, par value $.01 per share, in exchange for the common stock into which the Series A Notes had been converted and the Series B Notes.

(f)	The adjustment for the rights offering assumes full subscription in the rights offering.

(g)	The adjustment for the Rights Offering gives effect to the reversal of 30% of the beneficial conversion feature related to the Series B Preferred Stock reflecting the fact that the Series B Preferred Stock shares that are redeemed will no longer be convertible into common shares at a price of $2.00 per share.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following tables present selected consolidated financial and other data for our company for the periods presented. The unaudited pro forma information for the year ended December 31, 2003 and for the six months ended June 30, 2004 gives effect to the indicated transactions as if they had occurred at the beginning of the period. We derived the selected consolidated financial and other data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 based on our audited consolidated financial statements. We derived the selected consolidated financial and other data for the six months ended June 30, 2004 and June 30, 2003 from our unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, the related notes and the other financial information in this prospectus.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Summary of Operations:
Sales	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6
Earnings (loss) from continuing operations before cumulative effect of change in method of accounting	60.6	48.8	(28.7)	(18.4)	(184.5)	(95.9)	(43.9)
Per common share
Basic	1.64	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Diluted(1)	1.63	1.39	(0.87)	(0.56)	(5.49)	(2.86)	(1.14)
Earnings (loss) from discontinued operations(2)	9.5	23.5	(7.0)	(16.8)	(7.2)	(3.7)	(0.5)
Per common share
Basic	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Diluted(1)	0.26	0.67	(0.21)	(0.50)	(0.21)	(0.11)	(0.01)
Cumulative effect of change in method of accounting(3)	—	—	—	(187.7)	—	—	—
Per common share
Basic	—	—	—	(5.61)	—	—	—
Diluted(1)	—	—	—	(5.61)	—	—	—
Net earnings (loss)	70.1	72.3	(35.7)	(222.9)	(191.7)	(99.6)	(44.4)
Per common share
Basic	1.90	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Diluted(1)	1.89	2.06	(1.08)	(6.67)	(5.70)	(2.97)	(1.15)
Financial Position at Year or Period End
Working capital of continuing operations	$(14.0)	$92.8	$166.9	$157.5	$11.8	$25.0	$151.6
Property, plant and equipment — net	171.5	165.0	165.8	149.8	140.8	147.1	131.4
Total assets	1,536.7	1,464.9	1,512.3	915.7	711.5	792.4	678.3
Long-term debt	286.0	371.3	501.1	255.4	163.5	155.0	236.2
Total debt	500.4	457.2	576.7	301.5	323.4	315.3	242.9
Net debt (total debt less cash and cash equivalents)	422.7	423.4	486.6	179.2	230.6	248.1	200.9
Shareholders’ equity (deficit)	490.9	484.4	434.9	134.0	(33.9)	43.3	20.9
Per common share	13.18	14.37	12.80	3.79	(1.15)	1.10	(2.75)

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except per share amounts)
Other Data
Dividends paid to common shareholders	$17.9	$16.8	$12.4	$1.4	$0.7	$0.7	$—
Per common share	0.48	0.48	0.37	0.04	0.02	0.02	—
Capital expenditures	23.9	26.5	13.5	6.2	6.5	3.0	2.9
Depreciation and amortization	34.9	35.4	34.9	23.0	21.7	11.3	10.4
Ratio of earnings to fixed charges(4)	4.1	3.6	—	—	—	—	—
Deficiency of earnings in relation to fixed charges pro forma for Refinancing Transactions(4)(5)					(135.7)		(35.8)
Ratio of earnings to fixed charges plus preferred stock dividends(4)	4.1	3.5	—	—	—	—	—
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions(4)(6)					(141.9)		(38.9)
Deficiency of earnings in relation to fixed charges plus preferred stock dividends pro forma for Refinancing Transactions and the rights offering(4)(7)					(140.1)		(38.0)
Backlog of unfilled orders at year- or quarter-end	153.0	100.0	61.2	76.4	92.0	85.4	97.7
Employees (average)	5,240	4,789	4,672	4,090	3,760	3,889	3,502

      The following table presents summary consolidated financial and other data for our segments for the periods presented.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Segment Data:
Total Sales
Machinery Technologies — North America	$508.1	$550.0	$361.7	$313.6	$321.2	$163.0	$160.5
Machinery Technologies — Europe	219.0	145.2	122.6	117.4	151.0	73.9	84.9
Mold Technologies	188.1	190.3	184.6	174.7	168.7	87.6	83.2
Eliminations	(11.0)	(11.7)	(6.5)	(8.5)	(5.4)	(4.3)	(1.9)

Total plastics technologies	904.2	873.8	662.4	597.2	635.5	320.2	326.7
Industrial fluids	90.1	100.7	92.8	96.0	104.2	51.6	53.9

Total continuing operations	$994.3	$974.5	$755.2	$693.2	$739.7	$371.8	$380.6

Operating earnings (loss)(8)
Machinery Technologies — North America	$54.9	$67.2	$(13.5)	$8.0	$6.7	0.5	2.8
Machinery Technologies — Europe	19.6	2.2	(9.1)	(8.1)	(1.4)	(2.5)	2.4
Mold Technologies	28.1	27.2	12.1	5.3	1.8	0.4	1.3

Total plastics technologies	102.6	96.6	(10.5)	5.2	7.1	(1.6)	6.5
Industrial Fluids	21.2	17.5	18.1	14.4	15.7	7.2	5.9
Goodwill impairment charge	—	—	—	—	(65.6)	—	—
Restructuring costs	(7.2)	(1.4)	(17.5)	(13.9)	(27.1)	(12.3)	(2.8)
Refinancing costs	—	—	—	—	(1.8)	—	(21.0)
Corporate expenses and other	(20.5)	(23.6)	(18.6)	(19.0)	(17.1)	(8.7)	(7.1)

Total continuing operations	$96.1	$89.1	$(28.5)	$(13.3)	$(88.8)	$(15.4)	$(18.5)

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions)
Depreciation & amortization
Machinery Technologies — North America	$13.5	$13.4	$14.0	$9.9	$8.7	$4.8	$3.9
Machinery Technologies — Europe	8.0	5.4	4.8	3.5	3.9	1.9	2.2
Mold Technologies	11.3	12.0	12.8	7.4	6.7	3.4	3.1

Total plastics technologies	32.8	30.8	31.6	20.8	19.3	10.1	9.2
Industrial Fluids	1.5	3.9	2.6	1.5	2.0	0.9	1.0
Unallocated corporate	0.6	0.7	0.7	0.7	0.4	0.3	0.2

Total continuing operations	$34.9	$35.4	$34.9	$23.0	$21.7	$11.3	$10.4

(1)	For the periods ended December 31, 2003, 2002 and 2001 and June 30, 2004 and 2003, diluted earnings per common share is equal to basic earnings per common share because the inclusion of potentially dilutive securities would result in a smaller loss per common share.

(2)	In 2002 and 2003 as well as the six months ended June 30, 2004, earnings (loss) from discontinued operations includes the following components:

			Six Months
	Year Ended		Ended
	December 31,		June 30,

	2002	2003	2004

	(In millions)
Gain on sale of Valenite	$31.3	$0.4	$0.0
Loss on sale of Widia and Werkö	(14.9)	0.9	0.0
Loss on sale of round metalcutting tools business	(4.7)	(2.2)	0.0
Estimated loss on sale of grinding wheels business	(5.2)	1.0	0.8
Adjustment of reserves related to the 1998 divestiture of the machine tools segment	1.9	(0.9)	0.0

Net gain (loss) on divestitures	$8.4	$(0.8)	$0.8

(3)	Represents a pre-tax goodwill impairment charge of $247.5 million ($187.7 million after tax) recorded in 2002 in connection with the mandatory adoption of a new accounting standard.

(4)	Earnings (loss) used in computing the ratios of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends consist of earnings (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges by $51.1 million, $36.7 million, $111.8 million, $41.7 million and $26.4 million, respectively. In 2001, 2002, 2003 and the six months ended June 30, 2004 and 2003, our earnings were insufficient to cover our fixed charges plus preferred stock dividends by $51.3 million, $36.9 million, $112.1 million, $41.8 million and $26.5 million, respectively.

(5)	Represents the deficiency of earnings in relation to fixed charges on a pro forma basis to give effect to the Refinancing Transactions.

(6)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions, assuming that we elect to pay these dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the 11 1/2% Senior Secured Notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	$6,240.0	$3,120.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(7)	Represents the deficiency of earnings in relation to fixed charges plus preferred stock dividends on a pro forma basis to give effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom, assuming that we elect to pay preferred stock dividends and have the capacity to pay these dividends in cash under our restricted payments covenant in the indenture governing the 11 1/2% Senior Secured Notes and under the covenants in the agreement governing our asset based facility.

The following table sets forth the calculation of preferred stock dividends to give pro forma effect to the Refinancing Transactions and the rights offering and the use of proceeds therefrom.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004

	(In thousands)
Historical dividends on 4% Cumulative Preferred Stock	$240.0	$120.0
Adjustment for Refinancing Transactions:
Dividends on Series B Preferred Stock(a)	6,000.0	3,000.0

Pro forma for Refinancing Transactions	6,240.0	3,120.0
Adjustments for the rights offering:
Dividends on Series B Preferred Stock	(1,800.0)	(900.0)

Pro forma for Refinancing Transactions and the rights offering	$4,440.0	$2,220.0

(a)	Assumes the payment of cash dividends on $100 million of liquidation preference of Series B Preferred Stock. If we were restricted by our financing agreements or the terms of our 4% Cumulative Preferred Stock from paying dividends on the Series B Preferred Stock in cash, we would have the option to pay such dividends on a pay-in-kind basis at a rate of 8% per annum rather than the 6% per annum cash rate.

(8)	Operating earnings (loss) for all periods include income or expense related to our principal defined benefit plan for certain U.S. employees. Machinery Technologies — North America recorded pension income of $5.1 million in 1999, $7.0 million in 2000, $7.5 million in 2001, $6.6 million in 2002 and $0.5 million in 2003 and pension expense of $2.9 million in the six months ended June 30, 2004. Industrial Fluids recorded pension income of $0.5 million in 1999, $0.6 million in 2000, $0.6 million in 2001, $1.0 million in 2002 and less than $0.1 million in 2003 and pension expense of $0.2 million in the six months ended June 30, 2004. In the six months ended June 30, 2003, pension expense for each of Machinery Technologies — North America and Industrial Fluids was less than $0.1 million. The amounts discussed above exclude the costs of supplemental retirement benefits related to continuing operations of $1.5 million in 1999, $0.8 million in 2001, $4.7 million in 2002 and $3.2 million in 2003. Of these amounts, $0.5 million in 2001 and $2.9 million in 2002 are included in restructuring costs as is the entire $3.2 million in 2003.

Operating earnings (loss) also include royalty income from the licensing of patented technology to other manufacturers of plastics processing machinery recorded by Machinery Technologies — North America of $8.3 million in 2000, $1.1 million in 2001, $4.5 million in 2002, $0.9 million in 2003 and $0.6 million in the six months ended June 30, 2004. We negotiated these royalties with certain of our competitors after we determined that they were using our patented designs in the design of their machines. While there can be no assurance that these royalties will continue in the future, we continue to negotiate with additional parties.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated financial information has been prepared based on the historical financial statements included elsewhere in this prospectus, adjusted to give pro forma effect to the Refinancing Transactions. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the Refinancing Transactions as if they had occurred at the beginning of the respective periods. The unaudited pro forma consolidated statements of operations do not give effect to the Rights Offering because it has no effect other than increasing the number of shares used in calculating loss per common share. The level of participation in the Rights Offering and the number of additional common shares to be issued cannot be predicted with certainty. Accordingly, the potential effects on the weighted average common shares outstanding and loss per common share at various levels of participation is included in the footnotes to the unaudited pro forma consolidated statements of operations. An unaudited pro forma consolidated balance sheet as of June 30, 2004 that gives effect to the Rights Offering is not presented because the level of participation in the rights offering, the amount of proceeds to be received in the rights offering and the use of those proceeds cannot be predicted with certainty in the absence of a firm underwriting commitment.

      The unaudited pro forma consolidated financial information is based upon currently available information, assumptions, and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The unaudited pro forma consolidated financial information is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of January 1, 2003 or January 1, 2004. The unaudited pro forma consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the historical consolidated financial statements, together with the notes related thereto, included in this prospectus.

MILACRON INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2003

								Pro Forma
		Adjustment for			Adjustment for			for
		March 12			June 10			Refinancing
	Historical	Transactions			Transactions			Transactions

	(In millions except share and per-share amounts)
	(Unaudited)
Sales	$739.7	$			$			$739.7
Cost of products sold	605.3					(0.2	)(h)	605.1
Cost of products sold related to restructuring	3.3							3.3

Total cost of products sold	608.6		—			(0.2)		608.4

Manufacturing margins	131.1		—			0.2		131.3
Other costs and expenses
Selling and administrative	129.0					(0.2	)(h)	128.8
Goodwill impairment charge	65.6							65.6
Restructuring costs	23.8							23.8
Refinancing costs	1.8		(1.8	)(a)		6.1	(f)	15.3
						6.2	(g)
						3.0	(h)
Other — net	(0.3)		(1.3	)(b)				(1.6)

Total other costs and expenses	219.9		(3.1)			15.1		231.9

Operating loss	(88.8)		3.1			(14.9)		(100.6)
Interest
Income	1.9							1.9
Expense	(24.9)		13.5	(c)				(30.4)
			(4.2	)(d)		4.2	(i)
			(9.8	)(e)		9.8	(j)
						10.4	(k)
						(27.8	)(l)
						(1.6	)(m)
						—	(n)

Interest — net	(23.0)		(0.5)			(5.0)		(28.5)

Loss from continuing operations before income taxes	(111.8)		2.6			(19.9)		(129.1)
Provision for income taxes	72.7							72.7

Loss from continuing operations	(184.5)		2.6			(19.9)		(201.8)
Discontinued operations net of income taxes
Loss from operations	(6.4)		0.3	(b)				(6.1)
Net loss on sale	(0.8)							(0.8)

Total discontinued operations	(7.2)		0.3			—		(6.9)

Net Loss	$(191.7)		$2.9			$(19.9)		$(208.1)

Loss per common share — basic and diluted
Continuing operations	$(5.49)							$(6.18)
Discontinued operations	(0.21)							(0.20)

Net loss	$(5.70)							$(6.38	)(o)

Weighted average common shares — basic and diluted (in thousands)	33,660							33,766	(o)

(a)	This adjustment eliminates $1.8 million of costs that were incurred during 2003 in pursuing various alternatives to the Refinancing Transactions. If the Refinancing Transactions had actually taken place as of the beginning of 2003 as is contemplated in the Unaudited Pro Forma Consolidated Statement of Operations for the period, these costs would not have been incurred.

(b)	These adjustments eliminate financing fees related to the company’s then-existing receivables purchase agreement which was terminated on March 12, 2004.

(c)	This adjustment eliminates historical interest of $11.6 million on the 8 3/8% Notes due 2004 and borrowings under the then-existing revolving credit facility, both of which were repaid using the proceeds of the March 12 Transactions and existing cash, and expense of $1.9 million for the amortization of deferred financing costs related to these borrowings.

(d)	This adjustment reflects interest on the Series B Notes that were issued on March 12, 2004. The interest rate is 6% per annum reflecting a retroactive reset of the interest rate from 20% per annum as a result of shareholder approval of the issuance of the Series B Preferred Stock. No interest expense is assumed for the Series A Notes because they are assumed to have been converted into common shares as of the beginning of the period. The actual conversion took place on April 15, 2004.

(e)	This adjustment reflects interest on borrowings under the revolving A facility and the term loan B facility entered into on March 12, 2004 for the period prior thereto. Interest of $0.8 million on the revolving A facility is based on a rate of 4.75% per annum and an assumed draw against the facility of $18.9 million. The interest rate of 4.75% is based on the average effective rate during 2003 had the revolving A facility been entered into on January 1, 2003. The assumed draw against the revolving A facility represents the estimated amount that would have been drawn against the revolving A facility had it been entered into on January 1, 2003. Because actual borrowings under the U.S. lines of credit did not change during 2003, the $18.9 million amount represents a reasonable approximation of borrowings assumed to be outstanding during that year. Interest of $9.0 million on the term B facility is based on a rate of 12.0% per annum and the $75.0 million principal amount received on March 12, 2004.

(f)	This adjustment reflects a charge to refinancing costs of $6.1 million related to (i) the write-off of $4.6 million of deferred financing fees related to the revolving A facility and the term loan B facility and (ii) a prepayment penalty of $1.5 million related to the term loan B facility.

(g)	This adjustment reflects a charge to refinancing costs of $6.2 million related to the 4% tender offer premium on the Eurobonds and the write-off of the deferred financing fees related to the Eurobonds. The amount of the charge is based on exchange rates in effect as of January 1, 2003.

(h)	This adjustment reflects a charge to refinancing costs of $3.0 million for expense related to the early vesting of restricted stock due to a change in control provision. This adjustment also reflects the reversal of $0.4 million of expense related to restricted stock that would not have been recorded if the restricted stock had vested as of January 1, 2003. The amount of the adjustment is based on the actual number of restricted shares outstanding as of that date.

(i)	This adjustment eliminates the pro forma interest on the Series B Notes which were repaid with the proceeds received in the June 10 Transactions (see adjustment (d)).

(j)	This adjustment eliminates the pro forma interest on borrowings under the revolving A facility and the term loan B facility entered into on March 12, 2004 which were repaid with the proceeds of the June 10 Transactions (see adjustment (e)).

(k)	This adjustment eliminates the historical interest and amortization of deferred financing fees on the Eurobonds. €114,990,000 of the €115 million aggregate principal amount of Eurobonds was repaid with the proceeds of the June 10 Transactions.

(l)	This adjustment reflects interest expense of $25.9 million on the 11 1/2% Senior Secured Notes due 2011 and expense of $1.9 million for the amortization of (i) deferred financing fees related thereto and (ii) the original issue discount.

(m)	This adjustment reflects interest expense of $0.8 million and expense of $0.8 million for the amortization of deferred financing fees related to the asset based facility. The interest expense is based upon a weighted average rate of 4.04% per annum and an average draw against the facility of $18.9 million. The asset based facility bears interest, at the company’s option at LIBOR or an ABR, in each case, plus an applicable margin. A change in the interest rate of one-eighth percent (0.125%) per annum would have an effect on interest expense of $23,625.

(n)	Historical results of operations for the six months ended June 30, 2004 includes a charge to interest expense of $6.4 million for the write off of a financial asset related to the Series A Notes. The asset resulted from a beneficial conversion feature that allowed the holders of the Series A Notes to acquire common shares of the company on April 15, 2004 at an effective conversion price of $1.96 per common share compared to a fair value of $2.40 per common share on the date the Series A Notes were issued. No similar adjustment is included in the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003 because (i) there can be no assurance the Series A Notes would have been converted into common shares (rather than directly into shares of Series B Preferred Stock) as of January 1, 2003 and (ii) the number of common shares into which the Series A Notes would have been convertible had they been issued on January 1, 2003 and the amount of difference between the effective conversion price and the fair value of the common shares would be a matter of speculation and cannot be factually supported.

(o)	The rights offering and the use of proceeds therefrom have no effect on the Unaudited Pro Forma Consolidated Statement of Operations other than increasing the number of shares used for calculating earnings per share. The level of participation in the Rights Offering and the effect thereof on loss per common share cannot be predicted with certainty. The effects on weighted average common shares and the related per share amounts resulting from changes in the level of participation in the Rights Offering are as follows:

	Level of Participation

	50%	75%	100%

Loss per common share — basic and diluted
Continuing operations	$(4.82)	$(4.40)	$(4.05)
Discontinued operations	(0.17)	(0.15)	(0.14)
Net loss	$(4.99)	$(4.55)	$(4.19)

Weighted average common shares — basic and diluted (in thousands)	41,827	45,857	49,887

As presented above, weighted-average common shares do not include the shares into which the Series B Preferred Stock is convertible because their inclusion would result in a smaller loss per common share. Had these shares been included and assuming the conversion price of the Series B Preferred Stock is not reset from $2.00 per share to $1.75 per share, weighted-average common shares would be higher by 50 million before the Rights Offering and by 35 million after the Rights Offering and the use of the proceeds therefrom. If the conversion price of the Series B Preferred Stock is reset to $1.75 per share, weighted average common shares would be higher by approximately 57.1 million before the Rights Offering and by approximately 40.0 million after the Rights Offering and the use of proceeds therefrom.

MILACRON INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2004

								Pro Forma
		Adjustment for			Adjustment for			for
		March 12			June 10			Refinancing
	Historical	Transactions			Transactions			Transactions

	(In millions except share and per-share amounts)
	(Unaudited)
Sales	$380.6	$			$			$380.6
Cost of products sold	312.3					(0.3	)(d)	312.0

Manufacturing margins	68.3		—			0.3		68.6
Other costs and expenses
Selling and administrative	61.7					(0.3	)(d)	61.4
Restructuring costs	2.8							2.8
Refinancing costs	21.0		(3.9	)(a)		1.0	(d)	18.2
						0.1	(e)
Other — net	1.3		(0.3	)(b)				1.0

Total other costs and expenses	86.8		(4.2)			0.8		83.4

Operating loss	(18.5)		4.2			(0.5)		(14.8)
Interest
Income	0.9							0.9
Expense	(24.1)		3.2	(c)		1.7	(f)	(21.9)
						3.9	(g)
						5.3	(h)
						(11.3	)(i)
						(0.6	)(j)

Interest — net	(23.2)		3.2			(1.0)		(21.0)

Loss from continuing operations before income taxes	(41.7)		7.4			(1.5)		(35.8)
Provision for income taxes	2.2							2.2

Loss from continuing operations	(43.9)		7.4			(1.5)		(38.0)
Discontinued operations net of income taxes	(0.5)							(0.5)

Net loss	$(44.4)		$7.4			$(1.5)		$(38.5)

Loss per common share — basic and diluted
Continuing operations	$(1.14)							$(1.11)
Discontinued operations	(0.01)							(0.01)

Net loss	$(1.15)							$(1.12	)(k)

Weighted-average common shares — basic and diluted (in thousands)	38,671							34,641	(k)

(a)	This adjustment eliminates $3.9 million of costs that were incurred during the first two quarters of 2004 in pursuing various alternatives to the Refinancing Transactions. If the Refinancing Transactions had actually taken place as of the beginning of the first quarter of 2004 as is contemplated in the Unaudited Pro Forma Consolidated Statement of Operations for the period, these costs would not have been incurred.

(b)	This adjustment eliminates financing fees related to the company’s then-existing receivables purchase agreement which was terminated on March 12, 2004.

(c)	This adjustment eliminates historical interest of $2.4 million on the 8 3/8% Notes due 2004 and borrowings under the then-existing revolving credit facility, both of which were repaid using the proceeds of the March 12 Transactions and existing cash, and expense of $0.8 million for the amortization of deferred financing costs related to these borrowings.

(d)	This adjustment changes the charge to refinancing costs for the vesting of restricted stock due to a change in control provision from the amount recorded in the six months ended June 30, 2004 to the amount that would have been recorded had the restricted stock actually vested on January 1, 2004. The charge recorded in the six months ended June 30, 2004 was $2.6 million. Based on the actual number of shares of restricted stock as of January 1, 2004, the charge would have been $3.6 million. This adjustment also reflects the reversal of $0.6 million of expense related to restricted stock that would not have been recorded if the restricted stock had vested on January 1, 2004.

(e)	This adjustment changes the charge to refinancing costs for the 4% tender offer premium on the Eurobonds to the amount that would have been recorded had the tender offer been completed as of January 1, 2004. The charge recorded in the six months ended June 30, 2004 was $5.8 million which was based on the exchange rates in effect on the date the tender offer was completed and the balance of the unamortized deferred financing fees as of that date. If the tender offer had been completed as of January 1, 2004, the charge would have been $5.9 million based on exchange rates in effect at that date.

(f)	This adjustment eliminates $1.2 million of historical interest on the Series A Notes and the Series B Notes which were repaid with the proceeds received in the June 10 Transactions and $0.5 million of amortization of deferred financing fees related thereto.

(g)	This adjustment eliminates $2.5 million of historical interest on borrowings under the revolving A facility and the term loan B facility entered into on March 12, 2004 which were repaid with the proceeds of the June 10 Transactions and $1.4 million of amortization of deferred financing fees related thereto.

(h)	This adjustment eliminates the historical interest and amortization of deferred financings fees on the Eurobonds. €114,990,000 of the €115 million aggregate principal amount of the Eurobonds was repaid with the proceeds of the June 10 Transactions.

(i)	This adjustment reflects interest expense of $10.5 million on the 11 1/2% Senior Secured Notes due 2011 and expense of $0.8 million for the amortization of (i) deferred financing fees related thereto and (ii) the original issue discount.

(j)	This adjustment reflects the incremental interest expense and amortization of deferred financing fees on the asset based facility that was entered into on June 10, 2004 for the period prior thereto. Interest for the period is based on a rate of 4.75% per annum and an assumed draw against the facility of $18.2 million. The asset based facility bears interest, at the company’s option at LIBOR or an ABR, in each case, plus an applicable margin. A change in the interest rate of one-eighth percent (0.125%) per annum would have an effect on interest expense of $22,750.

(k)	The rights offering and the use of proceeds therefrom have no effect on the Unaudited Pro Forma Consolidated Statement of Operations other than increasing the number of shares used for calculating earnings per share. The level of participation in the Rights Offering and the effect thereof on loss per common share cannot be predicted with certainty. The effects on weighted average common shares and the related per share amounts resulting from changes in the level of participation in the Rights Offering are as follows:

	Level of Participation

	50%	75%	100%

Loss per common share — basic and diluted
Continued operations	$(0.90)	$(0.82)	$(0.75)
Discontinued operations	(0.01)	(0.01)	(0.01)
Net loss	$(0.91)	$(0.83)	$(0.76)

Weighted average common shares — basic and diluted (in thousands)	42,702	46,732	50,762

As presented above, weighted-average common shares do not include the shares into which the Series B Preferred Stock is convertible because their inclusion would result in a smaller loss per common share. Had these shares been included and assuming the conversion price of the Series B Preferred Stock is not reset from $2.00 per share to $1.75 per share, weighted-average common shares would be higher by 50 million before the rights offering and by 35 million after the rights offering and the use of the proceeds therefrom. If the conversion price of the Series B Preferred Stock is reset to $1.75 per share, weighted average common shares would be higher by approximately 57.1 million before the Rights Offering and by approximately 40.0 million after the Rights Offering and the use of proceeds therefrom.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in connection with our consolidated financial statements and related notes included elsewhere in this prospectus.

Executive Summary

Company Overview

      We are a 120-year-old company, headquartered in Cincinnati, Ohio, and focused primarily on manufacturing and selling plastics processing equipment and supplies. We also manufacture and sell industrial fluids for metalworking applications. We operate both businesses on a global basis. With 3,500 employees, we have major manufacturing facilities in the United States, Germany, Italy, Belgium and India, and we maintain sales and service offices in over 100 countries around the world.

      We operate in four business segments: Machinery Technologies — North America, Machinery Technologies — Europe, Mold Technologies and Industrial Fluids. Our Machinery Technologies segments manufacture and sell plastics processing equipment, including the three most common types: injection molding, blow molding and extrusion machinery, as well as related tooling, parts and services throughout the world. Our Mold Technologies segment is the leading North American and a leading global supplier of mold bases and components used in the plastics injection molding process. Our Industrial Fluids segment blends and sells metalworking fluids globally for machining, stamping, grinding and cleaning applications.

      We have served the plastics processing industries since the late 1960s. Major customers for our plastics technologies are manufacturers of packaging, autos, building materials, industrial components, consumer goods, appliances and housewares, medical devices, and electrical products. The automotive industry is by far the largest customer of our industrial fluids, followed by makers of industrial components and machinery, off-road equipment, appliances and housewares, and aircraft. We have made and sold industrial fluids since the late 1940s.

Plastics Markets — Background and Recent History

      Global consumption of plastics has grown steadily since the Second World War, as plastics and plastic composites continue to replace traditional materials such as metal, wood, glass and paper in an increasing number of manufactured products, particularly in the packaging, automotive, building materials, consumer goods, housewares, electrical and medical industries. From 1970 to 2002, global consumption of plastics grew at a compounded annual growth rate of 6%, compared with 1% for steel and 3% for aluminum (Source: BASF AG, Association of Plastics Manufacturers in Europe, International Iron & Steel Institute, U.S. Geological Survey).

      Plastic part production, like industrial production in general, has historically shown solid, mildly cyclical growth. In every year from 1980 to 2000, plastic part production in the U.S. showed positive year-over-year increases, averaging 7% compound annual growth (Source: U.S. Federal Reserve Board). The increases in plastics consumption and corresponding plastic part production have historically created cyclical but growing demand for our plastics machinery and related supplies. In fact, between 1980 and 2000, our sales of plastics equipment and supplies in North America grew at 8% compounded annually excluding acquisitions or 11% including acquisitions.

      In the 1990s, like many other U.S. companies, we benefited from a strong, growing economy. Our plastics technologies sales were approaching $1 billion with good profitability. In 2000, for example, on sales of $874 million, our plastics technologies businesses generated over $125 million in operating earnings before depreciation and amortization and approximately $97 million in operating earnings. However, beginning in late 2000 through the third quarter of 2003, the U.S. manufacturing sector experienced the most severe and prolonged downturn since the 1930s. U.S. industrial production, a key indicator of demand for our products, fell 6% from June 2000 to June 2003, a much steeper and longer decline than 4% in the prior downturn from June 1990 to March 1991 (Source: U.S. Federal Reserve Board). The plastics processing portion of the manufacturing sector was very severely impacted. As plastic part production slowed, capacity utilization rates of our customers, U.S. plastics processors, dropped from the previous peak of 86% to a low of 77% (Source:

U.S. Federal Reserve Board). Given the low capacity utilization rates, U.S. plastics processors did not have a need for additional processing capacity. Coupled with the fact that the earnings of these processors were under severe pressure during this period, the low capacity utilization rates caused U.S. plastics processors to drastically cut back their orders of new capital equipment. As a result, shipments of injection molding machines in North America fell over 40% from a peak of approximately $1.2 billion 12-month moving total in 2000 to under $700 million by the end of 2001 and through 2003 (Source: The Society of Plastics Industry).

      During this deep recession in North America, with both European and Asian markets also in decline, albeit more modestly, demand for many of our plastics machinery lines declined by 40% to 50% or more, and our total global plastics technologies sales fell 27%. In addition, many companies in the plastics processing industry began outsourcing their manufacturing activities to lower-cost regions such as Asia and Eastern Europe. While we have sales channels and compete through exports in these developing markets, inevitably a portion of our business was lost due to these offshore migrations. Despite a series of responsive actions, including a number of plant closings, head-count reductions and a lowering of fixed costs by over $70 million annually, the sales volume declines, together with a downward trend in pricing caused by increased price competition due to the general economic downturn, resulted in three loss years in 2001, 2002 and 2003 and materially and adversely impacted our results of operations, financial condition and access to capital.

      Manufacturing in North America started to recover in the fourth quarter of 2003 when total U.S. manufacturing orders finally returned to their previous peak levels of 2000. And in January 2004, the Institute for Supply Management’s manufacturing index, traditionally a very strong leading indicator, rose to its highest level in twenty years. In the plastics sector, U.S. plastics processors’ capacity utilization reached 81% for the first time since late 2000 and, in June 2004, reached 83.7%, the highest level in four years.

      Historically, our experience has been that demand for machinery begins to grow two or three quarters after a pickup in production, when capacity utilization rates exceed 84%. In short, our customers need to return to sustained profitability before they can afford to significantly increase their investment in new equipment. So, while demand for our plastics machinery remained at depressed levels through the end of 2003, we are encouraged by recent economic developments and believe that the increase in U.S. plastics processors’ capacity utilization will motivate our customers to increase their capital expenditures for our plastics machinery.

Industrial Fluids — Background and Recent History

      During the manufacturing recession of 2000-2003, overall demand for our metalworking fluids declined by approximately 5% excluding currency effects, as our largest customer group, automakers, maintained reasonably good levels of production both in North America and worldwide. As reported in U.S. dollars, the sharp increase in sales in 2003 was due principally to currency effects related to operations in Europe. Profitability in this business, although impacted by lower sales volumes, held up fairly well throughout the recession, with earnings before interest and taxes in the range of 15% to 20% of sales.

Refinancing Activities in 2004

      An important accomplishment in the first six months of 2004 was the establishment of a new long-term capital structure, which addressed, among other things, approximately $200 million of debt and other obligations that were maturing, and that had been temporarily refinanced, at the end of the first quarter. Specifically, on March 12, 2004, we had entered into an agreement with Glencore and Mizuho whereby they jointly provided us with $100 million in new capital in the form of exchangeable securities. This new capital, together with existing cash balances, was used to repay our outstanding $115 million in senior U.S. notes. In addition, to replace our maturing revolving credit agreement with our bank group, we successfully negotiated with Credit Suisse First Boston a new $140 million agreement consisting of a $65 million revolving facility and a $75 million term loan facility. At close, $84 million of this new facility was drawn to retire our previous revolving bank credit facility and to terminate our receivables purchase program. On April 15, 2004, Glencore and Mizuho converted $30 million of our Series A Notes to 15 million shares of our common stock.

      When we released our first quarter results on April 26, 2004, we also announced the second step in our plan to revitalize our capital structure: our intention to refinance the $75 million term loan with Credit Suisse

First Boston and to retire our €115 million in Eurobonds due in 2005. The following day, we launched a tender offer for the Eurobonds and, at the time of the expiration of the offer, 99.99% of the Eurobonds had been validly tendered, accepted and not withdrawn. In May, we successfully issued $225 million of 11 1/2% Senior Secured Notes in a private placement to qualified purchasers pursuant to Rule 144A, contingent on shareholder approval of a number of key proposals. At our annual meeting on June 9, 2004, shareholders approved the proposals necessary to enable us to complete our refinancing. As a result, on June 10, 2004, we repurchased the Eurobonds and replaced our Credit Suisse First Boston term loan with a $75 million asset-based credit facility led by JPMorgan Chase Bank. Also on this day, we issued to Glencore and Mizuho $100 million of 6% convertible preferred stock in exchange for their 15 million shares of common stock and $70 million of Series B Notes.

Consolidated First Six Months 2004 Results

      For the first six months of 2004, we had sales of $381 million, up from $372 million in the first six months of 2003. Absent currency translation effects, however, 2004 sales were essentially flat with those of the year-ago period. For the first half of 2004, we had a net loss of $44.4 million, or $1.15 per share, compared to a net loss of $99.6 million, or $2.97 per share, a year ago. The net loss in 2004 included $21.0 million in one-time refinancing costs and $2.8 million for restructuring, while the year-ago loss included a $70.8 million writedown of deferred tax assets and $11.1 million for restructuring. As a result of restructuring actions taken in 2003 and our ongoing implementation of our Lean and Six Sigma manufacturing techniques, the combined operating earnings of our segments for the first six months improved to $12.4 million in 2004 from $5.6 million in 2003, in both cases excluding restructuring costs. See “Business — Cost Cutting and Efficiency Initiatives” for a description of our Lean and Six Sigma manufacturing techniques. The backlog of unfilled orders at the end of the first half of 2004 rose to $98 million, up from $85 million in the year-ago period.

Consolidated 2003 Results

      Sales and new orders in 2003 were approximately even with those of 2002 after excluding currency translation effects, as the manufacturing recession continued in North America through the first three quarters of the year. Our net loss in 2003 was $192 million and included two noncash charges — a $66 million charge for goodwill impairment and a $71 million tax provision to establish valuation allowances against a portion of our deferred tax credits — as well as $27 million in restructuring costs.

Outlook

      Our outlook for 2004 remains positive, as the manufacturing sector of the economy — in particular, plastics processing — continues to rebound. U.S. plastics processors’ capacity utilization reached 83.7% in June, the highest level in almost four years. In the past, a capacity utilization rate of 84% or higher has generally triggered increases in new machine orders.

      In the second quarter, sales in our non-machinery businesses — plastics supplies, mold components and services, as well as industrial fluids — picked up in North America. While Western Europe showed slow growth, Eastern European markets continued expanding, and Asian markets, particularly China and India, maintained a very rapid pace. Our new business in these geographic areas reflects that growth, validating our strategy to increase our presence in developing markets.

      As demand continued to grow, we began to see some improvements in pricing for our products, which is helping to offset rising energy and raw material costs. Higher sales volumes in the second half of the year should also help us realize the full benefit of our recent restructuring actions and, coupled with better pricing, should enable us to return to profitability in the fourth quarter.

      The biggest risk we still face is the possibility of a stall or setback in the economic recovery of the manufacturing sector in North America, perhaps as a result of geopolitical instability and/or rising energy prices.

Acquisitions

      As described more fully in the Notes to Consolidated Financial Statements, in the years 2001 through 2003 we completed a total of five acquisitions of smaller companies that are now included in our plastics technologies segments. The most significant were the 2001 acquisitions of Reform Flachstahl (Reform) and EOC Normalien (EOC), two businesses headquartered in Germany that manufacture and distribute mold bases and components for injection molding. In the aggregate, the five newly acquired businesses had annual sales of approximately $63 million as of the respective acquisition dates. In 2003, we also purchased the remaining 25% of the shares of a consolidated subsidiary in Canada that also manufactures mold bases and components.

Presence Outside the U.S.

      Beginning with the acquisition of Ferromatik in 1993, we have significantly expanded our presence outside the U.S. and have become more globally balanced. For each of 2003 and the first two quarters of 2004, markets outside the U.S. represented the following percentages of our consolidated sales: Europe 29%; Canada and Mexico 7%; Asia 7%; and the rest of the world 3% (except that, in the first two quarters of 2004, markets in the rest of the world represented 4% of our consolidated sales). As a result of this geographic mix, foreign currency exchange rate fluctuations affect the translation of our sales and earnings, as well as consolidated shareholders’ equity. During the first half of 2004, the weighted-average exchange rate of the euro was stronger in relation to the U.S. dollar than in the comparable period of 2003. As a result, we experienced favorable currency translation effects on sales and new orders of approximately $14 million and $13 million, respectively. The effect on earnings was not significant. During 2003, the weighted-average exchange rate of the euro was stronger in relation to the U.S. dollar than in 2002. As a result, we experienced favorable currency translation effects on new orders and sales of $40 million and $39 million, respectively. The effect on earnings was not material.

      Between December 31, 2002 and December 31, 2003, the euro strengthened against the dollar by approximately 21% which caused the majority of a $9 million favorable adjustment to consolidated shareholders’ equity. Between December 31, 2003 and June 30, 2004, the euro weakened against the U.S. dollar by approximately 2.5%. If the euro should weaken further against the U.S. dollar in future periods, we could experience a negative effect in translating our non-U.S. sales, orders and earnings when compared to historical results.

Significant Accounting Policies and Judgments

      The Consolidated Financial Statements discussed herein have been prepared in accordance with generally accepted accounting principles in the United States, which require us to make estimates and assumptions that affect the amounts that are included therein. The following is a summary of certain accounting policies, estimates and judgmental matters that we believe are significant to our reported financial position and results of operations. Additional accounting policies are described in the note captioned “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in this prospectus, which should be read in connection with the discussion that follows. We regularly review our estimates and judgments and the assumptions regarding future events and economic conditions that serve as their basis. While we believe that the estimates used in the preparation of the Consolidated Financial Statements are reasonable in the circumstances, the recorded amounts could vary under different conditions or assumptions.

Deferred Tax Assets and Valuation Allowances

      At December 31, 2003, we had significant deferred tax assets related to U.S. and non-U.S. net operating loss and tax credit carryforwards and to charges that have been deducted for financial reporting purposes but which are not yet deductible for income tax reporting. These charges include the write-down of goodwill and a charge to equity related to minimum pension funding. At December 31, 2003, we had provided valuation allowances against some of the non-U.S. assets. Valuation allowances serve to reduce the recorded deferred tax assets to amounts reasonably expected to be realized in the future. The establishment of valuation allowances and their subsequent adjustment requires a significant amount of judgment because expectations as to the realization of deferred tax assets — particularly those assets related to net operating loss carryforwards — are generally contingent on the generation of taxable income, the reversal of deferred tax liabilities in the future and the availability of qualified tax planning strategies. In determining the need for valuation allowances, management considers its short-term and long-range internal operating plans, which are based on the current economic conditions in the countries in which we operate, and the effect of potential economic changes on our various operations.

      At December 31, 2003, we had non-U.S. net operating loss carryforwards — principally in The Netherlands, Germany and Italy — totaling $190 million, of which $17 million will expire at the end of 2007. The remaining $173 million have no expiration dates. Deferred tax assets related to the non-U.S. loss carryforwards totaled $61 million at December 31, 2003 and valuation allowances totaling $51 million had been provided with respect to these assets as of that date. We believe that it is more likely than not that portions of the net operating loss carryforwards in these jurisdictions will be utilized. However, there is currently insufficient positive evidence in some non-U.S. jurisdictions — primarily Germany and Italy — to conclude that no valuation allowances are required.

      At December 31, 2003, we had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration dates. Approximately 40% of the state and local loss carryforwards will expire by 2010 and the remainder will expire by 2018. At December 31, 2003, additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods, at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending its ultimate expiration beyond 2023.

      The conversion of the Series A Notes into common stock and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004 triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

      At March 31, 2003, no valuation allowances had been provided with respect to the U.S. deferred tax assets based on a “more likely than not” assessment of whether they would be realized. This decision was based on the availability of qualified tax planning strategies and the expectation of increased industrial production and capital spending in the U.S. plastics industry. Higher sales and order levels expected in 2003 and beyond, combined with the significant reductions in our cost structure that had been achieved in recent years, were expected to result in improved operating results in relation to the losses incurred in 2001 and 2002.

      At June 30, 2003, however, we determined that valuation allowances were required for at least a portion of the U.S. deferred tax assets. This conclusion was based on the expectation that a recovery in the U.S. plastics industry and our return to profitability in the U.S. would be delayed longer than originally expected. As a result of these delays and the incremental costs of the restructuring initiatives announced in the third quarter of 2003, we expected to incur a cumulative loss in the U.S. for the three-year period ending December 31, 2003. In such situations, accounting principles generally accepted in the U.S. include a presumption that expectations of earnings in the future cannot be considered in assessing the need for valuation allowances. Due principally to the revised outlook for 2003, we recorded valuation allowances totaling $71 million in the second quarter.

      During the second half of 2003, we increased U.S. deferred tax assets by approximately $18 million due to continued losses from operations and a goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. We continue to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003.

      U.S. deferred tax assets and valuation allowances were both increased by an additional $7 million in the first half of 2004. As a result, no U.S. tax benefit was recorded with respect to the loss incurred for the period. The provision for income taxes for the period relates to operations in profitable non-U.S. jurisdictions.

      We will continue to reassess our conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and a corresponding decrease in shareholders’ equity in the period of the change.

Accounts Receivable, Inventory and Warranty Reserves

      Our internal accounting policies require that each of our operations maintain appropriate reserves for uncollectible receivables, inventory obsolescence and warranty costs in accordance with generally accepted accounting principles. Because of the diversity of our customers and product lines, the specific procedures used to calculate these reserves vary by location but in all cases must conform to our company guidelines. Reserves are required to be reviewed and adjusted as necessary on a quarterly basis.

      Allowances for doubtful accounts are generally established using specific percentages of the gross receivable amounts based on their age as of a particular balance sheet date. Because of the product line and customer diversity noted above, each business unit is required to base the percentages it applies to its aged receivables on its unique history of collection problems. The percentages used are reviewed for continued reasonableness on a quarterly basis. The amounts calculated based on these percentages are then adjusted, as necessary, for known credit risks and collection problems. Write-offs of accounts receivable for our continuing operations have averaged $2.8 million during the last three years. While we believe that our reserves for doubtful accounts are reasonable in the circumstances, adverse changes in general economic conditions or in the financial condition of our major customers could result in the need for additional reserves in the future.

      Reserves for inventory obsolescence are generally calculated by applying specific percentages to inventory carrying values based on the level of usage and sales in recent years. As is the case for allowances for doubtful accounts, each business unit selects the percentage it applies based on its (i) unique history of inventory usage and obsolescence problems and (ii) forecasted usage. The preliminary calculations are then adjusted based on current economic trends, expected product line changes, changes in customer requirements and other factors. In 2003, our continuing operations recorded new inventory obsolescence reserves totaling $5.4 million and utilized $5.3 million of such reserves in connection with the disposal of obsolete inventory. We believe that our reserves are appropriate in light of our historical results and our assumptions regarding the future. However, adverse economic changes or changes in customer requirements could necessitate the recording of additional reserves through charges to earnings in the future.

      Our warranty reserves are of two types — “normal” and “extraordinary.” Normal warranty reserves are intended to cover routine costs associated with the repair or replacement of products sold in the ordinary course of business during the warranty period. These reserves are accrued using a percentage-of-sales approach based on the ratio of actual warranty costs over a representative number of years to sales revenues from products sold with warranties over the same period. The percentages are required to be reviewed and adjusted as necessary at least annually. Extraordinary warranty reserves are intended to cover major problems related to a single machine or customer order or to problems related to a large number of machines or other type of product. These reserves are intended to cover the estimated costs of resolving the problems based on all relevant facts and circumstances. In recent years, costs related to extraordinary warranty problems have not been significant. In 2003, our continuing operations accrued warranty reserves totaling $4.9 million and incurred warranty-related costs totaling $3.0 million. While we believe that our warranty reserves are adequate in the circumstances, unforeseen problems related to unexpired warranty obligations could result in a requirement for additional reserves in the future.

Impairment of Goodwill and Long-Lived Assets

      In years prior to 2002, we reviewed the carrying value of goodwill annually using estimated undiscounted future cash flows. Using this approach in 2001, the maximum period of time to recover the carrying value of recorded goodwill through undiscounted cash flows was determined to be approximately 12 years and the weighted-average recovery period was approximately 18% of the average remaining amortization period. However, effective January 1, 2002 we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which requires that goodwill be tested for impairment using probability-weighted cash flows discounted at market interest rates, as described below. The change from undiscounted to discounted cash flows resulted in a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax) that was recorded as the cumulative effect of a change in accounting method as of January 1, 2002.

      SFAS No. 142 requires that the first phase of testing goodwill for impairment be based on a business’ “fair value”, which is generally best determined through market prices. Due to the absence of market prices for our businesses and as permitted by SFAS No. 142, we have elected to base our testing on probability- weighted cash flows discounted at market interest rates. The model we use in this process is the same model we use to evaluate the fair value of acquisition candidates and the fairness of offers to purchase businesses that we are considering for divestiture. The cash flows we generally use are derived from the annual long-range planning process that we complete in the third quarter of each year. In this process, each business unit is required to develop reasonable sales, earnings and cash flow forecasts for the next three years based on current and forecasted economic conditions. Each business unit’s plan is reviewed by corporate management and the entire plan is reviewed with our board of directors. The discount rates are obtained from an outside source based on the Standard Industrial Classification Codes in which our businesses operate. These discount rates are then judgmentally adjusted for “plan risk” (the risk that a business will fail to achieve its forecasted results) and “country risk” (the risk that economic or political instability in the non-U.S. countries in which we operate will cause a business unit’s projections to be inaccurate). Finally, a growth factor beyond the three-year period for which cash flows are planned is selected based on expectations of future economic conditions. Virtually all of the assumptions used are susceptible to change due to global and regional economic conditions as well as competitive factors in the industries in which we operate. In recent years, many of our cash flow forecasts have not been achieved due in large part to the unprecedented length and depth of the recession, particularly in the market for capital equipment in the plastics processing industry. Unanticipated changes in discount rates from one year to the next can also have a significant effect on the results of the calculations. While we believe the estimates and assumptions we use are reasonable in the circumstances, various economic factors could cause results to vary significantly.

      SFAS No. 142 requires that goodwill be tested for impairment annually or whenever certain indicators of impairment are determined to be present. We conducted our first annual review of goodwill balances as of October 1, 2002. This review resulted in a pretax goodwill impairment charge related to the mold technologies segment of $1.0 million (with no tax benefit) that was recorded in the fourth quarter. In the third quarter of 2003, we tested the goodwill of the mold base and components and maintenance, repair and operating supplies (MRO) businesses that are included in the mold technologies segment for impairment due to the presence of certain indicators of impairment. Although these businesses failed to achieve the cash flow forecasts included in their annual business plans during the first half of the year, at the end of the second quarter of 2003 it was believed that a further economic recovery in both North America and Europe would result in improved cash flows for these businesses for the remainder of 2003 and for subsequent years. It was also anticipated that the restructuring actions undertaken in Europe in the years 2001 through 2003 would significantly improve the overall cash flow of the mold base and components business. During the third quarter of 2003, we completed our annual long-range planning process that focused on the years 2004 through 2006. This process revealed that the future cash flows expected to be generated by the two businesses would continue to be lower than the amounts anticipated a year earlier. The biggest decrease in expected cash flow related to the European mold base and components business due to the anticipation of continued softness in the markets it serves. Because of the change in expectations, we reviewed the goodwill of the mold base and components and MRO businesses for impairment during the third quarter of 2003 rather than waiting for the annual review that is conducted during the fourth quarter. This review resulted in a preliminary goodwill impairment charge of $52.3 million that was recorded in the third quarter and subsequently adjusted to $65.6 million in the fourth quarter after the completion of the independent appraisals of certain tangible and intangible assets that were required to determine their fair values.

      Our annual review of goodwill impairment as of October 1, 2003 did not result in additional impairment charges.

      We currently review the carrying values of our long-lived assets other than goodwill annually. These reviews are conducted by comparing the estimates of undiscounted future cash flows that are included in our long-range internal operating plans, which are described above, to the carrying values of the related assets. To be conservative, no growth in operating cash flows beyond the third year is assumed. Under this methodology, impairment would be deemed to exist if the carrying values exceeded the expected future cash flow amounts. In 2003, we reviewed the aggregate carrying values of selected groups of our long-lived assets under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The assets included in these reviews consisted principally of property, plant and equipment and, where applicable, intangible assets other than goodwill. Based on these reviews, it was determined that the maximum period of time to recover the carrying values of the tested groups of assets through undiscounted cash flows is approximately 8 years and that the weighted-average recovery period is approximately 20% of the remaining average lives of the assets. Based on the results of the reviews, no impairment charges were recorded in 2003.

Self-Insurance Reserves

      Through our wholly-owned insurance subsidiary, Milacron Assurance Ltd. (MAL), we are primarily self-insured for many types of risks, including general liability, product liability, environmental claims and worker’s compensation for certain domestic employees. MAL, which is incorporated in Bermuda and is subject to the insurance laws and regulations of that jurisdiction, establishes reserves commensurate with known or estimated exposures under the policies it issues to us. MAL’s exposure for general and product liability claims is limited by reinsurance coverage in some cases and by excess liability coverage in all policy years. Worker’s compensation claims in excess of certain limits are insured with commercial carriers. At December 31, 2003, MAL had reserves for known claims and incurred but not reported claims under all coverages totaling approximately $22.9 million. The majority of this amount is included in long-term accrued liabilities in the Consolidated Balance Sheet at that date.

      MAL’s reserves are established based on known claims, including those arising from litigation, and our best estimates of the ultimate exposures thereunder (after consideration of excess carriers’ liabilities) and on estimates of the cost of incurred but not reported claims. For certain types of exposures, MAL and the company utilize actuarially calculated estimates prepared by outside consultants to ensure the adequacy of the reserves. Reserves are reviewed and adjusted quarterly based on all evidence available as of the respective balance sheet dates. While the ultimate amount of MAL’s exposure to claims is dependent on future events that cannot be predicted with certainty, we believe that the recorded reserves are adequate in the circumstances. However, claims in excess of the recorded amounts could adversely affect earnings in the future when additional information becomes available.

Pensions

      We maintain defined benefit and defined contribution pension plans that provide retirement benefits to substantially all U.S. employees and certain non-U.S. employees. The most significant of these plans is the principal defined benefit plan for certain U.S. employees, which is also the only defined benefit plan that is funded. Excluding charges of $4.7 million for temporary supplemental retirement benefits that were offered in connection with restructuring actions, we recorded pension income of $9.4 million related to this plan in 2002. In 2003, however, pension income decreased to $0.6 million, once again excluding charges for supplemental benefits of $3.2 million. Moreover, we currently expect to record pension expense related to this plan of approximately $7 million in 2004. Pension expense for 2005 and beyond is dependent on a number of factors including returns on plan assets and changes in the plan’s discount rate and therefore cannot be predicted with certainty at this time. The following paragraphs discuss the significant factors that affect the amount of recorded pension income or expense and the reasons for the reductions in income identified above.

      A significant factor in determining the amount of income recorded for the funded U.S. plan is the expected long-term rate of return on plan assets. In 2002 and in several preceding years, we used an expected long-term rate of return of 9 1/2%. However, we began using a rate of return of 9% beginning in 2003 and will continue to do so in 2004. We develop the long-term rate of return assumption based on the current mix of equity and debt securities included in the plan’s assets and on the historical returns on those types of investments, judgmentally adjusted to reflect current expectations of future returns. In evaluating future returns on equity securities, the existing portfolio is stratified to separately consider large and small capitalization investments, as well as international securities. The change from the 9 1/2% rate of return assumption to the lower 9% rate had the effect of reducing the amount of pension income that would otherwise be reportable in 2003 by more than $2 million.

      In determining the amount of pension income or expense to be recognized, the expected long-term rate of return is applied to a calculated value of plan assets that recognizes changes in fair value over a three-year period. This practice is intended to reduce year-to-year volatility in recorded pension income or expense but it can have the effect of delaying the recognition of differences between actual returns on assets and expected returns based on the long-term rate-of-return assumption. At December 31, 2003, the market value of our pension assets was $371 million whereas the calculated value of these assets was $389 million. The difference arises because the latter amount includes two-thirds of the asset-related loss incurred in 2002 but only one-third of the gain realized in 2003. If significant asset-related losses are incurred in 2004, it will have the effect of increasing the amount of pension expense to be recognized in future years beginning in 2005.

      In addition to the expected rate of return on plan assets, recorded pension income or expense includes the effects of service cost — the actuarial cost of benefits earned during a period — and interest on the plan’s liabilities to participants. These amounts are determined actuarially based on current discount rates and assumptions regarding matters such as future salary increases and mortality. Differences in actual experience in relation to these assumptions are generally not recognized immediately but rather are deferred together with asset-related gains or losses. When cumulative asset-related and liability-related gains or losses exceed the greater of 10% of total liabilities or the calculated value of plan assets, the excess is amortized and included in pension income or expense. At December 31, 2001, the discount rate used to value the liabilities of the principal U.S. plan was reduced from 7 3/4% to 7 1/4%. The rate was further lowered to 6 1/2% at December 31, 2002 and to 6 1/4% at December 31, 2003. The combined effects of these changes and the variances in relation to the long-term rate of return assumption discussed above have resulted in cumulative losses in excess of the 10% corridor. Amortization of these losses adversely affected pension expense in 2003 by almost $3 million. Expense for amortization of previously unrecognized losses is expected to be in excess of $6 million in 2004.

      Additional changes in the key assumptions discussed above would affect the amount of pension expense currently expected to be recorded for years subsequent to 2004. Specifically, a one-half percent increase in the rate of return on assets assumption would have the effect of decreasing pension expense by approximately $2 million. A comparable decrease in this assumption would have the opposite effect. In addition, a one-quarter percent increase or decrease in the discount rate would decrease or increase expense by approximately $0.8 million.

      Because of the significant decrease in the value of the assets of the funded plan for U.S. employees during 2001 and 2002 and decreases in the plan’s discount rate, we recorded a minimum pension liability adjustment of $118 million effective December 31, 2002 and significantly reduced the carrying value of the pension asset related to the plan. This resulted in a $95 million after-tax reduction in shareholders’ equity. At December 31, 2003, shareholders’ equity was increased by $15 million (with no tax effect) due to an increase in plan assets in 2003 that was partially offset by an increase in liabilities that resulted from a lower discount rate. These adjustments were recorded as a component of accumulated other comprehensive loss and therefore did not affect reported earnings or loss. However, they resulted in $81 and $95 million after-tax reductions of shareholders’ equity at December 31, 2003 and December 31, 2002, respectively. As discussed below under “— Pension Income and Expense and Pension Funding,” the current funded status of the plan requires us to make contributions beginning in 2004.

Results of Operations

      In an effort to help readers better understand the composition of our operating results, certain of the discussions that follow include references to restructuring costs. Accordingly, those discussions should be read in connection with (i) the tables under the caption “Comparative Operating Results,” (ii) the Consolidated Condensed Financial Statements and notes thereto that are included in this prospectus and (iii) the Consolidated Financial Statements and notes thereto that are included in this prospectus.

Discontinued Operations

      As discussed more fully in the Notes to Consolidated Financial Statements, in the third quarter of 2002 we began to explore strategic alternatives for the sale of our round metalcutting tools and grinding wheels businesses. The round metalcutting tools business was sold in two separate transactions in the third quarter of 2003 and the grinding wheels business was sold on April 30, 2004. The round metalcutting tools business and the grinding wheels business (through the dates of the sales) are reported as discontinued operations in the Consolidated Financial Statements and the Consolidated Condensed Financial Statements. The comparisons of results of operations that follow exclude these businesses and relate solely to our continuing operations unless otherwise indicated.

Pension Income and Expense and Pension Funding

      In 2002 and prior years, we recorded significant amounts of income related to our defined benefit pension plan for certain U.S. employees. However, because of the significant decrease in the value of the plan’s assets and changes in the rate-of-return on assets and discount rate assumptions, pension income related to continuing operations was reduced to $0.5 million in 2003. For 2004, we currently expect to record pension expense of approximately $7 million, substantially all of which will be charged to continuing operations. See “Significant Accounting Policies and Judgments — Pensions.” As discussed further below, the fluctuation between years has negatively affected margins, selling and administrative expense and earnings.

      Because of the funded status of the plan, we will be required to make cash contributions to the plan’s trust for the next several years, including $4.2 million in 2004. As of June 30, 2004, $0.5 million of this amount had been contributed. Estimated amounts applicable to future years are included in the table captioned “Contractual Obligations” and discussed in note (a) thereto. See “— Contractual Obligations.”

Six and Three Months Ended June 30, 2004 Compared to Six and Three Months Ended June 30, 2003

New Orders and Sales

      In the second quarter of 2004, consolidated new orders totaled $200 million compared to $190 million in 2003. Consolidated sales were $192 million in 2004 and $182 million in 2003. In 2004, new orders and sales benefited from favorable currency effects of $4 million.

      In the first six months of 2004, consolidated new orders and sales were $387 million and $381 million, respectively. In the first six months of 2003, new orders totaled $377 million and sales were $372 million. Favorable currency effects, principally from the increased strength of the euro, contributed $13 million and $14 million of incremental orders and sales, respectively.

      Export orders from the U.S. were $19 million in the second quarter of 2004 compared to $16 million in 2003. Export sales from the U.S. totaled $18 million in 2004 and $17 million in 2003. For the first six months of 2004, export orders totaled $36 million while export sales were $37 million. In the comparable period of 2003, export orders and sales were $34 million and $35 million, respectively. Sales of all segments to non-U.S. markets, including exports, totaled $86 million in the second quarter of 2004 compared to $84 million in 2003. Non-U.S. sales for the first six months of 2004 were $178 million compared to $164 million in 2003. For the first two quarters of 2004 and 2003, products sold outside the U.S. were approximately 47% and 44% of sales, respectively, while products manufactured outside the U.S. represented 42% and 40% of sales, respectively.

      Our backlog of unfilled orders at June 30, 2004 was $98 million, the highest level since the first quarter of 2001. The backlog of unfilled orders was $92 million at December 31, 2003 and $85 million at June 30, 2003.

Margins, Costs and Expenses

      The consolidated manufacturing margin was 18.5% in the second quarter of 2004 and 17.9% in the first six months of the year. The margin for the second quarter of 2003 was 15.5% which includes the effects of $3.8 million of restructuring costs related to product line discontinuation. Excluding restructuring costs, the margin for the second quarter of 2003 was 17.6%. For the first six months of 2003, the consolidated manufacturing margin was 16.1% including restructuring costs and 17.1% excluding restructuring costs. The second quarter improvement was achieved despite higher pension expense which was $1.1 million in 2004 compared to income of $0.2 million in 2003. For the six months ended June 30, 2004 pension expense increased by $2.3 million while insurance costs increased by approximately $1.0 million. For the remainder of 2004, pension expense will continue to be higher than in the comparable period of 2003 but the extent of additional increases in insurance costs, if any, cannot be predicted at this time. Incremental cost savings related to the restructuring initiatives that are discussed below were approximately $4 million for the second quarter and more than $8 million for the year-to-date period. While precise quantification is impossible, we believe that results for 2004 also benefited from our recent process improvement initiatives.

      Total selling and administrative expense decreased from $34.3 million in the second quarter of 2003 to $30.8 million in 2004 due primarily to a $1.4 million reduction in trade show costs and lower overhead costs. The reduction was achieved despite adverse currency effects of $0.7 million and $0.5 million of incremental pension expense. As a percentage of sales, selling expense decreased from 15.3% to 12.9%. Administrative expense decreased by $0.4 million as the benefits of our cost-cutting initiatives were partially offset by currency effects.

      For the first six months of 2004 total selling and administrative expense was $61.7 million compared to $64.5 million in 2003. The reduction was due in part to lower trade show and overhead costs and achieved despite over $2 million of adverse currency effects and a $0.9 million increase in pension expense. As a percentage of sales, selling expense was 13.0% in 2004 and 13.9% in 2003. Administrative expense decreased by $0.4 million despite $0.6 million of adverse currency effects due principally to our cost-cutting and restructuring initiatives.

      Other expense-net was income of $0.1 million in the second quarter of 2004 and expense of $1.6 million in the comparable period of 2003. The improvement was due in part to the favorable settlement of patent litigation and lower financing fees in 2004. For the first six months of 2004 and 2003, other expense-net was $1.3 million and $2.3 million, respectively. The reduction resulted from a patent settlement and a $0.7 million reduction in financing fees.

      Interest expense increased from $5.8 million in the second quarter of 2003 to $15.3 million in the comparable period of 2004. Interest expense net of interest income was $23.2 million in the first six months of 2004 and $11.0 million in the comparable period of 2003. The increases were due in part to higher borrowing costs (including amortization of deferred financing fees) related to the new financing arrangements entered into on March 12, 2004 and June 10, 2004 which are described in detail in the “Liquidity and Sources of Capital” section that follows. The 2004 amounts also include a one-time, non-cash charge of $6.4 million from the write-off of a financial asset related to the Series A Notes issued on March 12, 2004. The asset resulted from a beneficial conversion feature that allowed the holders of the Series A Notes to acquire common shares at approximately $2.00 per share compared to a fair value of $2.40 per share on March 12, 2004. Quarterly interest expense is expected to range between $7 and $8 million for the remainder of 2004.

Refinancing Costs

      During the first quarter of 2004, we charged to expense $6.4 million of refinancing costs incurred in pursuing various alternatives to the March 12, 2004 refinancing of approximately $200 million in debt and other obligations. Our refinancing costs in the second quarter totaled $14.6 million, including $5.8 million for the tender offer premium for the 7 5/8% Eurobonds due 2005 and the related expenses. The second quarter amount also includes (i) a charge of $2.6 million related to the early vesting of 1,090,310 shares of restricted stock as a result of a change in control provision, (ii) charges of $4.7 million for the write-off of the deferred financing fees related to the Credit Suisse First Boston credit facility which we repaid on June 10, 2004 and for other refinancing-related costs and (iii) a $1.5 million prepayment penalty for the term loan included in the Credit Suisse First Boston credit facility.

Restructuring Costs

      The following paragraphs discuss the restructuring actions undertaken in recent years. These actions are discussed more fully in the note to the Consolidated Financial Statements captioned “Restructuring Costs”, which should be read in connection with the discussion that follows.

      In November 2002, we announced additional restructuring initiatives intended to improve operating efficiency and customer service. One of these actions involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to our more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller, more cost-effective location near Manchester. In another action, the manufacture of special mold bases for injection molding at the Monterey Park, California plant was discontinued and transferred to other facilities in North America.

      Early in 2003, we initiated a plan for the further restructuring of our European blow molding machinery operations, including the discontinuation of the manufacture of certain product lines at the Magenta, Italy plant. The restructuring has resulted in the elimination of approximately 35 positions at Magenta and restructuring expense of $4.0 million. The cash cost totaled approximately $0.9 million, a majority of which was spent in 2003.

      In the second quarter of 2003, we initiated a plan to close our special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing to another location. Certain other production was outsourced. The closure resulted in restructuring costs of $5.7 million — including $2.8 million in the second quarter of 2003 — and the elimination of approximately 65 positions. The total cash cost was $2.7 million, of which $2.6 million was spent in the second quarter. The annual cost savings are expected to be approximately $4 million.

      In the third quarter of 2003, we began to implement additional restructuring initiatives that focus on further overhead cost reductions in each of our plastics technologies segments and at the corporate office. These actions, which involved the relocation of production, closure of sales offices, voluntary early retirement programs and general overhead reductions, have resulted in the elimination of approximately 300 positions worldwide and restructuring costs of $11.2 million that were recorded in the second half of 2003. Additional expense related to these initiatives was $0.5 million in the first two quarters of 2004. The related cash costs will be approximately $8 million, of which $3.4 million was spent in 2003. An additional $3.8 million was spent in the first two quarters of 2004.

      In the second quarter of 2004, we initiated additional actions to further enhance customer service while reducing the overhead cost structure of our North American plastics machinery operations. These overhead reductions resulted in restructuring expense of $0.8 million in the second quarter. An additional $0.7 million is expected to be expensed in the second half of the year. The overhead reductions are expected to result in annualized cost savings of more than $5 million. Cash costs are expected to be approximately $1.5 million during 2004.

      In total, the actions initiated in 2002 through 2004 that are discussed above resulted in pretax restructuring costs of $2.8 million in the first six months of 2004 and $11.7 million in the comparable period of 2003. Cash costs totaled $5.5 million in the first two quarters of 2003 and $5.3 million in 2004. For the first half of 2003, restructuring costs also included $0.6 million related to the integration of EOC and Reform, two businesses acquired in 2001, with our existing mold base and components business in Europe.

      The total annualized cost savings from all of the actions initiated in 2002 through 2004 that are discussed above is expected to be approximately $37 million. A portion of this amount was realized in 2003 and an incremental $23 million of savings is expected to be realized in 2004. Of the $37 million of cost savings, approximately $16 million (which includes savings related to corporate costs) was realized in the first two quarters of 2004. The incremental savings in relation to the second quarter of 2003 were approximately $6.5 million and $13.5 million for the year-to-date period. Including actions that were initiated in 2001, the pretax cost savings we expect to realize in 2004 are expected to be $72 million.

Results by Segment

      The following sections discuss the operating results of our business segments which are presented in tabular form in the Notes to Consolidated Condensed Financial Statements in this prospectus.

      Machinery Technologies — North America — The machinery technologies — North America segment had new orders of $87 million in the second quarter of 2004, an increase of $3 million, or 3.6%, in relation to orders of $84 million in 2003. The increase reflects strong demand from several key markets, including packaging, construction, automotive, medical and consumer goods. Sales totaled $83 million and $75 million in the second quarters of 2004 and 2003, respectively. The segment’s pension expense increased by $1.6 million in relation to 2003. Despite the increase, the segment had operating earnings excluding restructuring costs of $3.4 million in 2004 compared to an operating loss excluding restructuring costs of $1.6 million in 2003. The improvement was due to incremental benefits of $2 million related to the restructuring and cost cutting initiatives that were undertaken in 2002 and 2003 and to approximately $1 million of favorable one-time items including the favorable settlement of patent litigation. The segment’s restructuring costs totaled $1.4 million in 2004 and $0.9 million in 2003.

      For the first six months of 2004, the segment had new orders of $166 million and sales of $161 million compared to orders of $168 million and sales of $163 million in the comparable period of the prior year. The segment’s operating profit excluding $2.2 million of restructuring costs was $2.8 million in the first half of 2004, compared to $0.5 million in 2003, once again excluding $3.7 million of restructuring costs. The improved results in 2004 include the benefits related to recent restructuring actions and were achieved despite a $2.9 million increase in pension expense.

      Machinery Technologies — Europe — The machinery technologies — Europe segment had new orders and sales of $46 million and $42 million, respectively, in the second quarter of 2004 compared to new orders and sales of $39 million in 2003. The increases were primarily export-driven and reflect strong demand in the packaging, consumer goods and medical markets. Currency effects also contributed about $2.5 million of incremental sales and new orders in 2004. The restructuring actions begun in 2003 resulted in almost $1.5 million of savings in 2004 in relation to the second quarter of 2003. As a result of the restructuring actions, the segment had an operating profit of $1.3 million in the second quarter of 2004 compared to a loss of $1.8 million in 2003. Both amounts exclude restructuring costs of $0.1 million in 2004 and $2.4 million in 2003.

      The machinery technologies — Europe segment had new orders of $86 million in the first six months of 2004 compared to $72 million in the comparable period of 2003. The $14 million increase includes approximately $7 million that resulted from currency effects. The segment’s sales totaled $85 million in the first half of 2004 and $74 million in 2003. Currency effects contributed $8 million of incremental sales in 2004. Excluding restructuring costs, the segment had an operating profit of $2.4 million in the first half of 2004 compared to a loss of $2.5 million in 2003, once again excluding restructuring costs. The segment’s restructuring costs were $0.2 million in 2004 and $4.6 million in 2003.

      Mold Technologies — Despite favorable currency effects of almost $1 million, new orders in the mold technologies segment decreased from $43 million in the second quarter of 2003 to $41 million in 2004. Sales also decreased from $43 million to $40 million despite $1 million of favorable currency effects. Orders and sales in North America were essentially flat in relation to 2003 but profitability improved despite a $0.8 million increase in insurance costs related principally to certain product liability claims. It is possible that North American insurance costs for the remainder of 2004 will be higher than in the comparable period of 2003, but this will depend on factors that cannot be predicted with certainty at this time. Orders and sales declined in Europe, due to weakness in the mold-making market in that region, which has experienced double-digit declines from the second quarter of 2003. Competitive pricing in Europe also prohibited passing on price increases for raw materials, especially steel, to customers. Due to lower sales volume, the segment had an operating loss of $0.1 million in the second quarter of 2004 compared to earnings of $0.1 million in 2003, in both cases excluding restructuring costs which were $0.2 million in 2004 and $3.0 million in 2003.

      The mold technologies segment had new orders and sales of $84 million and $83 million, respectively, in the first six months of 2004. In the comparable period of 2003, orders totaled $87 million and sales were

$88 million. The decreases in new orders and sales occurred despite favorable currency effects. Despite lower sales and a $0.9 million increase in insurance costs, the segment’s operating profit excluding restructuring costs increased from $0.4 million in the first half of 2003 to $1.3 million in 2004 due to over $2 million of benefits from the restructuring actions. Restructuring costs were $0.4 million and $4.0 million in 2004 and 2003, respectively.

      Industrial Fluids — The industrial fluids segment had new orders and sales of $28 million each in the second quarter of 2004 compared to $26 million in 2003 with the increases being due in part to favorable currency effects but also reflecting strength in the automotive industry and increasing industrial activity in North America. The segment’s operating profit was $3.4 million in 2004 compared to $3.7 million in 2003. The reduction in profitability was due principally to higher pension expense, which increased by $0.1 million, and $0.2 million of incremental insurance costs.

      For the first six months of 2004, the industrial fluids segment had new orders and sales of $54 million compared to $52 million in 2003. Currency effects contributed a majority of the increases. The segment’s operating profit decreased from $7.2 million in 2003 to $5.9 million in 2004 due in part to higher pension and insurance costs. Pension expense increased by $0.2 million while insurance costs increased by $0.7 million. Pension costs will continue to be higher for the remainder of 2004. Future increases in insurance costs will depend on factors that cannot be predicted with certainty at this time.

Loss Before Income Taxes

      Our pretax loss for the second quarter of 2004 was $26.8 million which includes refinancing costs of $14.6 million and restructuring costs of $1.7 million. In the comparable period of 2003, our pretax loss was $16.1 million which includes restructuring costs of $6.3 million. The pretax loss for 2004 includes incremental savings of approximately $6.5 million from the 2003 restructuring actions, partially offset by $1.6 million of expense related to the principal pension plan for U.S. employees. In 2003, pension income related to the plan was $0.2 million.

      Including restructuring and refinancing costs of $21.0 million and $2.8 million, respectively, we had a pretax loss of $41.7 million in the first six months of 2004 compared to a loss of $26.4 million in the 2003 period. Restructuring costs totaled $12.3 million in 2003. The loss for 2004 includes incremental savings of more than $13 million arising from the actions taken in 2003. However, these benefits were partially offset by a $3.2 million increase in pension expense.

Income Taxes

      As was previously discussed (see Significant Accounting Policies and Judgments — Deferred Tax Assets and Valuation Allowances), we recorded a $71 million charge to the second quarter of 2003 provision for income taxes to establish valuation allowances against a portion of our U.S. deferred tax assets. Additional deferred tax assets and valuation allowances were recorded later in the year and in the first six months of 2004.

      Due to the geographic mix of earnings, results for the second quarter of 2004 include tax expense in profitable non-U.S. jurisdictions. This resulted in tax expense of $1.1 million despite a pretax loss. In the second quarter of 2003, the provision for income taxes was $72.2 million which includes the previously mentioned $71 million charge to establish valuation allowances related to U.S. operations and income tax expense in certain non-U.S. jurisdictions.

      For the first six months of 2004, the provision for income taxes was $2.2 million despite a pretax loss of $41.7 million. The $69.5 million provision for income taxes for the first six months of 2003 includes the $71 million charge related to U.S. operations, the effect of which was partially offset by tax benefits related to non-U.S. losses.

Loss From Continuing Operations

      Our loss from continuing operations in the second quarter of 2004 was $27.9 million, or $0.64 per share, compared to a loss of $88.3 million, or $2.63 per share, in 2003. The loss for 2004 includes refinancing costs of $14.6 million and restructuring costs of $1.7 million, in both cases, with no tax benefit. The amount for 2003 includes the unfavorable tax adjustment of $71 million and after-tax restructuring costs of $6.3 million.

      For the first two quarters of 2004, we had a loss from continuing operations of $43.9 million, or $1.14 per share, which includes after-tax restructuring costs of $2.8 million and refinancing costs of $21.0 million. Including after-tax restructuring costs of $11.1 million and the $71 million tax adjustment, our loss from continuing operations for the first half of 2003 was $95.9 million, or $2.86 per share.

Discontinued Operations

      In 2004, the loss from discontinued operations represents the operating results of our grinding wheels business. In 2003, the loss from discontinued operations includes the grinding wheels business as well as the round metalcutting tools business. The divestiture of the round metalcutting tools business was completed in the third quarter of 2003 and the grinding wheels business was sold on April 30, 2004.

Net Loss

      Including refinancing costs, restructuring costs and the results of discontinued operations, we had a net loss of $27.8 million, or $.64 per share, in the second quarter of 2004. In the second quarter of 2003, we had a net loss including the $71 million tax adjustment, restructuring costs and discontinued operations of $91.3 million, or $2.72 per share. In the first two quarters of 2004, we had a net loss of $44.4 million, or $1.15 per share, compared to a loss of $99.6 million, or $2.97 per share, in the comparable period of 2003.

2003 Compared to 2002

New Orders and Sales

      Consolidated new orders totaled $747 million in 2003 compared to $703 million in 2002. Currency translation effects resulting principally from the strength of the euro in relation to the U.S. dollar contributed substantially all of the $44 million increase. Consolidated sales increased from $693 million in 2002 to $740 million in 2003. As was the case with new orders, translation effects contributed most of the increase. Order and shipment levels showed improvement in the fourth quarter but continued to be penalized by low levels of industrial production in the U.S. and capital spending in the plastics processing industry.

      Export orders totaled $73 million in 2003, an increase of $7 million from $66 million in 2002. Export sales increased from $71 million in 2002 to $73 million in 2003. Both increases related principally to higher export sales of U.S.-built blow molding systems. Total sales of all segments to non-U.S. markets, including exports, were $338 million, or 46% of consolidated sales, in 2003 compared to $296 million, or 43% of sales, in 2002. Sales of goods manufactured outside the U.S. totaled 41% in 2003 compared to 38% in 2002. The strength of the euro in relation to the dollar was a significant factor in both increases.

      Our backlog of unfilled orders was $92 million at December 31, 2003 compared to $76 million at December 31, 2002. The increase reflects higher order levels for blow molding systems in the U.S. and injection molding machinery in Europe.

Margins, Costs and Expenses

      Including $3.3 million of restructuring costs related to product line discontinuation, the consolidated manufacturing margin was 17.7% in 2003. Excluding restructuring costs, the consolidated margin was 18.2%. In 2002, the consolidated manufacturing margin, including $1.9 million of restructuring costs, was 17.3%. Excluding restructuring costs, the 2002 margin was 17.5%. Margins remained low in relation to pre-recession historical levels due to reduced sales volume and the related underabsorption of manufacturing costs. Margins were also penalized by increased pricing pressure for plastics processing machinery in both North America and Europe and a $5.0 million decrease from 2002 in the amount of pension income included in the cost of products sold. However, margins benefited from the effects of our process improvement initiatives and our recent restructuring actions.

      Total selling and administrative expense was $129 million in 2003 compared to $121 million in 2002. Selling expense increased from $93 million, or 13.4% of sales, in 2002 to $104 million, or 14.0% of sales, in 2003 due principally to variable selling costs associated with higher sales volume, a $3.5 million increase in bad debt expense and a $2.0 million reduction in pension income. The increase in bad debt expense resulted principally from increased delinquencies and business failures at certain of our plastics machinery customers in North America. Higher-than-normal bad debt expense is currently not expected to continue in the future.

Costs associated with the triennial National Plastics Exposition that was held in June of 2003 and currency effects of $2.7 million and more than $6 million, respectively, also contributed to the increase in selling expense. Conversely, administrative expense decreased by more than $2 million due principally to the effects of our restructuring actions and cost containment efforts despite almost $2 million in adverse currency effects.

      Other expense — net increased from income of $1.0 million in 2002 to expense of $1.5 million in 2003. The amount for 2003 includes income of $3.5 million from the settlement of warranty claims against a supplier and $0.9 million of income from the licensing of patented technology. The 2002 amount includes income of $4.5 million from technology licensing.

Restructuring Costs

      The following paragraphs discuss the restructuring actions undertaken in recent years. These actions are discussed more fully in the note to the Consolidated Financial Statements captioned “Restructuring Costs”, which should be read in connection with the discussion that follows.

      In 2002 and 2003 we announced additional restructuring initiatives intended to further reduce our cost structure as well as to improve operating efficiency and customer service. In the aggregate, these actions will ultimately result in the elimination of approximately 500 positions worldwide. Cost savings related to these actions were in excess of $15 million in 2003. On an annualized basis, the savings are expected to be in excess of $35 million in 2004 and beyond. This is in addition to the savings we realized from the restructuring actions that were initiated in 2001.

      In the fourth quarter of 2002, we initiated the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to our facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller, more cost-effective location near Manchester. In another action, the manufacture of special mold bases for injection molding at the Monterey Park, California plant was discontinued and transferred to other facilities in North America.

      Early in 2003, we initiated a plan for the further restructuring of our European blow molding machinery operations, including the discontinuation of the manufacture of certain product lines at the Magenta, Italy plant. In the second quarter of 2003, we initiated a plan to close the special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing to another facility. Certain other production is being outsourced. In the third quarter of 2003, we began to implement additional restructuring initiatives that focus on further overhead cost reductions in each of our plastics technologies segments and at our corporate office. These actions involve the relocation of production, closure of sales offices, voluntary early retirement programs and general overhead reductions.

      In 2003 and 2002, restructuring costs also include amounts for the integration of EOC and Reform, two businesses acquired in 2001, with our existing mold base and components business in Europe and costs associated with initiatives announced in 2001 and 2002 to consolidate manufacturing operations and reduce our cost structure.

      The costs and related cash effects of the actions described above are summarized in the table that follows.

Restructuring Actions

		Restructuring Costs			Cash Costs

	Year Initiated	2003	2002	2001	2003	2002	2001

		(In millions)
Machinery technologies — North America
Injection molding and blow molding employment reductions	2003	$3.8	$—	$—	$0.7	$—	$—
Blow molding machinery and mold making relocations	2002	3.9	3.4	—	3.4	0.4	—
Southwest Ohio reorganization	2002	—	0.6	—	—	0.1	—
Injection molding and extrusion early retirement program and general overhead reductions	2001	—	2.3	0.8	—	0.6	0.4
Injection molding and blow molding facilities and product line rationalization	2001	—	0.4	4.8	—	0.2	3.6
Other 2001 actions	2001	—	—	1.2	—	0.2	1.0

		7.7	6.7	6.8	4.1	1.5	5.0
Machinery technologies — Europe
Blow molding product line rationalization and employment reductions	2003	4.5	—	—	0.7	—	—
Injection molding sales office and employment reductions	2003	2.0	—	—	0.5	—	—
Injection molding and blow molding overhead reductions	2001	—	(0.4)	6.9	1.3	4.0	0.6

		6.5	(0.4)	6.9	2.5	4.0	0.6
Mold technologies
Mahlberg plant closure	2003	5.7	—	—	2.8	—	—
North American employment reductions	2003	1.0	—	—	0.6	—	—
European sales reorganization	2003	3.6	—	—	1.3	—	—
Monterey Park plant closure	2002	0.5	0.9	—	(0.2)	—	—
EOC and Reform integration	2001	1.8	4.6	3.4	0.2	7.8	1.0
North American overhead and general employment reductions	2001 & 2002	—	0.9	0.1	—	0.3	—

		12.6	6.4	3.5	4.7	8.1	1.0
Industrial fluids and corporate
Early retirement program and general overhead reductions	2003	0.3	—	—	0.1	—	—
Early retirement program and general overhead reductions	2001 & 2002	—	1.2	0.3	0.2	0.3	—

		0.3	1.2	0.3	0.3	0.3	—

		$27.1	$13.9	$17.5	$11.6	$13.9	$6.6

      The composition of the restructuring costs charged to expense in the years 2001 through 2003 is presented in tabular form in the notes to the Consolidated Financial Statements.

      The cash costs of the restructuring actions presented in the above table do not include approximately $4.8 million that will be spent in 2004 to complete the initiatives that were implemented in the second of half of 2003. The non-cash costs of the restructuring actions consist principally of $6.9 million for supplemental early retirement benefits that will be paid by our defined benefit pension plan for certain U.S. employees, $8.3 million to adjust inventories related to discontinued product lines to expected realizable values and $7.5 million to adjust the carrying values of facilities and machinery and equipment to be disposed of to expected realizable values.

      The table that follows depicts the cost savings realized in 2002 and 2003 from the restructuring actions discussed above and the incremental savings of approximately $20 million that are expected to be realized in 2004.

Restructuring Actions

					Cost Savings

					Expected	Total
		Headcount			Incremental	Expected
	Year Initiated	Reductions	2002	2003	2004	2004

		(In millions)
Machinery technologies — North America
Injection molding and blow molding employment reductions	2003	102	$—	$2.1	$4.4	$6.5
Blow molding machinery and mold making relocations	2002	42	—	3.7	1.0	4.7
Southwest Ohio reorganization	2002	24	0.8	2.7	—	2.7
Injection molding and extrusion early retirement program and general overhead reductions	2001	165	9.9	10.7	—	10.7
Injection molding and blow molding facilities and product line rationalization	2001	64	4.4	4.2	—	4.2
Other 2001 actions	2001	52	5.0	5.0	—	5.0

		449	20.1	28.4	5.4	33.8
Machinery technologies — Europe
Blow molding product line rationalization and employment reductions	2003	47	—	1.0	1.8	2.8
Injection molding sales office and employment reductions	2003	70	—	0.4	3.8	4.2
Injection molding and blow molding overhead reductions	2001	133	5.0	6.8	—	6.8

		250	5.0	8.2	5.6	13.8
Mold technologies
Mahlberg plant closure	2003	67	—	2.1	1.8	3.9
North American employment reductions	2003	37	—	1.0	1.9	2.9
European sales reorganization	2003	75	—	0.1	4.3	4.4
Monterey Park plant closure	2002	12	—	0.6	0.2	0.8
EOC and Reform integration	2001	233	3.0	5.2	—	5.2
North American overhead and general employment reductions	2001 & 2002	47	1.9	2.0	—	2.0

		471	4.9	11.0	8.2	19.2
Industrial fluids and corporate
Early retirement program and general overhead reductions	2003	11	—	0.5	0.9	1.4
Early retirement program and general overhead reductions	2001 & 2002	16	0.5	1.0	—	1.0

		27	0.5	1.5	0.9	2.4

		1,197	$30.5	$49.1	$20.1	$69.2

Goodwill Impairment Charge

      In 2003, we recorded a goodwill impairment charge of $65.6 million (with no tax benefit) to adjust the carrying value of the goodwill of two businesses included in the mold technologies segment. The charge was calculated by discounting estimated future cash flows and resulted from a downward adjustment of the cash flows expected to be generated by these businesses due to the delay in the general economic recovery in both North America and Europe. The largest decrease in cash flow expectations related to our European mold base and components business due to continued weakness in the markets it serves.

Results by Segment

      The following sections discuss the operating results of our business segments which are presented in tabular form in the Notes to Consolidated Financial Statements in this prospectus. As presented, segment operating profit or loss excludes restructuring costs and goodwill impairment charges.

      Machinery Technologies — North America — New orders in the machinery technologies — North America segment were $325 million compared to $321 million in 2002. The segment’s sales also increased modestly from $314 million in 2002 to $321 million in 2003. Despite signs of increased capacity utilization in U.S. plastics processing industries in the fourth quarter, orders and shipments remained at low levels for the third consecutive year due to depressed capital spending by our customers. In addition, the segment’s results were penalized by weaker price realization and reduced pension income but benefited from our restructuring and cost reduction initiatives. Excluding restructuring costs, the segment had operating earnings of $6.7 million in 2003 compared to $8.0 million in 2002. The decrease was due entirely to a $6.1 million reduction in pension income and the absence of $4.5 million of royalty income from the licensing of patented technology that was received in 2002. Restructuring costs for the segment were $7.7 million in 2003 and $6.7 million in 2002. In both years, most of these costs related to the relocation of the North American blow molding systems business and to supplemental retirement benefits offered for the purpose of reducing the cost structure of the segment’s injection molding and extrusion machinery businesses. The restructuring actions initiated in 2002 and 2003 resulted in cost savings in excess of $8 million in 2003 and are expected to produce savings of almost $14 million in 2004. Including the actions that began in 2001, the segment’s savings in 2004 are expected to be almost $34 million.

      Machinery Technologies — Europe — The machinery technologies — Europe segment had new orders of $154 million and sales of $151 million in 2003 compared to orders of $122 million and sales of $117 million in 2002. Currency translation effects related to the strength of the euro in relation to the dollar contributed about two-thirds of both increases. Sales of blow molding systems were flat in relation to 2002 but orders and shipments of European-built injection molding machines increased as measured in local currency despite weaker price realization. The segment’s operating results improved significantly as a result of our recent restructuring of its blow molding systems business as its loss excluding restructuring costs decreased from $8.1 million in 2002 to $1.4 million in 2003. Restructuring costs totaled $6.5 million in 2003 and related principally to the restructuring of the blow molding business and the discontinuation of certain of its product lines and to overhead reductions in the segment’s injection molding machinery business. To date, these 2003 actions have resulted in savings in excess of $1 million but are expected to result in savings in excess of $6 million in 2004. Including the benefits of additional actions that began in 2001, the segment’s total savings in 2004 are expected to be approximately $14 million.

      Mold Technologies — In 2003, the mold technologies segment had new orders and sales of $169 million compared to $175 million of orders and sales in 2002. The decreases occurred despite favorable currency effects of approximately $10 million. The segment’s profitability was adversely affected by low levels of industrial production and capacity utilization in both North America and Europe. Inefficiencies associated with the consolidation of the segment’s European operations continued into 2003 and adversely affected its results as did reduced profitability in North America. Excluding restructuring costs, the segment had operating earnings of $1.8 million in 2003 compared to earnings of $5.3 million in 2002. Restructuring costs totaled $12.6 million in 2003 and related principally to overhead reductions in North America and to the further consolidation of the segment’s European operations. The actions in Europe included the closure of two manufacturing plants and the reorganization and consolidation of the European marketing and sales structure. Restructuring costs of $6.4 million in 2002 related principally to the closure of a manufacturing plant in the U.S. and to costs to integrate two businesses acquired in 2001 with the segment’s existing European operations. The actions initiated in 2002 and 2003 resulted in savings in excess of $4 million and are expected to produce savings in excess of $12 million in 2004. Including the effects of actions that began in 2001, the segment’s 2004 savings will be approximately $19 million.

      Industrial Fluids — The industrial fluids segment had new orders and sales of $104 million compared to orders and sales of $96 million in 2002. Both increases were due principally to currency effects related to the segment’s operations in Europe. The segment’s operating profit increased from $14.4 million in 2002 to $15.7 million in 2003. The improvement occurred despite a $0.9 million reduction in pension income.

Loss Before Income Taxes

      Our pretax loss was $111.8 million in 2003 compared to a loss of $36.6 million in 2002. The amount for 2003 includes restructuring costs of $27.1 million and the $65.6 million goodwill impairment charge. In 2002, restructuring costs were $13.9 million. The comparison between years was also adversely affected by a $7.1 million reduction in the amount of pension income related to continuing operations and the absence in 2003 of the previously discussed $4.5 million of royalty income.

Income Taxes

      As was previously discussed in “Significant Accounting Policies and Judgments — Deferred Tax Assets and Valuation Allowances,” we recorded a $71 million charge in the second quarter tax provision to establish valuation allowances against a portion of our U.S. deferred tax assets. Additional deferred tax assets and valuation allowances were recorded in the second half of the year. Due to the geographic mix of earnings and losses, the tax provision for 2003 also includes income tax expense related to profitable operations in non-U.S. jurisdictions. These factors resulted in a 2003 provision for income taxes of $72.7 million despite a pretax loss of $111.8 million.

      In 2002, we recorded tax benefits related to losses in the U.S. at the federal statutory rate. We also had a favorable tax rate for non-U.S. operations due in part to permanent deductions in The Netherlands, the benefits of which were partially offset by increases in valuation allowances in Germany and Italy. The 2002 consolidated effective rate of almost 50% also benefited from the favorable resolution of tax contingencies in the U.S. and other jurisdictions.

Loss from Continuing Operations

      Our 2003 loss from continuing operations was $184.5 million, or $5.49 per share, which includes after-tax restructuring costs of $25.5 million, the goodwill impairment charge of $65.6 million (with no tax benefit) and the $71 million tax adjustment to record U.S. valuation allowances. In 2002, our loss from continuing operations was $18.4 million, or $0.56 per share. The loss for 2002 includes after-tax restructuring costs and royalty income of $8.8 million and $2.8 million, respectively. After-tax pension income was $0.5 million in 2003 compared to $4.9 million in 2002.

Discontinued Operations

      In 2003 and 2002, the loss from discontinued operations includes our round metalcutting tools and grinding wheels businesses. The former was sold in two separate transactions in September 2003, and the grinding wheels business was sold on April 30, 2004. In 2002, discontinued operations also include the Valenite and Widia and Werkö metalcutting tools businesses that were sold in August of that year. The losses that were incurred in both years resulted from depressed levels of industrial production in North America and — in 2002 — Europe and India and from inefficiencies associated with managing businesses in the process of being sold.

      As discussed more fully in the Notes to Consolidated Financial Statements, in 2002 we recorded a net gain of $8.4 million related to the divestitures of discontinued operations. In 2003, we recorded expense of $0.8 million to adjust sale-related accruals and reserves to reflect current expectations.

Cumulative Effect of Change in Method of Accounting

      Effective January 1, 2002, we recorded a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax or $5.61 per share) as the cumulative effect of a change in method of accounting in connection with the adoption of Statement of Financial Accounting Standards No. 142. Approximately 75% of the pretax charge related to our container blow molding and round metalcutting tools businesses, the latter of which was sold in 2003.

Net Loss

      Our net loss for 2003 was $191.7 million, or $5.70 per share, compared to a loss of $222.9 million, or $6.67 per share, in 2002. The amount for 2003 includes the previously discussed restructuring costs, goodwill impairment charge, tax adjustment for valuation allowances and the losses from discontinued operations. The loss for 2002 includes restructuring costs, the net loss from discontinued operations and the cumulative effect adjustment.

2002 Compared to 2001

New Orders and Sales

      In 2002, consolidated new orders for continuing operations totaled $703 million, a decrease of $19 million, or 3%, in relation to orders of $722 million in 2001. Sales decreased from $755 million to $693 million. The decreases occurred despite favorable currency effects and the contributions of the 2001 acquisitions. As was the case for much of 2001, low levels of industrial production and capital spending in the plastics processing industry penalized results in 2002. However, order levels and shipments increased modestly in the fourth quarter.

      Export orders totaled $66 million in 2002 compared to $78 million in 2001 while export sales decreased from $82 million to $71 million. In both cases, the decreases resulted from reduced export volume for plastics processing machinery. Sales of all segments to non-U.S. customers, including exports, totaled $296 million, or 43% of sales, in 2002 compared to $307 million, or 41% of sales, in 2001. Sales of products manufactured outside the U.S. were $265 million in 2002 and $256 million in 2001.

      Our backlog of unfilled orders was $76 million at December 31, 2002 and $61 million at December 31, 2001. The increase resulted principally from higher fourth quarter order levels for plastics processing machinery worldwide.

Margins, Costs and Expenses

      After deducting $1.9 million of restructuring costs related to product line discontinuation in 2002 and $3.1 million of such costs in 2001, the consolidated manufacturing margin increased modestly from 17.0% to 17.3%. Excluding these costs, margins were 17.5% in 2002 and 17.4% in 2001. Despite our aggressive cost reduction efforts, lower order and sales volume and reduced manufacturing cost absorption continued to depress the margins of certain segments as described below.

      In 2002, total selling and administrative expense decreased in dollar amount due to our ongoing cost reduction initiatives and reduced variable selling costs that resulted from lower sales volume. As a percentage of sales, selling expense held steady at 13.4%. Administrative expense decreased by 5% in relation to 2001.

      Other expense — net decreased from $12.9 million in 2001 to income of $1.0 million in 2002. The amount for 2002 includes $4.5 million of royalty income from the licensing of patented technology whereas the amount for 2001 includes goodwill amortization expense of $10.8 million and a gain of $2.6 million on the sale of surplus real estate.

Restructuring Costs

      In response to exceptionally low order levels, in the third and fourth quarters of 2001 we implemented plans to consolidate manufacturing operations and further reduce our cost structure. These plans resulted in pretax charges to earnings from continuing operations of $17.8 million, including $14.1 million in 2001 and $3.7 million in 2002. In 2001, we also initiated a plan to integrate the operations of EOC and Reform, both of which were acquired in the second quarter of that year, with our existing mold base and components business in Europe. The total cost of completing the integration was originally expected to be $9.2 million but was ultimately increased to $11.0 million due to unanticipated costs related to the integration and lower than expected realizable values for surplus assets. Of the total cost, $1.2 million was included in reserves for employee termination benefits and facility exit costs that were established in the allocations of the EOC and Reform acquisition costs. The remainder was charged to expense, including $3.4 million in 2001 and $4.6 million in 2002.

      In connection with the plans initiated in 2001, we recorded pretax restructuring costs related to continuing operations of $8.3 million in 2002 compared to $17.5 million in 2001. Cash costs for the restructuring actions and the integration of EOC and Reform were $13.2 million in 2002. In the aggregate, the actions initiated in 2001 are generating over $35 million in annualized cost savings, most of which were realized in 2002.

      In the third quarter of 2002, we approved additional restructuring plans for the purpose of further reducing our cost structure in certain businesses and to reduce corporate costs as a result of the dispositions of Widia, Werkö and Valenite. These actions resulted in third quarter restructuring expenses of $1.3 million.

      In November 2002, we announced additional restructuring initiatives intended to improve operating efficiency and customer service. The first action involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to our more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller, more cost-effective location near Manchester. In the second initiative, the manufacture of special mold bases for injection molding at the Monterey Park, California plant was phased out and transferred to various other facilities in North America. These additional actions were expected to result in incremental restructuring costs of $7 to $8 million, of which $4.3 million was charged to expense in 2002 with a majority of the remainder to be recorded in 2003. The total cash cost of these initiatives was expected to be approximately $6 million, most of which was to be spent in 2003. The pretax annualized cost savings were expected to exceed $4 million, most of which was realized in 2003.

Results by Segment

      The following sections discuss the operating results of our business segments which are presented in tabular form in the Notes to Consolidated Financial Statements in this prospectus. As presented, segment operating profit or loss excludes restructuring costs and goodwill impairment charges.

      Machinery Technologies — North America — In 2002, the machinery technologies — North America segment had orders and sales of $321 million and $314 million, respectively. In 2001, the segment’s orders totaled $337 million and sales were $362 million. While new business and shipment levels remained low for much of the year due to depressed capital spending levels in the plastics processing industry, volume increased modestly in the fourth quarter. Despite lower sales volume, the segment’s manufacturing margin improved in 2002 as a result of our cost reduction and restructuring efforts. Excluding restructuring costs of $6.7 million, the segment had operating earnings of $8.0 million in 2002 compared to a 2001 operating loss of $13.5 million which excludes $6.8 million of restructuring costs. The amount for 2002 includes the previously discussed $4.5 million of royalty income. Goodwill amortization expense included in the 2001 amount totaled $3.9 million.

      Machinery Technologies — Europe — New orders were $122 million in 2002, an increase of $8 million in relation to the prior year that was due principally to favorable currency effects. Sales decreased from $123 million to $117 million despite favorable currency effects. Manufacturing margins also decreased slightly in 2002 and the segment’s results continued to be penalized by operating problems related to the consolidation of the segment’s European blow molding systems business that was completed in 2001. The segment had an operating loss of $8.1 million in 2002 compared to a loss of $9.1 million in 2001. The amount for 2002 excludes a credit of $0.4 million related to the reversal of excess restructuring reserves that had been accrued in 2001 while the loss for 2001 excludes restructuring expense of $6.9 million. Goodwill amortization expense in 2001 was $1.4 million.

      Mold Technologies — The mold technologies segment had new orders of $174 million in 2002, a decrease of $10 million in relation to orders of $184 million in 2001. Sales also decreased by $10 million from $185 million to $175 million. The decreases were due in part to low levels of industrial production and capacity utilization in the North American plastics industry but order levels and shipments also decreased in the segment’s European operations. Due to reduced volume, the segment’s manufacturing margin decreased by approximately one percentage point. Excluding restructuring costs of $6.4 million, the segment had operating earnings of $5.3 million in 2002 compared to earnings of $12.1 million in 2001 which excludes restructuring costs of $3.5 million. The margin decrease and reduction in profitability were due principally to costs and inefficiencies related to the integration of EOC and Reform with the segment’s existing European mold base business. See “Executive Summary — Acquisitions.” The amount for 2002 includes a fourth quarter goodwill impairment charge of $1.0 million related to a small business unit in the segment. Goodwill amortization expense in 2001 was $5.2 million.

      Industrial Fluids — In the industrial fluids segment, new orders and sales both increased from $93 million in 2001 to $96 million in 2002. Approximately one-half of the increases resulted from favorable currency effects. The segment’s manufacturing margin decreased only modestly but its operating profit fell from $18.1 million, which excludes $0.3 million of restructuring costs, to $14.4 million in 2002. The profitability decrease resulted principally from the absence of one-time favorable adjustments in 2001 that did not recur in 2002. Expense for goodwill amortization in 2001 was $0.3 million.

Loss Before Income Taxes

      Our pretax loss in 2002 was $36.6 million compared to a loss of $51.0 million in 2001. The 2002 amount includes restructuring costs of $13.9 million, partially offset by the previously discussed $4.5 million of royalty income. The amount for 2001 includes goodwill amortization expense of $10.8 million, $17.5 million of restructuring costs and the $2.6 million land sale gain.

Income Taxes

      During 2002, we recorded a net benefit related to income taxes due to the combined effects of operating losses in the U.S. and a favorable effective tax rate for non-U.S. operations. The losses incurred by our U.S. operations resulted in tax benefits based on the federal statutory rate and our effective tax rate for state and local tax purposes, in both cases adjusted for permanent differences and applicable credits. The favorable tax rate for non-U.S. operations was due in part to permanent deductions in The Netherlands partially offset by increases in valuation allowances (as discussed below) in Germany and Italy. The consolidated effective tax rate also benefited from the favorable resolution of tax contingencies related to the U.S. and other jurisdictions.

      We entered both 2002 and 2001 with significant net operating loss carryforwards in certain jurisdictions along with valuation allowances against the carryforwards and other deferred tax assets. Valuation allowances are evaluated periodically and revised based on a “more likely than not” assessment of whether the related deferred tax assets will be realized. Increases or decreases in these valuation allowances serve to unfavorably or favorably impact our effective tax rate.

Loss from Continuing Operations

      Our 2002 loss from continuing operations was $18.4 million, or $0.56 per share, compared to a loss of $28.7 million, or $0.87 per share, in 2001. The amount for 2002 includes after-tax restructuring costs of $8.8 million and after-tax royalty income of $2.8 million. The loss from continuing operations for 2001 includes after-tax goodwill amortization expense of $7.0 million, after-tax restructuring costs of $11.0 million, and the after-tax land sale gain of $1.6 million.

Discontinued Operations

      Our discontinued operations — Valenite, Widia, Werkö, grinding wheels and round metalcutting tools — had combined losses from operations of $25.2 million, or $0.75 per share, in 2002 compared to losses of $7.0 million, or $0.21 per share, in 2001. The adverse comparison to 2001 resulted from depressed levels of industrial production in North America, Europe and India as well as inefficiencies associated with managing businesses in the process of being sold.

      As described more fully in the Notes to Consolidated Financial Statements, in 2002 discontinued operations includes a net gain of $8.4 million that resulted from a gain of $31.3 million on the sale of Valenite and a benefit of $1.9 million from adjustments of reserves related to the 1998 divestiture of the machine tools segment. These amounts were partially offset by losses on the sale of Widia and Werkö of $14.9 million and on the planned dispositions of the round metalcutting tools and grinding wheels businesses totaling $9.9 million. The latter amount was recorded as a charge to earnings in the fourth quarter. The amounts for the Valenite and the Widia and Werkö transactions were revised in the fourth quarter from the amounts previously recognized to reflect final purchase price adjustments and to adjust reserves and tax effects to reflect more recent estimates of expected liabilities or benefits.

Cumulative Effect of Change in Method of Accounting

      Effective January 1, 2002, we recorded a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax or $5.61 per share) as the cumulative effect of a change in method of accounting in connection with the adoption of Statement of Financial Accounting Standards No. 142. Approximately 75% of the pretax charge related to our container blow molding and round metalcutting tools businesses, the latter of which is now reported as a discontinued operation.

Net Loss

      Including the effects of discontinued operations and the change in method of accounting, we had a net loss of $222.9 million, or $6.67 per share, in 2002 compared to a net loss of $35.7 million, or $1.08 per share, in 2001. The amount for 2002 includes the previously discussed restructuring costs and royalty income as well as losses from discontinued operations of $16.8 million and the $187.7 million cumulative effect adjustment. The net loss for 2001 includes the restructuring and goodwill amortization costs that are discussed above as well as $7.0 million of losses from discontinued operations.

Comparative Operating Results

      Due to the significant effects of restructuring costs in recent periods, the following tables are provided to assist the reader in better understanding our operating earnings (loss) including these amounts.

	Three		Six
	Months Ended		Months Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002	2001

	(In millions)
Machinery Technologies — North America
Segment operating earnings (loss) as reported	$3.4	$(1.6)	$2.8	$.5	$6.7	$8.0	$(13.5)
Restructuring costs	(1.4)	(.9)	(2.2)	(3.7)	(7.7)	(6.7)	(6.8)

Adjusted operating earnings (loss)	$2.0	$(2.5)	$.6	$(3.2)	$(1.0)	$1.3	$(20.3)

	Three		Six
	Months Ended		Months Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	2003	2004	2003	2003	2002	2001

	(In millions)
Machinery Technologies — Europe
Segment operating earnings (loss) as reported	$1.3	$(1.8)	$2.4	$(2.5)	$(1.4)	$(8.1)	$(9.1)
Restructuring costs	(.1)	(2.4)	(.2)	(4.6)	(6.5)	0.4	(6.9)

Adjusted operating earnings (loss)	$1.2	$(4.2)	$2.2	$(7.1)	$(7.9)	$(7.7)	$(16.0)

	Three		Six
	Months Ended		Months Ended		Year Ended
	June 30,		June 30,		December 31,

	2004	3003	2004	2003	2003	2002	2001

	(In millions)
Mold Technologies
Segment operating earnings (loss) as reported	$(.1)	$.1	$1.3	$.4	$1.8	$5.3	$12.1
Restructuring costs	(.2)	(3.0)	(.4)	(4.0)	(12.6)	(6.4)	(3.5)

Adjusted operating earnings (loss)	$(.3)	$(2.9)	$.9	$(3.6)	$(10.8)	$(1.1)	$8.6

	Year Ended
	December 31,

	2003	2002	2001

	(In millions)
Industrial Fluids
Segment operating earnings as reported	$15.7	$14.4	$18.1
Restructuring costs	—	—	(0.3)

Adjusted operating earnings	$15.7	$14.4	$17.8

      The industrial fluids segment had no restructuring costs in the first six months of 2004 or 2003.

Market Risk

Foreign Currency Exchange Rate Risk

      We use foreign currency forward exchange contracts to hedge our exposure to adverse changes in foreign currency exchange rates related to firm commitments arising from international transactions. We do not hold or issue derivative instruments for trading purposes. At June 30, 2004, we had outstanding forward contracts totaling $4.1 million. Forward contracts totaled $4.7 million at December 31, 2003, $0.2 million at June 30, 2003 and $5.0 million at December 31, 2002. The annual potential loss from a hypothetical 10% adverse change in foreign currency rates on our foreign exchange contracts at June 30, 2004, December 31, 2003, June 30, 2003 or December 31, 2002 would not materially affect our consolidated financial position, results of operations or cash flows.

Interest Rate Risk

      At June 30, 2004, we had fixed rate debt of $232 million including $225 million face value of 11 1/2% Senior Secured Notes due 2011 that were issued on May 26, 2004 and floating rate debt of $11 million. At December 31, 2003 and June 30, 2003, fixed rate debt totaled $270 million and $260 million, respectively, and included the 8 3/8% Notes due 2004 that were repaid on March 15, 2004 and the 7 5/8% Eurobonds due 2005, substantially all of which were repurchased on June 10, 2004 pursuant to a tender offer therefor. Floating rate debt totaled $53 million at December 31, 2003 and $55 million at June 30, 2003. During 2003 and through March 12, 2004, we also had the ability to sell accounts receivable under our accounts receivable purchase agreement which resulted in financing fees that fluctuated based on changes in commercial paper rates. As a result of these factors, a portion of annual interest expense and financing fees fluctuate based on changes in short-term borrowing rates. However, potential annual loss on floating rate debt from a hypothetical 10% increase in interest rates would not be significant at any of the aforementioned dates.

      On July 30, 2004, we entered into a $50 million (notional amount) interest rate swap that will convert a portion of the fixed-rate interest on the 11 1/2% Senior Secured Notes due 2011 into a floating-rate obligation. The swap, which matures on November 15, 2008, is intended to achieve a better balance between fixed-rate and floating-rate debt.

Off-Balance Sheet Arrangements

Sales of Accounts Receivable

      As discussed more fully in the Notes to Consolidated Financial Statements, we had maintained a receivables purchase agreement with a third-party financial institution for the last several years. Under this arrangement we sold, on a revolving basis, an undivided percentage ownership interest in designated pools of accounts receivable. As existing receivables were collected, undivided interests in new eligible receivables were sold. Accounts that became 60 days past due were no longer eligible to be sold and we were at risk for any related credit losses. Credit losses have not been significant in the past and we maintained an allowance for doubtful accounts sufficient to cover our estimated exposures. At December 31, 2003, approximately $36 million of accounts receivable had been sold under this arrangement which expired on March 12, 2004. The average amount sold during 2003 was also approximately $36 million. On March 12, 2004 this facility was repaid and terminated. See “Liquidity and Sources of Capital — March 12 Transactions.”

      Certain of our non-U.S. subsidiaries also sell accounts receivable on an ongoing basis for purposes of improving liquidity and cash flows. Some of these sales are made with recourse, in which case appropriate reserves for potential losses are provided. At June 30, 2004 and December 31, 2003, the gross amount of receivables sold totaled $3.9 million and $3.8 million, respectively. The average amount sold during 2003 was approximately $5 million. Financing fees related to these arrangements were not material.

Sales of Notes and Guarantees

      Certain of our operations sell with recourse notes from customers for the purchase of plastics processing machinery. In certain other cases, we guarantee the repayment of all or a portion of notes payable from our customers to third-party lenders. These arrangements are entered into for the purpose of facilitating sales of machinery. In the event a customer fails to repay a note, we generally regain title to the machinery. At June 30, 2004 and December 31, 2003, our maximum exposure under these U.S. guarantees, as well as certain guarantees by certain of our non-U.S. subsidiaries, totaled $8.2 million and $11.6 million. Losses related to sales of notes and guarantees have not been material in the past.

Contractual Obligations

      Our contractual obligations for the remainder of 2004 and beyond are shown as of June 30, 2004 in the table that follows. At June 30, 2004, obligations under operating leases were not significantly different from the amounts reported in our Form 10-K for the year ended December 31, 2003.

Contractual Obligations

			2005-	2007-	Beyond
	Total	2004	2006	2008	2008

	(In millions)
Asset based facility	$—	$—	$—	$—	$—
11 1/2% senior secured notes	225.0	—	—	—	225.0
Capital lease obligations	16.1	0.9	3.7	4.2	7.3
Other long-term debt	5.9	0.6	4.5	0.4	0.4
Other long-term liabilities(a)
Pension plan contributions	66.3	3.7	5.4	54.6	2.6
Unfunded pension benefits(b)	77.1	1.4	5.8	6.2	63.7
Postretirement medical benefits	47.2	1.6	5.2	4.7	35.7
Insurance reserves	22.5	5.4	5.8	4.2	7.1

Total	$460.1	$13.6	$30.4	$74.3	$341.8

(a)	We are required to make contributions to our defined benefit pension plan for certain U.S. employees in 2004. The amounts shown above are estimates based on the current funded status of the plan and discount rates required to be used for minimum funding purposes by the Pension Funding Act of 2004 that was enacted on April 10, 2004. The amounts also give effect to supplemental early retirement benefits that were granted in connection with restructuring initiatives, the sale of the grinding wheels business and expectations regarding future changes in discount rates for funding purposes. The amounts of actual contributions for years after 2004 can be expected to vary based on factors such as returns on plan assets, changes in the plan’s discount rate and actuarial gains and losses. The amounts presented for unfunded pension benefits, other postretirement benefits and insurance reserves are also estimates based on current assumptions and expectations. Actual annual payments related to these obligations can be expected to differ from the amounts shown.

(b)	Represents liabilities related to unfunded pension plans in the U.S. and Germany.

      The above table excludes the contingent liabilities of up to $12.1 million related to sales of receivables and loan guarantees that are discussed above.

Liquidity and Sources of Capital

      At June 30, 2004, we had cash and cash equivalents of $42 million, a decrease of $51 million from December 31, 2003. The decrease was due principally to the repayment of debt and other obligations in connection with the refinancing transactions entered into on March 12, 2004 and June 10, 2004. Of the $42 million of cash, a substantial amount was held in foreign accounts in support of our non-U.S. operations. Were this non-U.S. cash to be repatriated, it would trigger withholding taxes in foreign jurisdictions. Approximately $3 million of the non-U.S. cash was being utilized to collateralize sales of certain non-U.S. receivables.

      Operating activities used $4 million of cash in the second quarter of 2004 compared to $17 million of cash used in 2003. The usage of cash in 2004 includes the $10 million final annual interest payment on the 7 5/8% Eurobonds that were repurchased on June 10, 2004. The negative cash flow in 2003 was due in part to a significant reduction in trade accounts payable due to inventory reductions and the timing of inventory purchases during the quarter.

      For the first six months of 2004, operating activities used $46 million of cash compared to a $22 million use of cash in the first half of 2003. In addition to the interest payment in the second quarter, the amount for 2004 includes a $33 million use of cash in the first quarter related to the termination and repayment of our receivables purchase agreement and $4 million of cash spent in the first half of the year in pursuing alternatives to the refinancing actions that are discussed below. The usage of cash in 2003 reflects the reduction of trade accounts payable discussed above as well as similar reductions in other current liabilities.

      In the second quarter of 2004, investing activities provided $7 million of cash, principally from the sale of the grinding wheels business, compared to a negligible amount of cash provided in 2003. Including the divestiture proceeds, investing activities provided $5 million of cash in the first six months of 2004 compared to a $32 million use of cash in 2003. The amount for 2003 includes $24 million for post-closing adjustments related to the 2002 divestitures of our Valenite and Widia and Werkö metalcutting tools businesses and $7 million to increase our ownership interest in two affiliates.

      In the second quarter of 2004, financing activities used $21 million of cash, whereas in the comparable period of 2003, financing activities used a negligible amount of cash. The amount for 2004 includes $220 million of net proceeds from the issuance of the 11 1/2% Senior Secured Notes due 2011, as discussed below. This amount was offset by the repayment of the Credit Suisse First Boston credit facility and the repurchase of substantially all of the 7 5/8% Eurobonds due 2005 pursuant to a tender offer — both of which took place on June 10, 2004 — and by $14 million of debt issuance costs. For the first six months of 2004, financing activities used $5 million of cash which includes the proceeds from the issuance of the 11 1/2% Senior Secured Notes due 2011 which were offset by the repurchase of the 7 5/8% Eurobonds and the repayment of $115 million of 8 3/8% Notes and our former revolving credit facility in March 2004. Cash flow from financing activities used $3 million of cash in the first half of 2003, primarily for repayments of debt.

      Our current ratio was 1.8 at June 30, 2004. The current ratio excluding the assets and liabilities of discontinued operations was 1.0 at December 31, 2003 and 1.1 at June 30, 2003. The changes in relation to the prior dates are due to the effects of the March 12, 2004 and June 10, 2004 refinancing transactions that are discussed below.

      Total debt was $243 million at June 30, 2004 compared to $323 million at December 31, 2003. The decrease is due to the results of the refinancing transactions.

      Total shareholders’ equity was $21 million at June 30, 2004, an increase of $55 million from December 31, 2003. The increase is due principally to the issuance of the Series B Preferred Stock and convertible warrants (as discussed below) which was partially offset by the net loss for the period.

      At December 31, 2003, we had cash and cash equivalents of $93 million, a decrease of $29 million from December 31, 2002. Approximately $24 million of the decrease resulted from the payment in 2003 of post-closing adjustments related to the divestitures for Valenite and Widia and Werkö which were sold in 2002. Of the $93 million of cash at December 31, 2003, approximately $3 million was used to collateralize sales of certain non-U.S. receivables. A substantial amount of the cash was held in foreign accounts in support of our non-U.S. operations. Were this non-U.S. cash to be repatriated, it could result in withholding taxes in foreign jurisdictions.

      Operating activities provided $10 million of cash in 2003 due to reductions in inventories and trade receivables that resulted from our aggressive working capital management initiatives. Cash flows for 2003 also benefited from the receipt of $21 million of refunds of income taxes paid in prior years. These benefits were partially offset by reductions of certain current liabilities. In 2002, operating activities provided $36 million cash due principally to the results of our working capital management programs.

      Investing activities used $31 million of cash in 2003, principally for post-closing adjustments related to the 2002 divestitures and for acquisitions and capital additions. In 2002, investing activities provided $301 million of cash due to the divestiture proceeds which were offset to some degree by capital expenditures and acquisition-related costs.

      In 2003, financing activities used $6 million of cash, principally for debt repayments. In 2002, financing activities used $303 million of cash due to debt repayments using a portion of the divestiture proceeds.

      Our current ratio related to continuing operations was 1.0 at December 31, 2003 compared to 1.6 at December 31, 2002. The change is due principally to the reclassification of $115 million of 8 3/8% Notes due March 15, 2004 from noncurrent liabilities at December 31, 2002 to current liabilities at December 31, 2003.

      Total shareholders’ equity was a deficit of $34 million at December 31, 2003 a decrease of $168 million from December 31, 2002. The decrease resulted from the net loss incurred for the year which includes the effects of the $66 million goodwill impairment charge and the $71 million tax provision to establish U.S. valuation allowances.

      Total debt was $323 million at December 31, 2003 compared to $302 million at December 31, 2002. The increase resulted entirely from currency effects and occurred despite $5 million of debt repayments during the year.

      At December 31, 2003, we had lines of credit with various U.S. and non-U.S. banks totaling approximately $94 million, including a $65 million committed revolving credit facility. At December 31, 2003, $54 million of the revolving credit facility was utilized, including outstanding letters of credit of $12 million. The facility had a maturity date of March 15, 2004.

      The revolving credit facility included a number of financial and other covenants, the most significant of which required us to achieve specified minimum levels of four quarter trailing cumulative consolidated EBITDA (earnings before interest, taxes, depreciation and amortization). At December 31, 2003, we were in compliance with all covenants.

      On March 12, 2004, all amounts borrowed under our previous revolving credit facility were repaid and the commitments thereunder were terminated in connection with our agreement to enter into a new $140 million senior secured credit facility. See “Liquidity and Sources of Capital — March 12 Transactions.”

      In addition to the senior secured credit facility, at June 30, 2004, we had other lines of credit with various U.S. and non-U.S. banks totaling approximately $28 million, of which approximately $15 million was available pursuant to the terms of the credit facilities. As of December 31, 2003, we had a number of credit lines in addition to our previous revolving credit facility totaling $29 million, of which approximately $15 million was available for use under various conditions. Under the terms of the previous revolving credit facility, increases in debt were primarily limited to current lines of credit and certain other indebtedness from other sources.

      On June 10, 2004, all amounts borrowed under the $140 million senior secured credit facility were repaid and the commitments thereunder were terminated in connection with the refinancing transactions described below, which include our entering into of a new $75 million asset based revolving credit facility. See “Liquidity and Sources of Capital — June 10 Transactions.”

      Our debt and credit are rated by Standard & Poor’s (S&P) and Moody’s Investors Service (Moody’s). On June 11, 2004, S&P announced that it had raised our corporate credit rating to B- with a “positive” outlook. On June 16, 2004, Moody’s reaffirmed our senior unsecured rating at Caa2 and our senior implied rating at Caa1 and raised the outlook to “positive.”

      None of our debt instruments include rating triggers that would accelerate maturity or increase interest rates in the event of a ratings downgrade. Accordingly, any future rating downgrades would have no significant short-term effect, although they could potentially affect the types and cost of credit facilities and debt instruments available to us in the future.

      Our accounts receivable purchase program with a third-party financial institution had been another important source of liquidity for the last several years. During the fourth quarter of 2003, the liquidity facility that supported the program was extended from the scheduled expiration date of December 31, 2003 to February 27, 2004. The receivables purchase agreement was also amended to mature at February 27, 2004. On February 27, 2004, the expiration of the liquidity facility and the maturity of the receivables purchase agreement were both extended to March 12, 2004. Including $2.9 million related to discontinued operations, $35.9 million of the $40.0 million facility was utilized at December 31, 2003.

      On March 12, 2004, this facility was repaid. See “Liquidity and Sources of Capital — March 12 Transactions” below.

March 12 Transactions

      On March 12, 2004, we entered into a definitive agreement whereby Glencore and Mizuho purchased $100 million in aggregate principal amount of our new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay our 8 3/8% Notes due March 15, 2004. The securities we issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007. The $30 million of Series A Notes were convertible into shares of our common stock at a conversion price of $2.00 per share. Glencore and Mizuho converted the entire principal amount of the Series A Notes into 15 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum. The rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

      On March 12, 2004, we also reached a separate agreement with Credit Suisse First Boston for a $140 million senior secured credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility and a $75 million term loan B facility. On March 12, 2004, we used extensions of credit under the revolving A facility and term loan B facility in an aggregate amount of $84 million to repay and terminate our then-existing revolving credit facility (replacing or providing credit support for outstanding letters of credit) and our then-existing receivables purchase program. All amounts borrowed under the Credit Suisse First Boston facility were repaid on June 10, 2004, as described below.

June 10 Transactions

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of Series B Preferred Stock, a new series of our convertible preferred stock with a cumulative cash dividend rate of 6%. On June 10, 2004, we also satisfied the conditions to release to us from escrow the proceeds from the private placement of the 11 1/2% Senior Secured Notes and entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent. Our 11 1/2% Senior Secured Notes were issued at a discount to effectively yield 12% and the proceeds thereof were originally placed in escrow on May 26, 2004.

      On June 10, 2004, we applied the proceeds of the 11 1/2% Senior Secured Notes, together with $7.3 million in borrowings under our asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005 at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. We also used $17.4 million in availability under our asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      As of August 20, 2004, Glencore and Mizuho collectively owned 100% of the shares of our outstanding Series B Preferred Stock, which represents approximately 57% of our outstanding fully diluted equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Funds, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. After we redeem a portion of Glencore’s and Mizuho’s shares of Series B Preferred Stock with the proceeds of the rights offering, Glencore’s and Mizuho’s collective holdings would represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-converted basis and assuming full subscription in the rights offering. After seven years, the Series B Preferred Stock will automatically be converted into common stock at a conversion price of $2.00 per share but may be converted prior to that time at the option of the holders. The conversion price is subject to reset to $1.75 per share at the end of the second quarter of 2005 if a test based on our financial performance for 2004 is not satisfied. In addition, as part of the transaction we have issued to holders of the Series B Preferred Stock contingent warrants to purchase an aggregate of one million shares of our common stock, which contingent warrants are exercisable only if a test based on our financial performance for 2005 is not satisfied. Assuming that we do not complete this rights offering to our existing shareholders, and both the conversion price of the Series B Preferred Stock is reset to $1.75 and the contingent warrants are exercised, the holders of the Series B Preferred Stock would own approximately 60.9% of our fully diluted equity (on an as-converted basis).

      The conversion of the Series A Notes into newly issued common stock on April 15, 2004, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years.

      The holders of the Series B Preferred Stock, voting separately as a class, have the right to elect a number of directors to our Board of Directors in proportion to the percentage of fully diluted common stock represented by the outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one).

Our Asset Based Facility

      The borrowings under our asset based facility entered into on June 10, 2004 are secured by a first priority security interest, subject to permitted liens, in, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions. Our asset based facility is also secured by a second priority security interest in our assets that secure the 11 1/2% Senior Secured Notes on a first priority basis. The availability of loans under our asset based facility is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and U.S. inventory and is subject to other conditions and limitations, including an excess availability reserve (the minimum required availability) of $10 million.

      As of June 30, 2004 and without giving effect to issuances of letters of credit, we had approximately $58 million of borrowing availability, subject to the customary ability of the administrative agent for the lenders to reduce advance rates, impose or change collateral value limitations, establish reserves and declare certain collateral ineligible from time to time in its reasonable credit judgment, any of which could reduce our borrowing availability at any time. The terms of our asset based facility impose a daily cash “sweep” on cash received in our U.S. bank accounts from collections of our accounts receivable. This daily cash “sweep” is automatically applied to pay down any outstanding borrowings under our asset based facility. The terms of our asset based facility also provide for the administrative agent, at its option and at any time, to impose a daily cash “sweep” on cash received in our Canadian bank accounts from collections of our accounts receivable.

      Our asset based facility contains customary conditions precedent to any borrowings, as well as customary affirmative and negative covenants, including, but not limited to, maintenance of $10.0 million of unused availability under the borrowing base. As of June 30, 2004, after giving effect to then-outstanding letters of credit, our availability after deducting the $10 million excess availability reserve was approximately $27 million. In addition, our asset based facility contains, for the first five quarters, a financial covenant requiring us to maintain a minimum level of cumulative consolidated EBITDA, to be tested quarterly. The EBITDA requirement for the third quarter of 2004 was originally $11.6 million and the cumulative fourth quarter requirement was originally $25.9 million. However, as discussed more fully below, our asset based facility was amended on September 28, 2004 to reduce the minimum level of cumulative consolidated EBITDA necessary for the third and fourth fiscal quarters of 2004. See “— Liquidity Following the Refinancing Transactions.” The facility also contains a limit on capital expenditures to be complied with on a quarterly basis, beginning with the third quarter of 2004. Thereafter, we will have to comply with a fixed charge coverage ratio to be tested quarterly.

      Borrowings under our asset based facility bear interest, at our option, at either (i) the LIBO Rate plus the applicable margin (as defined below) or (ii) an ABR plus the applicable margin (as defined below). The “applicable margin,” with respect to Eurodollar loans, is between 2.50% per annum and 3.25% per annum and, with respect to ABR loans, is between 0.75% per annum and 1.50% per annum, determined based on a calculation of the trailing average availability levels under our asset based facility. LIBO Rate means the rate at which Eurodollar deposits in the London interbank market are quoted. We may elect Eurodollar loans interest periods of one, two or three months. “ABR” means the higher of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

      Our asset based facility provides that we will pay a monthly unused line fee equal to 0.50% per annum on the average daily unused portion of our credit commitment, as well as customary loan servicing and letter of credit issuance fees.

      Our asset based facility provides that upon the occurrence and continuance of an event of default under our asset based facility, upon demand by the agent, we will have to pay (x) in the case of revolving credit loans, a rate of interest per annum equal to the rate of interest otherwise in effect (assuming the rate in effect is at the maximum applicable margin) pursuant to the terms of our asset based facility plus 2% and (y) in the case of other amounts, a rate of interest per annum equal to the ABR plus the maximum applicable margin plus 2%. The other terms of our asset based facility are described under “Description of Certain Indebtedness — The Asset Based Facility.”

      Since the cash we receive from collection of receivables is subject to an automatic “sweep” to repay the borrowings under our asset based facility on a daily basis, we rely on borrowings under our asset based facility as our primary source of cash for use in our North American operations. The availability of borrowings under our asset based facility is subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted by the administrative agent at its discretion, and the satisfaction of conditions to borrowing. If we have no additional availability or are unable to satisfy the borrowing conditions, our liquidity could be materially adversely affected.

Liquidity Following the Refinancing Transactions

      Completion of the June 10 Transactions reduced our total debt from $362 million after completion of the March 12 Transactions to approximately $252 million. We expect these changes in our capital structure to leave us better-positioned to profit from the anticipated recovery of our markets and to pursue our growth and geographic diversification strategies.

      We expect to generate positive cash flow from operating activities during 2004, which will be partially offset by up to $12 to $14 million for capital expenditures. We believe that our current cash position, cash flow from operations and available credit lines, including our asset based revolving credit facility, will be sufficient to meet our operating and capital requirements for 2004.

      However, during the year ended December 31, 2003, on a pro forma basis to give effect to the Refinancing Transactions, our earnings would have been inadequate to cover fixed charges by $122.2 million. We cannot assure you that our business will generate sufficient cash flow from operations to service our indebtedness and pay other expenses, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our asset based facility in an amount sufficient to enable us to make interest payments on the 11 1/2% Senior Secured Notes and our other indebtedness or to fund our other liquidity needs.

      Our asset based facility requires us to maintain minimum levels of cumulative consolidated EBITDA to be tested quarterly through September 30, 2005. In response to a reassessment of projected earnings and EBITDA for the third and fourth fiscal quarters of 2004, our asset based facility was amended on September 28, 2004 to reduce the minimum cumulative consolidated EBITDA requirement for the three consecutive calendar months ending September 30, 2004 from $11.6 million to $8.0 million and for the six consecutive calendar months ending December 31, 2004 from $25.9 million to $24.0 million. The minimum cumulative consolidated EBITDA requirements for the nine consecutive calendar months ending March 31, 2005, the twelve consecutive calendar months ending June 30, 2005 and the twelve complete consecutive months ending September 30, 2005 remain unchanged at $32.3 million, $43.0 million and $48.4 million, respectively. Based on our current financial projections for the remainder of 2004 and for 2005, we are not aware at this time of any reason why we would not be able to meet or exceed these covenant requirements. However, our ability to do so will be contingent on a number of factors, many of which are beyond our control. These include our need for a continued increase in capital spending in the plastics processing industry and the resulting increases in sales revenues and operating margins, our need for no material decrease in price realization, our ability to absorb recent raw material price increases or pass such price increases through to customers, and our continued ability to realize the benefits of our cost reduction and process improvement initiatives. If we are unable to meet or exceed the minimum cumulative consolidated EBITDA requirements of our asset based facility, we will attempt to further renegotiate the financial covenant with our lenders to assure compliance. However, we cannot control our lenders’ actions and, if the negotiations are not successful, we could be forced to seek alternative sources of liquidity. This may include, but is not necessarily limited to, seeking alternative lenders, sales of assets or business units and the issuance of additional indebtedness or equity. Failure to meet or exceed the minimum cumulative consolidated EBITDA requirements of our asset based facility would constitute an event default under the facility, which would permit the lenders to accelerate the indebtedness owed thereunder (if such indebtedness remained unpaid) and terminate their commitments to lend. The acceleration of indebtedness under the asset based facility would also create a cross-default under our 11 1/2% Senior Secured Notes due 2011 if the principal amount of the indebtedness accelerated, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity has been so accelerated, aggregated $15 million or more, and such cross-default would permit the trustee under the indenture governing the 11 1/2% Senior Secured Notes due 2011 or the holders of at least 25% in principal amount of the then outstanding notes to declare the notes to be due and payable immediately. See “Description of Certain Other Indebtedness — The Asset Based Facility — Events of Default” and “Description of Senior Secured Notes — Events of Default and Remedies” for a description of additional events of default under our asset based facility and our 11 1/2% Senior Secured Notes due 2011 that may result in the acceleration of indebtedness owed under these instruments. The acceleration of obligations under our outstanding indebtedness would have a material adverse effect on our business, financial condition and results of operation.

      Our continued viability depends on realizing anticipated cost savings and operating improvements on schedule during 2004 and, as we have seen moderate improvements in demand levels in 2004, continued improvement in demand levels in 2005 and beyond, the latter of which is largely beyond our control. Unless we realize anticipated cost savings and operating improvements on schedule and volume and pricing levels improve significantly, we may need to fund interest payments on the 11 1/2% Senior Secured Notes in part with the proceeds of borrowings under our asset based facility. However, our ability to borrow under our asset based facility is subject to borrowing base limitations, including an excess availability reserve, which may be adjusted from time to time by the administrative agent for the lenders under our asset based facility at its discretion, and our satisfaction of certain conditions to borrowing under our asset based facility, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. In particular, our continued ability to borrow under our asset based facility is contingent on our ability to comply with financial covenants, including to meet minimum cumulative consolidated EBITDA requirements, as discussed above. If we have no additional availability or are otherwise unable to borrow against the facility, our liquidity would be impaired and we would need to pursue the alternative sources of liquidity discussed above to service our debt and pay our expenses. We cannot assure you that we would be able to sell assets, refinance debt or raise equity on commercially acceptable terms or at all, which could cause us to default on our obligations under our indebtedness, as discussed above. Our inability to generate sufficient cash flow or draw sufficient amounts under our asset based facility to satisfy our debt obligations and pay our other expenses could cause us to default on our obligations and would have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors — Risks Relating to Our Liquidity and Our Indebtedness.”

BUSINESS

General

      We are the largest and broadest-line manufacturer and supplier of plastics processing equipment and related supplies in North America and the third largest worldwide. Our equipment, supplies and services are used by a wide range of plastic processors to produce plastic products and parts for consumer, commercial and industrial markets. Plastics processing is one of the largest industries in the world with total shipments of plastic products and parts valued at over $300 billion in 2003 in the U.S. alone. We also believe we are the second largest global manufacturer of synthetic (water-based) industrial fluids used in metalworking applications.

      We operate in four business segments: Machinery Technologies — North America, Machinery Technologies — Europe, Mold Technologies and Industrial Fluids. Our Machinery Technologies segments manufacture and sell plastics processing equipment, including injection molding, blow molding and extrusion machinery, as well as associated tooling and parts and related services. Our Mold Technologies segment manufactures and supplies mold bases and components used with injection molding machinery. Our Industrial Fluids segment produces and sells metalworking fluids for machining, stamping, grinding and cleaning applications. We sell to a variety of end markets on a global basis, including packaging, automotive, industrial components, construction and building materials, consumer goods and medical applications. In 2003, we generated approximately 38% of our sales outside North America.

      In 2003, we generated sales of $739.7 million and a net loss of $191.7 million. Between our fiscal years ending December 31, 1999 and 2002, our sales declined sharply, from $994.3 million to $693.2 million, and our net earnings declined from $70.1 million to a net loss of $222.9 million, as our business was impacted by the general economic downturn and severe manufacturing recession that began in late 2000. This difficult economic environment also significantly impaired our liquidity and access to capital. In response, we reduced our cost structure, exited noncore businesses and entered into the Refinancing Transactions in order to improve our profitability, focus on our core competencies, reduce our indebtedness and increase our financial flexibility. At this time, having exited all of our metalcutting tools businesses and our grinding wheels business, we consider all of our current businesses to be core to our future operations.

      We were first incorporated in 1884, and our shares have been traded on the New York Stock Exchange since 1946 (Ticker: MZ).

Strategic Acquisitions and Divestitures

      We have made a number of key acquisitions and divestitures designed to strengthen our core businesses — plastics technologies and industrial fluids — on a global basis. In the last five years we have made seven acquisitions in plastics technologies and two in industrial fluids. During this time we have also divested six businesses, most of them metalworking product lines. In plastics, we have diversified into durable goods and consumable products, which are less sensitive to economic cycles and generally have higher margins than capital goods. In 2003, capital goods accounted for 41% of our plastics sales, compared to 69% in 1992. Through recent acquisitions we have also expanded our industrial fluids to include process cleaners and products for metalforming and heat treating.

      We made no significant acquisitions in 2002 or 2003. Additions to our continuing operations in the last five years have been:

Acquisition	Date	Product Lines

Nickerson Machinery	1999	Plastics tooling and supplies
Producto Chemicals	1999	Metalworking cleaning fluids
Oak International	1999	Metalforming fluids
Akron Extruders	2000	Single-screw extruders
Rite-Tek Canada	2000	Plastics MRO supplies
Ontario Heater and Supply	2000	Plastics MRO supplies
Progress Precision	2001	Extrusion feed screws
Reform Flachstahl	2001	Mold bases and components
EOC Normalien	2001	Mold bases and components

      In 2002, we sold our large metalcutting carbide insert businesses in North America, Europe and in Asia, and our round metalcutting tool business in Germany. In 2003, we sold our North American round metalcutting tool businesses and on April 30, 2004, we sold our grinding wheels business.

Divestiture	Date	Product Lines

European extrusion	1999	Plastics extrusion systems
Widia magnet engineering	2000	Industrial magnets
Valenite/ Widia	2002	Carbide inserts, tool holders
Werkö	2002	Round metalcutting tools
Talbot/ Minnesota Twist Drill	2003	Round metalcutting tools
Grinding wheels business	2004	Grinding wheels

Cost Cutting and Efficiency Initiatives

      In the normal course of business, and especially during a prolonged period of depressed manufacturing activity in many world markets, we aggressively seek opportunities to reduce our cost structure and increase our overall efficiency and responsiveness to our customers.

      Our cost reduction program in North America and Europe over the past three years has entailed closing nine manufacturing plants and eliminating approximately 1,200 manufacturing and administrative positions worldwide, while generating an annualized cost savings of $69 million.

      In 2002, we consolidated the manufacture of our North American container blow molding and structural foam machines and our mold technologies manufacturing and support in North America. For these consolidations, substantially completed in 2003, we recorded total pretax charges of $8.7 million and estimate annualized pretax cost savings in excess of $5 million. We took about half of these charges in 2002 and realized most of the annual cost savings in 2003. Cash costs for these initiatives were $3.6 million, most of which was spent in 2003. In 2003, we also completed the consolidation of our European mold technologies operations in Europe that had begun late in 2001. These actions resulted in the elimination of approximately 230 additional positions and expense of $9.8 million. Cash costs were $9.0 million over the three-year period and the annualized savings will exceed $5 million.

      In 2003, we initiated additional actions intended to further reduce our cost structure and improve operating efficiency and customer service. These actions included the further restructuring of our European blow molding operations and the discontinuation of certain of its lines and the closure of an additional mold technologies plant in Europe. In the third quarter we began to implement additional overhead cost reductions in each of our plastics technologies segments and at the corporate office. These actions involve the relocation of production, voluntary early retirement programs, the reorganization of our sales structure and general overhead reductions, and the elimination of an additional 300 positions in North America and Europe. In 2003 we charged $11.2 million to expense for these actions and spent $3.4 million in cash. Approximately $4 million of cash will be spent in 2004. The annualized cost savings are expected to be $20 million.

      We are committed to better serving our customers and to improving our competitive advantage through the implementation of Lean and Six Sigma processes. Lean manufacturing is a productivity-enhancing methodology that systematically identifies and eliminates waste (i.e., non-value-added activities) through continuous improvement by aligning production with customer demand. Six Sigma is a quality-enhancing methodology that systematically identifies and eliminates defects in manufacturing- and service-related processes. The ultimate goal of Lean and Six Sigma are the same: to increase profits by reducing variability, defects and waste. Since adopting these processes in mid-2001 as part of our total quality leadership business philosophy, over 1,400 of our employees have received Lean and Six Sigma training and hundreds of cross-functional teams have solved problems and improved process efficiency. The goal of these efforts is to shorten customer response times and increase cash flow while reducing our overall working capital requirements.

Segment Information

      Segment and geographic information for the years ended December 31, 2003, 2002 and 2001 are included in the Notes to Consolidated Financial Statements.

Plastics Technologies

      Products and Services. We believe we are the world’s broadest-line supplier of machinery, mold bases and related tooling, supplies and services to process plastics. With combined 2003 sales of $636 million, our plastics technologies businesses are organized in three segments:

     Machinery Technologies — North America

•	Injection molding systems, parts and services supplied from North America and India

•	Blow molding systems, parts, molds and services supplied from North America

•	Extrusion systems, parts and services supplied from North America

     Machinery Technologies — Europe

•	Injection molding systems, parts and services supplied from Europe

•	Blow molding systems, parts, molds and services supplied from Europe

     Mold Technologies

•	Injection mold bases, related components/tooling and services worldwide

•	MRO (maintenance, repair and operating)-aftermarket parts and supplies worldwide

      We strive to be a one-stop source for the needs of plastics processors. We offer full lines of advanced injection molding, extrusion and blow molding equipment and systems, and specialty auxiliary equipment for all types of plastics processing, as well as of supplies and replacement parts. To maximize productivity and profitability, customers count on our technology innovations, value-added services and comprehensive applications expertise. We are also a leading maker and supplier of mold bases and related tooling, components and supplies for the injection mold-making industry, and we make complete molds for blow molding. We are also a supplier of aftermarket MRO items for plastics processing, and we provide retrofit and rebuild services for older equipment manufactured by us and others.

      Injection molding is a very versatile process that is used to make a wide variety of plastic products, ranging from auto components, toothbrushes and computer devices to mobile phones, toys, medical equipment and DVDs. We are leading the global industry shift to all-electric injection molding technology, which is cleaner, quieter, more accurate and more energy efficient compared to traditional hydraulic machines. We are also a recognized technology leader in multi-material injection molding, offering systems that significantly reduce the customer’s cost per molded part. And our patented PC-based control technology for plastics molding machines assures high-quality part production and brings the power of the Internet and improved communications to the shop floor.

      In blow molding, we believe we are the number-one maker of systems to produce HDPE (high density polyethylene) containers, as well as the world’s second largest producer of industrial blow molding equipment to make hollow or semi-hollow products such as automotive components, toys, furniture, luggage and storage and shipping containers. In addition to providing turnkey, state-of-the-art blow molding systems, we are an integrated supplier of molds, tooling, aftermarket parts and services, and applications support.

      Our high-output, twin-screw extruders are sold in North America to produce a wide variety of PVC (polyvinyl chloride) and plastic composite products, such as siding, decking, fencing and pipe, used in commercial and home construction markets. Smaller models of our single-screw extruders serve such end markets as plastics film and medical tubing. We also supply a full line of new and rebuilt high-performance barrels and screws, which are the productivity and value components in the extrusion business, for all makes and models of extruders.

      Our pre-engineered mold bases and components for injection molding are market leaders in their categories in North America and Europe. We offer the widest range of standard and special mold technologies and the latest advances in quick-change molds, hot runner systems and art-to-part metal printing of complex molds. Independent mold makers are our largest customer category.

      We sell MRO supplies and services primarily through catalogs to OEM (original equipment manufacturer) and aftermarket customers around the world. Known for carrying high-quality products at competitive prices, we strive to become an extension of our customers’ businesses by meeting their day-to-day needs for small tools, gauges, temperature regulators, nozzles, screw tips, lubricants, safety supplies and thousands of other items.

      Our service parts organization continues to grow worldwide. We supplement our own service technicians with a network of independent providers for 24-hour response across North and South America and in many European countries. Customers have the option of ordering parts and service over the phone or via the Internet.

      Markets. One of the largest industries in the world, plastics processing is a major contributor to the vitality of industrialized economies and to the continuing growth of developing areas. Markets for plastics processing systems and supplies have grown steadily for over half a century, as plastics and plastic composites continue to replace traditional materials such as metal, wood, paper and glass. Plastics have increasingly become the material of choice in many, if not most, manufactured goods.

      Advancements in material development and in processing equipment capabilities continue to make plastic products more functional and less expensive, thus spurring secular growth. Thanks to superior strength-to-weight ratios, plastics are increasingly used in transportation-related applications. And consumer demand for safer, more convenient products continues to drive general demand for plastic products.

      We compete in a global market, estimated to be $13 billion on an annualized basis, for plastics equipment and supplies. Our product mix generally parallels the major segments of this market. About two-thirds of the market consists of capital equipment, which is highly sensitive to general economic cycles and capital spending patterns. In addition, demand is often shaped by other factors such as fluctuations in resin pricing and availability, oil, gas and electricity prices, the impact of interest rates on new housing starts and auto sales, the introduction of new products or models, and consumer confidence and spending. Changes in currency exchange rates may also affect our customers’ business and, in turn, the demand for processing equipment. To reduce our dependency on capital goods cycles, we have focused on expanding our durable and consumable product offerings, as well as our aftermarket services and support.

      It has been well known for many decades that, generally speaking, the use of plastics is environmentally friendly and actually conserves energy when compared to making the same products out of metal, wood, paper and glass. To further address environmental concerns, however, many polymer suppliers, machinery makers and processors are actively developing and improving methods of recycling. As a member of the trade association, The Society of the Plastics Industry, we continue to work with other leading companies to make plastics a part of the solution to the challenges of energy and environmental conservation.

      Geographic Sales. About 62% of our plastics technologies products and services in 2003 were sold to customers in North America. European sales made up about 27% of the total, with the remainder coming from Asia and the rest of the world.

      Distribution. We maintain sales, marketing and customer service facilities in major cities across North America, Europe and Asia. We also sell through large networks of distributors and/or sales and service offices in all major countries.

      We sell our plastics machinery and systems through a combination of direct sales force and independent agents who are spread geographically throughout our key markets. We sell our mold bases, supplies and components through a direct distribution network in North America and Europe, through a large network of joint venture sales and service offices in Asia, over the Internet and via telemarketing. We market our MRO supplies in traditional printed catalogs, as well as through electronic catalogs and over the Internet.

      Customers. Our plastics technologies customers are involved in making a wide range of everyday products: from food and beverage containers to refrigerator liners; from electronic and medical components to digital cameras and razors; from milk bottles to plastic-lumber decking. Key end markets in order of 2003 sales were packaging, automotive and transportation, building materials, industrial components, consumer goods and toys, custom molders, appliances and housewares, medical devices, and electrical and electronics.

      Production Facilities. For our three plastics technologies segments, we maintain the following principal production facilities:

Facility Location	Products

Ahmedabad, India	Injection molding machines
Batavia, Ohio*	Injection molding machines, blow molding machines, extrusion systems
Charlevoix, Michigan	Mold components
Corby, England	Injection molding components
Fulda, Germany	Mold bases
Greenville, Michigan*	Mold bases
Lewistown, Pennsylvania	Mold components
Madison Heights, Michigan	Hot runner systems
Magenta, Italy*	Blow molding machines
Malterdingen, Germany	Injection molding machines
McPherson, Kansas*	Extrusion screws and barrels
Mechelen, Belgium	Mold components
Melrose Park, Illinois	Mold bases
Mississauga, Ontario, Canada*	Extrusion screws
Mt. Orab, Ohio	Plastics machinery parts
Policka, Czech Republic	Blow molding machines
Tecumseh, Michigan*	Molds for blow molding
Windsor, Ontario, Canada	Mold bases
Youngwood, Pennsylvania	Mold bases and components

*	Leased

      The above facilities provide approximately 1.9 million square feet of manufacturing, warehousing and office space. All facilities are in good repair and are considered suitable for the purposes for which they are used. The level of utilization of the facilities in relation to their practical capacities varies but, in all instances, is sufficient to justify their continued operation.

      Competition. The markets for plastics technologies are global and highly competitive and include North American, European and Asian competitors. We believe we have the number-one share of the North American market and the number-three share worldwide. A few of our competitors are larger than us, most are smaller, and only a few compete in more than one product category. Principal methods of competition in the plastics technologies industry are product features, technology, performance, reliability, quality, delivery, price and customer service.

Industrial Fluids

      Products and Services. We provide metalworking industries worldwide with a wide variety of coolants, lubricants, forming fluids, process cleaners and corrosion inhibitors used in the shaping of metal products. Customers count on our extensive knowledge of chemistry and metalworking applications to maximize their productivity.

      With 2003 sales of $104 million, our industrial fluids segment consists of:

•	Metalcutting and metalforming coolants and lubricants

•	Process cleaners, corrosion inhibitors and specialty products

      Coolants are required in the vast majority of metalworking operations, including cutting, grinding, stamping and forming, to achieve desired part quality and output through higher metal-removal rates and longer tool life. Our family of premium fluids meets the demands of today’s toughest metalworking operations, offering unmatched machining and grinding performance. Case studies have proven that using these fluids can significantly extend tool life. For over 50 years, our specialty has been water-based synthetic fluids, which provide excellent lubricity and are generally more environmentally friendly than oil-based products. More recently, our new high-performance “green” fluids made from vegetable oils have been gaining acceptance, albeit limited, among metalworking customers concerned with environmental and/or disposal issues.

      We add value for our customers by helping them maintain the safety and effectiveness of their fluids and by offering them our expertise in fluid/tool synergies in order to optimize their metalworking operations. Optimized fluid and tool selection can provide our customers with significant productivity gains and cost savings.

      Our strength is in the area of metal removal (metalcutting and grinding), but we also blend and sell stamping and metalforming fluids, process cleaners, corrosion inhibitors and other specialty products for metalworking, all of which represent good growth opportunities for us.

      Markets. Key markets for our industrial fluids include the whole spectrum of metalworking industries: from automotive, aircraft and machinery makers and job shops to manufacturers of appliances, agricultural equipment, and consumer and sporting goods. Our fluids are also used in the production of glass and mirrors and in high-tech processes such as silicon wafer slicing and polishing.

      The markets in which our industrial fluids compete total $2.5 billion on an annualized, global basis. Over one-third of the market consists of metalcutting and grinding fluids, with metalforming fluids and process cleaners each accounting for about one-quarter of the market. Demand for our fluids is generally directly proportional to levels of industrial production, although we specifically target higher-growth areas such as machining and forming exotic alloys and aluminum. Factors affecting our customers’ production rates and ultimately demand for our fluids include auto and machinery sales, consumer spending and confidence, interest rates, energy prices and currency exchange rates.

      Environmental, health and safety concerns could negatively affect demand for metalworking fluids. When it comes to industrial fluids, we place very high importance on employee safety and environmental protection. In a proactive approach to continually improve the health and environmental effects of metalworking fluids, we work both locally and internationally with suppliers, customers and regulatory authorities and we support and participate in research and educational programs regarding metalworking fluids.

      Geographic Sales. About 56% of our 2003 industrial fluid sales were made to customers in North America, while another 37% were to European customers. The remaining sales were to customers in Asia and the rest of the world.

      Distribution. Our industrial fluids are sold primarily through industrial distributors, with some direct sales, as well as through traditional printed catalogs and electronic catalogs over the Internet. We produce most of what we sell, and most of what we make is sold under our own brand names. In addition, some of our fluids are sold under brand names of other companies through their own market channels.

      Customers. Our metalworking fluids are involved in making all kinds of products: from automotive power train components to aluminum soft drink cans; from air conditioners and glass mirrors to bearings and golf clubs; not to mention a wide variety of industrial components.

      Markets for our industrial fluids in order of importance based on 2003 sales were automotive and transportation, industrial components, industrial machinery, job shops, off-road and other heavy equipment, appliances and housewares, aerospace, oil and primary metals, and consumer goods. The largest customer category, automotive and transportation, accounted for 38% of fluid sales in 2003.

      Production Facilities. For our industrial fluids segment, we maintain the following principal production facilities:

Facility Location	Products

Cincinnati, Ohio	Metalworking fluids
Corby, England*	Metalworking fluids
Livonia, Michigan	Process cleaners, corrosion inhibitors, specialty products
Sturgis, Michigan	Metalworking fluids
Ulsan, South Korea	Metalworking fluids
Vlaardingen, The Netherlands	Metalworking fluids

*	Leased

      The above facilities provide approximately 235,000 square feet of manufacturing, warehousing and office space. All facilities are in good repair and are considered suitable for the purposes for which they are used. The level of utilization of the facilities in relation to their practical capacities varies but, in all instances, is sufficient to justify their continued operation.

      Competition. We believe we hold a leadership position in world markets for water-based or synthetic metalworking fluids. Our competitors range from large petrochemical companies to smaller companies specializing in similar fluids. Principal methods of competition in this business include market coverage, product performance, delivery, price and customer service.

Research and Development, New Product Development and Capital Expenditures

      We emphasize efficient investment in research and development and in new capital equipment to support rapid new product introductions, enhance our global competitive position and achieve sales growth. In 2003, we focused our investment on customer-driven development. To these ends we invested $17.8 million, or 2.4% of sales, in research and development in 2003, compared to $15.8 million, or 2.3% of sales, in 2002.

Patents

      We hold a number of patents pertaining to both plastics technologies and industrial fluids, none of which are material to their respective business segments.

Our Competitive Position

      We believe we possess several competitive strengths, including the following:

•	Leading Market Positions. We have leading market positions — number one or two in North America and number two or three worldwide — in each of our major product lines: injection molding systems, blow molding machinery (non-PET), extruders (U.S. only), mold bases and industrial fluids.

•	Innovative Product Development. We are known for innovative product design, advanced engineering and technological leadership, and we have introduced many technological innovations to the plastics processing and metalworking fluid industries throughout our history, including:

—	the first synthetic (water-based) metalworking fluids;

—	the first PC-based machine controls; and

—	the first large-tonnage all-electric injection molding machines.

•	Strong Customer Support System. We are also known for our strong customer support, especially in the area of “applications expertise,” which allows us to help our customers achieve their production, productivity and quality goals.

•	One-Stop Supplier. In the plastics industry, we are a “one-stop” shop in that we are the only large supplier of processing equipment offering injection molding, blow molding and extrusion systems, as well as related mold bases, components and MRO supplies.

      Although we believe these strengths will create significant opportunities, you should also be aware of risks that may impact our competitive position, which include the following:

•	High Health Care, Product Liability and Pension Costs. Like most, if not all, U.S. manufacturers, we are disadvantaged by high costs of health care, product liability and pension compared to non-U.S. companies.

•	Cost Disadvantages. In markets where we have no manufacturing presence and must compete by export — usually from North America or Western Europe — we will often have cost disadvantages compared to local producers.

•	No Non-U.S. Extrusion Business. In the extrusion business, we have no presence outside the U.S. due to a non-compete agreement that we signed when we sold our Austrian-based extrusion business in 1999, which non-compete agreement expires at the end of 2004.

Raw Materials

      In all of our businesses, we purchase raw materials, most notably steel for machinery and mold bases. We source these materials on a global basis whenever possible. When prices for raw materials rise, we are generally — but not always — able to pass on additional expense through price increases in our products. We are actually more impacted by pricing and availability of raw materials used by our customers, specifically plastic resins which are made from natural gas or oil. If resin prices rise or fluctuate too sharply, customers often postpone or cancel new product rollouts and the purchase of related machinery and mold equipment.

Seasonality

      Demand for our products is mildly impacted by seasonal factors. For example, summer and year-end shutdowns in automotive plants would reduce industrial fluid consumption during the second half of the year. At the same time, annual budget approval cycles often lead to higher shipments of capital equipment in the fourth calendar quarter of the year.

Employees

      The average number of our employees from continuing operations was 3,760 people in 2003. Of these, half were outside the U.S. As of December 31, 2003, the number of our employees from continuing operations was about 3,500 people.

Working Capital

      Rapid, unforeseen changes in demand for our products can cause temporary inventory imbalances, which can take two or more fiscal quarters to correct. Terms of sales to customers, such as return rights, advance payments and extended payments, generally have only a minor impact on our working capital.

Backlog

      Our backlog of confirmed, unfilled orders stood at $98 million at June 30, 2004, up 14% over the backlog level as of June 30, 2003. We expect to fill the bulk of these orders, approximately 80% or more, during calendar year 2004.

Environmental Compliance

      Our operations are subject to environmental laws and regulations in the U.S. and abroad relating to the protection of the environment and health and safety matters, including those governing discharges of pollutants to the air and water, the management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. While we are not aware of any material noncompliance with the environmental laws or regulations currently applicable to us, we could incur significant costs, including clean-up costs, fines and sanctions, and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under these laws and regulations. See “Risk Factors — Risks Relating to Our Business — Our operations may subject us to potential responsibilities and costs under environmental laws that could have an adverse effect on our business, financial condition or results of operations.”

      We have no material capital expenditures planned in 2004 to acquire new systems or equipments for environmental compliance purposes.

Legal Proceedings

      Various lawsuits arising during the normal course of business are pending against us and our consolidated subsidiaries. In several such lawsuits, some of which seek substantial amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by us. We are vigorously defending these claims and believe we have reserves, indemnity claims and insurance coverage sufficient to cover potential exposures.

      While, in the opinion of management, the liability resulting from these matters will not have a material effect on our consolidated financial position or results of operations, the outcome of individual matters cannot be predicted with reasonable certainty at this time.

MANAGEMENT

      The following table presents the name, age and position of each member of our senior management and each of our directors as of September 30, 2004:

Name	Age	Position(s)

Ronald D. Brown	51	Chairman, President and Chief Executive Officer
Robert P. Lienesch	58	Senior Vice President — Finance, Controller and Chief Financial Officer
Hugh C. O’Donnell	53	Senior Vice President, General Counsel and Secretary
Dr. Karlheinz Bourdon	47	President — Global Plastics Machinery
David E. Lawrence	54	President — Global Mold Technologies
Robert C. McKee	52	President — Global Industrial Fluids
M. Bradley Baker	39	Vice President — Human Resources
John C. Francy	39	Vice President and Treasurer
Darryl F. Allen	60	Director
David L. Burner	65	Director
Barbara Hackman Franklin	64	Director
Steven N. Isaacs	40	Director
Mark L. Segal	40	Director
Joseph A. Steger	67	Director
Duane K. Stullich	35	Director
Charles F.C. Turner	44	Director
Larry D. Yost	66	Director

      Ronald D. Brown. Mr. Brown is Chairman of our Board and our President and Chief Executive Officer. Mr. Brown joined us in 1980 and has served as a Director since 1999. His current term expires in 2006. Mr. Brown has served as Chairman and Chief Executive Officer since June 2001. Prior thereto, Mr. Brown served as Chief Operating Officer from September 1999 to June 2001, and Chief Financial Officer from 1993 to 1999. Mr. Brown is also a director of A.O. Smith Corporation.

      Robert P. Lienesch. Mr. Lienesch is our Senior Vice President — Finance, Controller and Chief Financial Officer. He was elected Senior Vice President — Finance and Controller in 2004, and he was elected Vice President — Finance and Chief Financial Officer in 1999. He was elected Vice President and Treasurer in 1998 and served as Treasurer until 2001. Prior to that time, he was Controller from 1989.

      Hugh C. O’Donnell. Mr. O’Donnell is our Senior Vice President, General Counsel and Secretary. He was elected Senior Vice President in 2004, and he was elected Vice President, General Counsel and Secretary in 1999. Prior to that time, he served as Corporate Counsel since 1992.

      Dr. Karlheinz Bourdon. Dr. Bourdon is the President of our Global Plastics Machinery business and was elected to this position in 2004. Prior to that time, he was General Manager, Plastics Machinery Technologies Group from 2003 to 2004, Senior Managing Director, Plastics Machinery Europe from 2001 to 2003, and Managing Director, Ferromatik Milacron from 1999 to 2001.

      David E. Lawrence. Mr. Lawrence is the President of our Global Mold Technologies business and was named to this position in 2004. Prior to that time, he was General Manager, Global Mold Technologies from 2003 to 2004 and General Manager, North America of our D-M-E subsidiary from 1999 to 2003.

      Robert C. McKee. Mr. McKee is the President of our Global Industrial Fluids business and was named to this position in 2004. Prior to that time, he was General Manager, Global Industrial Fluids and had served in this capacity since 2002. Prior thereto, he was General Manager of our Consumable Products Division from 2000 to 2002 and President of Talbot Holdings, a Milacron subsidiary, from 1995 to 2000.

      M. Bradley Baker. Mr. Baker is our Vice President of Human Resources and was elected to this position in 2004. Prior to that time, he was Director, Global Human Resources from 2002 to 2004 and Group Director, Human Resources — Plastics Technologies from 1999 to 2002.

      John C. Francy. Mr. Francy is our Vice President and Treasurer. He was elected Vice President in 2004 and Treasurer in 2001. Prior to that time, he was Assistant Treasurer from 1998, Director of Treasury Operations from 1997 and Controller of Machine Tool Marketing Worldwide from 1995.

      Darryl F. Allen. Mr. Allen has been a Director since 1993. His current term expires in 2006. Mr. Allen is the retired Chairman, President and Chief Executive Officer of Aeroquip-Vickers, Inc., Maumee, Ohio, a worldwide manufacturer and distributor of engineered components and systems for markets that include industrial, automotive, aerospace and defense. Mr. Allen is also a Director of Fifth Third Bancorp. Mr. Allen is a member of the Audit Committee and the Finance Committee of our Board.

      David L. Burner. Mr. Burner has been a Director since 1998. His current term expires in 2007. Mr. Burner is the retired Chairman and Chief Executive Officer of Goodrich Corporation, Charlotte, North Carolina, a provider of aircraft systems and services. He served in that capacity from July 1997 to October 2003. He was Chief Executive Officer from December 1996 to July 1997 and President from December 1995 to January 1997. Prior to 1997, he was an Executive Vice President of The BFGoodrich Company and the President and Chief Operating Officer of BFGoodrich Aerospace. Mr. Burner is also a Director of Progress Energy, Inc., Briggs & Stratton Corporation, Lance, Inc. and Engelhard Corporation. Mr. Burner is a member of the Audit Committee and the Personnel and Compensation Committee of our Board.

      Barbara Hackman Franklin. Ms. Franklin has been a Director since 1996. Her current term expires in 2005. Ms. Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises, Washington, D.C., an international consulting and investment firm and has served in that capacity since January 1995. From 1993 to 1995, she was an independent director, consultant and lecturer. In 1992, she served as the 29th U.S. Secretary of Commerce. Ms. Franklin is also a Director of Aetna, Inc., The Dow Chemical Company, MedImmune, Inc. and GenVec, Inc. Ms. Franklin is a member of the Finance Committee and the Nominating and Corporate Governance Committee of our Board.

      Steven N. Isaacs. Mr. Isaacs has been the Chairman and Managing Director of Glencore Finance AG, an investment subsidiary of Glencore International AG, since 1995, and is a director of Mopani Copper Mines Limited (Zambia) and an alternate director of Minara Resources Limited (Australia). Mr. Isaacs was appointed as a Director effective on April 5, 2004. His current term expires in 2007. Mr. Isaacs was selected for appointment as a Director and selected for nomination for re-election at our July 9, 2004 annual meeting of shareholders by Glencore Finance AG and Mizuho International plc as holders of the Series A Notes pursuant to the agreement governing the sale of such notes. Mr. Isaacs is a member of the Finance Committee of our Board.

      Mark L. Segal. Mr. Segal was appointed as a Director effective August 1, 2004. His current term expires in 2006. Mr. Segal is the Chief Financial Officer of Spin Master Ltd., Toronto, Canada, a designer, developer, manufacturer and marketer of consumer products for children, since 2001. Prior thereto, he was Vice President, Corporate Treasurer of Norigen Communications Inc. from 2000 to 2001 and Director, Treasury and Finance of Husky Injection Molding Systems Ltd. from 1997 to 2000. Mr. Segal is a member of the Audit Committee of our Board.

      Dr. Joseph A. Steger. Dr. Steger has been a Director since 1985. His current term expires in 2007. Dr. Steger had served for more than five years, until his retirement in 2003, as President of the University of Cincinnati and now serves as President Emeritus. Dr. Steger is also a Director of Provident Financial Group, Inc. Dr. Steger is a member of the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee of our Board.

      Duane K. Stullich. Mr. Stullich was appointed as a Director effective August 1, 2004. His current term expires in 2005. Mr. Stullich has been the Founder and Managing Member of FocalPoint Partners, LLC, Los Angeles, California, an independent investment bank, since 2002. Prior thereto, he was a Principal of Murphy Noell Capital, LLC from 1999 to 2002. Mr. Stullich is a member of the Nominating and Corporate Governance Committee of our Board.

      Charles F.C. Turner. Mr. Turner has been a Director since 2002. His current term expires in 2005. Prior to his election to the Board in 2002, he had served in various capacities at the company’s Plastics Technologies Group, his last position being Group Director of Information Technology, which position he held from June 2000 to April 2002. Prior thereto, he held the positions of Director of Business Process Development from February 2000 to June 2000 and Materials Manager and LEAP Project Leader from November 1998 to February 2000. Mr. Turner has been President of Develin Corporation, a real estate management firm, since 2003. Mr. Turner is a member of the Finance Committee of our Board.

      Larry D. Yost. Mr. Yost was appointed as a Director effective August 1, 2004. His current term expires in 2005. Mr. Yost is the retired Chairman and Chief Executive Officer of Arvin Meritor, Inc., a global automotive supplier of a broad range of integrated systems, modules and components. He served in that capacity from 2000 to 2004. He was Chairman and Chief Executive Officer of Meritor Automotive Inc. from 1997 to 2000. Mr. Yost is also a Director of Kennametal, Inc. and UNOVA, Inc. Mr. Yost is a member of the Personnel and Compensation Committee and Nominating and Corporate Governance Committee of our Board.

Compensation and Benefits of Directors

      The company compensates non-employee directors by payment of an annual retainer of $35,000. All or a portion of this retainer may be deferred into a company stock and/or cash account under the terms of the company’s Plan for the Deferral of Directors’ Compensation (which is further described below), subject to the requirement that a minimum of $10,000 annually be payable in Company stock and credited to a deferred stock account under the plan. The company also compensates non-employee directors by payment of a fee of $1,500 for each meeting of our Board and each committee meeting attended. Chairpersons of the Audit Committee, Finance Committee, Nominating and Corporate Governance Committee and Personnel and Compensation Committee of our Board also receive an annual retainer of $2,000. In addition, the directors may elect to be covered by $100,000 of group term life insurance.

      Awards of restricted shares and stock options to directors are provided for in the 1997 Long-Term Incentive Plan. Ms. Franklin and Messrs. Burner, Perrella, Steger, and Turner each received a stock option grant of 2,000 shares under the plan in January, 2003. Mr. Allen declined his stock option grant.

      The Retirement Plan for Non-Employee Directors was closed on February 6, 1998, with respect to all non-employee directors beginning their first term on our Board after said date. The non-employee directors who were not beginning their first term after February 6, 1998, were given the election to continue to participate in the Retirement Plan for Non-Employee Directors or receive the current value of their projected benefit in a lump sum credited to a deferred stock account under the Company’s Plan for the Deferral of Directors’ Compensation. The Retirement Plan for Non-Employee Directors has a six-year vesting requirement with monthly benefits paid for life. For non-employee directors with ten or more years of vested service, the benefit under the Retirement Plan for Non-Employee Directors is equal to one hundred percent of the director’s base retainer as of the last day of service. A reduced benefit is payable to non-employee directors with less than ten years of vested service.

Plan for the Deferral of Directors’ Compensation

      The main purposes of the company’s Plan for the Deferral of Directors’ Compensation are to encourage the company’s directors to invest in the future of the company through ownership of its common stock and to insure the availability to the company of its current and prospective directors. Only non-employee directors may be participants in the plan.

      Under the plan, each participant may elect to defer meeting fees and annual retainer payments into either a deferred cash account or a deferred stock account, or both. As described above, a portion of the participant’s annual retainer, as determined by the Board, must be deferred into the participant’s deferred stock account. Dividends will be credited to any units of stock in the deferred stock account and an interest rate equal to 110% of the Long-term Applicable Federal Rate, as defined in the plan, will be credited to any cash amounts in the deferred cash account.

      A participant may elect to receive a distribution from his or her deferred accounts at or after termination of service as a director either in a lump sum or annual installments not to exceed ten years.

Retirement Benefits

      The calculation of estimated annual retirement benefits under the company’s regular retirement plan (the “Retirement Plan”) is based upon years of service and average earnings for the five consecutive years of highest compensation during such service. Earnings include all cash compensation, including amounts received or accrued under our Short-Term Management Incentive Program, but exclude benefits or payments received under long-term incentive plans or any other employee benefit plan. The Retirement Plan is non-contributory and limits the individual annual benefit to the maximum level permitted under existing law. The credited years of service under the Retirement Plan for the executive officers named in the Summary Compensation Table set forth below are: 14 for Mr. Anderson, 23 for Mr. Brown, 15 for Mr. Francy, 24 for Mr. Lienesch, and 16 for Mr. O’Donnell. Mr. Faig, former president and COO, retired September 30, 2003 with 35 years of credited service under the Retirement Plan. Directors who are not officers or employees of the company are not eligible to participate in the Retirement Plan.

      The table below shows examples of pension benefits which are computed on a straight life annuity basis before deduction of the offset provided by the Retirement Plan, which depends on length of service and is up to one-half of the primary Social Security benefit:

Highest Consecutive	Estimated Annual Pension for Representative Years of Credited Service
Five-Year Average
Compensation	10	15		20		25		30		35 or more

$100,000	$15,000	$22,500		$30,000		$37,500		$45,000		$52,500
250,000	37,500	56,250		75,000		93,750		112,500		131,500
500,000	75,000	112,500		150,000		187,500	(*)	225,000	(*)	262,500	(*)
750,000	112,500	168,750	(*)	225,000	(*)	281,250	(*)	337,500	(*)	393,750	(*)
1,000,000	150,000	225,000	(*)	300,000	(*)	375,000	(*)	450,000	(*)	525,000	(*)

(*)	Under existing law, payments of annual benefits in excess of $165,000 may not be made by the Retirement Plan but may be paid directly by the Company, as described in the following paragraph.

In an effort to attract and retain experienced executives, our Board approved a program wherein certain officers who meet the vesting requirements may be eligible to receive annual pensions of not less than 52.5% and not more than 60% of their highest average pay in a consecutive three-year period. The officers who are eligible at this time for this benefit are Mr. Brown, Mr. Lienesch, Mr. O’Donnell and Mr. Francy. Such pensions include the amount payable under the Retirement Plan and are not subject to the maximum limitation imposed on qualified plans such as the Retirement Plan.

Executive Employment Agreements

      The company has only one officer with whom it has an employment agreement. Due to statutory and customary practices in Germany, the company and Dr. Karlheinz Bourdon have entered into an employment agreement. In addition to establishing Dr. Bourdon’s compensation, the agreement contains provisions setting forth a two-year non-compete clause and provides for a notice period of 12 months prior to termination by either party. The duration of the initial contract was three years beginning January 1, 2001 and provides for a continuous one-year extension unless a party to the agreement has provided the requisite notice of termination.

Executive Severance Agreements

      The company has entered into Executive Severance Agreements (the “Severance Agreements”) with Messrs. Anderson, Brown, Francy, Lienesch, and O’Donnell as well as certain other executives (the “Executives”). The Severance Agreements continue through December 31, 2004, and provide that they are to be automatically extended in one-year increments (unless notice by the company is otherwise given) and, in any event, shall continue in effect for a period of two years beyond the term if a Change in Control (as defined below) of the company occurs.

      Generally, a “Change in Control” of the company will be deemed to have occurred if: (i) anyone acquires 20% or more of the outstanding voting stock of the company; (ii) the persons serving as directors of the company as of the date of the agreement, and replacements or additions subsequently approved by at least 60% of the incumbent Board, cease to make up a majority of the Board; (iii) a merger, consolidation, or reorganization occurs after which the holders of the company’s outstanding stock immediately preceding such transaction own less than 66 2/3% of the surviving corporation; (iv) the company disposes of all or substantially all of its assets; or (v) the shareholders of the company approve a plan of liquidation or dissolution of the company. The Severance Agreements were amended effective February 10, 2004 to provide that a financial restructuring or recapitalization of the company in 2004 would not trigger certain benefits otherwise payable upon a Change in Control.

      The Severance Agreements provide that the Executives are entitled to certain benefits following a Change in Control of the company, including: (i) the vesting of all equity-based awards, and (ii) cash payments equal to the value of each Executive’s target annual incentive award and any earned but unpaid annual bonus. In the event of a qualifying termination of an Executive following a Change in Control, an Executive is entitled to additional benefits, including: (i) a portion of the Executive’s target annual incentive award then in effect; (ii) a cash payment equal to the value of all outstanding long-term incentive awards, assuming maximum performance, (iii) a cash payment of three or two times (depending upon whether or not a Tier I or Tier II Severance Agreement applies) the sum of the Executive’s base salary and highest bonus award; (iv) special supplemental retirement benefits determined as if the Executive had three or two years additional credited service under the company’s retirement plans; and (v) continuation of all life, disability and accident insurance, and medical plan coverage for a period of three or two years. Due to the February 10, 2004 amendments of the Severance Agreements, awards granted on or after February 10, 2004 will not accelerate and Executives will not be entitled to any cash payments equal to their target annual incentive awards or payment of any earned but unpaid annual bonuses as a result of a restructuring that occurs in 2004. Further, if any of these payments would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the Executive’s compensation for all such excise taxes.

      On the recommendation of independent advisors to the Personnel & Compensation Committee of the Board, in an effort to retain key employees during the uncertainty created by the refinancing process, the company has established a Temporary Enhanced Severance Plan effective November 1, 2003 and extending through December 31, 2005 for certain key employees, including the executive officers named in the Summary Compensation Table. Should a participant experience a qualifying termination during this period he/she would be entitled to certain benefits including severance and outplacement assistance. The benefits provided under this plan would not be cumulative to any other severance benefits to which a participant is entitled. In the event a participant would receive benefits under another company severance plan, then the payments under this plan would be reduced by a like amount.

Compensation Committee Interlocks and Insider Participation

      For 2003, the Personnel and Compensation Committee of the Board was composed of James E. Perrella, Joseph Pichler and Joseph A. Steger, with Mr. Perrella serving as Chairperson. Each member of the Committee was independent, as defined by the SEC and the NYSE. No member of the Board and no employee of the company serves or has served on the compensation committee (or the Board of a corporation lacking a compensation committee) of a corporation employing a member of the Board.

Audit Committee Financial Experts

      The Audit Committee of the Board is currently composed of three non-employee directors. The Board has determined that each of David L. Burner, Darryl F. Allen and Mark L. Segal (i) meets the independence requirements of the SEC and the NYSE, (ii) is financially literate within the meaning of the NYSE rules, and (iii) qualifies as an “audit committee financial expert” as defined by the SEC.

Summary Compensation Table

	Annual Compensation(1)					Long Term Compensation

						Awards		Payouts

					Other		Shares
					Annual	Restricted	Underlying	LTIP	All Other
Name					Comp.	Stock	Stock	Payouts	Comp.
Principal Position	Year	Salary ($)	Bonus ($)		($)	($)(2)	Options (#)	($)	($)

R. D. Brown	2003	600,000	0		2,238	465,040	0	0	0
Chairman, President and	2002	562,585	196,230		10,984	621,450	100,000	0	0
Chief Executive Officer	2001	488,338	0		17,146	282,140	100,000	0	0
H. J. Faig	2003	352,920	0		73,183	18,480	0	0	0
President and Chief	2002	369,950	85,084		17,266	276,200	88,000	0	0
Operating Officer(3)	2001	363,670	0		15,803	101,700	44,000	0	0
R. P. Lienesch	2003	270,000	0		52,194 (7)	139,088	0	0	0
Senior Vice President — Finance, Controller	2002	253,800	60,861		11,777	248,580	58,000	0	0
and Chief Financial Officer	2001	255,670	0		11,720	61,020	29,000	0	0
H. C. O’Donnell	2003	230,004	11,500	(6)	6,335	137,240	0	0	0
Senior Vice President, General	2002	216,207	51,846		3,267	165,720	44,000	0	0
Counsel and Secretary	2001	217,670	0		4,332	40,680	22,000	0	0
R. A. Anderson	2003	157,764	1,315	(6)	31	96,992	0	0	0
Controller(4)	2002	132,411	32,107		—	0	7,875	0	0
J. C. Francy	2003	142,608	7,130	(6)	1,461	96,992	0	0	0
Vice President and Treasurer(5)	2002	134,058	37,992		2,035	96,670	10,000	0	0
	2001	114,916	0		1,860	40,680	5,000	0	0

(1)	Includes amounts earned in fiscal year.

(2)	Performance Share Awards: On February 9, 2001, July 26, 2001, February 12, 2002, and February 11, 2003, the Personnel and Compensation Committee of the Board awarded performance share grants in the form of restricted stock under the 1997 Long-Term Incentive Plan. This restricted stock will vest only if certain performance targets are met during the three-year performance period. Mr. Brown was awarded 15,000 shares in 2001 (7,000 shares on February 9, 2001 and 8,000 shares on July 26, 2001), 15,000 shares in 2002 and 12,000 shares in 2003; Mr. Faig was awarded 5,000 shares in each of 2001 and 2002 and 4,000 shares in 2003; Mr. Lienesch was awarded 3,000 shares in each of 2001 and 2002 and 2,400 shares in 2003; Mr. O’Donnell was awarded 2,000 shares in each of 2001, 2002 and 2003; Mr. Anderson was awarded no shares in each of 2001 and 2002 and 1,600 shares in 2003; Mr. Francy was awarded 2,000 shares in each of 2001 and 2002 and 1,600 shares in 2003.

In accordance with the terms of the Long-Term Incentive Plan, upon his retirement on September 30, 2003, Mr. Faig forfeited performance share grants as follows: from the 5,000 shares awarded him in 2001, 421 shares were forfeited; from the 5,000 shares awarded him in 2002, 2,087 shares were forfeited; and all 4,000 shares awarded him in 2003 were forfeited.

The performance share grants awarded in 2001 were to vest only if the compounded annual growth rate of the company’s basic earnings per common share over the three-year performance period commencing January 1, 2001 was at least 10%. If the compounded annual growth rate of basic earnings per common share over the performance period was at least 12%, the awards were to be increased by a cash payment equal to 50% of the value of the associated performance share grant at the end of the performance period, and the cash payment was to be increased to 100% of the value of the associated performance share grant if that compounded annual growth rate was at least 15%. On February 9, 2004, all of the performance share grants awarded in 2001 were forfeited because the targeted annual growth rate in earnings per share was not attained.

The performance share grants awarded in 2002 will vest only if the company’s basic earnings per common share over the three-year performance period commencing January 1, 2002 are at least $1.00. These grants will be increased by a cash payment equal to 50% of the value of the associated performance share grant at the end of the performance period if basic earnings per share over the performance period are at least $1.35, and the cash payment will be increased to 100% of the value of the associated performance share grant if those basic earnings per share are at least $1.75.

The performance share grants awarded in 2003 will vest only if the company’s basic earnings per common share over the three-year performance period commencing January 1, 2003 are at least $0.75. These grants will be increased by a cash payment equal to 50% of the value of the associated performance share grant at the end of the performance period if basic earnings per share over the performance period are at least $1.15, and the cash payment will be increased to 100% of the value of the associated performance share grant if those basic earnings per share are at least $1.50.

Restricted Stock Awards: On February 9, 2001, February 12, 2002 and November 6, 2003, the Personnel and Compensation Committee also awarded restricted stock under the 1994 and 1997 Long-Term Incentive Plans which vests at the end of 3 years (2 years in the case of 50% of each grant made in 2003) if the executive is still employed by the company or has retired from the company, but is not subject to other performance targets, as follows: Mr. Brown, 30,000 shares in 2002 and 160,000 shares in 2003; Mr. Faig, 15,000 shares in 2002; Mr. Lienesch, 15,000 shares in 2002 and 50,000 shares in 2003; Mr. O’Donnell, 10,000 shares in 2002 and 50,000 shares in 2003; Mr. Anderson, 1,000 shares in 2001 and 35,000 shares in 2003; and Mr. Francy, 5,000 shares in 2002 and 35,000 shares in 2003.

The values of the awards under the Long-Term Incentive Plans shown in the table are based on the closing prices of $20.34 and $17.47 (for the February 9, 2001 and July 26, 2001 awards, respectively), $13.81 (for the February 12, 2002 awards), and $4.62 and $2.56 (for the February 11, 2003 and November 6, 2003 awards, respectively).

Dividends are paid on all restricted stock granted under the Long-Term Incentive Plans at the same time and the same rate as dividends are paid to the shareholders on unrestricted stock.

Upon a change in control of the company, all outstanding performance and restricted share awards immediately vest, and payments are made with respect to the performance shares as if maximum performance targets were attained. All outstanding restricted share awards vested and payments became due with respect to all outstanding performance shares on either April 15, 2004 or June 10, 2004 as a result of a change of control in connection with the Refinancing Transaction.

NOTE: The total number of shares of restricted stock held, subject to vesting restrictions, by the listed officers and the aggregate market value at the end of the company’s fiscal year are as follows: Mr. Brown held 232,000 restricted shares valued at $967,440.00 in the aggregate; Mr. Faig held 22,492 restricted shares valued at $93,791.64 in the aggregate; Mr. Lienesch held 73,400 shares valued at $306,078.00 in the aggregate; Mr. O’Donnell held 66,000 shares valued at $275,220.00 in the aggregate; Mr. Anderson held 37,600 shares valued at $156,792.00 in the aggregate; and Mr. Francy held 45,600 shares valued at $190,152.00 in the aggregate. Aggregate market value is based on the closing price of $4.17 at December 31, 2003.

(3)	Mr. Faig retired on September 30, 2003.

(4)	Mr. Anderson became an executive officer of the company on October 1, 2002. On August 1, 2004. Mr. Lienesch was elected controller and Mr. Anderson was appointed general manager for Milacron’s North American plastics injection machinery business.

(5)	Mr. Francy became an executive officer of the company on February 9, 2001.

(6)	The Board approved bonuses to certain officers, at the discretion of the CEO, in recognition of extraordinary job demands required during the company’s refinancing process.

(7)	Includes $20,834 for supplemental health care benefits received by Mr. Lienesch, which was the only perquisite or other personal benefit received by him that exceeded 25% of the total of all perquisites and other personal benefits received by him.

Aggregated Option Exercises In Last Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value (1) of Unexercised, In-the-
	Number of		Options at Fiscal		Money Options Held at Fiscal
	Shares	Value	Year-End (#)(2)		Year-End ($)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

R. D. Brown	0	$0	105,000	155,000	$0	$0
H. J. Faig	0	$0	64,000	108,000	$0	$0
R. P. Lienesch	0	$0	42,000	71,000	$0	$0
H. C. O’Donnell	0	$0	31,500	53,500	$0	$0
R. A. Anderson	0	$0	3,968	7,907	$0	$0
J. C. Francy	0	$0	5,000	10,000	$0	$0

(1)	Based on a fair market value (average of high and new low market prices) of company stock on December 31, 2003, of $4.18.

(2)	As set forth below under the heading “Share Ownership of Directors and Executive Officers,” on April 21, 2003 Messrs. Anderson, Brown, Faig, Francy, Lienesch and O’Donnell voluntarily waived all right and interest to options to purchase 8,600 shares, 174,800 shares, 141,000 shares, 8,000 shares, 86,600 shares and 18,100 shares, respectively, none of which were in-the-money options. These waivers were made without any promise of future options being offered to these officers. The purpose of these waivers was to allow the Company to make future grants to participants under the company’s long-term incentive plans without increasing shareholder dilution, by making the shares related to the waivers available for such future grants.

Report of the personnel and compensation committee*

To Our Shareholders

      The Personnel and Compensation Committee of the Board of Directors (the “Committee”) annually reviews and recommends to the full Board compensation levels for the officers of the company. The Committee consists entirely of independent, non-employee directors.

      The Committee’s primary objective in establishing compensation opportunities for the company’s officers is to support the company’s goal of maximizing the shareholders’ value. To achieve this objective, the Committee believes it is critical to hire, develop, reward, and retain the most competent executives, and to establish total compensation opportunities for executives based upon competitive market conditions and the overall strategy of the company.

      The Committee reviews the compensation for all corporate officers, including the individuals whose compensation is detailed in this Proxy Statement. This review is designed to ensure consistency throughout the compensation process. The Committee makes all decisions pertaining to the determination of the company’s executive compensation plans that promote the above objective. The Committee believes that the company’s current compensation programs support the company’s business mission and contribute to the company’s financial success. The Committee considers total compensation when establishing each component of pay.

      The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain “performance based” compensation is not subject to the limitation of deductibility provided that certain stockholder approval and independent director requirements are met. The Committee takes into account Section 162(m) of the Internal Revenue Code while reviewing its policies with respect to the qualifying compensation paid to its executive officers.

Base Salary

      The Committee annually reviews each officer’s base salary. The factors which influence Committee determinations regarding base salary include job performance, level of responsibilities, breadth of knowledge, prior experience, comparable levels of pay among executives at national market competitors, and internal pay equity considerations. Base pay data is compared with survey information compiled by independent compensation consulting firms. In 2003 the Committee retained Towers Perrin to conduct an independent compensation review to assist the Committee in establishing total compensation, including base pay and short and long-term compensation, for the company’s officers, including the CEO, and other key executives. Increases in salary levels are driven by individual performance. Base salaries are targeted at the market median, after adjusting for company size. Based on this independent review, the Committee determined that the current base salaries of the company’s officers are within acceptable competitive ranges.

      Due to depressed economic and business conditions, the officers, including the CEO, elected to reduce their base salary by 8% throughout most of 2001 and 2002. Furthermore, after the 8% reduction was restored in October of 2002, the officers’ base salary remained frozen throughout 2003.

Annual Incentive Compensation

      The company’s officers, including the CEO, are eligible for an annual cash bonus under its 2002 Short-Term Incentive Plan. The corporate and business unit performance measures for bonus payments are based on earning a return on capital in excess of the cost of capital (“EVA”) and meeting or exceeding predetermined Critical Success Factors, and thereby enhancing shareholder value at the corporate and/or business unit

*	This report is reproduced from our Proxy Statement dated April 28, 2004 for our annual meeting of shareholders held on June 9, 2004.

levels. The Critical Success Factor for 2003 was a reduction of average working capital as a percentage of sales. The Committee establishes the target performance goals and relative weighting for both the EVA and the Critical Success Factor measurement.

      The 2002 Short-Term Incentive Plan provides a balance between the short-term financial goals and long-term objectives of the company. Annual incentive compensation is targeted to the market median, after adjusting for company size. No bonus under the 2002 Short-Term Incentive Plan was paid to any of the officers named in the Summary Compensation Table for the 2003 plan year.

Long-Term Incentive Compensation

      The 1997 Long-Term Incentive Plan was approved by shareholders in 1997 and gives the Committee the authority and discretion to award stock options, restricted stock and performance share awards (collectively referred to as “Awards”) to the company’s key employees. Awards are granted during the life of the Plan and are designed to align the interests of executives with those of the shareholders. Under the 1997 Long-Term Incentive Plan, Awards were granted to the company’s key employees, including its officers. Stock options have an exercise price equal to the market price of the company’s Common Stock on the date of the grant, and vest over a four-year period commencing on the first anniversary of the date of the grant. Stock options granted on or after February 19, 2002, have a life span of five years from the grant date and those granted prior thereto have a life span of 10 years from the date of the grant. There were no stock options granted in 2003 to any executive officer or employee of the company. On April 21, 2003, all named executive officers in the Summary Compensation Table voluntarily waived all right and interest to options to purchase 437,100 shares of Common Stock, none of which were in-the-money options. These waivers were made without any promise of future options being offered to these officers. The purpose of these waivers was to allow the company to make future grants to participants under the company’s long-term incentive plans without increasing shareholder dilution, by making shares related to the waivers available for such future grants.

      Restricted stock may not be sold or transferred for a period of three years and, as a general rule, the restricted stock is forfeited if the recipient does not remain in the employ of the company during the entire three-year term.

      Performance share grants are awarded in the form of restricted shares which may be forfeited or increased, with any increase paid in cash, depending on the growth of basic earnings per share of the company’s Common Stock during the three-year measurement period. Performance share grants awarded in 2001 for the 2001-2003 Performance Period were forfeited when the basic earnings per share growth target of 10% was not attained. Performance share grants awarded in 2002 for the 2002-2004 Performance Period will vest only if a basic earnings per share target of at least $1.00 is achieved, and will be increased by 50% or 100% if basic earnings per common share of at least $1.35 or $1.75, respectively, is achieved. Performance Share grants awarded in 2003 for the 2003-2005 Performance Period will vest only if a basic earnings per share target of at least $.75 per share is achieved, and will be increased by 50% or 100% if basic earnings per share of $1.15 or $1.50, respectively, is achieved. This approach to long-term incentives was designed to focus executives on the creation of shareholder value over the long term since the full breadth of the compensation package cannot be realized unless basic earnings per common share and the price of Common Stock increase over a number of years.

CEO Compensation

      The compensation of the CEO reflects the same elements as those used in determining the compensation of other corporate officers. The Committee also considers the leadership and effectiveness of the CEO in offering direction and strategic planning for the company and in dealing with major corporate challenges and opportunities.

      The CEO’s base salary of $600,000 was established upon Mr. Brown’s promotion to Chairman and CEO in June of 2001. Due to depressed economic and business conditions, the CEO elected to reduce his base salary by 8% throughout most of 2001 and 2002 and after restoring the reduction of 8% in October of 2002, kept his base salary frozen throughout 2003.

      In accordance with the terms of the 2002 Short-Term Incentive Plan, no bonus was paid for the 2003 plan year.

      During fiscal 2003, Mr. Brown was granted 12,000 performance shares under the 1997 Long-Term Incentive Plan and 160,000 shares of restricted stock under the 1994 Long-Term Incentive Plan. No stock options were granted in 2003.

      Mr. Brown’s performance share grant is subject to the same performance targets outlined above. The restricted stock grant was made on the basis of market practice as determined by independent consultants, as described above.

The Personnel and Compensation Committee

James E. Perrella, Chairperson
Joseph A. Pichler
Joseph A. Steger

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth information, unless otherwise indicated, as of September 30, 2004, concerning the beneficial owners of more than five percent of the Company’s outstanding shares of the company’s Common Stock, Series B Preferred Stock and 4% Cumulative Preferred Stock. Unless otherwise noted, the individuals or entities named in the table have sole voting and investment power.

Common Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(1)

Putnam, LLC d/b/a Putnam Investments(2)	3,378,794	9.4	3.9
One Post Office Square Boston, MA 02109
Dimensional Fund Advisors, Inc.(3)	2,466,953	6.9	2.8
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
U.S. Trust Corp., United States Trust Company of New York and U.S. Trust Company, N.A.(4)	2,466,139	6.9	2.8
114 W. 47th Street New York, NY 10036
Boston Safe Deposit and Trust Company	2,288,883	6.4	2.9 (8)
c/o Mellon Bank N.A. 525 William Penn Place, Suite 3148 Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans

Series B Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(1)

Glencore Finance AG(5)	350,000	70.0	40.1
Baarermattstrasse 3 CH-6341 Baar Switzerland
Mizuho International plc(6)	150,000	30.0	17.2
Bracken House One Friday Street London EC4M 9JA United Kingdom
Triage Offshore Fund, Ltd.(7)	62,500	12.5	7.2
c/o International Fund Administration, Ltd. 48 Par-la-Ville Road, Suite 464 Hamilton, HM11 Bermuda

4% Cumulative Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(1)

Boston Safe Deposit and Trust Company	11,126	18.5	3.1 (8)
c/o Mellon Bank N.A. 525 William Penn Place, Suite 3148 Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans Empire & Co.	7,154	11.9	0.2
Box 328A Exchange Place Station 69 Montgomery Street Jersey City, NJ 07303-0328
JPMorgan Chase Bank	7,004	11.7	0.2
c/o JP Morgan Investor Services 14201 Dallas Parkway, 12th Floor Dallas, TX 75254
Bank of New York	4,403	7.3	0.1
One Wall Street New York, NY 10286
Milacron Geier Foundation	3,913	6.5	0.1
2090 Florence Avenue, Cincinnati, OH 45206 (R. D. Brown, J. A. Steger, and C. F.C. Turner, Trustees)

(1)	The following chart sets forth the percentage of voting power of (a) the holders of our common stock, (b) the holders of our Series B Preferred Stock and (c) the holders of our 4% Cumulative Preferred Stock, giving effect solely to the Rights Offering, the reset of the conversion price of the Series B Preferred Stock, the exercise of the contingent warrants and payment of pay-in-kind dividends on the Series B Preferred Stock through to its mandatory conversion date (and without giving effect to any other transactions that we may enter into during the applicable periods that would result in additional dilution).

					On Series B Preferred
					Stock mandatory
					conversion date
					(June 10, 2011)
		Following			assuming payment of
		Rights Offering	Following Reset of		cumulative pay-in-
		and Redemption	Conversion Price of	Following	kind dividends on
	As of	of Series B	Series B Preferred	Exercise of	Series B Preferred
	September 30,	Preferred	Stock to	Contingent	Stock until such
	2004	Stock(c)(d)	$1.75(c)(e)	Warrants(c)(f)	date(g)

Holders of Common Stock(a)	41.0%	58.8%	55.7%	55.1%	41.9%
Holders of Series B Preferred Stock	57.3%	39.6%	42.8%	43.4%	56.9%
Holders of 4% Cumulative Preferred Stock(b)	1.7%	1.6%	1.5%	1.5%	1.2%

(a)	Each holder of common stock is entitled to one vote for each such share of common stock held. In this chart the voting power of common stock issued upon exercise of contingent warrants is attributed to holders of Series B Preferred Stock.

(b)	Each holder of 4% Cumulative Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(c)	Assumes no pay-in-kind dividends on the Series B Preferred Stock have been paid.

(d)	Assumes full subscription of the rights offering based on the 35,811,833 shares of our common stock outstanding as of September 30, 2004 and redemption of 150,000 shares of Series B Preferred Stock with the proceeds from the rights offering.

(e)	The initial $2.00 per share conversion price of the Series B Preferred Stock is subject to a reset of $1.75 per share at the end of the second quarter of 2005 if a test contained in the Series B Preferred Stock based on our financial performance for 2004 is not satisfied.

(f)	Assumes that all contingent warrants and common stock issued upon exercise thereof continue to be held by holders of Series B Preferred Stock. The voting power of common stock issued upon exercise of the contingent warrants is attributed to holders of Series B Preferred Stock. The contingent warrants will be exercisable only if a test contained in the contingent warrants based on our financial performance for 2005 is not satisfied.

(g)	Assumes rights offering and redemption of Series B Preferred Stock occurred before September 1, 2004, reset of the Series B Preferred Stock conversion price to $1.75, exercise of the contingent warrants and that all contingent warrants and common stock issued upon exercise thereof continue to be held by holders of Series B Preferred Stock.

(2)	As reported in an Amendment to Schedule 13G dated February 9, 2004 filed with the SEC by Putnam, LLC (“Putnam”), a subsidiary of Marsh & McLennan Companies, Inc. (“MMc”), on behalf of MMc, on its own behalf and on behalf of its two registered investment advisory subsidiaries, Putnam Investment Management, LLC (advisor to the Putnam family of mutual funds) and The Putnam Advisory Company, LLC (advisor to Putnam’s institutional clients), with respect to 1,916,864 shares of Common Stock as to which Putnam and Putnam Investment Management, LLC reported shared dispositive power and with respect to 1,461,930 shares of Common Stock as to which Putnam and The Putnam Advisory Company, LLC reported shared dispositive power. Putnam and The Putnam Advisory Company, LLC also reported shared voting power with respect to 1,110,440 of the shares of Common Stock as to which they reported shared dispositive power.

(3)	As reported in an Amendment to Schedule 13G dated February 6, 2004 filed with the SEC by Dimensional Fund Advisors Inc., a registered investment advisor, with respect to shares of Common Stock held by funds as to which it serves as investment advisor or manager.

(4)	As reported in Schedule 13G dated February 17, 2004 filed with the SEC by U.S. Trust Corp., United States Trust Company of New York and U.S. Trust Company, N.A. with respect to 2,446,139 shares of Common Stock as to which they also report shared dispositive power.

(5)	As reported in an Amendment to Schedule 13D dated June 21, 2004 filed with the SEC by Glencore Finance AG on behalf of (i) Glencore Finance AG, Glencore International AG, and Glencore Holding AG, and (ii) Mizuho International and Mizuho Securities Co., Ltd. (Glencore has disclaimed beneficial ownership of the shares of Series B Preferred Stock held by Mizuho). In the Amendment to Schedule 13D, Glencore Finance AG also reported the sale on March 16, 2004 of an undivided 17.8571428% participation interest in its holdings of our then outstanding Series A Notes and Series B Notes to Triage Offshore Fund, Ltd. Glencore states in the amended Schedule 13D that, as of the date thereof, Triage Offshore, Ltd.’s participation interest is equivalent to 62,500 shares of Series B Preferred Stock. This interest is reflected in the holdings of both Glencore and Triage in the table above. Steven N. Isaacs, the Chairman and Managing Director of Glencore Finance AG, has the right to direct dispositions and voting with respect to the 350,000 shares of Series B Preferred Stock beneficially owned by Glencore Finance AG. See footnote 4 to the “Share Ownership of Directors and Executive Officers” table for information regarding Mr. Isaac’s beneficial ownership of shares of Series B Preferred Stock.

(6)	As reported in an Amendment to Schedule 13D dated June 21, 2004 filed with the SEC by Glencore Finance AG on behalf of Glencore and Mizuho (Mizuho has disclaimed beneficial ownership of the shares of Series B Preferred Stock held by Glencore).

(7)	As reported in Schedule 13D dated June 21, 2004 filed with the SEC by Triage Advisors, L.L.C., TRIAGE Management LLC, Triage Capital Management, L.P., Triage Capital Management B, L.P., Triage Offshore Fund, Ltd., and Leonid Frenkel (collectively, “Triage”), with respect to Triage Offshore Fund, Ltd.’s purchase of an undivided 17.8571428% participation interest from Glencore Finance AG in its holdings of our then outstanding Series A Notes and Series B Notes. Triage states in the Schedule 13D that as of the date thereof, its participation interest is equivalent to 62,500 shares of Series B Preferred Stock. This interest is reflected in the holdings of both Glencore Finance AG and Triage in the table above (Triage has disclaimed any group for purposes of Section 13(d) among itself, Glencore and Mizuho that may be found as a result of the participation agreement entered into March 16, 2004 between Triage Offshore Fund, Ltd. and Glencore Finance AG).

(8)	Includes both the 2,288,833 shares of Common Stock and the 11,126 shares of 4% Cumulative Preferred Stock beneficially owned by Boston Safe Deposit and Trust Company.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Cumulative Preferred Stock as of September 30, 2004, for each of the directors and for each of the executive officers named in the Summary Compensation Table.

		Percent of	Series B	Percent of	4% Cumulative	Percent of
	Common	Class	Preferred	Class	Preferred	Class
Name	Stock(1)	Outstanding	Stock	Outstanding	Stock	Outstanding

Darryl F. Allen(2)	22,961	0.06	0	0.0	0	0.0
Ronald D. Brown(3)	731,021	2.04	0	0.0	0	0.0
David L. Burner(2)	17,961	0.05	0	0.0	0	0.0
Barbara Hackman Franklin(2)	25,066	0.07	0	0.0	0	0.0
Steven N. Isaacs(4)	5,961	0.02	350,000	70.0	0	0.0
Mark L. Segal	2,000	0.01	0	0.0	0	0.0
Joseph A. Steger(2)(3)	25,107	0.07	0	0.0	0	0.0
Duane K. Stullich	2,000	0.01	0	0.0	0	0.0
Charles F. C. Turner(2)(3)	11,831	0.03	0	0.0	342	0.6
Larry D. Yost	2,000	0.01	0	0.0	0	0.0
Ross A. Anderson	76,884	0.21	0	0.0	0	0.0
Harold J. Faig	198,653	0.55	0	0.0	0	0.0
John C. Francy	81,916	0.23	0	0.0	0	0.0
Robert P. Lienesch	231,180	0.65	0	0.0	0	0.0
Hugh C. O’Donnell	188,105	0.53	0	0.0	0	0.0
All directors and executive officers as a Group(5)	1,979,022	5.53	350,000	70.0	342	0.6

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Anderson 11,875 shares, Mr. Brown 260,000 shares, Mr. Faig 172,000 shares, Mr. Francy 15,000 shares, Mr. Lienesch 113,000 shares, Mr. O’Donnell 85,000 shares, 16,000 shares for Mr. Steger, 14,000 shares for Mr. Allen, and Ms. Franklin, 10,000 shares for Mr. Burner, 3,000 shares for Mr. Turner, and 882,625 shares for all directors and executive officers as a group; (b) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Anderson 1,438 shares, Mr. Brown 2,312 shares, Mr. Francy 967 shares, Mr. Lienesch 2,935 shares, Mr. O’Donnell 2,023 shares, and 15,919 shares for all directors and executive officers as a group; and (c) the following shares held by certain members of the individuals’ families as to which beneficial ownership is disclaimed: Mr. Brown 100 shares, and Mr. Turner 25 shares. On April 21, 2003, Messrs. Anderson, Brown, Faig, Francy, Lienesch and O’Donnell voluntarily waived all right and interest to options to purchase 8,600 shares, 174,800 shares, 141,000 shares, 8,000 shares, 86,600 shares and 18,100 shares, respectively, none of which were in-the-money options. These waivers were made without any promise of future options being offered to these officers. The purpose of these waivers was to allow the Company to make future grants to participants under the Company’s long-term incentive plans without increasing shareholder dilution, by making the shares related to the waivers available for such future grants.

(2)	The amounts shown do not include credits of stock units under the Company’s deferred compensation plan for non-employee directors as follows: Mr. Allen 51,682 units, Mr. Burner 36,395 units, Ms. Franklin 8,509 units, Mr. Isaacs 1,412 units, Mr. Segal 546 units, Mr. Steger 14,698 units, Mr. Stullich 546 units, Mr. Turner 6,100 units and Mr. Yost 546 units.

(3)	The amounts shown do not include 3,913 shares of 4% Cumulative Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown, Steger and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	The amount shown, which is 70.0% of the outstanding Series B Preferred Stock, represents the shares owned by Glencore of which Mr. Isaacs has the right to direct dispositions and voting (Mr. Isaacs has disclaimed beneficial ownership to the 150,000 shares owned by Mizuho which were acquired in the same transaction in which Glencore acquired its shares). See footnotes 5 and 7 to the “Principal Holders of Voting Securities” table for information about Glencore’s sale of a participation interest in its investment in the Series B Preferred Stock to a third party.

(5)	Directors’ and executive officers’ beneficial ownership as a group is 5.53% of the outstanding Common Stock (17 persons), 70.0% of the Series B Preferred Stock (1 person) and 0.6% of the outstanding 4% Cumulative Preferred Stock (1 person).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2003 and through August 15, 2004, we had outstanding loans in excess of $60,000 to one executive officer under our employee stock loan program for the purposes of exercising stock options and purchasing stock, and for paying related withholding taxes due as a result of such actions or the lapse of restrictions on restricted stock, all under our long-term incentive plans. Mr. Brown had loans with interest rates ranging from 5.17% to 7.38%, with the largest aggregate amount of indebtedness outstanding at any time during such period being $167,709.04 and the principal balance of all such loans outstanding at the end of the period being $133,999.98. In 2002, we discontinued the employee stock loan program, allowing for the repayment of existing loans in accordance with their respective terms. Pursuant to the employee stock loan program, the loans are to be repaid on terms of regular payments of not more than ten years unless the related stock is divested by the employee prior to such time, in which case all amounts owing become payable. The interest rate for each loan was the Applicable Federal Rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the day on which the loan was made.

      On March 12, 2004, we sold $70 million in aggregate principal amount of Series A Notes and Series B Notes to Glencore, of which Mr. Isaacs, a Director, is the Chairman and Managing Director. In addition, Glencore has informed us that it held $7.5 million of our 8 3/8% Notes due March 15, 2004, prior to their repayment, and €11.0 million of Eurobonds, prior to consummation of the tender offer. On April 15, 2004, Glencore converted its Series A Notes into 10,500,000 shares of our common stock. On June 10, 2004, the common stock into which the Series A Notes had been converted and the Series B Notes held by Glencore were exchanged for 350,000 shares of our Series B Preferred Stock, which represents approximately 40% of our outstanding equity. See footnotes 5 and 7 to the “Principal Holders of Voting Securities” table for information about Glencore’s sale of a participation interest in its investment in the Series B Preferred Stock to a third party. Mr. Isaacs was selected for nomination as a Director by Glencore and Mizuho as holders of the Series A Notes pursuant to the agreement governing the sale of such notes. For more information on this transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — March 12 Transactions” and “— June 10 Transactions.” In addition, Glencore purchased $9 million in principal amount of the original notes sold in a private placement on May 26, 2004.

      In addition, Mizuho, a holder of 150,000 shares of our Series B Preferred Stock, which represents approximately 17% of our outstanding equity (on an as-converted basis), purchased $2 million in principal amount of the original notes.

PERFORMANCE GRAPH

Comparison of 5-Year Cumulative Total Shareholder Return(1)

Milacron Inc., Russell 2000 Index, S&P SmallCap 600 Indl Machinery Index and S&P 500 Index(2)

(1)	Total Shareholder Return assumes $100.00 invested on December 31, 1998 and reinvestment of dividends on a quarterly basis.

(2)	The S&P 500 Index (which was included in this graph in prior years) is being replaced with the S&P SmallCap 600 Industrial Machinery Index, which now includes the company and is more reflective of the company’s market capitalization.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

      The following is a summary of certain of our other indebtedness.

The Asset Based Facility

      On June 10, 2004, we entered into an asset based revolving credit facility for which JPMorgan Chase Bank acts as administrative agent (the “Agent”), collateral agent and a lender.

      Set forth below is a summary of the terms and conditions of our asset based facility. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit agreement governing the asset based facility.

      We and certain of our wholly-owned U.S. subsidiaries are joint and several borrowers under our asset based facility. Our asset based facility consists of a revolving line of credit in a maximum amount of up to $75.0 million (including up to $25.0 million of letters of credit) and matures on June 10, 2008. Our asset based facility provides that no letter of credit will have an expiration date later than the earlier of one year after its date of issuance or ten business days prior to the final maturity of our asset based facility, provided that any letter of credit may extend beyond the final maturity of our asset based facility if we provide cash collateral equal to at least 105% of the undrawn portion of such letter of credit on or prior to the tenth business day prior to the final maturity of our asset based facility.

Borrowing Availability

      Our ability to borrow, repay and reborrow loans and have letters of credit issued for our accounts is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and U.S. inventory and is subject to other conditions to borrowing and limitations, including an excess availability reserve of $10.0 million, other reserve requirements, a limitation on inventory value, a $5 million limitation on the value of eligible Canadian accounts receivable and compliance with financial covenants.

      Based upon the initial evaluation of our accounts receivable and inventory conducted by the Agent and the Lead Arranger, we have approximately $23.6 million of borrowing availability under our asset based facility, subject to the customary ability of the administrative agent for the lenders to reduce advance rates, impose or change collateral value limitations, establish reserves and declare certain collateral ineligible from time to time in its reasonable credit judgment, any of which could reduce our borrowing availability at any time.

Cash Sweep

      The terms of our asset based facility impose a daily cash “sweep” on cash received in our U.S. bank accounts from collections of our accounts receivable. This daily cash “sweep” is automatically applied to pay down any outstanding borrowings under our asset based facility. The terms of our asset based facility also provide for the administrative agent, at its option and at any time, to impose a daily cash “sweep” on cash received in our Canadian bank accounts from collections of our accounts receivable.

Prepayments

      We have the ability to prepay our asset based facility, in whole or in part, at any time without penalty (other than a fee of 1.0% of the facility amount if we terminate or are deemed to have terminated our asset based facility prior to June 10, 2005). Our asset based facility provides for mandatory prepayments (subject to exceptions), in general, of (i) 100% of the net cash proceeds received by us, another loan party under the credit agreement or any of our U.S. subsidiaries from non-ordinary course of business asset sales, (ii) 100% of the net cash proceeds received by us, another loan party under our asset based facility or any of our U.S. subsidiaries from casualty events which are not reinvested in accordance with the provisions of our asset based facility and (iii) 100% of the net cash proceeds received by us, another loan party under our asset based facility or any of our U.S. subsidiaries from any issuances of debt or equity, subject to limited exceptions to permit specified redemptions of preferred stock and the notes with proceeds of equity issuances, including the use of up to $31.5 million of the proceeds from the rights offering to redeem shares of our outstanding Series B Preferred Stock. The credit agreement provides for mandatory prepayments in an amount equal to (i) any repayment required to be made by us to Milacron Assurance Ltd. in connection with our self-insurance program, (ii) any cash payment made by any borrower or guarantor under our asset based facility in respect of a guarantee by us or another loan party under our asset based facility of a foreign subsidiary obligation and (iii) available cash in excess of $4 million.

Use of Proceeds

      Our asset based facility provides that funds drawn under our asset based facility can be used (i) to refinance existing indebtedness and to pay fees and expenses related thereto and (ii) for general corporate purposes.

Security

      Our obligations under our asset based facility are secured by (i) a first priority security interest in, subject to permitted liens, among other things, U.S. and Canadian cash, cash equivalents, deposit accounts, chattel paper, accounts receivable, inventory and, in the U.S., certain rights under contracts, licenses and other general intangibles relating to the foregoing, subject to certain exceptions, and (ii) a second priority security interest in substantially all other tangible and intangible property of the loan parties at any time owned or acquired in each case but only to the extent subject to a lien securing the notes.

Guarantors

      Each of our existing and future material U.S. and Canadian subsidiaries that are not co-borrowers under our asset based facility and Milacron Capital Holdings B.V. guarantee our obligations under our asset based facility. We have the right to have Milacron Capital Holdings B.V. released from its guarantee at any time.

Representations and Warranties

      Our asset based facility contains representations and warranties (subject to materiality thresholds and other exceptions) customary for this type of financing including, among other things, those relating to: absence of litigation or commercial tort claims, absence of a material adverse change, compliance with laws, pension and benefit matters, taxes, nature of our business, absence of adverse agreements, compliance with permits, ownership of property, operating lease obligations, environmental matters, insurance, use of proceeds, intellectual property, material contracts, employee and labor matters, customers and suppliers, location of collateral, priority of the lenders’ liens and collateral matters.

Covenants and Conditions

      Our asset based facility contains customary conditions precedent to any borrowings, as well as customary affirmative and negative covenants. Such covenants include, among other things: delivery requirements of financial statements and borrowing base certificates, field examination and inspection rights, additional guarantees and collateral, compliance with pension, environmental and other laws, maintenance of our properties and insurance, collateral matters, use of proceeds of loans and restrictions on our and our guarantors’ ability to do the following:

•	incur liens;

•	incur additional indebtedness;

•	engage in mergers or dissolutions or sell or transfer our assets;

•	change the nature of our business;

•	enter into capital or operating leases;

•	make capital expenditures;

•	make loans, advances, guarantees or investments (including officer loans);

•	pay dividends or make distributions or other restricted payments on our stock;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions affecting our subsidiaries;

•	issue or sell our stock;

•	amend or modify terms of certain indebtedness, organizational documents or other agreements;

•	adjust accounts receivable; and

•	engage in certain environmental and ERISA-related activities.

      In addition, our asset based facility contains, for the first five quarters, a financial covenant requiring us to maintain a minimum level of cumulative consolidated EBITDA, to be tested quarterly, and a limit on capital expenditures to be complied with on a quarterly basis, in each case starting with the third fiscal quarter of 2004. Thereafter, we are subject to a fixed charge coverage ratio to be tested quarterly. In response to a reassessment of our projected earnings and EBITDA for the third and fourth fiscal quarters of 2004, on September 28, 2004, we amended the financial covenant in our asset based facility to reduce the minimum level of cumulative consolidated EBITDA necessary for the third and fourth fiscal quarters of 2004. See “Summary — Recent Developments” for additional information concerning our revised financial projections. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital — Our Asset Based Facility” and “— Liquidity Following the Refinancing Transactions” for additional information concerning our compliance with the amended financial covenant.

Events of Default

      Our asset based facility contains customary events of default, which are subject to customary grace periods and materiality standards, including, among others, events of default upon the occurrence of (i) nonpayment of any amounts payable under our asset based facility when due, (ii) any representation or warranty made by any borrower or guarantor under our asset based facility being incorrect in any material respect when made or deemed made, (iii) a breach by any borrower or guarantor of covenants or agreements under our asset based facility, (iv) failure to pay when due any other material indebtedness, or the occurrence of events or conditions that permit holders of other material indebtedness to cause it to become due, or any other material indebtedness is declared to be due or is required to be prepaid or repurchased prior to its stated maturity, (v) voluntary bankruptcy, insolvency or reorganization of any borrower, guarantor or any of their subsidiaries, (vi) involuntary bankruptcy, insolvency or reorganization of any borrower, guarantor or any of their subsidiaries that remains undismissed or unstayed for a period of 30 days, (vii) any term or provision of our asset based facility ceasing to be valid and binding on or enforceable against any borrower or guarantor or being contested against any party to our asset based facility, or any proceeding commenced by any borrower or guarantor or governmental authority seeking to establish the invalidity or unenforceability of any term or provision of our asset based facility, (viii) any security agreement or document under our asset based facility ceasing to create a lien on any assets securing our asset based facility, (ix) any judgment, order or award for the payment of money exceeding $2.5 million that is in effect for more than a specified period, (x) certain pension and benefit events, (xi) a “change of control,” as such term is defined under our asset based facility, or (xii) an event or development occurring which could reasonably be expected to have a “material adverse effect,” as such term is defined in the agreement governing our asset based facility.

Interest Rate and Fees

      Borrowings under our asset based facility bear interest, at our option, at either (i) the LIBO Rate plus the applicable margin (as defined below) or (ii) an ABR plus the applicable margin (as defined below). The “applicable margin,” with respect to Eurodollar loans, is between 2.50% per annum and 3.25% per annum and, with respect to ABR loans, is between 0.75% per annum and 1.50% per annum, determined based on a calculation of the trailing average availability levels under our asset based facility. LIBO Rate means the rate at which Eurodollar deposits in the London interbank market are quoted on page 3750 of the Dow Jones Market Service. We are able to elect Eurodollar loans interest periods of one, two or three months. “ABR” means the higher of (i) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

      Our asset based facility provides that we will pay a monthly unused line fee equal to 0.50% per annum on the average daily unused portion of our credit commitment, as well as customary loan servicing and letter of credit issuance fees.

      Our asset based facility provides that upon the occurrence and continuance of an event of default under our asset based facility, upon demand by the Agent, we will have to pay (x) in the case of revolving credit loans, a rate of interest per annum equal to the rate of interest otherwise in effect (assuming the rate in effect is at the maximum applicable margin) pursuant to the terms of our asset based facility plus 2% and (y) in the case of other amounts, a rate of interest per annum equal to the ABR plus the maximum applicable margin plus 2%.

Lines of Credit

      As of December 31, 2003, we had lines of credit with various U.S. and non-U.S. banks of approximately $29 million (excluding the then-existing senior credit facility) of which $14 million was outstanding (excluding the then-existing senior credit facility). These credit facilities support letters of credit and leases in addition to provide borrowings under varying terms. The weighted average interest rate on borrowings under lines of credit outstanding as of December 31, 2003 was 4.8%.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      In connection with the sale of the original notes and the release of the proceeds from escrow, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our reasonable best efforts to file and have declared effective a registration statement under the Securities Act relating to the exchange offer.

      We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of exchange notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act, who exchanges original notes for exchange notes in the exchange offer generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acquires the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

      Any holder of the original notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Act in connection with any resale of such exchange notes.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of not less than 180 days after the Expiration Date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of Distribution.”

      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

      Upon the terms and subject to the conditions of the exchange offer, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York time, on the Expiration Date. The date of acceptance for exchange of the original notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the Expiration Date. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $225.0 million of exchange notes for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. The exchange notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their original notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

      The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that the exchange notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the original notes being exchanged. As of the date of this prospectus, $225 million in aggregate principal amount of the original notes is outstanding.

      In connection with the issuance of the original notes, we arranged for the original notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company (“DTC”), acting as depositary. Except as described under “— Exchange of Global Notes for Certificated Notes,” exchange notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “— Book-Entry, Delivery and Form.”

      Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but certain registration and other rights under the registration rights agreement will terminate and holders of the original notes will generally not be entitled to any registration rights under the registration rights agreement.

      We shall be considered to have accepted validly tendered original notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

      If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the Expiration Date.

      Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See“— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The Expiration Date for the exchange offer is 5:00 p.m., New York City time, on November 15, 2004, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

      We reserve the right, in our sole discretion:

•	to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

      If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

      If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the Exchange Offer

      Interest on the exchange notes will accrue at the rate of 11 1/2% per annum from the last date to which interest was paid on the original notes surrendered in exchange therefore or if no interest has been paid on such original notes, from the date of the issuance of the original notes. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2004.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or to exchange any exchange notes for, any original notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the Expiration Date:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted which in our reasonable judgment might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

      The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the Expiration Date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

      If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•	extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those original notes (See “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

Procedures for Tendering

      Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must

•	complete, sign and date the letter of transmittal, or a facsimile of it,

•	have the signatures guaranteed if required by the letter of transmittal, and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the original notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account. Although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption “exchange agent” below, prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      The tender by a holder of original notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the Expiration Date. No letter of transmittal or original notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

      Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s original notes, either make appropriate arrangements to register ownership of the original notes in the owners’ name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

      In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution.”

      If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

      If the letter of transmittal or any original notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes in our sole discretion. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular original notes either before or after the Expiration Date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of original notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of original notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.

      In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer,” to terminate the exchange offer.

      By tendering, each holder represents to us, among other things, that:

•	the exchange notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, much acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

      A holder who wishes to tender its original notes and:

•	whose original notes are not immediately available;

•	who cannot deliver the holder’s original notes, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date; or

•	who cannot complete the procedures for book-entry transfer before the Expiration Date may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the Expiration Date, the exchange agent receives from the eligible guarantor institution:

•	a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

•	the name and address of the holder, and

•	the certificate number(s) of the original notes and the principal amount at maturity of original notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal and the certificate(s) representing the original notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the Expiration Date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      To withdraw a tender of original notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the original notes to be withdrawn,

•	identify the original notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such original notes),

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such original notes into the name of the person withdrawing the tender, and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.

      We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any original notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the original notes withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the Expiration Date.

Exchange Agent

      U.S. Bank National Association has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at the address, telephone and facsimile numbers set forth below:

U.S. Bank National Association

Attn: Shauna Thilmany/Specialized Finance Dept.
Mailcode: EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107

      The exchange agent’s telephone number is (800) 934-6802 and facsimile number is (651) 495-8158.

Fees and Expenses

      We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

      Holders who tender their original notes for exchange will not be obligated to pay transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered, or

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

      Issuance of the exchange notes in exchange for the original notes under the exchange offer will be made only after timely receipt by the exchange agent of such original notes, of a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

      In the event the exchange offer is completed, we generally will not be required to register the remaining original notes subject to limited exceptions. Remaining original notes will continue to be subject to the following restrictions on transfer:

•	the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

      We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected. See “Risk Factors — Risks Related to Our Liquidity, the Notes and Our Other Indebtedness.” If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

DESCRIPTION OF SENIOR SECURED NOTES

      On May 26, 2004 the original notes were issued by Milacron Escrow Corporation, a wholly owned, direct subsidiary of Milacron Inc. created solely to issue the notes and to merge with and into Milacron Inc. with Milacron Inc. as the surviving corporation. We refer to this merger in this section as the Escrow Merger. The original notes were issued under an indenture dated May 26, 2004 between Milacron Escrow Corporation and U.S. Bank Trust National Association, as trustee, in a private placement not subject to the registration requirements of the Securities Act. The proceeds of the issuance of original notes were initially placed into escrow. On June 10, 2004, the conditions for release of the proceeds from escrow were satisfied, including the consummation of the Escrow Merger, and Milacron Inc. and the Guarantors executed and delivered a supplemental indenture. As a result, Milacron Inc. has become obligated on the notes. In this description, references to “Milacron,” the “Company,” “we,” “us,” or “our” refer only to Milacron Inc. and not to any of its subsidiaries.

      The exchange notes will be issued under the same indenture and will be identical in all material respects to the original notes, except that the exchange notes have been registered under the Securities Act of 1933 and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description by reference to the term “notes” applies equally to the exchange notes and the original notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The security documents referred to below under the caption “— Security” contain the terms of the security arrangements that will secure the notes. The notes are secured only by the Collateral described under the caption “— Security.”

      The following description is a summary of the material provisions of the indenture, the registration rights agreement, the intercreditor agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement, the intercreditor agreement and the security documents because they, and not this description, define your rights as Holders of the notes. Copies of the indenture, the registration rights agreement, the intercreditor agreement and the security documents are available as set forth below under the caption “— Additional Information.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the indenture.

      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

      The notes:

•	are general obligations of the Company;

•	are secured by a first priority security interest (subject to Permitted Prior Liens) on the Company’s ownership interests in the Senior Secured Note Priority Collateral;

•	are secured by a second priority security interest (subject to Credit Facility Liens and other Liens, if any, permitted by the applicable Qualified Credit Facility to be prior to the Credit Facility Liens) on the Company’s ownership interests in the Credit Facility Priority Collateral;

•	ranks pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company, including Indebtedness under the ABL Facility (subject to the effective subordination of the notes in respect of the ABL Facility to the extent of the Credit Facility Priority Collateral);

•	rank senior in right of payment to any future Indebtedness of the Company that is expressly subordinated to the notes;

•	are effectively junior in right of payment to all existing and future liabilities, including trade payables, of the Company’s non-guarantor subsidiaries, including borrowings under any Credit Facility; and

•	are unconditionally guaranteed by the Guarantors;

      Under certain circumstances, additional Indebtedness of the Company may be secured by first or second priority security interests in the Credit Facility Priority Collateral or the Senior Secured Note Priority Collateral, and in either case the portion of the proceeds of such collateral to which Holders of the notes would be entitled, if any, would be further diluted.

The Guarantees

      The notes are guaranteed by all of the Company’s Domestic Restricted Subsidiaries that are not Immaterial Subsidiaries and by any additional Restricted Subsidiaries that guarantee Credit Facility Debt for so long as such Restricted Subsidiaries continue to guarantee Credit Facility Debt or other Indebtedness of the Company or any Guarantor, which Restricted Subsidiaries initially consist of the Canadian Restricted Subsidiaries and Milacron Capital Holdings B.V.

      Each Guarantee of the notes:

•	is a general obligation of that Guarantor;

•	is secured by a first priority security interest (subject to Permitted Prior Liens) on that Guarantor’s ownership interests in the Senior Secured Note Priority Collateral;

•	is secured by a second priority security interest (subject to Credit Facility Liens and other Liens, if any, permitted by the applicable Qualified Credit Facility to be prior to the Credit Facility Liens) on that Guarantor’s ownership interests in the Credit Facility Priority Collateral;

•	ranks pari passu in right of payment with all existing and future unsubordinated Indebtedness of that Guarantor, including Indebtedness under the ABL Facility (subject to the effective subordination of the Guarantee in respect of the ABL Facility to the extent of the Credit Facility Priority Collateral); and

•	ranks senior in right of payment to any future Indebtedness of that Guarantor that is expressly subordinated to the Guarantee.

      Under certain circumstances, additional Indebtedness of a Guarantor may be secured by first or second priority security interests in the Credit Facility Priority Collateral or the Senior Secured Note Priority Collateral, and in either case the portion of the proceeds of such collateral to which holders of the notes would be entitled, if any, would be further diluted.

      Not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these nonguarantor subsidiaries, the nonguarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The Guarantors generated approximately 65% of Milacron’s consolidated sales during the fiscal year ended December 31, 2003 and 67% of Milacron’s consolidated sales during the first two quarters of 2004 and held approximately 51% of Milacron’s total assets, excluding intercompany amounts, as of June 30, 2004.

      All of our subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will neither guarantee the notes nor grant any Liens in their property to secure repayment of the notes.

      Pursuant to the security documents and the intercreditor agreement, the Liens granted in favor of the Holders of the Senior Secured Note Obligations in the Credit Facility Priority Collateral are junior and subordinate in priority to any and all Liens on the Credit Facility Priority Collateral at any time granted to secure Credit Facility Obligations, which includes the ABL Facility and related Hedging Obligations. As of June 30, 2004, we had approximately $21.4 million of Indebtedness outstanding under the ABL Facility, with approximately $27.6 million in undrawn availability. These amounts would be secured by first priority Liens on the Credit Facility Priority Collateral and second priority Liens on the Senior Secured Note Priority Collateral. In addition, under the indenture, we may incur additional Credit Facility Debt secured by first priority Liens on the Credit Facility Priority Collateral. See “Risk Factors — Risks Relating to Our Liquidity, the Notes and Our Other Indebtedness — Our indebtedness under our asset based facility is effectively senior to the notes to the extent of the value of the collateral securing our asset based facility on a first priority basis and the lien ranking provisions of the indenture and the intercreditor agreement relating to the collateral securing our asset based facility limit the rights of holders of the notes with respect to that collateral” and “— The notes are effectively junior to the indebtedness and other liabilities of our nonguarantor subsidiaries.”

Principal, Maturity and Interest

      $225.0 million aggregate principal amount of original notes were issued on May 26, 2004. The Company may issue up to $50.0 million aggregate principal amount of additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Liens.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2011.

      Interest on the notes accrues at the rate of 11 1/2% per annum, payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2004. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

      Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid on the original notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

      The notes will be guaranteed by each of the Company’s current and future Domestic Restricted Subsidiaries and Canadian Restricted Subsidiaries that are not Immaterial Subsidiaries. These Guarantees are joint and several Obligations of the Guarantors. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to Our Liquidity, the Notes and Our Other Indebtedness — Federal and state statutes allow courts, under specific circumstances, to void debts, including guarantees, and liens that secure the debt and guarantees and require noteholders to return payments received from us or the guarantors. The guarantees will contain terms intended to limit the amount guaranteed to the extent necessary to prevent the guarantees from constituting fraudulent conveyances.”

      The Guarantee of each Guarantor ranks pari passu in right of payment with all existing and future unsubordinated indebtedness of that Guarantor, and is secured by a first priority security interest (subject to Permitted Prior Liens) on that Guarantor’s ownership interests in the Senior Secured Note Priority Collateral and by a second priority security interest (subject to Permitted Prior Liens and Credit Facility Liens and other Liens, if any, permitted by the applicable Qualified Credit Facility to be prior to the Credit Facility Liens) on that Guarantor’s ownership interests in the Credit Facility Priority Collateral.

      The indenture provides that, subject to the provisions of this paragraph, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with, merge or amalgamate with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) if the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, merger or amalgamation is a Restricted Subsidiary, such Person assumes all the obligations of that Guarantor under the indenture, its Guarantee and all security documents delivered by that Guarantor pursuant to a supplemental indenture and other documentation in form and substance satisfactory to the trustee, and the Capital Stock of the successor resultant Person or transferee Person is pledged to the collateral agent for the benefit of the Holders of the Senior Secured Note Obligations pursuant to the security documents.

      The Guarantee of a Guarantor will be released and the Guarantor relieved of any obligation under its Guarantee:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either immediately before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is not in violation of the “Asset Sale” provisions of the indenture;

(2) in connection with any direct or indirect sale of all of the Capital Stock of a Guarantor to a Person that is not (either immediately before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale is not in violation of the “Asset Sale” provisions of the indenture;

(3) with the written consent of the holders of at least 66 2/3% of the aggregate principal amount of notes then outstanding;

(4) upon the Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture;

(5) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(6) if the Guarantor is not a Domestic Restricted Subsidiary, when it ceases to be a guarantor or otherwise provide direct credit support for any other Indebtedness of the Company or any Guarantor.

      See “— Repurchase at the Option of Holders — Asset Sales.”

      Under any of the circumstances described in clauses (1) through (6) above, the applicable Guarantor or Guarantors will be released from all obligations under the security documents, the security interests in such Guarantor’s or Guarantors’ assets created pursuant to the security documents will be released and, upon any of the circumstances described in clauses (1), (2) or (4) above, the Capital Stock of such Guarantor or Guarantors will be released from the security interests created pursuant to the security documents, and in each case all Holders of the notes will be deemed to have consented to the foregoing releases. At the request of the Company, the trustee will execute and deliver any documents, instructions or instruments giving effect to, and evidencing the consent of the Holders to, any such release.

Security

      The obligations of the Company with respect to the notes, the obligations of the Guarantors under the guarantees, and the performance of all other obligations of the Company, the Guarantors and the Company’s other Restricted Subsidiaries under the Senior Secured Note Documents are secured equally and ratably by first priority security interests (subject to Permitted Prior Liens) in the Senior Secured Note Priority Collateral and second priority security interests in the Credit Facility Priority Collateral (subject to Permitted Prior Liens and Credit Facility Liens and other Liens, if any, permitted by applicable Qualified Credit Facility to be prior to such Credit Facility Liens), in each case granted to the collateral agent for the benefit of the Holders of the Senior Secured Note Obligations. The Credit Facility Obligations of the Company and the Guarantors are secured by first priority security interests (subject to Liens, if any, permitted by applicable Qualified Credit Facility to be prior to such Credit Facility Liens) in the Credit Facility Priority Collateral and second priority security interests (subject to Senior Secured Note Liens and Permitted Prior Liens) in the Senior Secured Note Priority Collateral.

      The Senior Secured Note Liens on the Credit Facility Priority Collateral are junior in priority to the Credit Facility Liens and other Liens, if any, permitted by applicable Qualified Credit Facility to be prior to such Credit Facility Liens on the Credit Facility Priority Collateral. The Credit Facility Liens on the Senior Secured Note Priority Collateral are junior in priority to the Senior Secured Notes Liens and other Permitted Prior Liens on the Senior Secured Note Priority Collateral. The Senior Secured Note Priority Collateral and Credit Facility Priority Collateral together comprise substantially all of the assets of the Company and the Guarantors, other than the Excluded Assets.

      On June 10, 2004, the Company, the Guarantors, the trustee and U.S. Bank National Association, as the collateral agent for the benefit of the Holders of the notes, entered into security documents defining the terms of the security interests that secure payment and performance when due of the Senior Secured Note Obligations.

      The collateral agent holds the first priority Liens on the Senior Secured Note Priority Collateral and the second priority Liens on the Credit Facility Priority Collateral granted to it pursuant to the security documents. The collateral agent is subject to such directions as may be given it by the trustee from time to time as required or permitted by the indenture. Except as directed by the trustee and as required or permitted by the indenture, the collateral agent is not be obligated to:

(1) act upon directions purported to be delivered to it by any other Person;

(2) foreclose upon or otherwise enforce any Lien; or

(3) take any other action whatsoever with regard to any or all of the Liens, security documents or the Collateral.

      The collateral agent is authorized and empowered to receive for the benefit of the Holders of the Senior Secured Note Obligations any funds collected or distributed under the security documents and to make further distributions of such funds to the Holders of the Senior Secured Note Obligations according to the indenture.

Enforcement of Security Interests Securing Senior Secured Note Obligations

      The security documents provide that, in enforcing (and in directing the collateral agent to enforce) the Senior Secured Note Liens, the trustee is subject to such instructions as may be given to it by the Holders of a majority in outstanding principal amount of the notes.

      Subject to the provisions of the indenture governing the trustee’s duties and rights generally, and subject to the provisions described below under the caption “— Intercreditor Agreement,” the trustee may, in its sole discretion and without the consent of the Holders of the Senior Secured Note Obligations, direct, on behalf of the Holders of the Senior Secured Note Obligations, the collateral agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Senior Secured Note Liens;

(2) enforce any of the terms of the security documents; or

(3) collect and receive payment of any and all of the Senior Secured Note Obligations.

Release of Security Interests

      The security documents provide that the collateral agent’s Liens upon the Collateral will be released:

(1) in whole, upon payment in full of the notes and all other Senior Secured Note Obligations that are outstanding, due and payable at the time the notes are paid in full;

(2) upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge”;

(3) upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;

(4) as to any Collateral that constitutes all or substantially all of the Collateral, with the consent of the Holders of 66 2/3% in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes);

(5) as to any Collateral that constitutes less than all or substantially all of the Collateral, with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes);

(6) as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Obligor to a Person that is not (either immediately before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that is not prohibited by the “Asset Sale” provisions of the indenture and is not prohibited by all of the other Senior Secured Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral agent’s Liens upon the Collateral will not be released if the sale or disposition is prohibited by the covenant described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(7) as to any Collateral owned by any Guarantor all of the Capital Stock of which is being sold, transferred or otherwise being disposed of, directly or indirectly, to a Person that is not (either immediately before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company in a transaction that does not violate the “Asset Sales” provisions of the indenture, at the time of such sale, transfer or other disposition;

(8) as to any Collateral owned by any Restricted Subsidiary that is a Guarantor, upon (a) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture or (b) if such Restricted Subsidiary is not a Domestic Restricted Subsidiary, when it ceases to be a guarantor or otherwise provide direct credit support for any other Indebtedness of the Company or any Guarantor;

(9) as to any Credit Facility Priority Collateral, in the event of any private or public sale of all or any portion of such Credit Facility Priority Collateral in connection with any Exercise of Remedies by or with the consent of the Credit Facility Agent at any time prior to the date upon which the Discharge of Credit Facility Obligations shall have occurred (and irrespective of whether an Event of Default has occurred), so long as the net cash proceeds of any such sale are applied as set forth under the caption “— Intercreditor Agreement — Application of Proceeds of Collateral”;

(10) as to Excluded Securities, in accordance with the conditions set forth in the definition of Excluded Assets; and

(11) as to any Credit Facility Priority Collateral, upon delivery of certification to the trustee and the collateral agent by a Credit Facility Agent to the effect that such Credit Facility Priority Collateral has been released by the requisite number of holders of the Credit Facility Obligations in accordance with the terms of the Credit Facility Documents; provided that at the time of such release, the aggregate principal amount of Credit Facility Debt outstanding (including outstanding letters of credit, whether or not then available or drawn) and the aggregate unfunded commitments to extend credit that, when funded, would constitute Credit Facility Debt must exceed $25 million.

      The security documents will provide that the Senior Secured Note Liens will extend to the proceeds of any sale of Collateral. As a result, the collateral agent’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the immediately preceding paragraph.

Provisions of the Indenture Relating to Security

Compliance with Trust Indenture Act

      The indenture provides that the Company will comply with the provisions of TIA §314.

      To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Senior Secured Note Liens of the security documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

      The indenture and the other security documents provide that the Company and each of the Guarantors will do or cause to be done all acts and things that the collateral agent from time to time may reasonably request to assure and confirm that the collateral agent holds, for the benefit of the holders of Senior Secured Note Obligations, duly created and enforceable and perfected Liens upon the Collateral, including any property or assets that are acquired or otherwise become Collateral after the notes are issued, subject to Permitted Prior Liens in the case of Senior Secured Note Priority Collateral, and to Credit Facility Liens and other Liens, if any, permitted by the applicable Qualified Credit Facility to be prior to the Credit Facility Liens in the case of Credit Facility Priority Collateral, in each case, as contemplated by the Senior Secured Note Documents.

      Upon the reasonable request of the collateral agent or the trustee at any time and from time to time, the Company and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as the collateral agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Senior Secured Note Documents for the benefit of the holders of Senior Secured Note Obligations.

      The Company and the Guarantors will:

(1) keep their properties adequately insured at all times by responsible and reputable insurers, which, in the case of any insurance on any mortgaged property, are licensed to do business in the States, provinces or other jurisdictions where the applicable mortgaged property is located;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) provide title insurance on all real property Collateral insuring the collateral agent’s Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the collateral agent;

(4) maintain such other insurance as may be required by law; and

(5) maintain such other insurance as may be required by the security documents.

      The Company and the Guarantors may maintain self-insurance in connection with the above insurance requirements (other than clause (3)) to the extent reasonably prudent and consistent with past practices. Upon the request of the collateral agent, the Company and the Guarantors will furnish to the collateral agent all information reasonably requested by the collateral agent as to their property and liability insurance carriers.

Intercreditor Agreement

      On June 10, 2004, the trustee and the collateral agent, on behalf of the Holders of Senior Secured Note Obligations, and the Credit Facility Agent for the ABL Facility, on behalf of the holders of Credit Facility Obligations, entered into an intercreditor agreement that sets forth the relative priority of the Senior Secured Note Priority Liens and the Credit Facility Priority Liens, as well as certain other rights, priorities and interests of the Holders of the Senior Secured Note Obligations and the holders of the Credit Facility Obligations. The trustee and the collateral agent, on behalf of the Holders of Senior Secured Note Obligations, and each Credit Facility Agent for any future applicable Credit Facility will enter into a substantially similar intercreditor agreement.

      The intercreditor agreement provides that (1) the Senior Secured Note Liens are, with respect to the Credit Facility Priority Collateral, junior and subordinate to all Credit Facility Liens and, with respect to the Senior Secured Note Priority Collateral, senior and prior to all Credit Facility Liens and (2) the Credit Facility Liens are, with respect to the Senior Secured Note Priority Collateral, junior and subordinate to all Senior Secured Note Liens and, with respect to Credit Facility Priority Collateral, senior and prior to all Senior Secured Note Liens, notwithstanding, among other thing, the manner or order in which such Liens are granted or the failure to perfect any such Liens. In addition, Holders of Senior Secured Note Obligations and holders of Credit Facility Obligations may not contest or challenge (or assist or support any other person in contesting or challenging), directly or indirectly, including in any insolvency or liquidation proceeding, the validity, priority, enforceability or perfection of the Credit Facility Liens and the Senior Secured Note Liens, respectively. Holders of Senior Secured Note Obligations may not interfere in the Exercise of Remedies or actions taken to enforce the Credit Facility Liens on the Credit Facility Priority Collateral, and holders of Credit Facility Obligations may not interfere in the Exercise of Remedies or actions taken to enforce the Senior Secured Note Liens on the Senior Secured Note Priority Collateral.

      The Credit Facility Agent and the holders of Credit Facility Obligations have the right of access, during normal business hours on any business day, to Credit Facility Priority Collateral that is located in, become an accession to, or commingled with Senior Secured Note Priority Collateral, regardless of whether the trustee, the collateral agent or any Holder of Senior Secured Note Obligations has begun the Exercise of Remedies against such Senior Secured Note Priority Collateral.

      Holders of Senior Secured Note Obligations will not exercise any remedies or take any other actions to enforce or realize upon any Senior Secured Note Liens on the Credit Facility Priority Collateral and will not take, receive or accept any proceeds of Credit Facility Priority Collateral at any time when any Credit Facility Obligations are outstanding, and holders of Credit Facility Obligations will not exercise any remedies or take any other actions to enforce or realize upon any Credit Facility Liens on Senior Secured Note Priority Collateral and will not take, receive or accept any proceeds of Senior Secured Note Priority Collateral at any time when any Senior Secured Note Obligations are outstanding; provided that the temporary deposit of proceeds of Credit Facility Priority Collateral in a deposit account controlled by the collateral agent or the proceeds of Senior Secured Note Priority Collateral in a deposit account controlled by any Credit Facility Agent will not violate the intercreditor agreement so long as those proceeds are promptly remitted to the Credit Facility Agent, in the case of proceeds from Credit Facility Priority Collateral, or the collateral agent, in the case of proceeds from Senior Secured Note Priority Collateral.

Application of Proceeds of Collateral

      In the case of Credit Facility Priority Collateral and all proceeds thereof received in connection with any Exercise of Remedies by the holders of Credit Facility Obligations or Senior Secured Note Obligations, amounts will be applied: (1) first, to the payment of costs and expenses of the Credit Facility Agent or the collateral agent, as applicable, in connection with such Exercise of Remedies, (2) second, to the payment of the Credit Facility Obligations until the Discharge of Credit Facility Obligations, (3) third, to the payment of Senior Secured Note Obligations until the Discharge of Senior Secured Note Obligations and (4) fourth, to the Company or otherwise as directed by a court of competent jurisdiction.

      In the case of Senior Secured Note Priority Collateral and all proceeds thereof received in connection with any Exercise of Remedies by the holders of Credit Facility Obligations or Senior Secured Note Obligations, amounts will be applied: (1) first, to the payment of costs and expenses of the Credit Facility Agent or the collateral agent, as applicable, in connection with such Exercise of Remedies, (2) second, to the payment of the Senior Secured Note Obligations until the Discharge of Senior Secured Note Obligations, (3) third,to the payment of Credit Facility Obligations until the Discharge of Credit Facility Obligations and (4) fourth, to the Company or otherwise as directed by a court of competent jurisdiction.

Insolvency and Liquidation

      If the Company or any Guarantor is subject to any insolvency or liquidation proceeding in the United States at any time prior to the Discharge of Credit Facility Obligations, and the Credit Facility Agent or the lenders under the applicable Qualified Credit Facility seek to provide the Company or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the trustee, the collateral agent and the Holders of the Senior Secured Note Obligations may raise no objection and may not support any objection to such DIP Financing on the grounds of a failure to provide “adequate protection” for the Senior Secured Note Liens or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (1) the collateral agent retains the Senior Secured Note Liens on the Collateral (in each case, including proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Senior Secured Note Priority Collateral only, such Senior Secured Note Liens have the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Liens securing such DIP Financing are junior and subordinate to the Senior Secured Note Liens on the Senior Secured Note Priority Collateral, (2) all Liens on Credit Facility Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Credit Facility Liens on Credit Facility Priority Collateral and (3) if the Credit Facility Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Credit Facility Obligations, the collateral agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Senior Secured Note Obligations, provided that such Liens in favor of the Credit Facility Agent and the collateral agent shall be subject to the provisions set forth in the paragraph below.

      All Liens granted to the Credit Facility Agent or the collateral agent in any insolvency or liquidation proceeding, whether as adequate protection or otherwise, will be subject to the Lien priority and other terms set forth in the intercreditor agreement.

      Until the Discharge of Credit Facility Obligations has occurred, the trustee, the collateral agent and all Holders of Senior Secured Note Obligations may not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of any portion of the Credit Facility Priority Collateral without the Credit Facility Agent’s express written consent. Until the Discharge of Senior Secured Note Obligations has occurred, the Credit Facility Agent and all holders of Credit Facility Obligations may not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of any portion of the Senior Secured Note Priority Collateral without the trustee’s express written consent. In addition, neither the trustee or collateral agent nor the Credit Facility Agent may seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to the other, unless such period is agreed by both the Credit Facility Agent and the trustee and collateral agent to be modified.

      Prior to the Discharge of Credit Facility Obligations, the trustee, the collateral agent and Holders of Senior Secured Note Obligations may not contest (or support any other Person contesting) (1) any request by the Credit Facility Agent or any holder of Credit Facility Obligations for adequate protection of its interest in the Collateral, or (2) any objection by the Credit Facility Agent or any holder of Credit Facility Obligations to any motion, relief, action, or proceeding based on a claim by the Credit Facility Agent or any holder of Credit Facility Obligations that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an insolvency or liquidation proceeding), so long as any Liens granted to the Credit Facility Agent or holder of Credit Facility Obligations as adequate protection of its interests are subject to the intercreditor agreement.

      Prior to the Discharge of Senior Secured Note Obligations, the Credit Facility Agent and holders of Credit Facility Obligations may not contest (or support any other Person contesting) (1) any request by the trustee, the collateral agent or any holder of Senior Secured Note Obligations for adequate protection of its interest in the Collateral (unless in contravention of the provisions relating to a DIP Financing described above), or (2) any objection by the trustee, the collateral agent or any Holder of Senior Secured Note Obligations to any motion, relief, action, or proceeding based on a claim by the trustee, the collateral agent or any Holder of Senior Secured Note Obligations that its interests in the Collateral (unless in contravention of the provisions relating to a DIP Financing described above) are not adequately protected (or any other similar request under any law applicable to an insolvency or liquidation proceeding), so long as any Liens granted to the trustee, collateral agent or Holder of Senior Secured Note Obligations as adequate protection of its interests are subject to the intercreditor agreement.

      The trustee, the collateral agent and the Holders of Senior Secured Note Obligations may not oppose any sale consented to by the Credit Facility Agent of any Credit Facility Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any insolvency or liquidation proceeding) so long as the proceeds of such sale are applied as set forth above under the caption “— Intercreditor Agreement — Application of Proceeds of Collateral.” The Credit Facility Agent and the holders of Credit Facility Obligations may not oppose any sale consented to by the trustee and collateral agent of any Senior Secured Note Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any insolvency or liquidation proceeding) so long as the proceeds of such sale are applied as set forth above under the caption “— Intercreditor Agreement — Application of Proceeds of Collateral.” If such sale of Collateral includes both Credit Facility Priority Collateral and Senior Secured Note Priority Collateral, and the Credit Facility Agent and the trustee and collateral agent are unable to agree on the allocation of the purchase price between the Credit Facility Priority Collateral and Senior

Secured Note Priority Collateral, either party may apply to the court in such insolvency or liquidation proceeding to make a determination of such allocation, and the court’s determination shall be binding.

Relative Rights

      The provisions described above under the caption “— Intercreditor Agreement” set forth certain relative rights, as lienholders, between the trustee and the Holders of the Senior Secured Note Obligations and each Credit Facility Agent and the holders of the Credit Facility Obligations. Nothing in the intercreditor agreement will:

(1) impair, as between the Company, any other Obligor and Holders of Senior Secured Note Obligations, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest and Liquidated Damages, if any, on the notes in accordance with their terms or to perform any other obligation of the Company or any other Obligor under the Senior Secured Note Documents;

(2) impair, as between the Company, any other obligor under a Qualified Credit Facility and holders of the loans under a Qualified Credit Facility, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest, on such loans in accordance with their terms or to perform any other obligation of the Company or any other obligor under a Qualified Credit Facility;

(3) affect the relative rights of holders of Senior Secured Note Obligations or Credit Facility Obligations, on the one hand, and other creditors of the Company or any of its Subsidiaries, on the other hand;

(4) restrict the right of any holder of Senior Secured Note Obligations or Credit Facility Obligations to sue for payments that are then due and owing;

(5) prevent the collateral agent, the trustee or a Credit Facility Agent or any holder of Senior Secured Note Obligations or Credit Facility Obligations from exercising against the Company or any other Obligor any of its other available remedies upon a default or event of default, subject to the provisions described under the caption “— Intercreditor Agreement”; or

(6) restrict the right of the collateral agent, the trustee, a Credit Facility Agent or any holder of Senior Secured Note Obligations or Credit Facility Obligations to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any Obligor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against any Obligor or to assert or enforce any claim, Lien, right or remedy in any voluntary or involuntary bankruptcy case or insolvency or liquidation proceeding, subject to the provisions described under the caption “— Intercreditor Agreement.”

      If the Company or any Restricted Subsidiary fails because of the provisions described under the caption “— Intercreditor Agreement” to perform any obligation binding upon it under any Senior Secured Note Document and such failure to perform is a Default or Event of Default under the Senior Secured Note Documents, the failure shall still be a Default or Event of Default, as the case may be.

Optional Redemption

      At any time on or prior to May 15, 2007, the Company may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.5% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Issuances; provided that:

(1) at least 65% of the aggregate principal amount of notes initially issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Issuances.

      The Company may also at its option on any one or more occasions redeem all or part of the notes upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of the date of redemption (the “Make-Whole Redemption Date”). Notices of redemption may be conditional.

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions “— Repurchase of Notes at the Option of Holders — Change of Control” and “— Asset Sales.” The Company may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes validly tendered pursuant to the offer described below (the “Change of Control Offer”). The offer price in any Change of Control Offer will be payable in cash and will be equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid cash interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

      The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) the Company shall have mailed a notice of redemption for the entire principal amount of notes outstanding on or prior to such Change of Control or (b) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Company’s ability to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

      The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including a Sale of Senior Secured Note Priority Collateral) unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) if such Asset Sale, in any single transaction or series of related transactions, involves assets having a fair market value of greater than $15.0 million, such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee;

(3) in the case of a Sale of Senior Secured Note Priority Collateral, the collateral agent is promptly granted a perfected first priority security interest (subject to Permitted Prior Liens) in the Net Collateral Proceeds therefor received by the Company or the Restricted Subsidiary as additional Senior Secured Note Priority Collateral under the security documents to secure the Senior Secured Note Obligations, and, in the case of cash or Cash Equivalents constituting Net Collateral Proceeds, such Net Collateral Proceeds must be deposited into a segregated account under the sole control of the collateral agent that includes only proceeds from the Sale of Senior Secured Note Priority Collateral and interest earned thereon (an “Asset Sale Proceeds Account”) and is free from all other Liens (other than Permitted Prior Liens), all on terms and pursuant to arrangements reasonably satisfactory to the collateral agent in its reasonable determination (which may include, at the collateral agent’s reasonable request, customary officers’ certificates and legal opinions and shall include release provisions requiring the collateral agent to release deposits in the Asset Sale Proceeds Account as necessary to permit the Company or its Restricted Subsidiaries to apply such Net Collateral Proceeds in the manner described below, unless the collateral agent has received written notice that an Event of Default has occurred and is continuing); and

(4) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash and Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary within 45 days of receipt into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than a Sale of Senior Secured Note Priority Collateral, the Company may apply such Net Proceeds to:

(1) repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business or the minority interest in any Restricted Subsidiary;

(3) make a capital expenditure;

(4) acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365-day period) other long-term assets that are used or useful in a Permitted Business; or

(5) make an offer to all Holders of notes to purchase notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, payable in cash.

Pending the final application of any Net Proceeds from Asset Sales, other than a Sale of Senior Secured Note Priority Collateral, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales, other than a Sale of Senior Secured Note Priority Collateral, that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of notes with the proceeds of sales of assets to purchase the maximum amount of notes that may be purchased out of the Excess Proceeds.

      The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      Within 365 days after the receipt of any Net Collateral Proceeds from a Sale of Senior Secured Note Priority Collateral, the Company or the Restricted Subsidiary, as the case may be, may apply such Net Collateral Proceeds (other any noncash consideration representing Permitted Assets received by the Company in respect of any Sale of Senior Secured Note Priority Collateral; provided that the collateral agent shall promptly be granted a perfected first priority security interest (subject to Permitted Prior Liens) on all such assets as Senior Secured Note Priority Collateral under the security documents to secure the notes on terms and pursuant to arrangements reasonably satisfactory to the collateral agent in its reasonable determination (which may include, at the collateral agent’s reasonable request, customary officers’ certificates and legal opinions)) at its option:

(1) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and shall be consummated within 180 days after the end of such 365-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business principally owning Permitted Assets that have (in the good faith judgment of the Company) a value, net of the value of any Credit Facility Priority Collateral included therein, at least equal to the amount of such Net Collateral Proceeds; or

(2) to make capital expenditures on or acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and shall be consummated within 180 days after the end of such 365-day period) Permitted Assets;

provided, that in each such case, the collateral agent shall immediately be granted a perfected first priority security interest (subject to Permitted Prior Liens) on all of the assets (other than any Credit Facility Priority Collateral included therein) acquired with such Net Collateral Proceeds as Senior Secured Note Priority Collateral under the security documents to secure the Senior Secured Note Obligations, all on terms and pursuant to arrangements reasonably satisfactory to the collateral agent in its reasonable determination (which may include, at the collateral agent’s reasonable request, customary officers’ certificates and legal opinions).

      Any Net Collateral Proceeds from any Sale of Senior Secured Note Priority Collateral that are not applied or invested as provided in the preceding paragraph will constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company will make an offer to all Holders of notes (a “Collateral Proceeds Offer”) with the proceeds of sales of assets to purchase the maximum principal amount of notes that may be purchased out of the Excess Collateral Proceeds. The offer price in any Collateral Proceeds Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Collateral Proceeds remain after consummation of a Collateral Proceeds Offer, the Company and its Restricted Subsidiaries may use any remaining Excess Collateral Proceeds, free and clear of any Liens created by any security documents or otherwise for the benefit of any holder of Senior Secured Note Obligations, for any other purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Collateral Proceeds Offer exceeds the amount of Excess Collateral Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Collateral Proceeds Offer, the amount of Excess Collateral Proceeds will be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

      The agreements governing the Company’s other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. The Company’s ability to pay cash to the Holders of notes upon a repurchase may also be limited by the Company’s then-existing financial resources. See “Risk Factors — Risks Relating to Our Liquidity, the Notes and Our Other Indebtedness — If there is a change of control, we may not have the ability to raise the funds necessary to permit us to consummate the change of control offer required by the indenture governing the exchange notes.”

Certain Covenants

Restricted Payments

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Guarantor);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Guarantee thereof (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

      unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(b) the Company would, at the time of such Restricted Payment, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(iii) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than (A) the exchange of Series B Notes for Series B Preferred Stock or (B) a conversion or exchange by a Subsidiary of the Company) subsequent to the date of the indenture of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), plus

(iv) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated, repaid, repurchased or redeemed for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus

(v) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company’s investment in such Subsidiary as of the date of such redesignation and (B) such fair market value as of the date on which such subsidiary was originally designated as an Unrestricted Subsidiary.

      The preceding provisions will not prohibit:

(1) the payment of any dividend or similar distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution, redemption or payment would have complied with the provisions of the indenture;

(2) any Restricted Payment made in exchange for, or made out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests

of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such Restricted Payment made will be excluded from clause (c)(ii) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or out of the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or other similar distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company (a) held by any employee or director of the Company (or any of its Restricted Subsidiaries) or (b) in connection with, or to provide the Equity Interests for, delivery of Equity Interests to grantees under any stock incentive plan of the Company or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any fiscal year, provided further, however, that amounts available pursuant to this clause (5) to be utilized for Restricted Payments during any such fiscal year that are not so utilized may be carried forward and utilized in any succeeding fiscal year;

(6) the purchase by the Company of fractional shares arising out of stock dividends, splits, conversions or combinations or business combinations;

(7) the exchange of Milacron’s common stock into which the Series A Notes have been converted and of the Series B Notes for Series B Preferred Stock in accordance with the Note Purchase Agreement;

(8) the payment of any dividends on the Existing Preferred Stock in accordance with its terms not to exceed $300,000 in any 12-month period beginning with the 12-month period commencing on the date of the indenture;

(9) the redemption of shares of Series B Preferred Stock with the proceeds of a Rights Offering in accordance with the terms of the Series B Preferred Stock; and

(10) so long as no Default has occurred and is continuing or would be caused thereby, Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made under this clause (10), does not exceed $10.0 million.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution shall be conclusive with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, in each case if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any of the Guarantors of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), not to exceed the greater of (x) $75.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and less the amount of any Indebtedness of a Domestic Receivables Subsidiary outstanding under clause (15) below and (y) the Domestic Borrowing Base;

(2) the incurrence by the Foreign Restricted Subsidiaries of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (2) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Foreign Restricted Subsidiaries thereunder) not to exceed the greater of (x) $40.0 million less Indebtedness of Foreign Restricted Subsidiaries existing at the time of such incurrence less the aggregate amount of all Net Proceeds of Asset Sales applied by the Foreign Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and less the amount of any Indebtedness of a Foreign Receivables Subsidiary outstanding under clause (15) below and (y) the Foreign Borrowing Base;

(3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(4) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes to be issued on the date of the indenture, the related Guarantees to be issued after the expiration of the Escrow Period and the exchange notes and the related Guarantees to be issued pursuant to the registration rights agreement;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $30.0 million at any time outstanding;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (3), (4), (5), (6), (17) or (18) of this paragraph;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Guarantee, in the case of a Guarantor;

(b) if the obligee on such Indebtedness is the Company or a Guarantor, a perfected first priority security interest (subject to Permitted Prior Liens) is promptly granted to the trustee in such intercompany Indebtedness; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) prior to the expiration of the Escrow Period, the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Existing Senior Credit Facility;

(9) prior to the expiration of the Escrow Period, the incurrence by the Company of the Series B Notes;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(11) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of this covenant;

(12) the incurrence of Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(13) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(14) the guarantee by the Foreign Restricted Subsidiaries of Indebtedness of the Foreign Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(15) the incurrence by any Receivables Subsidiary of Indebtedness pursuant to a Qualified Receivables Transaction;

(16) the incurrence of unsecured Indebtedness in respect of customer financing programs (including lease transactions) in an aggregate principal amount at any one time outstanding under this clause (16) not to exceed $15.0 million;

(17) the incurrence by Foreign Restricted Subsidiaries of Indebtedness in an aggregate principal amount, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $5.0 million; and

(18) the incurrence by the Company or any of its Restricted Subsidiaries of additional unsecured Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed $25.0 million; provided that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness, when taken together with any Indebtedness issued and outstanding under clause (17) above, in excess of $8.0 million in the aggregate pursuant to this clause (18).

      To the extent the Company’s Unrestricted Subsidiaries incur Non-Recourse Indebtedness and any such Indebtedness ceases to be Non-Recourse Indebtedness, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was subject to this covenant.

      The Company and the Guarantors will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (8) of the definition of Permitted Debt. Indebtedness under Credit Facilities outstanding on the expiration date of the Escrow Period will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) or (2) of the definition of Permitted Debt, as applicable. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

      For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a currency other than U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent of such Indebtedness determined on the date of incurrence, provided that if any such Indebtedness denominated in a currency other than U.S. dollars is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (a) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (b) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Indebtedness is incurred.

Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

      In addition, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any Credit Facility Priority Collateral securing any Credit Facility Obligation, unless the Company or such Restricted Subsidiary concurrently (1) grants a Lien of such kind, pursuant to a security document upon substantially the same terms but subject to the provisions set forth under the caption “— Intercreditor Agreement,” to the collateral agent for the benefit of the Holders of Senior Secured Note Obligations and (2) causes such Lien to be duly perfected.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities (other than the Series B Notes and the Existing Senior Credit Facility) as in effect on the date of the indenture and the ABL Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) any agreement governing the terms of any Indebtedness incurred pursuant to clause (2) of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that (a) either (i) the encumbrance or restriction applies only in the event of and during the continuation of a default under such agreement or (ii) the Board of Directors of the Company determines, at the time such agreement is entered into (and at the time of any modification of the terms of any such encumbrance or restriction), any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes and (b) the encumbrance or restriction is not materially less favorable to the Holders of the notes than is customary in comparable financings or agreements (as determined by the Board of Directors of the Company);

(3) agreements governing the Series B Notes and the Existing Credit Facility;

(4) the indenture, the notes and the Guarantees;

(5) applicable law and any applicable rule, regulation or order;

(6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(7) customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business;

(8) purchase money obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(9) customary restrictions in any agreement for the sale or other disposition of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of that Subsidiary;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Board of Directors of the Company;

(11) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) customary provisions in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) agreements governing Indebtedness of Foreign Restricted Subsidiaries under Foreign Credit Facilities; provided that such encumbrances or restrictions are customary and market for similarly situated borrowers under similar kinds of agreements for working capital Indebtedness at the time of entering into such Foreign Credit Facilities;

(14) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; and

(15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (any such Person, the “Successor Company”);

(2) the Successor Company assumes all the obligations of the Company under the notes, the indenture, the security documents and, if then in effect, the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default exists; and

(4) the Company or the Successor Company, as the case may be, would on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of the Company immediately preceding such consolidation, merger, sale, assignment, transfer, conveyance or other disposition.

      The foregoing clause (4) will not prohibit (a) the Escrow Merger, (b) a merger between the Company and any of its Restricted Subsidiaries or (c) a merger between the Company and an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company, any of its Wholly Owned Restricted Subsidiaries and any of the Guarantors.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor company.

Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion issued by an accounting, appraisal or investment banking firm of national standing as to the fairness to the Company of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not materially less favorable to the Company and its Restricted Subsidiaries than would reasonably be expected to be obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees;

(5) the Pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(6) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be;

(7) any agreement as in effect on the date of the indenture and any amendment, modification, supplement, renewal, replacement or extension thereof (so long as such amendment, modification, supplement, renewal, replacement or extension is not materially less favorable to the holders of the notes);

(8) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(9) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment; and

(10) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments” or any Permitted Investment.

Additional Subsidiary Guarantees and Liens

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture (except for Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries) or any other Restricted Subsidiary guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor, then that Subsidiary (other than a Receivables Subsidiary) will (a) execute a supplemental indenture and a joinder agreement to the security documents in form and substance reasonably satisfactory to the trustee providing that such Subsidiary shall become a Guarantor under the indenture and a party to the security documents and (b) deliver an opinion of counsel to the effect that such supplemental indenture and joinder agreement has been duly authorized and executed by such Subsidiary, in each case, within 10 Business Days following the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

      If the Company or any of the Guarantors at any time (a) owns or acquires Senior Secured Note Priority Collateral that is not subject to a valid, enforceable perfected first priority Lien (subject to Permitted Prior Liens) in favor of the collateral agent as security for the Senior Secured Note Obligations or (b) grants, assumes or becomes subject to any Lien upon any of its property that constitutes Credit Facility Priority Collateral as security for any Credit Facility Obligation, then the Company will, or will cause such Guarantor to, concurrently:

(1) execute and deliver to the collateral agent a security document upon substantially the same terms as the security documents delivered in connection with the issuance of the notes, granting, in the case of any Senior Secured Note Priority Collateral, a first priority Lien upon such Senior Secured Note Priority Collateral or, in the case of any Credit Facility Priority Collateral, a second priority Lien upon such Credit Facility Priority Collateral, in either case, in favor of the collateral agent for the benefit of the holders of the Senior Secured Note Obligations; and

(2) cause any such Lien granted in such security document to be duly perfected in any manner permitted by law and, in the case of any Senior Secured Note Priority Collateral, cause each other Lien upon such Senior Secured Note Priority Collateral to be (a) released, unless it is a Permitted Lien or (b) subordinated to the Senior Secured Note Liens if it is a Permitted Lien but not a Permitted Prior Lien.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default, provided, that in no event may the Board of Directors designate any (a) Restricted Subsidiary that holds assets constituting Senior Secured Note Priority Collateral having a fair value of greater than $5.0 million or (b) group of Restricted Subsidiaries that together hold assets constituting Senior Secured Note Priority Collateral having a fair value of greater than $5.0 million, to be an Unrestricted Subsidiary or Unrestricted Subsidiaries, as the case may be. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the

Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under any provision of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee if such gross cash proceeds are more than $10.0 million, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and, if such transfer is an Asset Sale, the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities

      The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided, however, that the availability of the foregoing materials on the SEC’s EDGAR service or the Company’s website shall be deemed to satisfy the Company’s delivery obligation set forth above.

      All reports required by the first paragraph of this covenant will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. If the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

      In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company to comply with its obligations under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” and “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt by the Company of written notice as provided below to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt by the Company of written notice as provided below to comply with any of the other agreements in the indenture, the escrow agreement, the notes or the security documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of such Indebtedness (after giving effect to any applicable grace period provided in such Indebtedness) on the date of its Stated Maturity (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) the escrow agreement or any other security document or any Lien purported to be granted thereby on the Escrow Account or the cash therein, the Eurobond escrow agreement or any other security document or any Lien proposed to be granted thereby on the Eurobond Escrow Account or the cash therein, or any one or more other items of Collateral having an aggregate fair market value in excess of $15.0 million, is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected; provided that if the holders of the Series B Notes and the common stock into which the Series A Notes were converted waive the requirement in the Note Purchase Agreement for the establishment of the Eurobond Escrow Account, then the failure to establish the Eurobond Escrow Account or execute the Eurobond escrow agreement (or the termination of the Eurobond escrow agreement and dissolution of the Eurobond Escrow Account) shall not be deemed an Event of Default;

(9) the Company or any Guarantor denies or disaffirms, in writing in any pleading in any court of competent jurisdiction, any obligation of the Company or any Guarantor set forth in or arising under any security document;

(10) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect and such default continues for 10 days after notice or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee in writing;

(11) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries.

      However, a default under clauses (4), (5) or (10) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, the principal amount of and accrued and unpaid interest and Liquidated Damages, if any, will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare the principal amount of and accrued and unpaid interest and Liquidated Damages, if any, on all the notes to be due and payable immediately.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or Liquidated Damages on, or the principal of, the notes (other than the nonpayment of principal of or interest or Liquidated Damages, if any, on the notes that became due solely because of the acceleration of the notes).

      The Company is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during such fiscal year. Upon becoming aware of any Default, the Company is required to deliver to the trustee a statement specifying such Default.

      No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless:

(1) such holder has previously given to the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute a proceeding as trustee; and

(3) the trustee shall not have received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding with 60 days.

      However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, or interest or Liquidated Damages on, such note on or after the respective due dates.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Guarantees, the intercreditor agreement, the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations to issue temporary notes, register the transfer or exchange of notes, replace mutilated, destroyed, lost or stolen notes and to maintain a register and paying agent in respect of the notes;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment events or bankruptcy, receivership and insolvency events) described under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, noncallable Government Securities, or a combination of cash in U.S. dollars and noncallable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance only, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance only, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

      The Collateral will be released from the Senior Secured Note Liens, as provided under the caption “— Security — Release of Security Interests,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Guarantees thereof may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a nonconsenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or principal amount of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the indenture to release all or substantially all of the Collateral from the Liens securing the notes or to release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture, will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding. Further, no amendment or supplement that imposes any obligation on the trustee or the collateral agent or adversely affect the rights of the trustee or the collateral agent in its individual capacity shall become effective without the consent of such party.

      Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the notes, the Guarantees or the security documents:

(1) to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or correct a manifest error;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to add to the covenants of the Company or any Guarantor for the benefit of holders of the notes or surrender any right or power conferred upon the Company or any Guarantor;

(5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(6) to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(7) to add any additional Guarantor or to release any Guarantor from its Guarantee, to evidence or provide for the acceptance of appointment of a successor trustee or to add any additional Events of Default, in each case, as provided in the indenture;

(8) to make, complete or confirm any grant of a security interest in any Collateral permitted or required by the security documents or the indenture or any release of Collateral that becomes effective as set forth in the security documents or the indenture;

(9) to conform the text of the indenture, the Guarantees, the intercreditor agreement, the other security documents or the notes to any provision of this “Description of Senior Secured Notes” to the extent that such provision in this “Description of Senior Secured Notes” was intended to be a verbatim recitation of a provision of the indenture, the Guarantees, the intercreditor agreement, the other security documents or the notes;

(10) to comply with the covenant relating to mergers, amalgamations, consolidations and sale of assets;

(11) to reflect any waiver or termination of any right arising under the provisions set forth under the caption “— Intercreditor Agreement” that otherwise would be enforceable by any holder of a Credit Facility Lien, if such waiver or termination is set forth or provided in the indenture, any of the security documents or the agreement governing or giving rise to such Credit Facility Lien, provided that no such waiver or amendment pursuant to this clause (11) shall adversely affect the rights of Holders of the notes; and

(12) to release Collateral constituting Excluded Securities in accordance with the conditions set forth in the definition of Excluded Assets.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, noncallable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

      The Collateral will be released from the Senior Secured Note Liens, as provided under the caption “— Security — Release of Security Interests,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

      If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture, the registration rights agreement, the security documents and the intercreditor agreement without charge by writing to Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206, Attention: General Counsel.

Book-Entry, Delivery and Form

      The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depositary Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the disclosures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or indirect Participants of its obligations under the rules and procedures governing their operations.

      Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedure governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

      Set forth below are certain defined terms used in this “Description of Senior Secured Notes.” Reference is made to the indenture, the intercreditor agreement and the security documents for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “ABL Facility” means the Financing Agreement dated on or before the date of the Escrow Merger by and among Milacron, as a borrower, certain subsidiaries of Milacron, as additional borrowers or guarantors, the lenders party thereto and JPMorgan Chase Bank, as the ABL Agent, as such agreement may be amended, restated supplemented, waived, replaced (whether or not upon termination, and with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

      “Affiliate Transaction” has the meaning set forth under the caption “— Certain Covenants — Transactions with Affiliates.”

      “Applicable Premium” means, with respect to a note at any Make-Whole Redemption Date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess of (a) the present value at such time of (i) the par value of such note plus (ii) all required interest payments due on such note through May 15, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such note.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to the Company or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million or for net cash proceeds of less than $2.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Subsidiary of the Company to the Company or to a Restricted Subsidiary;

(4) the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(7) sales of property or equipment that has become worn out, obsolete or damaged;

(8) the license of patents, trademarks, copyrights, designs and know-how to third parties in the ordinary course of business;

(9) the creation of Liens;

(10) the sale or transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary; and

(11) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Asset Sale Proceeds Account” has the meaning set forth under the caption “— Repurchase at the Option of Holder — Asset Sales.”

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Bank Product Agreements” means any agreement pursuant to which a bank or other financial institution agrees to provide treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership or any duly authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Canadian Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of Canada or any province of Canada.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars and any other currency that is convertible into United States dollars without legal restrictions and which is utilized by the Company or any of its Restricted Subsidiaries in the ordinary course of its business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities);

(3) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s and S&P (or by a nationally recognized rating agency or agencies if one or both of the named rating agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) above, including, without limitation, any deposit with a bank that is a lender to any Restricted Subsidiary of the Company.

      “Certificated Notes” has the meaning set forth under the caption “— Book-Entry, Delivery and Form.”

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

      “Change of Control Offer” has the meaning set forth under the caption “— Repurchase at the Option of Holders — Change of Control.”

      “Change of Control Payment” has the meaning set forth under the caption “— Repurchase at the Option of Holders — Change of Control.”

      “Change of Control Payment Date” has the meaning set forth under the caption “— Repurchase at the Option of Holders — Change of Control.”

      “Code” means the New York UCC; provided that to the extent that the Code is used to define any term in any security document and such term is defined differently in differing Articles of the Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Credit Facility Liens or Senior Secured Note Liens is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

      “Collateral” means all property now owned or hereafter acquired by the Company or any Guarantor in or upon which a Lien is granted or purported to be granted to the Credit Facility Agent or the trustee or collateral agent under any of the security documents, together with all rents, issues, profits, products, and proceeds thereof, which shall not in any event include:

(1) Excluded Assets; and

(2) any properties and assets in which the collateral agent is required to release its Liens pursuant to the provisions described above under the caption “— Security — Release of Security Interests,” provided that if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any Guarantor, such assets or properties will cease to be excluded from the Collateral if the Company or any Guarantor thereafter acquires or reacquires such assets or properties.

      “collateral agent” means U.S. Bank National Association in its capacity as collateral agent under the security documents, together with its successors in such capacity.

      “Collateral Proceeds Offer” has the meaning set forth under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash expenses, charges, losses or other items (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses, charges, losses or other items were deducted in computing such Consolidated Net Income; plus

(5) any nonrecurring expenses and charges and any restructuring charges of such Person and its Restricted Subsidiaries; minus

(6) any extraordinary or nonrecurring items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary of such Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however, that if such declaration or payment of dividends or similar distributions is not permitted solely by the operation of the terms of a Foreign Credit Facility permitted to be incurred by the terms of the indenture, the Net Income of such Restricted Subsidiary may be included to the extent of the actual dividends or distributions paid to such Person during such period; and

(3) the cumulative effect of a change in accounting principles will be excluded.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by or on behalf of a Permitted Holder if such Permitted Holder beneficially owned more than 10.0% of the Company’s Voting Stock at the time of such nomination.

      “Covenant Defeasance” has the meaning set forth under the caption “— Legal Defeasance and Covenant Defeasance.”

      “Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the ABL Facility), debt securities sales arrangements or commercial paper facilities, in each case with, or sold to, banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related documents and instruments) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such debt or successor debt, whether by the same or any other lender or investor or group of lenders or investors.

      “Credit Facility Agent” means, at any time in respect of any Credit Facility, the Person serving at such time as the “Agent,” “Administrative Agent,” “Collateral Agent,” “ABL Agent” or “Collateral Trustee” under such Credit Facility or any other representative then most recently designated in accordance with the applicable provisions of the Credit Facility, together with its successors in such capacity.

      “Credit Facility Debt” means Indebtedness under a Qualified Credit Facility.

      “Credit Facility Documents” means the credit agreement with respect to the ABL Facility and any other Qualified Credit Facility pursuant to which any Credit Facility Debt is incurred, including the guaranty agreements, bank product agreements, hedging agreements, and security documents related thereto (other than any security documents that do not secure Credit Facility Obligations), as well as those other ancillary agreements as to which the Credit Facility Agent or any lender is a party or a beneficiary and all other agreements, instruments, documents and certificates executed in connection with any of the foregoing or any Qualified Credit Facility.

      “Credit Facility Lien” means any Lien upon Credit Facility Priority Collateral granted to any holder, or representative of holders (including a Credit Facility Agent), of the Credit Facility Obligations, as security for Credit Facility Obligations.

      “Credit Facility Obligations” means:

(1) the Credit Facility Debt and all other Obligations under any Qualified Credit Facility or any related Credit Facility Documents; and

(2) all Hedging Obligations and Obligations under Bank Products Agreements; provided that the counterparty to such Hedging Obligation or the Person holding such Obligations under Bank Product Agreements is a Qualified Counterparty.

      “Credit Facility Priority Collateral” means all Collateral consisting of the following, other than the Excluded Assets:

(1) all accounts and receivables (each as defined in Article 9 of the Code);

(2) all chattel paper, including tangible chattel paper and electronic chattel paper (each as defined in Article 9 of the Code);

(3) (a) all deposit accounts and money (each as defined in Article 9 of the Code) and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (b) all securities, security entitlements, and securities accounts (each as defined in Article 9 of the Code), in each case, to the extent constituting cash or cash equivalents or representing a claim to cash equivalents, except, in each case, for (x) any Asset Sale Proceeds Account and all deposits and other funds held therein, (y) any deposit account or money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein or any securities account and all cash and cash equivalents held therein that, in each case, constitute identifiable proceeds of Senior Secured Note Priority Collateral and (z) the Eurobond Escrow Account and all deposits and other funds held therein, but in any event and regardless of the foregoing clauses (x), (y) and (z), the cash management and lockbox account specified in the ABL Facility;

(4) all inventory (as defined in Article 9 of the Code);

(5) to the extent involving or governing any of the items referred to in the preceding clauses (1) through (4), all documents, general intangibles, instruments, including, without limitation, promissory notes, and letter of credit rights (each as defined in Article 9 of the Code); provided that to the extent any of the foregoing also relates to Senior Secured Note Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the Credit Facility Priority Collateral;

(6) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (5), all supporting obligations (as defined in Article 9 of the Code); provided that to the extent any of the foregoing also relates to Senior Secured Note Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the Credit Facility Priority Collateral;

(7) all books and records (as defined in Article 9 of the Code) relating to the foregoing, including, without limitation, all books, databases, customer lists, engineer drawings and records (as defined in Article 9 of the Code), whether tangible or electronic, which contain any information relating to any of the foregoing; and

(8) all proceeds of any of the foregoing (as defined in Article 9 of the Code), including without limitation, all insurance proceeds, and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that any Collateral, regardless of type, received in connection with a permitted disposition of or otherwise in exchange for Credit Facility Priority Collateral pursuant to the terms of the applicable Qualified Credit Facility shall be treated as Credit Facility Priority Collateral; and provided, further, that any Collateral regardless of type received in connection with a permitted disposition of or otherwise in exchange for Senior Secured Note Priority Collateral pursuant to the terms of the indenture, shall be treated as Senior Secured Note Priority Collateral.

      “Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect the Person against fluctuations in currency.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “DIP Financing” has the meaning set forth under the caption “— Intercreditor Agreement — Insolvency and Liquidation.”

      “Discharge of Credit Facility Obligations” means (1) the payment in full of the Credit Facility Obligations that are outstanding and unpaid at the time all indebtedness thereunder is paid in full including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit) delivery of money or backstop letters of credit in respect thereof in compliance with the terms of any Qualified Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), (2) the termination of all commitments to extend credit under the Credit Facility Documents, and (3) the delivery by the Credit Facility Agent of a written notice to the collateral agent stating that the events described in clauses (1) and (2) have occurred to the satisfaction of the holders of the Credit Facility Obligations.

      “Discharge of Senior Secured Note Obligations” means (1) the payment in full of the Senior Secured Note Obligations that are outstanding and unpaid at the time the notes are paid in full and (2) the delivery by the trustee or the collateral agent of a written notice to the Credit Facility Agent stating that the events described in clause (1) has occurred to the satisfaction of the Holders of Senior Secured Note Obligations.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Domestic Borrowing Base” means:

(1) 85% of the book value of all accounts receivable owned by the Company and its Domestic Restricted Subsidiaries and Canadian Restricted Subsidiaries; plus

(2) 45% of the book value of all inventory owned by the Company and its Domestic Restricted Subsidiaries and Canadian Restricted Subsidiaries;

provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which the Company or any of its Restricted Subsidiaries has agreed to transfer to a Receivables Subsidiary, will be excluded for purposes of determining such amount.

      “Domestic Receivables Subsidiary” means any Receivables Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that was formed under the laws of Canada or any province of Canada.

      “Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “DTC” has the meaning set forth under the caption “— Book-Entry, Delivery and Form.”

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Escrow Account” means a segregated account, under the sole control of the trustee that includes only cash, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the trustee for the benefit of the Holders of the notes.

      “Escrow Merger” means the merger of Escrow Corporation with and into Milacron pursuant to the Escrow Merger Agreement, with Milacron as the surviving corporation.

      “Escrow Merger Certificate” means the Certificate of Ownership and Merger with respect to the Escrow Merger, filed with the Secretary of State of Delaware upon consummation of the Escrow Merger.

      “Escrow Period” means that period beginning on the date of the indenture and ending on the date on which the funds held in the Escrow Account are released upon satisfaction of all conditions precedent to such release.

      “Eurobonds” means the 7.625% Guaranteed Fixed Rate Bonds due 2005 of Milacron Capital Holdings B.V. in the original aggregate principal amount of € 115.0 million.

      “Eurobond Escrow Account” means a segregated account under the sole control of the collateral agent, if any, that includes only cash, the proceeds thereof and interest earned thereon.

      “Excess Collateral Proceeds” has the meaning set forth under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      “Excess Proceeds” has the meaning set forth under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      “Excluded Assets” means:

(1) any lease of premises used only as office space or to warehouse inventory;

(2) any lease, license, permit, franchise, power, authority or right if, to the extent that and for as long as (a) the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination of, breach of or a default under the lease, instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed and (b) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC (or any successor provision) of any relevant jurisdiction or any other applicable law (including the United States bankruptcy code) or principles of equity; provided, however, that (i) such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (a) and (b) in this definition are and remain satisfied and to the extent such assets otherwise constitute Collateral, will cease to be an Excluded Asset, and will become subject to the Senior Secured Note Lien, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (ii) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the Senior Secured Note Lien;

(3) assets or property (a) located outside the United States (other than assets or property of a Canadian Restricted Subsidiary located in Canada) or (b) of any Canadian Restricted Subsidiary other than those of the type described in clauses (1) through (4) of the definition of Credit Facility Priority Collateral;

(4) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of salaried employees;

(5) deposit accounts held by Oak International, Inc. at Citizens Bank and Nickerson Machinery Chicago Inc. at Fleet National Bank;

(6) any real property acquired after the date of the indenture with a fair market value of less than $750,000 in the case of a fee interest or with an annual rent of less than $100,000 in the case of a leasehold interest;

(7) Capital Stock of any Subsidiary of the Company or any Guarantor formed under the laws of a jurisdiction other than the United States or any State of the United States or the District of Columbia (a “Foreign Stock Subsidiary”) in excess of 65% of the outstanding Capital Stock of such Foreign Stock Subsidiary;

(8) Capital Stock of any non-wholly owned Foreign Stock Subsidiary to the extent that a grant of a Lien therein would conflict with the terms of any organizational document of, agreement governing investments in, or the law of the jurisdiction of formation of, such Foreign Stock Subsidiary;

(9) Capital Stock of Milacron Plastics Machinery (Jiangyin) Co., LTD, D-M-E-(Hong Kong) Limited, Japan D-M-E Corporation, Ferromatix India Limited and any Immaterial Subsidiary;

(10) real estate located at 3025 Disney Street, Cincinnati, Ohio 45209 and real estate located at 10501 High M52, Manchester, Michigan 48158;

(11) assets or property of Milacron Capital Holdings B.V.; and

(12) (a) other personal property (other than deposit accounts, letter of credit rights, intellectual property and proceeds of Collateral) in which a security interest cannot be perfected by the filing of a financing statement under the Uniform Commercial Code or PPSA or similar Canadian legislation and (b) without duplication, motor vehicles, that have, in the aggregate for all such property and motor vehicles, a fair market value (as determined in good faith by the Company) not exceeding $1,000,000.

      In addition, any Collateral consisting of any Capital Stock or other securities of any Subsidiary of the Company shall be limited at any time to that portion of such Capital Stock or other securities which value (defined as the principal amount, par value, book value as carried by the Company or market value, whichever is greatest), when considered in the aggregate with all other Capital Stock or other securities of such Subsidiary subject to a security interest under the indenture, does not exceed 19.99% of the principal amount of the then outstanding notes issued, and the portion of any such Capital Stock or other securities of such Subsidiary in excess of such percentage will be deemed Excluded Assets; provided, however, in the event that

Rule 3-16 of Regulation S-X promulgated by the SEC is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to such Subsidiary’s Capital Stock or other securities securing the notes, then the Capital Stock or other securities of such Subsidiary (the “Excluded Securities”) shall automatically be deemed to be Excluded Assets, but only for so long as and to the extent necessary to not be subject to such requirement; provided further, however, that in such event, the security documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to release the security interests in the Excluded Securities that are deemed to constitute Excluded Assets.

      “Exercise of Remedies” means:

(1) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Code;

(2) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Facility Documents or Senior Secured Note Documents, under applicable law, in an insolvency or liquidation proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(3) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the proceeds thereof;

(4) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(5) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(6) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Code;

(7) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(8) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

      For avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Remedies.

      “Existing Credit Facility” means the Amended and Restated Financing Agreement, dated as of March 31, 2004, among Milacron, certain subsidiaries of Milacron, as borrowers, certain subsidiaries of Milacron, as guarantors, the lenders from time to time party thereto and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and Collateral Agent.

      “Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Existing Credit Facility, the Series B Notes and the ABL Facility) in existence on the date of the indenture, until such amounts are repaid.

      “Existing Preferred Stock” means Milacron’s 4% Cumulative Preferred Stock.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of

Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, paid, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Foreign Borrowing Base” means, as of any date, an amount equal to 80% of the book value of all accounts receivable owned by Foreign Restricted Subsidiaries of the Company; provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which the Company or any of its Restricted Subsidiaries has agreed to transfer to a Receivables Subsidiary, will be excluded for purposes of determining such amount.

      “Foreign Credit Facility” means, with respect to any Foreign Restricted Subsidiary, one or more working capital debt facilities, in each case with banks or other institutional lenders providing for revolving credit loans and letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

      “Foreign Receivables Subsidiary” means any Receivables Subsidiary that is not a Domestic Receivables Subsidiary.

      “Foreign Restricted Subsidiaries” means those Restricted Subsidiaries that are not Domestic Restricted Subsidiaries or Canadian Restricted Subsidiaries.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the date of the indenture.

      “Glencore” means Glencore Finance AG.

      “Global Notes” has the meaning set forth under the caption “— Book-Entry, Delivery and Form.”

      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means each of:

(1) the Domestic Restricted Subsidiaries;

(2) the Canadian Restricted Subsidiaries; and

(3) any other Subsidiary that executes a Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

      “Holder” means a Person in whose name a note is registered.

      “Immaterial Subsidiary” means, (a) as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company and (b) at any time prior to the expiration of the Escrow Period, Milacron Commercial Corp.; provided that Milacron Commercial Corp. will no longer constitute an Immaterial Subsidiary after the expiration of the Escrow Period unless at that time it meets the criteria of the preceding clause (a).

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

      if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon the face of a balance sheet of the specified Person prepared in accordance with GAAP. The term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” will not be considered incremental Indebtedness.

      Indebtedness shall not include the obligations of any Person (1) resulting solely from the endorsement of negotiable instruments for collection in the ordinary course of business or (2) resulting from post-closing payment adjustments to which the seller may become entitled in connection with the purchase by the Company or any Restricted Subsidiary of any business, to the extent such payment is determined by a final closing financial statement or such payment depends on the performance of such business after the closing; provided that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

      “Indirect Participants” has the meaning set forth under the caption “— Book-Entry, Delivery and Form.”

      “insolvency or liquidation proceeding” means: (1) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (2) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (1) and (2) undertaken under the United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business or (ii) receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the portion of the fair market value (determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”) of the Investments held by the acquired Person in such third Person in proportion to the percentage of the aggregate Equity Interests of such acquired Person held by the Company or such Restricted Subsidiary. Except as otherwise provided for herein, the amount of an Investment will be its fair value at the time the Investment is made without giving effect to subsequent changes in value.

      “Legal Defeasance” has the meaning set forth under the caption “— Legal Defeasance and Covenant Defeasance.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothec, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest.

      “Mizuho” means Mizuho International plc.

      “Make-Whole Redemption Date” has the meaning set forth under the caption “— Optional Redemption.”

      “Moody’s” means Moody’s Investors Service, Inc.

      “Net Collateral Proceeds” means the aggregate cash proceeds and other consideration received by the Company or any of its Restricted Subsidiaries in respect of any Sale of Senior Secured Note Priority Collateral (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any such Sale of Senior Secured Note Priority Collateral, but only as and when received), net of (1) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Sale of Senior Secured Note Priority Collateral, (2) the direct costs relating to such Sale of Senior Secured Note Priority Collateral, including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, appraiser fees, and any relocation expenses incurred as a result of such Sale of Senior Secured Note Priority Collateral, taxes paid or payable as a result of such Sale of Senior Secured Note Priority Collateral, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Prior Lien on the asset or assets that were the subject of such Sale of Senior Secured Note Priority Collateral, (4) expenses and fees in connection with obtaining any required consents to such Sale of Senior Secured Note Priority Collateral from lenders or holders of Indebtedness or other third parties (unless such expenses and fees consist of the repayment of Indebtedness to any such Person), and (5) any reserve for adjustment in respect of the sale price of such asset or assets or for retained liabilities in connection with such Sale of Senior Secured Note Priority Collateral established in accordance with GAAP.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its

Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (other than any Sale of Senior Secured Note Priority Collateral) (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any such Asset Sale, but only as and when received), net of (1) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, (2) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, appraiser fees, and any relocation expenses incurred as a result of such Asset Sale, taxes paid or payable as a result of such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) expenses and fees in connection with obtaining any required consents to such Asset Sales from lenders or holders of Indebtedness or other third parties (unless such expenses and fees consist of the repayment of Indebtedness to any such Person), and (5) any reserve for adjustment in respect of the sale price of such asset or assets or for retained liabilities in connection with such Asset Sale established in accordance with GAAP.

      “New York UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing (which may be by the terms of the instrument evidencing such Indebtedness) that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company or any of its Unrestricted Subsidiaries) or assets of the Company or any of its Restricted Subsidiaries.

      “Note Purchase Agreement” means the Note Purchase Agreement with respect to the Series A Notes and the Series B Notes, dated as of March 12, 2004, among Milacron and Glencore and Mizuho, as amended on April 5, 2004.

      “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness, and in the case of the ABL Facility, all obligations thereunder.

      “Obligor” means the Company, the Guarantors and each other Subsidiary of the Company that has granted to the collateral agent a Lien upon any of the Collateral as security for a Senior Secured Note Obligation.

      “Participants” has the meaning set forth under the caption “— Book-Entry, Delivery and Form.”

      “Payment Default” has the meaning set forth under the caption “— Events of Default and Remedies.”

      “Permitted Asset” means property, plant and equipment used or to be used in the business of the Company or any of its Domestic Restricted Subsidiaries and which will be owned upon acquisition by the Company or a Domestic Restricted Subsidiary.

      “Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the date of the indenture and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the date of the indenture, in each case as determined by the Board of Directors of the Company.

      “Permitted Debt” has the meaning set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

      “Permitted Holder” means each of Mizuho and Glencore and:

(1) any controlling equity holder, majority-owned Subsidiary, or immediate family member (in the case of an individual) of either Mizuho or Glencore; and

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority controlling interest of which consist of any one or more of Mizuho, Glencore and/or such Persons referred to in the immediately preceding clause (1).

      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment by the Company or a Guarantor in a Restricted Subsidiary of the Company that is not a Guarantor in an amount that, when taken together with all Investments outstanding under clause (5)(b) below, does exceed $15.0 million at any one time outstanding;

(3) any Investment by a Restricted Subsidiary that is not a Guarantor in another Restricted Subsidiary that is not a Guarantor;

(4) any Investment in Cash Equivalents;

(5) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(b) if the Investment is made by the Company or a Guarantor, such Person becomes a Restricted Subsidiary of the Company that is not a Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Company that is not a Guarantor, so long as such Investment, when taken together with all Investments outstanding under clause (2) above, does exceed $15.0 million at any one time outstanding; or

(c) if the Investment is made by a Restricted Subsidiary of the Company that is not a Guarantor, such Person becomes a Restricted Subsidiary of the Company or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Company;

(6) any Investment made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(7) any Investment to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(8) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(9) Hedging Obligations;

(10) loans and advances to employees made in the ordinary course of business in an amount not to exceed $1.0 million;

(11) advances, loans or extensions of credit to customers or suppliers in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(12) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(13) Investments in any Person to the extent such Investment existed on the date of the indenture and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(14) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(15) transactions (other than loans or advances to employees) pursuant to compensation, employee benefit or other indemnity arrangements with officers, directors and employees of Milacron or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(16) Investments consisting of noncash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the indenture in an aggregate amount not to exceed $5.0 million;

(17) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by the Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; and

(18) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) since the date of the indenture/that are at the time outstanding not to exceed $20.0 million.

      “Permitted Liens” means:

(1) Liens on Collateral of the Company and any Restricted Subsidiary securing (a) Credit Facility Debt incurred under clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” (b) any Hedging Obligations that constitute Credit Facility Obligations and (c) other Credit Facility Obligations not constituting Credit Facility Debt;

(2) Liens on the Escrow Account created pursuant to the escrow agreement securing, equally and ratably, the Senior Secured Note Obligations and Liens created pursuant to the security documents securing, equally and ratably, the Senior Secured Note Obligations with respect to up to $275.0 million aggregate principal amount of notes at any one time outstanding, together with all other Senior Secured Note Obligations;

(3) Liens securing Indebtedness under Foreign Credit Facilities permitted by clause (2) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and related Hedging Obligations, in each case covering only the assets of Foreign Restricted Subsidiaries;

(4) Liens (not securing Credit Facility Obligations) in favor of the Company or the Guarantors;

(5) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(6) Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(7) Liens to secure the performance of bids, tenders, leases, contracts (other than the payment of money), statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(9) Liens (other than Credit Facility Liens and Senior Secured Note Liens) existing immediately after the expiration of the Escrow Period and consummation of the Escrow Merger;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens incurred, created or assumed in connection with the refinancing of any Indebtedness, Attributable Debt or other Obligations secured by any Liens permitted at any time to be incurred, created or assumed by the indenture; provided that

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater that the sum of (x) the outstanding principal amount or, if greater, committed amount of the permitted refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing;

(12) Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(13) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and for sums not yet delinquent or being contested in good faith;

(14) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(15) Liens in favor of collecting or payor banks consisting of rights of set-off with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in possession of such bank and arising by operation of law;

(16) judgment Liens in respect of judgments that do not constitute an Event of Default;

(17) any interest or title of a lessor or sublessor in the property subject to any lease or sublease entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and covering only the assets so leased (other than a Capital Lease Obligation or a lease entered into as part of a sale and leaseback transaction);

(18) easements, rights of way, zoning and similar restrictions incurred in the ordinary course of business, which do not in the aggregate materially impair the value of the Company’s and its Restricted Subsidiaries’ property, when taken as a whole;

(19) Liens constituting licenses of intellectual property in the ordinary course of business; and

(20) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

      “Permitted Prior Liens” means (a) all Liens described in clauses (5), (6), (8), (9) or (13) of the definition of “Permitted Liens” or in clause (11) thereof in respect of Permitted Prior Liens and (b) any other Liens that are required by law or are not voluntarily granted and arise by operation of law to the extent entitled by law to priority over the security interests granted by the security documents.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued to refinance Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced;

(4) if the Indebtedness being Refinanced is secured, the Liens securing such Permitted Refinancing Indebtedness do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so Refinanced (other than improvements or accessions to such property); and

(5) such Indebtedness is incurred either by the Company, a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Qualified Counterparty” means, with respect to any Hedging Obligations or Obligations under Bank Product Agreements, any counterparty that, at the time the Hedging Obligation was incurred or the applicable Bank Product Agreement was entered into:

(1) is a lender under a qualified Credit Facility or any Affiliate of such a lender; or

(2) enters into an irrevocable written agreement to be bound by the provisions of the intercreditor agreement with respect to its liens on the Credit Facility Priority Collateral, and which, in each case, appoints the applicable Credit Facility Agent to act as its agent with respect to such liens on the Credit Facility Priority Collateral.

      “Qualified Credit Facility” means any Credit Facility pursuant to which credit shall be extended only to the Company or one of its Restricted Subsidiaries and in respect of which the related Credit Facility Agent has become a party to the intercreditor agreement on behalf of the lenders under the Qualified Credit Facility in which it has agreed on behalf of such lenders and on its own behalf to be subject to such intercreditor agreement on the same terms and in the same capacity as the lenders and the Credit Facility Agent for the ABL Facility.

      “Qualified Equity Issuance” means any primary public offering or private placement to any Person of Capital Stock of the Company.

      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

      “Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to customary representations, warranties, covenants and indemnities in connection with a Qualified Receivables Transaction);

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to customary representations, warranties, covenants and indemnities in connection with a Qualified Receivables Transaction; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities in connection with a Qualified Receivables Transaction;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than customary fees payable in connection with servicing accounts receivable; and

(3) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

      Any such designation by the Board of Directors of the Company will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Payments” has the meaning set forth under the caption “— Certain Covenants — Restricted Payments.”

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Sale of Senior Secured Note Priority Collateral” means an Asset Sale to the extent involving assets, rights or other property that constitutes Senior Secured Note Priority Collateral under the security documents.

      “security documents” means all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Lien upon Collateral in favor of the collateral agent or a Credit Facility Agent, as applicable, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

      “Senior Secured Note Documents” means the indenture, the notes, the Exchange Notes, the Guarantees and the security documents (other than any security documents that do not secure Senior Secured Note Obligations).

      “Senior Secured Note Lien” means a Lien granted by a security document to the collateral agent upon any property of the Company or any other Obligor to secure Senior Secured Note Obligations.

      “Senior Secured Note Obligations” means the notes (including all Exchange Notes therefor), the Guarantees and all other Obligations of any Obligor under the Senior Secured Note Documents.

      “Senior Secured Note Priority Collateral” means all Collateral, other than the Credit Facility Priority Collateral.

      “Series A Notes” means Milacron’s $30.0 million aggregate principal amount of 20% Secured Step-Up Series A Notes due 2007.

      “Series B Notes” means Milacron’s $70.0 million aggregate principal amount of 20% Secured Step-Up Series B Notes due 2007.

      “Series B Preferred Stock” means Milacron’s 6.0% Series B Convertible Preferred Stock to be issued as contemplated by the Note Purchase Agreement.

      “S&P” means Standard & Poor’s Ratings Group.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Successor Company” has the meaning set forth under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets.”

      “Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source with similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to May 15, 2011, provided, however, that if the period from the Make-Whole Redemption Date to May 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Make-Whole Redemption Date to May 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that each such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by delivering to the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted

Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

      “U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, whenever it is necessary to determine whether the Company has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of material U.S. federal income tax consequences of the exchange offer to holders of original notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired original notes at original issue for cash and holds such original notes as a capital asset within the meaning of Section 1221 of the Code.

      An exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their original notes for exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the original notes immediately before the exchange. Likewise, because the original notes were issued with “original issue discount” (requiring holders to accrue such discount into income prior to the receipt of cash attributable to such income), such discount will carry over to the exchange notes.

      The foregoing discussion of material U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of original notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters with respect to the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. In addition, specific legal matters with respect to Canadian law will be passed upon for us by Baker & McKenzie LLP, Toronto, Ontario, Canada; with respect to Michigan law by Dykema Gossett PLLC, Detroit, Michigan; with respect to Minnesota law by Malkerson Gilliland Martin LLP, Minneapolis, Minnesota; with respect to Ohio law by Frost Brown Todd LLC, Cincinnati, Ohio; with respect to Illinois law by Foley & Lardner LLP, Chicago, Illinois; and with respect to Dutch law by Stibbe P.C., New York, New York.

EXPERTS

      The consolidated financial statements of the company for the years ended December 31, 2001, 2002 and 2003, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov and at the public reference room of the New York Stock Exchange, 20 Broad Street, New York, New York.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Condensed Financial Statements
Consolidated Condensed Statements of Operations for the Six and Three Months Ended June 30, 2004 and June 30, 2003	F-2
Consolidated Condensed Balance Sheets as of June 30, 2004 and December 31, 2003	F-3
Consolidated Condensed Statements of Cash Flows for the Six and Three Months Ended June 30, 2004 and June 30, 2003	F-4
Notes to Consolidated Condensed Financial Statements	F-5
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-38
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-39
Consolidated Statements of Comprehensive Income and Shareholders’ Equity (Deficit) for the years ended December 31, 2003, 2002 and 2001	F-40
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-41
Notes to Consolidated Financial Statements	F-42
Supplementary Financial Information	F-93

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

	(In millions, except share and per-share amounts)
Sales	$191.7	$181.6	$380.6	$371.8
Cost of products sold	156.2	149.7	312.3	308.1
Cost of products sold related to restructuring	—	3.8	—	3.8

Total cost of products sold	156.2	153.5	312.3	311.9

Manufacturing margins	35.5	28.1	68.3	59.9
Other costs and expenses
Selling and administrative	30.8	34.3	61.7	64.5
Refinancing costs	14.6	—	21.0	—
Restructuring costs	1.7	2.5	2.8	8.5
Other expense — net	(.1)	1.6	1.3	2.3

Total other costs and expenses	47.0	38.4	86.8	75.3

Operating loss	(11.5)	(10.3)	(18.5)	(15.4)
Interest
Income	.5	.3	.9	1.1
Expense	(15.8)	(6.1)	(24.1)	(12.1)

Interest — net	(15.3)	(5.8)	(23.2)	(11.0)

Loss from continuing operations before income taxes	(26.8)	(16.1)	(41.7)	(26.4)
Provision for income taxes	1.1	72.2	2.2	69.5

Loss from continuing operations	(27.9)	(88.3)	(43.9)	(95.9)
Discontinued operations net of income taxes	.1	(3.0)	(.5)	(3.7)

Net loss	$(27.8)	$(91.3)	(44.4)	(99.6)

Loss per common share — basic and diluted
Continuing operations	$(.64)	$(2.63)	$(1.14)	$(2.86)
Discontinued operations	—	(.09)	(.01)	(.11)

Net loss	$(.64)	$(2.72)	$(1.15)	$(2.97)

Dividends per common share	$—	$.01	$—	$.02

Weighted-average common shares outstanding assuming dilution (in thousands)	43,429	33,608	38,671	33,588

See notes to consolidated condensed financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	June 30,	Dec. 31,
	2004	2003

	(In millions, except
	par value)
ASSETS
Current assets
Cash and cash equivalents	$42.0	$92.8
Notes and accounts receivable, less allowances of $12.6 in 2004 and $15.1 in 2003	124.7	93.8
Inventories
Raw materials	7.4	8.1
Work-in-process and finished parts	61.4	57.1
Finished products	61.2	67.1

Total inventories	130.0	132.3
Other current assets	51.0	45.2

Current assets of continuing operations	347.7	364.1
Assets of discontinued operations	—	7.2

Total current assets	347.7	371.3
Property, plant and equipment — net	131.4	140.8
Goodwill	83.1	83.8
Other noncurrent assets	116.1	115.6

Total assets	$678.3	$711.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowings	$1.1	$42.6
Long-term debt and capital lease obligations due within one year	5.6	117.3
Trade accounts payable	70.6	67.9
Advance billings and deposits	16.4	15.2
Accrued and other current liabilities	102.4	109.3

Current liabilities of continuing operations	196.1	352.3
Liabilities of discontinued operations	—	1.8

Total current liabilities	196.1	354.1
Long-term accrued liabilities	225.1	227.8
Long-term debt	236.2	163.5

Total liabilities	657.4	745.4
Commitments and contingencies	—	—
Shareholders’ equity (deficit)
4% Cumulative Preferred shares	6.0	6.0
6% Series B Convertible Preferred Stock	113.1	—
Common shares, $.01 par value in 2004 and $1.00 par value in 2003 (outstanding: 35.7 in 2004 and 34.8 in 2003)	.4	34.8
Capital in excess of par value	322.3	284.0
Contingent warrants	2.6	—
Accumulated deficit	(314.7)	(252.0)
Accumulated other comprehensive loss	(108.8)	(106.7)

Total shareholders’ equity (deficit)	20.9	(33.9)

Total liabilities and shareholders’ equity (deficit)	$678.3	$711.5

See notes to consolidated condensed financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(27.8)	$(91.3)	$(44.4)	$(99.6)
Operating activities providing (using) cash
Loss from discontinued operations	.7	3.0	1.3	3.7
Net gain on divestiture	(.8)	—	(.8)	—
Depreciation and amortization	5.1	5.6	10.4	11.3
Refinancing costs	14.6	—	21.0	—
Restructuring costs	1.7	6.3	2.8	12.3
Deferred income taxes	(.3)	70.7	.3	68.4
Working capital changes
Notes and accounts receivable	(1.6)	.5	(31.6)	1.9
Inventories	.8	10.4	.9	7.6
Other current assets	5.1	(.7)	(5.7)	7.9
Trade accounts payable	5.5	(13.7)	3.4	(13.1)
Other current liabilities	(8.6)	(9.0)	(8.7)	(19.4)
Decrease (increase) in other noncurrent assets	.6	(1.9)	1.8	(1.8)
Increase (decrease) in long-term accrued liabilities	.6	2.3	1.8	(2.5)
Other — net	.5	.5	1.4	1.0

Net cash used by operating activities	(3.9)	(17.3)	(46.1)	(22.3)
Investing activities cash flows
Capital expenditures	(1.4)	(1.7)	(2.9)	(3.0)
Net disposal of property, plant and equipment	(.1)	2.0	.2	2.3
Divestitures	8.0	—	8.0	(24.4)
Acquisitions	—	—	—	(6.5)

Net cash provided (used) by investing activities	6.5	.3	5.3	(31.6)
Financing activities cash flows
Issuance of long-term debt	219.8	—	219.8	—
Repayments of long-term debt	(145.2)	(.5)	(260.6)	(1.0)
Increase (decrease) in short-term borrowings	(82.1)	.7	58.3	(1.3)
Debt issuance costs	(13.6)	—	(21.9)	—
Dividends paid	(.2)	(.4)	(.2)	(.8)

Net cash provided (used) by financing activities	(21.3)	(.2)	(4.6)	(3.1)
Effect of exchange rate fluctuations on cash and cash equivalents	(.6)	3.5	(1.2)	7.0
Cash flows related to discontinued operations	(.7)	(1.4)	(4.2)	(5.1)

Decrease in cash and cash equivalents	(20.0)	(15.1)	(50.8)	(55.1)
Cash and cash equivalents at beginning of period	62.0	82.3	92.8	122.3

Cash and cash equivalents at end of period	$42.0	$67.2	$42.0	$67.2

See notes to consolidated condensed financial statements.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Basis of Presentation

      In the opinion of management, the accompanying unaudited Consolidated Condensed Financial Statements contain all adjustments, including only normal recurring adjustments except for the matters discussed in the notes captioned “Discontinued Operations,” “Refinancing Costs” and “Restructuring Costs,” necessary to present fairly the company’s financial position, results of operations and cash flows.

      The Consolidated Condensed Balance Sheet at December 31, 2003 has been derived from the audited Consolidated Financial Statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

      The accounting policies followed by the company are set forth in the “Summary of Significant Accounting Policies” note to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Stock-Based Compensation

      The company accounts for stock-based compensation, including stock options, under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and the related interpretations. Because all stock options outstanding under the company’s 1997 Long-Term Incentive Plan (the 1997 Plan) and prior plans have exercise prices equal to the fair market value of the underlying common shares at the respective grant dates, no compensation expense is recognized in earnings. The table that follows illustrates on a pro forma basis the effect on net loss and loss per common share if the stock options granted from 1995 through 2003 had been accounted for based on their fair values as determined under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Pro Forma Loss

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions, except per-share amounts)
Net loss as reported	$(27.8)	$(91.3)	$(44.4)	$(99.6)
Effect on reported loss of accounting for stock options at fair value	(1.0)	(.1)	(1.2)	(.4)

Pro forma net loss	$(28.8)	$(91.4)	$(45.6)	$(100.0)

Loss per common share — basic and diluted
As reported	$(.64)	$(2.72)	$(1.15)	$(2.97)

Pro forma	$(.66)	$(2.72)	$(1.18)	$(2.98)

      The conversion of $30.0 million of Series A Notes into 15.0 million common shares on April 15, 2004 (see Refinancing Transactions) resulted in a change in control under the provisions of the 1997 Plan which triggered the early vesting of all outstanding stock options. Accordingly, the pro forma net loss amounts for the second quarter of 2004 and for the six months ended June 30, 2004 include a charge of $.7 million in excess of the amount that would otherwise be reported to recognize all remaining compensation expense related to these stock options.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Discontinued Operations

      In the third quarter of 2002, the company announced a strategy of focusing its capital and resources on building its position as a premier supplier of plastics processing technologies and strengthening its worldwide industrial fluids business. In connection with this strategy, during 2002 the company sold the Valenite, Widia and Werkö metalcutting tools businesses that had been included in its former metalworking technologies segment and initiated plans for the sale of the round metalcutting tools and grinding wheels businesses. The disposition of the round metalcutting tools businesses was completed in the third quarter of 2003 in two separate transactions that resulted in a combined after-tax loss of $6.9 million. The grinding wheels business was sold on April 30, 2004. The company had previously recorded an estimated loss of $4.2 million on the disposition of this business which was adjusted to $3.4 million in the second quarter of 2004 to reflect the actual sale proceeds and sale-related costs.

      The round metalcutting tools and grinding wheels businesses are reported as discontinued operations in the Consolidated Condensed Financial Statements. Operating results for these businesses included in discontinued operations are presented in the following table.

Loss From Discontinued Operations

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Sales	$2.5	$15.8	$9.6	$32.4

Operating loss	(.5)	(2.1)	(.8)	(2.7)
Allocated interest expense	—	(.4)	(.1)	(.9)
Other allocated costs	(.2)	—	(.4)	(.1)

Loss before income taxes	(.7)	(2.5)	(1.3)	(3.7)
Provision for income taxes	—	.5	—	—

Loss from operations	(.7)	(3.0)	(1.3)	(3.7)
Adjustment of loss on sale of grinding wheels business	.8	—	.8	—

Total earnings (loss) from discontinued operations	$.1	$(3.0)	$(.5)	$(3.7)

      As reflected in the preceding table, other allocated costs represent costs directly attributable to the discontinued businesses. Allocated interest expense includes interest on borrowings secured by assets of the businesses sold and an allocated portion of other consolidated interest expense based on the ratio of net assets sold or to be sold to consolidated assets.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The major classes of assets and liabilities of the discontinued grinding wheels business in the Consolidated Condensed Balance Sheet as of December 31, 2003 are as follows:

Assets and Liabilities of Discontinued Operations

Dec. 31,
2003

(In millions)
Notes and accounts receivable	$.4
Inventories	4.1
Other current assets	.2
Property, plant and equipment — net	2.5

Total assets	7.2
Trade accounts payable and other current liabilities	1.6
Long-term accrued liabilities	.2

Total liabilities	1.8

Net assets	$5.4

Refinancing Costs

      During the first quarter of 2004, the company charged to expense $6.4 million of refinancing costs incurred in pursuing various alternatives to the March 12, 2004 refinancing of approximately $200 million in debt and other obligations (see Refinancing Transactions). The company’s refinancing costs in the second quarter totaled $14.6 million, including $5.8 million for the tender offer premium for the 7 5/8% Eurobonds due 2005 and the related expenses. The second quarter amount also includes (i) a charge of $2.6 million related to the early vesting of 1,090,310 shares of restricted stock as a result of a change in control provision, (ii) charges of $4.7 million for the write-off of the deferred financing fees related to the credit facility entered into with Credit Suisse First Boston on March 12, 2004 and subsequently repaid on June 10, 2004 and for other refinancing-related costs and (iii) a $1.5 million prepayment penalty for the term loan included in the Credit Suisse First Boston credit facility.

Restructuring Costs

      During 2001, the company’s management approved a plan to integrate the operations of EOC and Reform, two businesses that were acquired earlier in that year, with the company’s existing European mold base and components business. These businesses are included in the mold technologies segment. The plan, which was substantially completed in 2003, involved the consolidation of the manufacturing operations of five facilities located in Germany and Belgium into three facilities, the reorganization of warehousing and distribution activities in Europe and the elimination of approximately 230 positions. The total cost of the plan was $11.0 million, of which $1.2 million was included in reserves for employee termination benefits that were established in the allocations of the EOC and Reform acquisition costs. The remaining $9.8 million was charged to expense, including $.6 million in the first two quarters of 2003. Of the total cost of the plan, $4.4 million related to employee termination costs, $2.5 million to facility exit costs and $4.1 million to other costs including $3.1 million to relocate employees, inventory and machinery. The cash cost of the integration will be approximately $9.5 million, of which $.1 million was spent in the first two quarters of both 2003 and 2004. Cash costs for the remainder of 2004 are expected to be approximately $.3 million. The non-cash costs of the integration related principally to the write-down of one of the closed facilities to its expected realizable value. As of June 30, 2004 reserves for employee termination benefits and facility exit costs totaled

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

$1.4 million and related principally to supplemental retirement benefits that will be paid to certain former employees in Belgium at a rate of approximately $.1 million per year for the next several years.

      In November 2002, the company announced two restructuring initiatives intended to improve operating efficiency and customer service. The first action involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to the company’s more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller location near Manchester. These operations are included in the machinery technologies — North America segment. The relocations, which involved the elimination of 40 positions, are resulting in restructuring costs of $9.2 million, including $3.7 million in the first two quarters of 2003 and $1.5 million, principally to complete the move of the mold making operation, in the first half of 2004. An additional $.3 million is expected to be expensed in the second half of 2004. Of the total cost of $9.2 million, $1.5 million related to employee severance costs, $1.7 million to facility exit costs including adjustments of the carrying values of assets to be disposed of and plant closing costs, $1.9 million to inventory adjustments related to discontinued product lines and $4.1 million to other move-related costs including employee, inventory and machinery relocation. The cash cost of the relocations will be approximately $5.4 million, including $1.7 million for severance and termination benefits, $.3 million for plant clean up costs and $3.4 million for other costs, principally to relocate inventory and machinery. The non-cash costs of $3.8 million relate principally to the previously mentioned adjustments related to inventories of discontinued product lines and assets to be disposed of as a result of the plant closure.

      In November 2002, the company also announced that the manufacture of special mold bases for injection molding at the mold technologies segment’s Monterey Park, California plant would be phased out and transferred to various other facilities in North America. The closure of the facility resulted in the elimination of 12 positions and restructuring costs of $1.4 million, including $.9 million in 2002 and $.5 million in the first two quarters of 2003. The total cost includes $.1 million for employee termination costs, $.6 million to adjust the carrying values of assets to be sold and plant closure costs and $.8 million for the relocation of equipment and other moving costs. The net cash cost of the closure was $.2 million, which is net of $1.5 million of proceeds from the sale of the facility. The non-cash costs were not significant.

      Early in 2003, the company initiated a plan for the further restructuring of its European blow molding machinery operations at a cost of $4.0 million. A total of $4.6 million was charged to expense for the restructuring in the first two quarters of 2003. In the fourth quarter, $.6 million of excess reserves for termination benefits and inventory adjustments that had been recorded in the first half of the year were reversed. The restructuring involved the discontinuation of the manufacture of certain product lines at the plant in Magenta, Italy, which is included in the machinery technologies — Europe segment, and the elimination of approximately 35 positions. The final $4.0 million cost of the restructuring includes $3.3 million to adjust the carrying values of inventories for discontinued product lines to expected realizable values and $.7 million for severance and other termination benefits. The cash cost of the restructuring was $.9 million based on exchange rates in effect when the termination benefits were actually paid. The non-cash cost related almost entirely to the inventory adjustments discussed above.

      In the second quarter of 2003, the company initiated a plan to close the mold technologies segment’s special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing operations to another facility. Certain other production was outsourced. The closure resulted in the elimination of approximately 60 positions and restructuring costs of $5.7 million, including $2.8 million to adjust the recorded value of the facility to expected realizable value, $2.3 million for severance and other termination benefits, $.4 million to relocate manufacturing equipment and $.2 million for plant clean up and other costs. The entire cost of the closure was recorded in 2003, including $2.8 million in the second quarter. The cash cost of this initiative was $2.7 million, of which $2.6 million — principally for severance-related costs — was spent

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

in the second quarter. The non-cash costs of $3.0 million related principally to the write-down of the facility to expected realizable value.

      In the third quarter of 2003, the company announced additional restructuring initiatives that focus on further overhead cost reductions in each of its plastics technologies segments and at the corporate office. These actions, which involve the relocation of production and warehousing (including the closure of one small facility and the downsizing of two others), closures of sales offices, voluntary early retirement programs and general overhead reductions, have resulted in the elimination of approximately 300 positions worldwide. A total of $11.2 million was charged to expense in 2003 in connection with these initiatives and an additional $.5 million to substantially complete them was expensed in the first two quarters of 2004. Of the total cost of $11.7 million, $3.7 million relates to the machinery technologies — North America segment, $2.7 million to the machinery technologies — Europe segment and $5.3 million to the mold technologies segment. The total cost of the 2003 actions includes $3.2 million for supplemental early retirement benefits that will be paid through the company’s defined benefit pension plan for U.S. employees, $6.9 million for severance and other termination benefits for certain other employees, $.6 million for facility exit costs and $1.1 million for moving expenses. The supplemental early retirement benefits will have the effect of increasing the amount of the company’s funding requirements in future years. The cash costs of the initiatives — including $6.9 million for severance and other termination benefits, $.3 million for lease termination and other facility exit costs and $1.0 million for other costs, are expected to total approximately $8.2 million. Of this amount, $3.4 million was spent in 2003 and another $3.8 million was spent in the first two quarters of 2004. Cash costs for the remainder of the year are expected to total approximately $1.0 million. The non-cash costs of the 2003 initiatives will be approximately $3.5 million and relate principally to early retirement benefits funded through the pension plan as discussed above. At June 30, 2004, reserves for the initiatives totaled $1.1 million which are expected to be fully utilized in the second half of the year.

      In the second quarter of 2004, the company initiated additional actions to further enhance customer service while reducing the overhead cost structure of its machinery technologies — North America segment. These overhead reductions resulted in restructuring expense of $.8 million in the second quarter. An additional $.7 million is expected to be expensed in the second half of the year. Termination benefits will account for $1.4 million of the total cost. Cash costs are expected to total $1.5 million, of which $.1 million was spent in the second quarter. An additional $1.3 million is expected to be spent in the second half of 2004 with the remainder being spent in 2005. The actions will result in the elimination of approximately 60 positions, all by the end of the third quarter of 2004. Reserves for these initiatives totaled $.6 million as of June 30, 2004 and are expected to be fully utilized in the second half of 2004 and early in 2005.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The following table presents the components of the restructuring costs that are included in the Consolidated Condensed Statements of Operations for the second quarters of 2004 and 2003 and the six month periods ended June 30, 2004 and 2003.

Restructuring Costs

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Accruals for termination benefits and facility exit costs	$.7	$1.4	$.7	$3.6
Other restructuring costs
Costs charged to expense as incurred
Inventory adjustments related to product line discontinuation	—	3.8	—	3.8
Inventory and machinery relocation	—	.4	.5	1.1
Employee relocation and other move costs	.4	.2	.7	.4
Adjustments for assets to realizable values	.2	.1	.3	1.1
Severance and facility exit costs	.4	1.2	.6	1.9
Other	—	.4	.1	1.1
Reserve adjustments	—	(1.3)	(.1)	(1.3)

	1.7	6.2	2.8	11.7
Costs related to the EOC and Reform integration	—	.1	—	.6

Total restructuring costs	$1.7	$6.3	$2.8	$12.3

      Of the total restructuring costs for the second quarter of 2003 and for the six months ending June 30, 2003, $3.8 million relates to product line discontinuation. This amount is included in cost of products sold on the Consolidated Condensed Statements of Operations for these periods.

      As presented in the above table, the costs under the line captioned “Costs charged to expense as incurred” do not meet the conditions for accrual under accounting principles generally recognized in the U.S. and are therefore expensed when the related contractual liabilities are incurred. Accordingly, no reserves related to these costs have been established.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The status of the reserves for the initiatives discussed above is summarized in the following tables. The amounts included therein relate solely to continuing operations.

Restructuring Reserves

	Three Months Ended June 30, 2004				Six Months Ended June 30, 2004

	Beginning		Usage and	Ending	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$1.2	$—	$(.1)	$1.1	$1.3	$—	$(.2)	$1.1
Facility exit costs	.3	—	—	.3	.3	—	—	.3

	1.5	—	(.1)	1.4	1.6	—	(.2)	1.4
Restructuring costs
Termination benefits	2.5	.7	(1.3)	1.9	4.5	.7	(3.3)	1.9
Facility exit costs	.1	—	—	.1	.4	—	(.3)	.1

	2.6	.7	(1.3)	2.0	4.9	.7	(3.6)	2.0

Total reserves related to continuing operations	$4.1	$.7	$(1.4)	$3.4	$6.5	$.7	$(3.8)	$3.4

	Three Months Ended June 30, 2003				Six Months Ended June 30, 2003

			Usage				Usage
	Beginning		and	Ending	Beginning		and	Ending
	Balance	Additions	Other	Balance	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$1.5	$—	$(.1)	$1.4	$1.7	$—	$(.3)	$1.4
Restructuring costs
Termination benefits	3.2	1.4	(3.5)	1.1	3.1	3.6	(5.6)	1.1
Facility exit costs	.3	—	(.3)	—	.6	—	(.6)	—

	3.5	1.4	(3.8)	1.1	3.7	3.6	(6.2)	1.1

Total reserves related to continuing operations	$5.0	$1.4	$(3.9)	$2.5	$5.4	$3.6	$(6.5)	$2.5

      Approximately $2.0 million of the $3.4 million of reserves related to restructuring actions is expected to be utilized in the second half of 2004. An additional $.5 million is expected to be spent in the first half of 2005. The remaining $.9 million represents supplemental retirement benefits for certain employees that will be paid at a rate of approximately $.1 million per year for the next several years.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Retirement Benefit Plans

      The table that follows presents the components of pension expense and postretirement health care costs for the second quarters of 2004 and 2003 and the six month periods ended June 30, 2004 and 2003.

Pension Expense

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Service cost	$1.0	$1.1	$2.2	$2.4
Interest cost	8.4	8.2	16.7	16.9
Expected return on plan assets	(8.8)	(9.5)	(17.5)	(19.1)
Amortization of prior service cost	.2	.2	.4	.4
Amortization of unrecognized gains and losses	1.8	.8	3.6	1.6

Expense for the period	$2.6	$.8	$5.4	$2.2

Postretirement Healthcare Cost

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Service cost	$—	$—	$.1	$.1
Interest cost	.4	.4	.7	.7
Amortization of unrecognized gains and losses	(.1)	(.1)	(.1)	(.1)

Expense for the period	$.3	$.3	$.7	$.7

      The company expects to make contributions to the funded pension plan for certain U.S. employees totaling $4.2 million in 2004. Contributions will also be required in future years.

Income Taxes

      At December 31, 2003, the company had non-U.S. net operating loss carryforwards — principally in The Netherlands, Germany and Italy — totaling $190 million, of which $17 million will expire at the end of 2007. The remaining $173 million have no expiration dates. Deferred tax assets related to the non-U.S. loss carryforwards totaled $61 million at December 31, 2003 and valuation allowances totaling $51 million had been provided with respect to these assets as of that date. Management believes that it is more likely than not that portions of the net operating loss carryforwards in these jurisdictions will be utilized. However, there is currently insufficient positive evidence in some non-U.S. jurisdictions — primarily Germany and Italy — to conclude that no valuation allowances are required.

      At December 31, 2003, the company had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration dates. Approximately 40% of the state and local loss carryforwards will expire by 2010 and the remainder will expire by 2018. At December 31, 2003, additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending the ultimate expiration beyond 2023.

      The conversion of the Series A Notes into common stock on April 15, 2004 and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004 triggered an “ownership change” for U.S. federal income tax purposes (see Refinancing Transactions). As a consequence of the ownership change, the timing of the company’s utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

      Accounting principles generally accepted in the U.S. require that valuation allowances be established when it is more likely than not that all or a portion of recorded deferred tax assets will not be realized in the foreseeable future. The company reviews the need for new valuation allowances and the carrying amounts of previously recorded valuation allowances quarterly based on the relative amount of positive and negative evidence available at the time. Factors considered in these evaluations include management’s short-term and long-range operating plans, the current and future utilization of net operating loss carryforwards, the expected future reversal of recorded deferred tax liabilities and the availability of qualified tax planning strategies. Valuation allowances are then established or adjusted as appropriate. The resulting decreases or increases in valuation allowances serve to favorably or unfavorably affect the company’s provision for income taxes and effective tax rate.

      At March 31, 2003, management concluded that no valuation allowances were currently required with respect to the company’s U.S. deferred tax assets. This conclusion was based on the availability of qualified tax planning strategies and the expectation that increased industrial production and capital spending in the U.S. plastics industry combined with the significant reductions in the company’s cost structure that have been achieved in recent years would result in improved operating results in relation to the losses incurred in 2001 and 2002.

      At June 30, 2003, however, management concluded that a recovery in the plastics industry and the company’s return to profitability in the U.S. would be delayed longer than originally expected. As a result of these delays and the incremental costs of the restructuring initiatives announced in the third quarter of 2003 (see Restructuring Costs), the company incurred a cumulative operating loss in the U.S. for the three year period ending December 31, 2003. In such situations, accounting principles generally accepted in the U.S. include a presumption that expectations of earnings in the future cannot be considered in assessing the need for valuation allowances. Accordingly, a tax provision of approximately $71 million was recorded in the second quarter of 2003 to establish valuation allowances with respect to a portion of the company’s U.S. deferred tax assets for which future income was previously assumed.

      During the second half of 2003, U.S. deferred tax assets increased by approximately $18 million due to continued losses from operations and a goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. The company continued to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003. U.S. deferred tax assets and valuation allowances were both increased by an additional $7 million in the first two quarters of 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      Management will continue to reassess its conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and a corresponding decrease in shareholders’ equity in the period of the change.

      Because of the factors discussed above, the company was unable to record tax benefits with respect to its losses in the U.S. and certain other jurisdictions in the first half of 2004. However, results for the period include tax expense related to operations in profitable non-U.S. jurisdictions. This resulted in a provision for income taxes of $2.2 million despite a pretax loss of $41.7 million. In the first half of 2003, the provision for income taxes was $69.5 million which includes the $71 million charge discussed above and provisions for income taxes in certain non-U.S. jurisdictions.

Receivables

      During all of 2003 and through March 12, 2004, the company maintained a receivables purchase agreement with a third party financial institution. Under this arrangement, the company sold, on a revolving basis, an undivided percentage ownership interest in designated pools of accounts receivable. As existing receivables were collected, undivided interests in new eligible receivables were sold. Accounts that became 60 days past due were no longer eligible to be sold and the company was at risk for credit losses for which the company maintained a reserve for doubtful accounts sufficient to cover estimated expenses. At December 31, 2003, approximately $33 million of accounts receivable related to continuing operations had been sold under this arrangement. This amount is reported as a reduction of accounts receivable in the Consolidated Condensed Balance Sheet at that date. On March 12, 2004, all amounts sold by the company under the receivables purchase agreement were repurchased using a portion of the proceeds of the refinancing transactions entered into on that date (see Refinancing Transactions). The effect was to increase the use of cash from operating activities for the first quarter and first half of 2004 by $33 million.

      Certain of the company’s non-U.S. subsidiaries also sell accounts receivable on an ongoing basis. In some cases, these sales are made with recourse, in which case appropriate reserves for potential losses are recorded at the sale date. At June 30, 2004 and December 31, 2003, the gross amounts of accounts receivable that had been sold under these arrangements totaled $3.9 million and $3.8 million, respectively. At June 30, 2004 and December 31, 2003, these amounts were partially collateralized with $3 million of cash deposits that are included in cash and cash equivalents in the Consolidated Condensed Balance Sheets.

      The company also periodically sells with recourse notes receivable arising from customer purchases of plastics processing machinery and, in a limited number of cases, guarantees the repayment of all or a portion of notes from its customers to third party lenders. At June 30, 2004 and December 31, 2003, the company’s maximum exposure under these arrangements totaled $8.2 million and $11.6 million, respectively. In the event a customer were to fail to repay a note, the company would generally regain title to the machinery for later resale as used equipment.

      Costs related to sales of notes receivable and to guarantees have not been material in the past.

Goodwill and Other Intangible Assets

      The carrying value of goodwill totaled $83.1 million and $83.8 million at June 30, 2004 and December 31, 2003, respectively. The company’s other intangible assets, which are included in other noncurrent assets in the Consolidated Condensed Balance Sheets, are not significant.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Other Assets

      The components of other current assets and other noncurrent assets are shown in the tables that follow.

Other Current Assets

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Deferred income taxes	$27.5	$27.9
Refundable income taxes	2.7	2.7
Other	20.8	14.6

	$51.0	$45.2

Other Noncurrent Assets

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Deferred income taxes net of valuation allowances	$70.2	$70.9
Intangible assets other than goodwill	5.8	6.5
Other	40.1	38.2

	$116.1	$115.6

Liabilities

      The components of accrued and other current liabilities are shown in the following table.

Accrued and Other Current Liabilities

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Accrued salaries, wages and other compensation	$24.4	$20.9
Taxes payable other than income tax	11.4	10.8
Reserves for post-closing adjustments and transaction costs on divestitures	11.0	11.8
Accrued and deferred income taxes	8.0	8.0
Other accrued expenses	47.6	57.8

	$102.4	$109.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      The following table summarizes changes in the company’s warranty reserves. These reserves are included in accrued and other current liabilities in the Consolidated Condensed Balance Sheets.

Warranty Reserves

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Balance at beginning of period	$7.3	$5.8	$8.1	$5.9
Accruals	1.3	.8	2.3	1.8
Payments	(1.1)	(.3)	(2.9)	(.3)
Warranty expirations	(.2)	(.5)	(.2)	(1.2)
Foreign currency translation adjustments	(.1)	.5	(.1)	.1

Balance at end of period	$7.2	$6.3	$7.2	$6.3

      The components of long-term accrued liabilities are shown in the following table.

Long-Term Accrued Liabilities

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Accrued pensions and other compensation	$37.1	$42.5
Minimum pension liability	107.7	104.3
Accrued postretirement health care benefits	30.1	31.2
Accrued and deferred income taxes	21.7	21.5
Self-insurance reserves(a)	19.2	18.8
Other	9.3	9.5

	$225.1	$227.8

(a)	As presented on the above table, self-insurance reserves at June 30, 2004 are shown net of expected recoveries from excess liability carriers of approximately $8 million.

Refinancing Transactions

      On March 12, 2004, the company entered into a definitive agreement whereby Glencore Finance AG and Mizuho International plc purchased $100 million in aggregate principal amount of the company’s new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay the 8 3/8% Notes due March 15, 2004. The securities the company issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007. The $30 million of Series A Notes were convertible into shares of the company’s common stock at a conversion price of $2.00 per share. Glencore Finance AG and Mizuho International plc converted the entire principal amount of the Series A Notes into 15.0 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum. The rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      On March 12, 2004, the company also reached a separate agreement with Credit Suisse First Boston for a $140 million credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility and a $75 million term loan B facility. On March 12, 2004, extensions of credit under the facility in an aggregate amount of $84 million were utilized to repay and terminate the company’s then-existing revolving credit facility (in addition to replacing or providing credit support for outstanding letters of credit) and its then-existing receivables purchase program. As discussed below, all borrowings under the Credit Suisse First Boston facility were repaid on June 10, 2004.

      On May 26, 2004, Milacron Escrow Corporation, a wholly-owned, direct subsidiary of the company created solely to issue notes and to merge with and into the company, issued $225 million in aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 in a private placement. The proceeds of this issuance were initially placed in escrow. On June 10, 2004, the conditions for release of the proceeds from escrow were satisfied, including the consummation of the merger of Milacron Escrow Corporation with and into the company.

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of Series B Preferred Stock, a new series of the company’s convertible preferred stock with a cumulative cash dividend rate of 6%. On June 10, 2004, the company also entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent.

      On June 10, 2004, the company applied the proceeds of the issuance of the 11 1/2% Senior Secured Notes due 2011, together with $7.3 million in borrowings under the asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005 at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. The company also used $17.4 million in availability under the asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      The conversion of the Series A Notes into common stock on April 15, 2004, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of the ownership change, timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Short-Term Borrowings

      The components of short-term borrowings are shown in the table that follows.

Short-Term Borrowings

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Asset based credit facility due 2008	$—	$—
Revolving credit facility due 2004	—	42.0
Borrowings under other lines of credit	1.1	.6

	$1.1	$42.6

      Borrowings under the asset based facility are secured by a first priority security interest, subject to permitted liens, in, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventories and, in the U.S., certain relative rights under contracts, licenses and other general intangibles, subject to certain exceptions. The availability of loans under the facility is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and U.S. inventory and is subject to other conditions and limitations, including an excess availability reserve (the minimum required availability) of $10 million.

      Pursuant to the terms of the asset based facility, the cash the company receives from collection of receivables is subject to an automatic “sweep” to repay any outstanding borrowings under the asset based facility on a daily basis. As a result, the company relies on borrowings under the asset based facility as the primary source of cash for use in its North American operations. The availability of borrowings under the asset based facility is subject to the borrowing base limitations, including the excess availability reserve, which may be adjusted from time to time by the administrative agent at its discretion, and the satisfaction of certain conditions to borrowing, including, among other things, conditions related to the continued accuracy of the company’s representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in the company’s business or financial condition.

      The asset based facility contains for the first five quarters, a financial covenant requiring the company to maintain a minimum level of cumulative consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) as defined in the facility, to be tested quarterly. The EBITDA requirement for the third quarter of 2004 was originally $11.6 million and the cumulative fourth quarter requirement was originally $25.9 million. However, the facility was amended on September 28, 2004, to reduce these requirements as more fully discussed below. The facility also contains a limit on capital expenditures to be complied with on a quarterly basis beginning with the third quarter of 2004. Thereafter, the company will have to comply with a fixed charge coverage ratio to be tested quarterly.

      The asset based facility requires the company to maintain minimum levels of cumulative consolidated EBITDA to be tested quarterly through September 30, 2005. In response to a reassessment of projected earnings and EBITDA for the third and fourth fiscal quarters of 2004, the facility was amended on September 28, 2004 to reduce the minimum cumulative consolidated EBITDA requirement for the three consecutive calendar months ending September 30, 2004 from $11.6 million to $8.0 million and for the six consecutive calendar months ending December 31, 2004 from $25.9 million to $24.0 million. The minimum cumulative consolidated EBITDA requirement for the nine consecutive calendar months ending March 31, 2005, the twelve consecutive calendar months ending June 30, 2005 and the twelve consecutive calendar months ending September 30, 2005 remain unchanged at $32.3 million, $43.0 million and $48.4 million, respectively. Based on the company’s current financial projections for the remainder of 2004 and for 2005, the

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

company is not aware at this time of any reason why it would not be able to meet or exceed these covenant requirements. However, the company’s ability to do so will be contingent on a number of factors, many of which are beyond its control. These include our need for a continued increase in capital spending in the plastics processing industry and the resulting increases in sales revenues and operating margins, our need for no material decrease in price realization, the company’s ability to absorb recent raw material price increases or pass such price increases through to customers, and the company’s continued ability to realize the benefits of its cost reduction and process improvement initiatives. If the company is unable to meet or exceed the minimum cumulative consolidated EBITDA requirements of its asset based facility, it will attempt to further renegotiate the financial covenant with its lenders to assure compliance. However, the company cannot control its lenders’ actions and, if the negotiations are not successful, the company could be forced to seek alternative sources of liquidity. This may include, but is not necessarily limited to, seeking alternative lenders, sales of assets or business units and the issuance of additional indebtedness or equity. Failure to meet or exceed the minimum cumulative consolidated EBITDA requirements of the asset based facility would constitute an event of default under the facility, which would permit the lenders to accelerate indebtedness owed thereunder (if such indebtedness remained unpaid) and terminate their commitments to lend. The acceleration of the indebtedness under the asset based facility would also create a cross-default under the company’s 11 1/2% Senior Secured Notes due 2011 if the principal amount of the indebtedness accelerated, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity has been so accelerated, aggregated $15 million or more, and such cross-default would permit the trustee under the indenture governing the 11 1/2% Senior Secured Notes due 2011 or the holders of at least 25% in principal amount of the then outstanding notes to declare the notes to be due and payable immediately. Events of default under the asset based facility and the 11 1/2% Senior Secured Notes due 2011 in addition to those described above, including, without limitation, the failure to make required payments in respect of such indebtedness in a timely manner, may result in the acceleration of indebtedness owed under these instruments. The acceleration of obligations under the company’s outstanding indebtedness would have a material adverse effect on its business, financial condition and results of operation.

      At June 30, 2004, $21.4 million of the asset based credit facility was utilized for outstanding letters of credit. The outstanding letters of credit include approximately $8 million of “back-to-back” letters of credit which have been terminated in July 2004 in support of letters of credit issued under prior credit agreements. There were no borrowings against the facility at June 30, 2004. Under the terms of the facility, the company’s additional borrowing capacity at June 30, 2004 was approximately $26.9 million after taking into account then-outstanding letters of credit and the minimum availability and existing reserve requirements. The effective interest rate for borrowings under the asset based credit facility would have been 4.8% had any amounts been borrowed. The facility includes a number of positive and negative covenants with which the company was in compliance at June 30, 2004.

      At June 30, 2004, the company had other lines of credit with various U.S. and non-U.S. banks totaling approximately $28 million. These credit facilities support the discounting of receivables, letters of credit, guarantees and leases in addition to providing borrowings under varying terms. Approximately $15 million was available to the company under these lines under certain circumstances.

      During 2003 and through March 12, 2004, the company had a $65 million committed revolving credit facility with certain U.S. and non-U.S. banks. At December 31, 2003, $54 million was utilized, including borrowings of $42 million. All amounts borrowed under the facility were repaid using a portion of the proceeds of the refinancing transactions entered into on March 12, 2004 (see Refinancing Transactions).

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Long-Term Debt

      The components of long-term debt are shown in the following table.

Long-Term Debt

	June 30,	Dec. 31,
	2004	2003

	(In millions)
11 1/2% Senior Secured Notes due 2011	$219.8	$—
8 3/8% Notes due March, 2004	—	115.0
7 5/8% Eurobonds due April, 2005	—	142.6
Capital lease obligations	16.1	17.1
Other	5.9	6.1

	241.8	280.8
Less current maturities	(5.6)	(117.3)

	$236.2	$163.5

      On March 15, 2004, the 8 3/8% Notes were repaid using a portion of the proceeds of the refinancing transactions entered into on March 12, 2004. On June 10, 2004, the company repurchased €114,990,000 of the 7 5/8% Eurobonds due 2005 following the completion of a tender offer for these obligations (see Refinancing Transactions).

      The 11 1/2% Senior Secured Notes due 2011 are jointly and severally guaranteed on a senior secured basis by substantially all of the company’s U.S. and Canadian subsidiaries and on a senior unsecured basis by Milacron Capital Holdings B.V., a Dutch subsidiary. The notes and guarantees are secured by a first priority security interest in certain of the company’s U.S. assets other than those securing the asset based facility on a first priority basis (see Short-Term Borrowings) as well as the capital stock of certain subsidiaries and a second priority security interest in all of the assets securing the company’s asset based credit facility on a first priority basis.

      Subject to a number of important limitations, exceptions and qualifications, the indenture governing the 11 1/2% Senior Secured Notes due 2011 contains covenants that limit the ability of the company and its restricted subsidiaries to incur additional indebtedness, create liens, engage in sale and leaseback transactions, pay dividends or make other equity distributions, purchase or redeem capital stock, make investments, sell assets, engage in transactions with affiliates and effect a consolidation or merger.

      As presented in the above table, the value of the 11 1/2% Senior Secured Notes due 2011 is net of the unamortized portion of a $5.2 million discount at issuance. As a result of this discount, the effective interest rate for financial reporting purposes is approximately 12%.

Shareholders’ Equity

      On April 15, 2004, the $30.0 million of Series A Notes issued to Glencore Finance AG and Mizuho International plc on March 12, 2004 (see Refinancing Transactions), were converted into 15.0 million common shares. The conversion involved the reissuance of approximately 4.6 million treasury shares and the issuance of approximately 10.4 million authorized but previously unissued common shares.

      On June 9, 2004, the company’s shareholders, among other things, approved the following resolutions:

•	an increase in the number of authorized common shares from 50.0 million to 165.0 million;

•	a decrease in the par value of each common share from $1.00 per share to $.01 per share;

•	the issuance of a new series of Series B Preferred Stock that is convertible into common shares; and

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

•	the issuance of contingent warrants which will be exercisable to purchase additional shares of the company’s common stock under certain circumstances.

      On June 10, 2004, the 15.0 million common shares into which the Series A Notes were converted and the $70.0 million of Series B Notes (see Refinancing Transactions) were exchanged for 500,000 shares of Series B Preferred Stock having a par value of $.01 per share and a liquidation preference of $200 per share. The 500,000 shares of Series B Preferred Stock are initially convertible into 50.0 million common shares of the company at a conversion price of $2.00 per share and have a cash dividend rate of 6% per year. Dividends may also be paid in additional shares of Series B Preferred Stock at a rate of 8% per year if the company is prohibited by the terms of its certificate of incorporation or its financing agreements from paying dividends in cash. Dividends on the Series B Preferred Stock must be paid prior to any dividend or distribution with respect to common stock. The initial conversion price will be reset to $1.75 per share of common stock at the end of the second quarter of 2005 if a test based on the company’s financial performance for 2004 is not satisfied. The test requires the company to achieve EBITDA, as defined, of at least $50 million in 2004. To the extent not previously converted to common shares at the option of the holders, the Series B Preferred Stock must be converted to common shares on the seventh anniversary of the date of its issuance. In the event of the liquidation of the company, the Series B Preferred Stock ranks junior to the 4% Preferred Stock, as discussed below.

      Except as otherwise required by law or by the company’s certificate of incorporation or expressly provided for in the certification of designation governing the Series B Preferred Stock, the holders of record of shares of the Series B Preferred Stock have full voting rights and powers, and are entitled to vote on all matters put to a vote or consent of the company’s shareholders, voting together with the holders of the company’s common stock and its 4% Cumulative Preferred Stock as a single class, with each holder of shares of Series B Preferred Stock having the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred Stock could be converted as of the record date for the vote or consent which is being taken. The holders of the Series B Preferred Stock, voting separately as a class, have the right to elect a number of directors to the company’s board of directors in proportion to the percentage of fully diluted common stock represented by the outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one).

      As of June 30, 2004 Glencore Finance AG and Mizuho International plc collectively owned 100% of the Series B Preferred Stock which represents approximately 57% of the company’s fully diluted common equity (on an as-converted basis). Glencore Finance AG has reported in a Schedule 13D amendment dated June 21, 2004 with the Securities and Exchange Commission (SEC) that it has sold an undivided 17.8% participation interest in its investment in the company to Triage Offshore Funds, Ltd. (Triage) equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of the company’s outstanding common equity (on an as-converted basis), with Glencore Finance AG remaining as the recorded holder of such shares. If the company redeems a portion of the shares of Series B Preferred Stock with the proceeds of a rights offering (as described below), Glencore Finance AG’s and Mizuho International plc’s collective holdings would represent approximately 40% of the company’s outstanding equity, with Triage’s participation interest in Glencore Finance AG’s holdings representing approximately 5.0% of the company’s outstanding common equity, in each case on an as-converted basis and assuming (I) no pay-in-kind dividends on the Series B Preferred Stock have been paid (ii) full subscription to the rights offering and (iii) the redemption of 150,000 shares of Series B Preferred Stock with the proceeds of the rights offering.

      The Series B Preferred Stock includes a beneficial conversion feature of approximately $18 million because it allows the holders to acquire common shares of the company at an effective conversion price of approximately $2.00 per share compared to a fair value per common share of $2.40 on March 12, 2004. In the Consolidated Condensed Balance Sheet at June 30, 2004, the $18 million amount related to the beneficial

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

conversion feature is included in the recorded value of the Series B Preferred Stock and has been applied as a direct increase of accumulated deficit.

      On June 10, 2004, the company also issued to holders of the Series B Preferred Stock contingent warrants to purchase an aggregate of one million shares of its common stock for $.01 per share. The contingent warrants are exercisable only if a test based on the company’s financial performance for 2005 is not satisfied. The test requires the company to achieve EBITDA, as defined, of at least $60 million in 2005. If the test is not satisfied, the contingent warrants will be exercisable until March 25, 2011. If the test based on financial performance is satisfied, the contingent warrants will immediately terminate and will not be exercisable. The contingent warrants are included in shareholders’ equity at an amount representative of their relative fair value in relation to the Series B Preferred Stock. If the contingent warrants do not become exercisable, their carrying value will be transferred to the carrying value of the Series B Preferred Stock. If they should be exercised, their carrying value will be included in the value of the newly issued common stock.

      On June 25, 2004, as permitted by the terms of the agreement with Glencore Finance AG and Mizuho International plc, the company filed a registration statement with the SEC for up to approximately 16.2 million additional common shares to be issued through a rights offering. Pursuant to the rights offering, the holders of shares of common stock (other than common stock received upon the conversion of Series B Preferred Stock) will be entitled to purchase ..452 shares of common stock for each share held at the record date for $2.00 per full share. At its option, the company plans to (but is not required to) redeem up to 150,000 shares of Series B Preferred Stock at a price of $210.00 per share using the proceeds of the rights offering.

      In addition to the Series B Preferred Stock, at June 30, 2004 and December 31, 2003, the company had outstanding 60,000 shares of 4% Cumulative Preferred Stock (the 4% Preferred Stock) having a par value of $100 per share. Except as otherwise required by law or the company’s certificate of incorporation, the holders of the 4% Preferred Stock vote together with the holders of shares of the common stock and the holders of Series B Preferred Stock as a single class, with holders of shares of 4% Preferred Stock having 24 votes per share. Holders of the 4% Preferred Stock are entitled to receive quarterly dividends in cash out of the net assets legally available for the payment of dividends at a rate of $4 per year. Dividends are cumulative, and they must be paid prior to the purchase or redemption of any 4% Preferred Stock or any common stock. Dividends must also be paid prior to any distribution in respect of the common stock or the Series B Preferred Stock. In addition, dividends or distributions on common stock may not be made unless “consolidated net current assets,” and “consolidated net tangible assets,” in both cases as defined in the company’s certificate of incorporation, exceed certain amounts per share of 4% Preferred Stock. In the event of any liquidation, dissolution or winding up of the company, the holders of the 4% Preferred Stock are entitled to receive out of the assets available for distribution to shareholders an amount equal to $105 per share if the action is voluntary and $100 per share if it is not voluntary, in each case in addition to an amount equal to all accrued dividends in arrears at the date of the distribution, before any distributions of assets shall be made to the holders of Series B Preferred Stock or common stock. The holders of the Series B Preferred Stock and the common stock would be entitled to share in any assets then remaining to the exclusion of the holders of 4% Preferred Stock.

      The 4% Preferred stock may be redeemed at the company’s election, by resolution of the board of directors, for a redemption price of $105 per share plus all accrued and unpaid dividends to the date of redemption. At meetings of shareholders of the company, each shareholder of 4% Preferred Stock is entitled to 24 votes for each share of 4% Preferred Stock held except that in the event that a default in dividends on the 4% Preferred Stock is deemed to have occurred, the holders of the 4% Preferred Stock, voting separately as a class, have the right at each shareholders’ meeting thereafter (at which 35% of the 4% Preferred Stock is represented) to elect one-third of the members of the board of directors to be elected at that meeting. A default in preferred dividends would be deemed to have occurred if at any time dividends accrued or in arrears on the 4% Preferred Stock amounts to $4 per share or more.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      On June 11, 2004, the company issued 1,110,000 previously unissued common shares in the form of grants of restricted stock.

      In the first two quarters of 2004, a total of 164,302 treasury shares were reissued in connection with grants of restricted stock and contributions to employee benefit plans. This reduction in treasury shares was more than offset by the cancellation of 432,132 restricted shares (including shares cancelled to cover withholding taxes) that were added to the treasury share balance in lieu of their cancellation. At June 30, 2004 the treasury share balance was 15,443,805 which includes the shares into which the Series A debt was converted which were subsequently exchanged for Series B Preferred Stock on June 10, 2004.

      In the first two quarters of 2003, a total of 144,741 treasury shares were reissued in connection with grants of restricted shares and contributions to employee benefit plans. These reductions in treasury shares were partially offset by the cancellation of 82,943 restricted shares that had been granted in prior years.

Comprehensive Loss

      Total comprehensive income (loss) represents the net change in shareholders’ equity during a period from sources other than transactions with shareholders and, as such, includes net earnings or loss for the period. The components of total comprehensive loss are as follows:

Comprehensive Loss

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Net loss	$(27.8)	$(91.3)	$(44.4)	$(99.6)
Foreign currency translation adjustments	(2.2)	5.4	(2.1)	9.1
Change in fair value of foreign currency exchange contracts	—	—	—	(.1)

Total comprehensive loss	$(30.0)	$(85.9)	$(46.5)	$(90.6)

      The components of accumulated other comprehensive loss are shown in the following table.

Accumulated Other Comprehensive Loss

	June 30,	Dec. 31,
	2004	2003

	(In millions)
Foreign currency translation adjustments	$(28.2)	$(26.1)
Minimum pension liability adjustment	(80.8)	(80.8)
Fair value of foreign currency exchange contracts	.2	.2

	$(108.8)	$(106.7)

Contingencies

      The company is involved in remedial investigations and actions at various locations, including former plant facilities, and EPA Superfund sites where the company and other companies have been designated as potentially responsible parties. The company accrues remediation costs, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are generally recognized no later than the completion of a remediation feasibility study. The accruals are adjusted as further information becomes available or circumstances change. Environmental costs have not been material in the past.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

      Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In several such lawsuits, some of which seek substantial dollar amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by the company. The company is vigorously defending these claims and believes it has reserves, indemnity claims and insurance coverage sufficient to cover potential exposures.

      While, in the opinion of management, the liability resulting from these matters will not have a material effect on the company’s consolidated financial position or results of operations, the outcome of individual matters cannot be predicted with reasonable certainty at this time.

Organization

      The company has four business segments: machinery technologies — North America, machinery technologies — Europe, mold technologies and industrial fluids. Descriptions of the products and services of these business segments are included in the “Organization” note to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Operating results by segment for the second quarters of 2004 and 2003 and for the six month periods ended June 30, 2004 and 2003 are presented in the following tables.

Total Sales by Segment

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Plastics technologies
Machinery technologies — North America	$83.2	$74.7	$160.5	$163.0
Machinery technologies — Europe	42.4	38.9	84.9	73.9
Mold technologies	39.9	43.0	83.2	87.6
Eliminations(a)	(1.5)	(1.3)	(1.9)	(4.3)

Total plastics technologies	164.0	155.3	326.7	320.2
Industrial fluids	27.7	26.3	53.9	51.6

Total sales	$191.7	$181.6	$380.6	$371.8

(a)	Represents the elimination of sales among plastics technologies segments.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Customer Sales by Segment

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Plastics technologies
Machinery technologies — North America	$83.1	$74.3	$160.2	$162.0
Machinery technologies — Europe	41.0	38.0	83.3	70.6
Mold technologies	39.9	43.0	83.2	87.6

Total plastics technologies	164.0	155.3	326.7	320.2
Industrial fluids	27.7	26.3	53.9	51.6

Total sales	$191.7	$181.6	$380.6	$371.8

      Consistent with the company’s internal reporting methods, segment operating profit or loss excludes restructuring costs and certain unallocated corporate and financing expenses.

Operating Information by Segment

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

	(In millions)
Operating profit (loss)
Plastics technologies
Machinery technologies — North America	$3.4	$(1.6)	$2.8	$.5
Machinery technologies — Europe	1.3	(1.8)	2.4	(2.5)
Mold technologies	(.1)	.1	1.3	.4

Total plastics technologies	4.6	(3.3)	6.5	(1.6)
Industrial fluids	3.4	3.7	5.9	7.2
Refinancing costs	(14.6)	—	(21.0)	—
Restructuring costs(a)	(1.7)	(6.3)	(2.8)	(12.3)
Corporate expenses	(2.9)	(3.7)	(6.2)	(7.2)
Other unallocated expenses(b)	(.3)	(.7)	(.9)	(1.5)

Operating loss	(11.5)	(10.3)	(18.5)	(15.4)
Interest expense — net	(15.3)	(5.8)	(23.2)	(11.0)

Loss before income taxes	$(26.8)	$(16.1)	$(41.7)	$(26.4)

(a)	In the second quarter of 2004, $1.4 million relates to machinery technologies — North America, $.1 million relates to machinery technologies — Europe and $.2 million relates to mold technologies. In the second quarter of 2003, $.9 million relates to machinery technologies — North America, $2.4 million relates to machinery technologies — Europe and $3.0 million relates to mold technologies. For the six months ended June 30, 2004, $2.2 million relates to machinery technologies — North America, $.2 million relates to machinery technologies — Europe and $.4 million relates to mold technologies. For the six months ended June 30, 2003, $3.7 million relates to machinery technologies — North America, $4.6 million relates to machine technologies — Europe and $4.0 million relates to mold technologies.

(b)	Represents financing costs, including those related to the sale of accounts receivable prior to March 12, 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

Earnings Per Common Share

      Basic earnings per common share data are based on the weighted-average number of common shares outstanding during the respective periods. Weighted-average shares assuming dilution excludes the effects of convertible preferred stock and potentially dilutive restricted shares because their inclusion would result in a smaller loss per common share.

Subsequent Events

      On July 30, 2004, the company entered into a $50 million (notional amount) interest rate swap that will convert a portion of the fixed-rate interest on the $225 million of 11 1/2% Senior Secured Notes due 2011 into a floating-rate obligation. The swap, which matures on November 15, 2008, is intended to achieve a better balance between fixed-rate and floating-rate debt. The floating rate is calculated based on six-month LIBOR set in arrears.

      On September 28, 2004, the company’s asset based facility was amended to lower the minimum level of cumulative consolidated EBITDA for the third and fourth fiscal quarters of 2004. See “Short-Term Borrowings.”

Condensed Consolidating Financial Information

      On May 26, 2004, 11 1/2% Senior Secured Notes due 2011 were issued by Milacron Escrow Corporation, a wholly-owned, direct subsidiary of Milacron Inc. created solely to issue the Senior Secured Notes and to merge with and into Milacron Inc. The merger of Milacron Escrow Corporation with and into Milacron Inc. was completed on June 10, 2004. Also on June 10, 2004, the Senior Secured Notes were jointly, severally, fully and unconditionally guaranteed by the company’s U.S. and Canadian restricted subsidiaries and by Milacron Capital Holdings B.V. Following are unaudited condensed consolidating financial statements of the company, including the guarantors. This information is provided pursuant to Rule 3-10 of Regulation S-X in lieu of separate financial statements of each subsidiary guaranteeing the Senior Secured Notes. The following condensed consolidating financial statements present the balance sheet, statement of operations and cash flows of (i) Milacron Inc. (in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting), (ii) the guarantor subsidiaries of Milacron Inc., (iii) the nonguarantor subsidiaries of Milacron Inc., and (iv) the eliminations necessary to arrive at the information for the company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying unaudited consolidated condensed financial statements of the company.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$125.1	$72.6	$(6.0)	$191.7
Cost of products sold	2.2	103.8	56.2	(6.0)	156.2

Manufacturing margins	(2.2)	21.3	16.4	—	35.5
Other costs and expenses
Selling and administrative	3.9	13.5	13.4	—	30.8
Refinancing costs	9.0	5.6	—	—	14.6
Restructuring costs	—	1.4	.3	—	1.7
Other — net	.3	(.6)	.2	—	(.1)

Total other costs and expenses	13.2	19.9	13.9	—	47.0

Operating earnings (loss)	(15.4)	1.4	2.5	—	(11.5)
Other non-operating expense (income) Intercompany management fees	(3.0)	3.0	—	—	—
Intercompany interest	(2.1)	2.2	(.1)	—	—
Equity in (earnings) losses of subsidiaries	5.3	(17.2)	—	11.9	—

Total other non-operating expense (income)	.2	(12.0)	(.1)	11.9	—

Earnings (loss) from continuing operations before interest and income taxes	(15.6)	13.4	2.6	(11.9)	(11.5)
Interest expense — net	(13.0)	(2.2)	(.1)	—	(15.3)

Earnings (loss) from continuing operations before income taxes	(28.6)	11.2	2.5	(11.9)	(26.8)
Provision for income taxes	—	.2	.9	—	1.1

Earnings (loss) from continuing operations	(28.6)	11.0	1.6	(11.9)	(27.9)
Discontinued operations — net of income taxes	.8	(.7)	—	—	.1

Net earnings (loss)	$(27.8)	$10.3	$1.6	$(11.9)	$(27.8)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$242.6	$148.9	$(10.9)	$380.6
Cost of products sold	4.0	203.2	116.0	(10.9)	312.3

Manufacturing margins	(4.0)	39.4	32.9	—	68.3
Other costs and expenses
Selling and administrative	8.0	25.9	27.8	—	61.7
Refinancing costs	15.4	5.6	—	—	21.0
Restructuring costs	—	2.2	.6	—	2.8
Other — net	.9	.2	.2	—	1.3

Total other costs and expenses	24.3	33.9	28.6	—	86.8

Operating earnings (loss)	(28.3)	5.5	4.3	—	(18.5)
Other non-operating expense (income)
Intercompany management fees	(6.0)	6.0	—	—	—
Intercompany interest	(3.3)	3.7	(.4)	—	—
Equity in (earnings) losses of subsidiaries	8.1	(11.4)	—	3.3	—

Total other non-operating expense (income)	(1.2)	(1.7)	(.4)	3.3	—

Earnings (loss) from continuing operations before interest and income taxes	(27.1)	7.2	4.7	(3.3)	(18.5)
Interest expense — net	(18.1)	(4.9)	(.2)	—	(23.2)

Earnings (loss) from continuing operations before income taxes	(45.2)	2.3	4.5	(3.3)	(41.7)
Provision for income taxes	—	.3	1.9	—	2.2

Earnings (loss) from continuing operations	(45.2)	2.0	2.6	(3.3)	(43.9)
Discontinued operations — net of income taxes	.8	(1.3)	—	—	(.5)

Net earnings (loss)	$(44.4)	$.7	$2.6	$(3.3)	$(44.4)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$117.5	$69.3	$(5.2)	$181.6
Cost of products sold	(.6)	99.7	55.8	(5.2)	149.7
Cost of products sold related to restructuring	—	—	3.8	—	3.8

Total cost of products sold	(.6)	99.7	59.6	(5.2)	153.5

Manufacturing margins	.6	17.8	9.7	—	28.1
Other costs and expenses
Selling and administrative	3.8	15.1	15.4	—	34.3
Restructuring costs	.1	.8	1.6	—	2.5
Other — net	1.1	.8	(.3)	—	1.6

Total other costs and expenses	5.0	16.7	16.7	—	38.4

Operating earnings (loss)	(4.4)	1.1	(7.0)	—	(10.3)
Other non-operating expense (income)
Intercompany management fees	(3.4)	3.4	—	—	—
Intercompany interest	(1.4)	1.7	(.3)	—	—
Equity in (earnings) losses of subsidiaries	17.1	(10.1)	—	(7.0)	—

Total other non-operating expense (income)	12.3	(5.0)	(.3)	(7.0)	—

Earnings (loss) from continuing operations before interest and income taxes	(16.7)	6.1	(6.7)	7.0	(10.3)
Interest expense — net	(3.4)	(2.1)	(.3)	—	(5.8)

Earnings (loss) from continuing operations before income taxes	(20.1)	4.0	(7.0)	7.0	(16.1)
Provision for income taxes	71.2	.4	.6	—	72.2

Earnings (loss) from continuing operations	(91.3)	3.6	(7.6)	7.0	(88.3)
Discontinued operations — net of income taxes	—	(3.0)	—	—	(3.0)

Net earnings (loss)	$(91.3)	$.6	$(7.6)	$7.0	$(91.3)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Sales	$—	$248.0	$135.5	$(11.7)	$371.8
Cost of products sold	(.6)	211.0	109.4	(11.7)	308.1
Cost of products sold related to restructuring	—	—	3.8	—	3.8

Total cost of products sold	(.6)	211.0	113.2	(11.7)	311.9

Manufacturing margins	.6	37.0	22.3	—	59.9
Other costs and expenses Selling and administrative	7.8	28.6	28.1	—	64.5
Restructuring costs	.4	3.8	4.3	—	8.5
Other — net	1.5	1.4	(.6)	—	2.3

Total other costs and expenses	9.7	33.8	31.8	—	75.3

Operating earnings (loss)	(9.1)	3.2	(9.5)	—	(15.4)
Other non-operating expense (income)
Intercompany management fees	(6.8)	6.8	—	—	—
Intercompany interest	(2.9)	3.4	(.5)	—	—
Equity in (earnings) losses of subsidiaries	23.7	(59.9)	—	36.2	—

Total other non-operating expense (income)	14.0	(49.7)	(.5)	36.2	—

Earnings (loss) from continuing operations before interest and income taxes	(23.1)	52.9	(9.0)	(36.2)	(15.4)
Interest expense — net	(6.3)	(4.6)	(.1)	—	(11.0)

Earnings (loss) from continuing operations before income taxes	(29.4)	48.3	(9.1)	(36.2)	(26.4)
Provision (benefit) for income taxes	70.2	(1.6)	.9	—	69.5

Earnings (loss) from continuing operations	(99.6)	49.9	(10.0)	(36.2)	(95.9)
Discontinued operations — net of income taxes	—	(3.7)	—	—	(3.7)

Net earnings (loss)	$(99.6)	$46.2	$(10.0)	$(36.2)	$(99.6)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING BALANCE SHEET

As of June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$(3.1)	$10.6	$34.5	$—	$42.0
Notes and accounts receivable (excluding intercompany receivables)	1.9	65.9	56.9	—	124.7
Inventories	.9	70.7	58.4	—	130.0
Other current assets	21.6	9.0	20.4	—	51.0
Intercompany receivables (payables)	(320.6)	223.9	99.0	(2.3)	—

Total current assets	(299.3)	380.1	269.2	(2.3)	347.7
Property, plant and equipment — net	1.2	64.5	65.7	—	131.4
Goodwill	—	52.1	31.0	—	83.1
Investment in subsidiaries	300.9	177.7	(15.8)	(462.8)	—
Intercompany advances — net	433.9	(470.6)	36.7	—	—
Other noncurrent assets	35.3	73.5	7.3	—	116.1

Total assets	$472.0	$277.3	$394.1	$(465.1)	$678.3

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$—	$—	$1.1	$—	$1.1
Long-term debt and capital lease obligations due within one year	.9	—	4.7	—	5.6
Trade accounts payable	8.0	31.8	30.8	—	70.6
Advance billings and deposits	—	10.3	6.1	—	16.4
Accrued and other current liabilities	38.9	47.0	16.5	—	102.4

Total current liabilities	47.8	89.1	59.2	—	196.1
Long-term accrued liabilities	174.6	10.0	40.5	—	225.1
Long-term debt	228.7	—	7.5	—	236.2

Total liabilities	451.1	99.1	107.2	—	657.4
Shareholders’ equity (deficit)
4% Cumulative preferred shares	6.0	—	—	—	6.0
6% Series B preferred stock	113.1	—	—	—	113.1
Common shares	.4	25.4	12.8	(38.2)	.4
Capital in excess of par value	322.3	316.4	78.7	(395.1)	322.3
Contingent warrants	2.6	—	—	—	2.6
Reinvested earnings (deficit)	(314.7)	(142.8)	187.0	(44.2)	(314.7)
Accumulated other comprehensive income (loss)	(108.8)	(20.8)	8.4	12.4	(108.8)

Total shareholders’ equity (deficit)	20.9	178.2	286.9	(465.1)	20.9

Total liabilities and shareholders’ equity (deficit)	$472.0	$277.3	$394.1	$(465.1)	$678.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$26.7	$14.3	$51.8	$—	$92.8
Notes and accounts receivable (excluding intercompany receivables)	1.7	35.3	56.8	—	93.8
Inventories	—	72.6	59.7	—	132.3
Other current assets	13.9	11.0	20.3	—	45.2
Intercompany receivables (payables)	(325.4)	233.0	94.7	(2.3)	—

Current assets of continuing operations	(283.1)	366.2	283.3	(2.3)	364.1
Assets of discontinued operations	—	7.2	—	—	7.2

Total current assets	(283.1)	373.4	283.3	(2.3)	371.3
Property, plant and equipment — net	1.3	69.5	70.0	—	140.8
Goodwill	—	52.3	31.5	—	83.8
Investment in subsidiaries	300.5	197.9	(15.7)	(482.7)	—
Intercompany advances — net	297.8	(332.4)	34.6	—	—
Other noncurrent assets	32.7	72.9	10.0	—	115.6

Total assets	$349.2	$433.6	$413.7	$(485.0)	$711.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowings	$42.0	$—	$.6	$—	$42.6
Long-term debt and capital lease obligations due within one year	115.9	—	1.4	—	117.3
Trade accounts payable	2.6	31.9	33.4	—	67.9
Advance billings and deposits	—	9.6	5.6	—	15.2
Accrued and other current liabilities	35.5	55.5	18.3	—	109.3

Current liabilities of continuing operations	196.0	97.0	59.3	—	352.3
Liabilities of discontinued operations	—	1.8	—	—	1.8

Total current liabilities	196.0	98.8	59.3	—	354.1
Long-term accrued liabilities	177.8	10.3	39.7	—	227.8
Long-term debt	9.3	142.6	11.6	—	163.5

Total liabilities	383.1	251.7	110.6	—	745.4
Shareholders’ equity (deficit)
4% cumulative preferred shares	6.0	—	—	—	6.0
Common shares	34.8	34.4	12.8	(47.2)	34.8
Capital in excess of par value	284.0	294.1	78.2	(372.3)	284.0
Reinvested earnings (deficit)	(252.0)	(122.3)	200.3	(78.0)	(252.0)
Accumulated other comprehensive income (loss)	(106.7)	(24.3)	11.8	12.5	(106.7)

Total shareholders’ equity (deficit)	(33.9)	181.9	303.1	(485.0)	(33.9)

Total liabilities and shareholders’ equity (deficit)	$349.2	$433.6	$413.7	$(485.0)	$711.5

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(27.8)	$10.3	$1.6	$(11.9)	$(27.8)
Operating activities providing (using) cash
Loss from discontinued operations	—	.7	—	—	.7
Net gain on divestitures	(.8)	—	—	—	(.8)
Depreciation	—	2.9	1.9	—	4.8
Amortization of intangibles	—	.3	—	—	.3
Refinancing costs	9.0	5.6	—	—	14.6
Restructuring costs	—	1.4	.3	—	1.7
Equity in (earnings) losses of subsidiaries	8.3	(1.6)	—	(6.7)	—
Distributions from equity subsidiaries	—	(3.0)	(15.6)	18.6	—
Deferred income taxes	(3.3)	3.2	(.2)	—	(.3)
Working capital changes
Notes and accounts receivable	.2	1.4	(3.2)	—	(1.6)
Inventories	(1.0)	1.5	.3	—	.8
Other current assets	1.9	2.8	.4	—	5.1
Trade accounts payable	.7	4.2	.6	—	5.5
Other current liabilities	3.9	(10.8)	(1.7)	—	(8.6)
Decrease in other noncurrent assets	.3	.1	.2	—	.6
Increase (decrease) in long-term accrued liabilities	—	(.6)	1.2	—	.6
Other — net	8.7	(8.7)	.5	—	.5

Net cash provided (used) by operating activities	.1	9.7	(13.7)	—	(3.9)
Investing activities cash flows
Capital expenditures	—	(.7)	(.7)	—	(1.4)
Net disposal of property, plant and equipment	—	.1	(.2)	—	(.1)
Divestitures	8.0	—	—	—	8.0

Net cash provided (used) by investing activities	8.0	(.6)	(.9)	—	6.5
Financing activities cash flows
Dividends paid	(.2)	—	—	—	(.2)
Debt issuance costs	(13.6)	—	—	—	(13.6)
Issuance of long-term debt	219.8	—	—	—	219.8
Repayments of long-term debt	(.2)	(144.7)	(.3)	—	(145.2)
Increase (decrease) in short-term borrowings	(82.5)	—	.4	—	(82.1)

Net cash provided (used) by financing activities	123.3	(144.7)	.1	—	(21.3)
Intercompany receivables and payables	14.7	(11.2)	(3.5)	—	—
Intercompany advances	(137.1)	137.0	.1	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	(.1)	(.5)	—	(.6)
Cash flows related to discontinued operations	(8.3)	7.6	—	—	(.7)

Increase (decrease) in cash and cash equivalents	.7	(2.3)	(18.4)	—	(20.0)
Cash and cash equivalents at beginning of period	(3.8)	12.9	52.9	—	62.0

Cash and cash equivalents at end of period	$(3.1)	$10.6	$34.5	$—	$42.0

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2004

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(44.4)	$.7	$2.6	$(3.3)	$(44.4)
Operating activities providing (using) cash
Loss from discontinued operations	—	1.3	—	—	1.3
Net gain on divestitures	(.8)	—	—	—	(.8)
Depreciation	.1	5.8	3.9	—	9.8
Amortization of intangibles	—	.6	—	—	.6
Refinancing costs	15.4	5.6	—	—	21.0
Restructuring costs	—	2.2	.6	—	2.8
Equity in (earnings) losses of subsidiaries	14.0	4.2	—	(18.2)	—
Distributions from equity subsidiaries	—	(5.9)	(15.6)	21.5	—
Deferred income taxes	(3.3)	1.8	1.8	—	.3
Working capital changes
Notes and accounts receivable	—	(30.6)	(1.0)	—	(31.6)
Inventories	(1.0)	1.9	—	—	.9
Other current assets	(4.3)	(1.0)	(.4)	—	(5.7)
Trade accounts payable	5.4	—	(2.0)	—	3.4
Other current liabilities	.8	(9.3)	(.2)	—	(8.7)
Decrease in other noncurrent assets	1.5	.2	.1	—	1.8
Increase (decrease) in long-term accrued liabilities	1.2	(.5)	1.1	—	1.8
Other — net	9.1	(8.0)	.3	—	1.4

Net cash provided (used) by operating activities	(6.3)	(31.0)	(8.8)	—	(46.1)
Investing activities cash flows
Capital expenditures	—	(1.7)	(1.2)	—	(2.9)
Net disposal of property, plant and equipment	—	.1	.1	—	.2
Divestitures	8.0	—	—	—	8.0

Net cash provided (used) by investing activities	8.0	(1.6)	(1.1)	—	5.3
Financing activities cash flows
Dividends paid	(.2)	—	—	—	(.2)
Debt issuance costs	(21.9)	—	—	—	(21.9)
Issuance of long-term debt	219.8	—	—	—	219.8
Repayments of long-term debt	(115.4)	(144.7)	(.5)	—	(260.6)
Increase in short-term borrowings	57.9	—	.4	—	58.3

Net cash provided (used) by financing activities	140.2	(144.7)	(.1)	—	(4.6)
Intercompany receivables and payables	(27.3)	31.4	(4.1)	—	—
Intercompany advances	(136.1)	138.2	(2.1)	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	(.1)	(1.1)	—	(1.2)
Cash flows related to discontinued operations	(8.3)	4.1	—	—	(4.2)

Decrease in cash and cash equivalents	(29.8)	(3.7)	(17.3)	—	(50.8)
Cash and cash equivalents at beginning of period	26.7	14.3	51.8	—	92.8

Cash and cash equivalents at end of period	$(3.1)	$10.6	$34.5	$—	$42.0

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net (earnings) loss	$(91.3)	$.6	$(7.6)	$7.0	$(91.3)
Operating activities providing (using) cash
Loss from discontinued operations	—	3.0	—	—	3.0
Depreciation	.2	3.2	1.8	—	5.2
Amortization of intangibles	—	.4	—	—	.4
Restructuring costs	.1	.8	5.4	—	6.3
Equity in (earnings) losses of subsidiaries	20.3	(.6)	—	(19.7)	—
Distributions from equity subsidiaries	—	(3.2)	(9.5)	12.7	—
Deferred income taxes	70.9	—	(.2)	—	70.7
Working capital changes
Notes and accounts receivable	—	1.0	(.5)	—	.5
Inventories	—	5.2	5.2	—	10.4
Other current assets	(.8)	.7	(.6)	—	(.7)
Trade accounts payable	2.4	(14.1)	(2.0)	—	(13.7)
Other current liabilities	(1.5)	(8.7)	1.2	—	(9.0)
Increase in other noncurrent assets	(1.6)	—	(.3)	—	(1.9)
Increase (decrease) in long-term accrued liabilities	—	(.2)	2.5	—	2.3
Other — net	.2	.3	—	—	.5

Net cash provided (used) by operating activities	(1.1)	(11.6)	(4.6)	—	(17.3)
Investing activities cash flows
Capital expenditures	—	(1.3)	(.4)	—	(1.7)
Net disposal of property, plant and equipment	.5	1.4	.1	—	2.0

Net cash provided (used) by investing activities	.5	.1	(.3)	—	.3
Financing activities cash flows
Dividends paid	(.4)	—	—	—	(.4)
Repayments of long-term debt	(.2)	—	(.3)	—	(.5)
Increase in short-term borrowings	—	—	.7	—	.7

Net cash provided (used) by financing activities	(.6)	—	.4	—	(.2)
Intercompany receivables and payables	(3.2)	9.5	(6.3)	—	—
Intercompany advances	(3.8)	2.3	1.5	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	.2	3.3	—	3.5
Cash flows related to discontinued operations	—	(1.4)	—	—	(1.4)

Decrease in cash and cash equivalents	(8.2)	(.9)	(6.0)	—	(15.1)
Cash and cash equivalents at beginning of period	18.7	9.2	54.4	—	82.3

Cash and cash equivalents at end of period	$10.5	$8.3	$48.4	$—	$67.2

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Unaudited) — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2003

		Guarantor	Nonguarantor	Eliminations
	Parent	Subsidiaries	Subsidiaries	& Other	Milacron Inc.

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(99.6)	$46.2	$(10.0)	$(36.2)	$(99.6)
Operating activities providing (using) cash
Loss from discontinued operations	—	3.7	—	—	3.7
Depreciation	.3	6.6	3.7	—	10.6
Amortization of intangibles	—	.7	—	—	.7
Restructuring costs	.4	3.8	8.1	—	12.3
Equity in (earnings) losses of subsidiaries	30.1	(50.4)	—	20.3	—
Distributions from equity subsidiaries	—	(6.4)	(9.5)	15.9	—
Deferred income taxes	67.7	—	.7	—	68.4
Working capital changes
Notes and accounts receivable	.2	2.0	(.3)	—	1.9
Inventories	—	4.0	3.6	—	7.6
Other current assets	9.1	—	(1.2)	—	7.9
Trade accounts payable	.5	(13.3)	(.3)	—	(13.1)
Other current liabilities	(1.4)	(15.8)	(2.2)	—	(19.4)
Decrease (increase) in other noncurrent assets	(2.1)	.3	—	—	(1.8)
Decrease in long-term accrued liabilities	(.6)	(.2)	(1.7)	—	(2.5)
Other — net	.6	.5	(.1)	—	1.0

Net cash provided (used) by operating activities	5.2	(18.3)	(9.2)	—	(22.3)
Investing activities cash flows
Capital expenditures	—	(2.3)	(.7)	—	(3.0)
Net disposal of property, plant and equipment	.5	1.6	.2	—	2.3
Acquisitions	—	(2.9)	(3.6)	—	(6.5)
Divestitures	(24.4)	—	—	—	(24.4)

Net cash provided (used) by investing activities	(23.9)	(3.6)	(4.1)	—	(31.6)
Financing activities cash flows
Dividends paid	(.8)	—	—	—	(.8)
Repayments of long-term debt	(.5)	—	(.5)	—	(1.0)
Decrease short-term borrowings	—	—	(1.3)	—	(1.3)

Net cash provided (used) by financing activities	(1.3)	—	(1.8)	—	(3.1)
Intercompany receivables and payables	27.0	16.6	(43.6)	—	—
Intercompany advances	(17.9)	10.9	7.0	—	—
Effect of exchange rate fluctuations on cash and cash equivalents	—	.4	6.6	—	7.0
Cash flows related to discontinued operations	—	(5.1)	—	—	(5.1)

Increase (decrease) in cash and cash equivalents	(10.9)	.9	(45.1)	—	(55.1)
Cash and cash equivalents at beginning of period	21.4	7.4	93.5	—	122.3

Cash and cash equivalents at end of period	$10.5	$8.3	$48.4	$—	$67.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Milacron Inc.

      We have audited the accompanying Consolidated Balance Sheets of Milacron Inc. and subsidiaries as of December 31, 2003 and 2002, and the related Consolidated Statements of Operations, Comprehensive Income and Shareholders’ Equity (Deficit), and Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      Since the completion date of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 10, 2004, except for the “Subsequent Events” note, as to which the date was March 12, 2004, which report contained an explanatory paragraph regarding the company’s ability to continue as a going concern, the company, as discussed in the “Subsequent Events” note, has obtained shareholder approval to convert certain debt to equity securities as required under the March 12, 2004 refinancing agreements. Therefore, the condition that raised substantial doubt about whether the Company will continue as a going concern no longer exists.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Milacron Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed under the heading “Change in Method of Accounting” in the notes to the consolidated financial statements, in 2002, the company changed its method of accounting for goodwill and other intangible assets.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 10, 2004, except for the “Subsequent Events” note, as to which the date is June 10, 2004

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In millions, except
	per-share amounts)
Sales	$739.7	$693.2	$755.2
Cost of products sold	605.3	571.6	623.7
Cost of products sold related to restructuring	3.3	1.9	3.1

Total cost of products sold	608.6	573.5	626.8

Manufacturing margins	131.1	119.7	128.4
Other costs and expenses
Selling and administrative	129.0	121.0	129.6
Goodwill impairment charge	65.6	1.0	—
Restructuring costs	23.8	12.0	14.4
Other expense-net	1.5	(1.0)	12.9

Total other costs and expenses	219.9	133.0	156.9

Operating loss	(88.8)	(13.3)	(28.5)
Interest
Income	1.9	2.2	1.7
Expense	(24.9)	(25.5)	(24.2)

Interest-net	(23.0)	(23.3)	(22.5)

Loss from continuing operations before income taxes and cumulative effect of change in method of accounting	(111.8)	(36.6)	(51.0)
Provision (benefit) for income taxes	72.7	(18.2)	(22.3)

Loss from continuing operations before cumulative effect of change in method of accounting	(184.5)	(18.4)	(28.7)
Discontinued operations net of income taxes
Loss from operations	(6.4)	(25.2)	(7.0)
Net gain (loss) on divestitures	(.8)	8.4	—

Total discontinued operations	(7.2)	(16.8)	(7.0)
Cumulative effect of change in method of accounting	—	(187.7)	—

Net loss	$(191.7)	$(222.9)	$(35.7)

Loss per common share — basic and diluted
Continuing operations	$(5.49)	$(.56)	$(.87)
Discontinued operations	(.21)	(.50)	(.21)
Cumulative effect of change in method of accounting	—	(5.61)	—

Net loss	$(5.70)	$(6.67)	$(1.08)

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

	(In millions, except
	par value)
ASSETS
Current assets
Cash and cash equivalents	$92.8	$122.3
Notes and accounts receivable, less allowances of $15.1 in 2003 and $12.4 in 2002	93.8	89.3
Inventories
Raw materials	8.1	7.1
Work-in-process and finished parts	57.1	65.5
Finished products	67.1	75.0

Total inventories	132.3	147.6
Other current assets	45.2	69.6

Current assets of continuing operations	364.1	428.8
Assets of discontinued operations	7.2	16.0

Total current assets	371.3	444.8
Property, plant and equipment — net	140.8	149.8
Goodwill	83.8	143.3
Other noncurrent assets	115.6	177.8

Total assets	$711.5	$915.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$42.6	$45.0
Long-term debt and capital lease obligations due within one year	117.3	1.1
Trade accounts payable	67.9	68.8
Advance billings and deposits	15.2	17.5
Accrued and other current liabilities	109.3	138.9

Current liabilities of continuing operations	352.3	271.3
Liabilities of discontinued operations	1.8	10.9

Total current liabilities	354.1	282.2
Long-term accrued liabilities	227.8	244.1
Long-term debt	163.5	255.4

Total liabilities	745.4	781.7
Commitments and contingencies	—	—
Shareholders’ equity (deficit)
4% Cumulative Preferred shares	6.0	6.0
Common shares, $1 par value (outstanding: 34.8 in 2003 and 33.8 in 2002)	34.8	33.8
Capital in excess of par value	284.0	283.5
Accumulated deficit	(252.0)	(59.5)
Accumulated other comprehensive loss	(106.7)	(129.8)

Total shareholders’ equity (deficit)	(33.9)	134.0

Total liabilities and shareholders’ equity (deficit)	$711.5	$915.7

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND

SHAREHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2003, 2002 and 2001

		Other		Common			Total
	Comprehensive	Comprehensive	4% Cumulative	Shares	Capital in	Reinvested	Shareholders’
	Income	Income	Preferred	$1 Par	Excess of	Earnings	Equity
	(Loss)	(Loss)	Shares	Value	Par Value	(Deficit)	(Deficit)

	(In millions, except per-share amounts)
Balance at year-end 2000		$(49.7)	$6.0	$33.3	$281.5	$213.3	$484.4
Stock options exercised and net restricted stock activity				.5	6.7		7.2
Purchases of treasury and other common shares				(.3)	(6.8)		(7.1)
Net loss for the year	$(35.7)					(35.7)	(35.7)
Other comprehensive loss	(1.3)	(1.3)					(1.3)

Total comprehensive loss	$(37.0)

Cash dividends
Preferred shares ($4.00 per share)						(.2)	(.2)
Common shares ($.37 per share)						(12.4)	(12.4)

Balance at year-end 2001		(51.0)	6.0	33.5	281.4	165.0	434.9
Stock options exercised and net restricted stock activity				.1	.4		.5
Reissuance of treasury shares				.2	1.7		1.9
Net loss for the year	$(222.9)					(222.9)	(222.9)
Other comprehensive loss	(78.8)	(78.8)					(78.8)

Total comprehensive loss	$(301.7)

Cash dividends
Preferred shares ($4.00 per share)						(.2)	(.2)
Common shares ($.04 per share)						(1.4)	(1.4)

Balance at year-end 2002		(129.8)	6.0	33.8	283.5	(59.5)	134.0
Net restricted stock activity				.8	(.6)		.2
Reissuance of treasury shares				.2	1.1		1.3
Net loss for the year	$(191.7)					(191.7)	(191.7)
Other comprehensive income	23.1	23.1					23.1

Total comprehensive loss	$(168.6)

Cash dividends
Preferred shares ($2.00 per share)						(.1)	(.1)
Common shares ($.02 per share)						(.7)	(.7)

Balance at year-end 2003		$(106.7)	$6.0	$34.8	$284.0	$(252.0)	$(33.9)

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(191.7)	$(222.9)	$(35.7)
Operating activities providing (using) cash
Loss from discontinued operations	6.4	25.2	7.0
Net (gain) loss on divestitures	.8	(8.4)	—
Cumulative effect of change in method of accounting	—	187.7	—
Depreciation	20.3	22.0	23.7
Amortization of goodwill and other intangibles	1.4	1.0	11.2
Restructuring costs	27.1	13.9	17.5
Goodwill impairment charge	65.6	1.0	—
Deferred income taxes	73.3	(16.7)	(15.6)
Working capital changes
Notes and accounts receivable	6.6	9.7	41.2
Inventories	23.7	36.0	44.9
Other current assets	13.9	2.4	(.3)
Trade accounts payable	(6.1)	6.9	(36.9)
Other current liabilities	(31.3)	(11.0)	(43.2)
Decrease (increase) in other noncurrent assets	1.2	(7.0)	(19.3)
Decrease in long-term accrued liabilities	(2.7)	(4.2)	(3.2)
Other-net	1.5	.3	3.4

Net cash provided (used) by operating activities	10.0	35.9	(5.3)
Investing activities cash flows
Capital expenditures	(6.5)	(6.2)	(13.5)
Net disposals of property, plant and equipment	2.5	7.5	5.1
Divestitures	(20.3)	303.9	—
Acquisitions	(6.5)	(4.3)	(28.6)

Net cash provided (used) by investing activities	(30.8)	300.9	(37.0)
Financing activities cash flows
Dividends paid	(.8)	(1.6)	(12.6)
Issuance of long-term debt	—	11.5	5.4
Repayments of long-term debt	(2.2)	(1.3)	(5.5)
Increase (decrease) in borrowings under lines of credit	(2.6)	(311.6)	118.7
Issuance of common shares	—	.4	4.1
Purchase of treasury and other common shares	—	—	(7.7)

Net cash provided (used) by financing activities	(5.6)	(302.6)	102.4
Effect of exchange rate fluctuations on cash and cash equivalents	8.8	5.6	(.7)
Cash flows related to discontinued operations	(11.9)	(7.6)	(3.1)

Increase (decrease) in cash and cash equivalents	(29.5)	32.2	56.3
Cash and cash equivalents at beginning of year	122.3	90.1	33.8

Cash and cash equivalents at end of year	$92.8	$122.3	$90.1

See notes to consolidated financial statements.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Consolidation

      The Consolidated Financial Statements include the accounts of the company and its subsidiaries. All significant intercompany transactions are eliminated.

Foreign Currency Translation

      Assets and liabilities of the company’s non-U.S. operations are translated into U.S. dollars at period-end exchange rates. Net exchange gains or losses resulting from such translation are excluded from net earnings and accumulated in a separate component of shareholders’ equity. Income and expense accounts are translated at weighted-average exchange rates for the period. Gains and losses from foreign currency transactions are included in other expense-net in the Consolidated Statements of Operations and are not material in any year presented.

Revenue Recognition

      The company recognizes revenue when products are shipped to unaffiliated customers, legal title has passed, the sales price is fixed and determinable, all significant contractual obligations have been satisfied and the collectibility of the sales price is reasonably assured. Revenues from services, which are not significant, are recognized when earned.

      Contracts for the sale of plastics processing machinery typically include customer acceptance provisions, which are satisfied prior to shipment or at the customer’s facility. Revenue is recognized when all significant acceptance provisions have been satisfied. Such contracts may also include multiple elements, such as molds and downstream equipment for blow molding systems and — in rare occasions — installation of machinery. In the former case, revenue is recognized when all elements have been delivered and all applicable revenue recognition criteria have been satisfied. Installation is typically not included in the sale price of plastics processing machinery. To the extent that it is, it is generally of a perfunctory nature and reserves for any related costs are provided at the time revenue is recognized.

      The company offers volume discounts and rebates to certain customers, usually distributors, of its metalworking fluids business. Discounts offered to distributors are based on the number of gallons included in a particular order. One customer is eligible to receive volume rebates based on the number of gallons ordered in the month. Discounts and rebates are applied as reductions of sales revenues.

      Appropriate allowances for returns (which are not significant) and post-sale warranty costs (see Warranty Reserves) are made at the time revenue is recognized. The company continually evaluates the creditworthiness of its customers and enters into sales contracts only when collection of the sales price is reasonably assured. For sales of plastics processing machinery, customers are generally required to make substantial down-payments prior to shipment which helps to ensure collection of the full price.

Advertising Costs

      Advertising costs are charged to expense as incurred. Excluding amounts related to participation in trade shows, advertising costs totaled $5.4 million in 2003, $4.8 million in 2002 and $6.9 million in 2001.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The company provides deferred income taxes for cumulative temporary differences between the financial reporting basis and income tax basis of its assets and liabilities. Provisions are made for all currently payable federal and state and local income taxes at applicable tax rates. Provisions are also made for any additional taxes on anticipated distributions from subsidiaries.

Earnings Per Common Share

      Basic earnings per common share data are based on the weighted-average number of common shares outstanding during the respective periods. Diluted earnings per common share data are based on the weighted-average number of common shares outstanding adjusted to include the effects of potentially dilutive stock options and certain restricted shares.

Cash and Cash Equivalents

      The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Inventory Valuation

      Inventories are stated at the lower of cost or market, including provisions for obsolescence commensurate with known or estimated exposures. The principal methods of determining costs are last-in, first-out (LIFO) for certain U.S. inventories and average or standard cost, which approximates first-in, first-out (FIFO), for other inventories.

     Property, Plant and Equipment

      Property, plant and equipment, including amounts related to capital leases, are stated at cost or, for assets acquired through business combinations, at fair value at the dates of the respective acquisitions. For financial reporting purposes, depreciation is generally determined on the straight-line method.

      The ranges of depreciation lives that are used for most assets are as follows:

Range of
Depreciation
Asset	Life

Buildings (new)	25-45 years
Buildings (used)	20-30 years
Land improvements	10-20 years
Building components	5-45 years
Factory machinery	6-12 years
Vehicles	3-6 years
Office furniture and fixtures	5-10 years
Computers	3-5 years
Personal computers	3 years

      Depreciation expense related to continuing operations was $20.3 million, $22.0 million and $23.7 million for 2003, 2002 and 2001, respectively.

      Property, plant and equipment that are idle and held for sale are valued at the lower of historical cost less accumulated depreciation or fair value less cost to sell. Carrying costs through the expected disposal dates of such assets are accrued at the time expected losses are recognized. For assets expected to be sold at a gain, carrying costs are charged to expense as incurred.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Goodwill

      In 2001 and prior years, goodwill, which represents the excess of acquisition cost over the fair value of net assets acquired in business combinations, was amortized on the straight-line method over periods ranging from 10 to 40 years. Amortization expense charged to earnings from continuing operations amounted to $10.8 million in 2001. Beginning in 2002, goodwill is no longer amortized but rather is reviewed annually for impairment. The company has elected to conduct its annual impairment reviews as of October 1 of each year and base its assessments of possible impairment on the discounted present value of the operating cash flows of its various reporting units (see Summary of Significant Accounting Policies — Change in Method of Accounting and Goodwill Impairment Charge). The company has identified seven reporting units for purposes of testing goodwill for impairment.

     Long-Lived Assets

      The company evaluates its long-lived assets for impairment annually or when facts and circumstances suggest that the carrying amounts of these assets might not be recoverable. Beginning in 2002, goodwill is excluded from these reviews and is tested for impairment on a stand-alone basis.

     Warranty Reserves

      The company maintains warranty reserves intended to cover future costs associated with its warranty obligations. These reserves are based on estimates of the amounts of those costs. Warranty costs are classified into two groups — normal and extraordinary. Normal warranty costs represent repair costs incurred in the ordinary course of business and reserves are calculated using a percentage of sales approach consistent with past experience. Extraordinary warranty costs are unique major problems associated with a single machine, customer order, or a set of problems related to a large number of machines. Extraordinary warranty reserves are estimated based on specific facts and circumstances. The company’s policy is to adjust its warranty reserves quarterly.

     Self-Insurance Reserves

      Through its wholly owned insurance subsidiary, Milacron Assurance Ltd. (MAL), the company is primarily self-insured for many types of risks, including general liability, product liability, environmental claims and worker’s compensation for certain domestic employees. MAL, which is fully consolidated in the Consolidated Financial Statements and subject to the insurance laws and regulations of Bermuda, establishes reserves for known or estimated expenses under the policies it issues to the company. MAL’s exposure for general and product liability claims is limited by reinsurance coverage in some cases and by excess liability coverage in all policy years. Worker’s compensation claims in excess of certain limits are insured with commercial carriers.

      MAL’s reserves are established based on known claims, including those arising from litigation, and estimates of the ultimate exposures thereunder (after consideration of excess carriers’ liabilities) and on estimates of the cost of incurred but not reported claims. For certain types of exposures, MAL and the company utilize actuarially calculated estimates prepared by outside consultants to ensure the adequacy of the reserves. MAL’s reserves are included in accrued and other current liabilities and long-term accrued liabilities in the Consolidated Balance Sheets.

     Retirement Benefit Plans

      The company maintains various defined benefit and defined contribution pension plans covering substantially all U.S. employees and certain non-U.S. employees. For defined benefit plans, pension benefits are based primarily on length of service and compensation. The company’s policy is to fund the plans in

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with applicable laws and regulations. The company also sponsors a defined benefit postretirement health care plan under which such benefits are provided to certain U.S. employees.

      The benefit obligations related to defined benefit pension plans and the postretirement health care plan are actuarially valued as of January 1 of each year. The amounts so determined are then progressed to year end based on known or expected changes. The assets of the funded defined benefit pension plan for certain U.S. employees are valued as of December 31 of each year.

     Stock-Based Compensation

      The company accounts for stock-based compensation, including stock options, under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and the related interpretations. Because all stock options outstanding under the company’s 1997 Long-Term Incentive Plan and predecessor plans have exercise prices equal to the fair market value of the underlying common shares at the respective grant dates, no compensation expense is recognized in earnings. The following table illustrates on a pro forma basis the effect on net loss and loss per common share if the stock options granted from 1995 through 2003 had been accounted for based on their fair values as determined under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Pro Forma Loss

	2003	2002	2001

	(In millions, except
	per-share amounts)
Net loss as reported	$(191.7)	$(222.9)	$(35.7)
Effect on reported loss of accounting for stock options at fair value	(1.1)	(2.2)	(2.0)

Pro forma net loss	$(192.8)	$(225.1)	$(37.7)

Loss per common share — basic and diluted
As reported	$(5.70)	$(6.67)	$(1.08)

Pro forma	$(5.73)	$(6.73)	$(1.14)

      Additional information regarding stock options and expense related to restricted shares granted under the 1997 Long-Term Incentive Plan is included in the note captioned “Stock-Based Compensation.”

     Derivative Financial Instruments

      The company enters into foreign currency forward exchange contracts, which are a type of derivative financial instrument, on an ongoing basis commensurate with known or expected exposures. The purpose of this practice is to minimize the potentially adverse effects of foreign currency exchange rate fluctuations on the company’s operating results. The company does not currently hold other types of derivative financial instruments and does not engage in speculation.

     Change in Method of Accounting

      Effective January 1, 2002, the company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As required by this standard, during 2002 the company completed the transitional reviews of recorded goodwill balances as of January 1, 2002. These transitional reviews resulted in a pretax goodwill impairment charge of $247.5 million ($187.7 million after tax or $5.61 per share) that was recorded as the cumulative effect of a change in method of accounting as of January 1, 2002.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Approximately 75% of the pretax charge related to the company’s Uniloy and round metalcutting tools businesses, the latter of which was sold in 2003.

     Discontinued Operations

      In 2002, the company announced a strategy of focusing its capital and resources on building its position as a premier supplier of plastics processing technologies and strengthening its worldwide industrial fluids business. In connection with this strategy, during 2002 the company sold two businesses that were included in its former metalworking technologies segment and initiated efforts to seek strategic alternatives for two other businesses of the segment.

      On August 30, 2002, the company completed the sale of its Widia and Werkö metalcutting tools businesses to Kennametal, Inc. for €188 million in cash (approximately $185 million), subject to post-closing adjustments. In a separate but contingent transaction, the company purchased an additional 26% of the shares of Widia India, thereby increasing its ownership interest from 51% to 77%. The entire 77% of the Widia India shares was included in the sale transaction. After deducting post-closing adjustments that were paid in the first quarter of 2003, transaction costs and the cost to increase the company’s ownership interest in Widia India, the ultimate net cash proceeds from the sale were approximately $135 million, most of which was used to repay bank borrowings. The sale resulted in a 2002 after-tax loss of $14.9 million that was subsequently adjusted to $14.0 million in 2003. Approximately $7 million of the loss resulted from the recognition of the cumulative foreign currency translation adjustments that had been recorded in accumulated other comprehensive loss since the acquisition of Widia in 1995.

      On August 9, 2002, the company completed the sale of its Valenite metalcutting tools business to Sandvik AB for $175 million in cash. After deducting post-closing adjustments that were paid in the first quarter of 2003, transaction costs and sale-related expenses, the net cash proceeds from the sale were approximately $145 million, a majority of which was used to repay bank borrowings. The company recorded an after-tax gain on the sale of $31.3 million in 2002. The amount of the gain was adjusted to $31.7 million in 2003.

      During the third quarter of 2002, the company retained advisors to explore strategic alternatives for its round metalcutting tools and grinding wheels businesses and in the fourth quarter, initiated plans for their sale. The disposition of the round metalcutting tools business was completed in the third quarter of 2003 in two separate transactions. In the fourth quarter of 2002, the company had recorded an estimated loss on the sale of this business of $4.7 million which was increased to $6.9 million in 2003 based on the actual sales proceeds and transaction-related expenses. The sale of the grinding wheels business is expected to be completed early in 2004. In the fourth quarter of 2002, the company recorded an estimated loss on the sale of this business of $5.2 million. Based on revised expectations regarding the value of the assets to be sold and the sale-related costs and expenses, the estimated loss was reduced to $4.2 million in the fourth quarter of 2003.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      All of the businesses discussed above are reported as discontinued operations and the Consolidated Financial Statements for all prior periods have been adjusted to reflect this presentation. Operating results for all of the businesses included in discontinued operations are presented in the following table.

Loss from Discontinued Operations

	2003	2002	2001

	(In millions)
Sales	$51.6	$325.0	$507.5

Operating loss including restructuring costs	(5.1)	(26.8)	(13.1)
Allocated interest expense	(1.3)	(10.9)	(16.7)

Loss before income taxes and minority shareholders’ interests	(6.4)	(37.7)	(29.8)
Benefit for income taxes	—	(10.4)	(23.6)

Loss before minority shareholders’ interests	(6.4)	(27.3)	(6.2)
Minority shareholders’ interests	—	(2.1)	.8

Loss from discontinued operations	$(6.4)	$(25.2)	$(7.0)

      As reflected in the preceding table, allocated interest expense includes interest on debt assumed by the respective buyers, interest on borrowings that were required to be repaid using a portion of the proceeds from the Widia and Werkö transaction and the Valenite transaction, interest on borrowings secured by assets of the businesses sold and an allocated portion of other consolidated interest expense based on the ratio of net assets sold or to be sold to consolidated assets.

      As presented in the Consolidated Statements of Operations for 2003 and 2002, the line captioned “Net gain (loss) on divestitures” includes the following components.

Gain (Loss) on Divestiture of Discontinued Operations

	2003	2002

	(In millions)
Gain on sale of Valenite	$.4	$31.3
Loss on sale of Widia and Werkö	.9	(14.9)
Loss on sale of round metalcutting tools business	(2.2)	(4.7)
Estimated loss on sale of grinding wheels business	1.0	(5.2)
Adjustment of reserves for the 1998 divestiture of the machine tools segment	(.9)	1.9

Net gain (loss) on divestitures	$(.8)	$8.4

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The major classes of assets and liabilities of discontinued operations in the Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002 are as follows:

Assets and Liabilities of Discontinued Operations

	2003	2002

	(In millions)
Notes and accounts receivable	$.4	$1.4
Inventories	4.1	7.9
Other current assets	.2	.1
Property, plant and equipment — net	2.5	6.6

Total assets	7.2	16.0
Amounts payable to banks and current portion of long-term debt	—	.4
Trade accounts payable	1.1	4.4
Other current liabilities	.5	1.4
Long-term debt	—	2.7
Long-term accrued liabilities	.2	2.0

Total liabilities	1.8	10.9

Net assets	$5.4	$5.1

Goodwill Impairment Charge

      In 2003, the company recorded a goodwill impairment charge of $65.6 million (with no tax benefit) to adjust the carrying value of the goodwill of two businesses included in the mold technologies segment. The charge resulted from a downward adjustment of the future cash flows expected to be generated by these businesses due to the delay in the general economic recovery both in North America and Europe. The largest decrease in cash flow expectations related to the company’s European mold base and components business due to continued weakness in the markets it serves.

      In 2002, the company recorded an impairment charge of $1.0 million (with no tax benefit) related to a small business that is also included in the mold technologies segment.

      The amounts of the charges recorded in 2003 and 2002 were determined based on comparisons of the present values of expected future cash flows to the historical carrying values of the businesses’ assets (including goodwill) and liabilities (see Summary of Significant Accounting Policies — Goodwill).

Restructuring Costs

      In 2001, the company’s management formally approved plans to consolidate certain manufacturing operations and reduce its cost structure. Implementation of these plans resulted in pretax charges to earnings from continuing operations of $17.8 million. Of the total cost of the plans, $14.1 million was recorded in 2001. An additional $3.7 million was charged to expense in continuing operations during 2002. The total cost of the 2001 actions included $2.2 million for supplemental early retirement benefits, $9.7 million for other employee termination benefits, $3.1 million to adjust the carrying values of inventories related to discontinued product lines and $2.8 million for facility exit costs including asset write-downs to realizable values and the relocation of inventory, machinery and equipment and employees. The 2001 plans involved the closure of four manufacturing facilities in North America and the elimination of several sales and administrative locations worldwide. The consolidations and overhead reductions resulted in the elimination of approximately 450 manufacturing and administrative positions within the company’s continuing operations, principally in the U.S. and Europe. The cash cost of implementing the plans related to continuing operations was $12.5 million, including $9.4 million for severance and other employee termination benefits, $.7 million to relocate inventory

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and machinery and equipment, $2.2 million to repay debt associated with one of the closed facilities and $.2 million for other plant closing costs. Of the total cash cost, $5.8 million was spent in 2001, $5.4 million in 2002 and $1.3 million in 2003. The non-cash cost related principally to the previously mentioned supplemented retirement benefits, inventory adjustments and asset write-downs to expected realizable values.

      During 2001, the company’s management also approved a plan to integrate the operations of EOC and Reform (see Acquisitions) with the company’s existing European mold base and components business. These businesses are included in the mold technologies segment. As approved by management, the plan involved the consolidation of the manufacturing operations of five facilities located in Germany and Belgium into three facilities, the reorganization of warehousing and distribution activities in Europe, and the elimination of approximately 230 manufacturing and administrative positions. The total cost of the integration was $11.0 million, of which $1.2 million was included in reserves for employee termination benefits and facility exit costs that were established in the allocations of the EOC and Reform acquisition costs. The remaining $9.8 million was charged to expense, including $3.4 million in 2001, $4.6 million in 2002 and $1.8 million in 2003. Of the total cost of the plan, $4.4 million related to employee termination benefits, $2.5 million to facility exit costs and $4.1 million to other costs, including $3.1 million to relocate employees, inventory and machinery and equipment. The total cash cost of the integration will be $9.5 million, of which $1.0 million was spent in 2001, $7.8 million in 2002 and $.2 million in 2003. An additional $.5 million will be spent in 2004. The non-cash costs of the integration related principally to the write-down of one of the closed facilities to its expected realizable value.

      In the third quarter of 2002, the company’s management approved additional restructuring plans for the purpose of further reducing the company’s cost structure in certain businesses and to reduce corporate costs as a result of the disposition of Widia, Werkö and Valenite. These actions resulted in 2002 restructuring expense of $1.3 million and cash costs of $.3 million in 2002 and $.2 million in 2003.

      In November 2002, the company announced additional restructuring initiatives intended to improve operating efficiency and customer service. The first action involved the transfer of all manufacturing of container blow molding machines and structural foam systems from the plant in Manchester, Michigan to the company’s more modern and efficient facility near Cincinnati, Ohio. The mold making operation has also been moved to a smaller location near Manchester. These operations are included in the machinery technologies — North America segment. The relocations, which involved the elimination of 40 positions, will result in restructuring costs of $9.2 million, including $3.4 million in 2002 and $4.0 million in 2003. An additional $1.8 million, principally to complete the move of the mold making operation, will be charged to expense in 2004. Of the total cost of $9.2 million, $1.5 million relates to employee severance costs, $1.7 million to facility exit costs (including adjustments to the carrying values of assets to be disposed of and plant closing costs), $1.9 million to inventory adjustments related to discontinued product lines and $4.1 million to other move-related costs, including employee, inventory and machinery and equipment relocation. The cash cost of the relocations will be approximately $5.4 million, including $1.7 million for severance and other termination benefits, $.3 million for plant clean-up costs and $3.4 million for other costs, principally to relocate inventory and machinery and equipment. The non-cash cost of $3.8 million relates principally to the previously mentioned adjustments related to inventories of discontinued product lines and assets to be disposed of as a result of the plant closure.

      In November 2002, the company announced that the manufacturing of special mold bases for injection molding at the mold technologies segment’s Monterey Park, California plant would be phased out and transferred to various other locations in North America. The closure of the facility resulted in the elimination of 12 positions and restructuring costs of $1.4 million, including $.9 million in 2002 and $.5 million in 2003. The total cost includes $.1 million for employee termination costs, $.5 million to adjust the carrying values of assets to be sold and other plant closure costs and $.8 million for the relocation of equipment and other moving

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs. The net cash cost of the closure was $.2 million, which is net of $1.5 million of proceeds from the sale of the facility. The non-cash costs were not significant.

      Early in 2003, the company initiated a plan for the further restructuring of its European blow molding machinery operations at a cost of $4.0 million. The restructuring involved the discontinuation of the manufacture of certain product lines at the plant in Magenta, Italy, which is included in the machinery technologies — Europe segment, and the elimination of approximately 35 positions. The $4.0 million cost of the restructuring included $3.3 million to adjust the carrying values of inventories for the discontinued product lines to expected realizable values and $.7 million for severance and other termination benefits. The cash cost of the restructuring was $.9 million based on exchange rates in effect when the termination benefits were actually paid. The non-cash cost related almost entirely to the inventory adjustment discussed above.

      In the second quarter of 2003, the company initiated a plan to close the mold technology segment’s special mold base machining operation in Mahlberg, Germany and relocate a portion of its manufacturing to another location. Certain other production was outsourced. The closure resulted in restructuring costs of $5.7 million and the elimination of approximately 65 positions. The total cost included $2.8 million to adjust the recorded value of the facility to its expected realizable value, $2.3 million for severance and other termination benefits, $.4 million to relocate manufacturing equipment and $.2 million for plant clean-up and other costs. The entire cost of the closure was recorded in 2003. The cash cost of this initiative was $2.7 million, of which $2.6 million related to severance-related costs. The non-cash cost of $3.0 million related principally to the write-down of the facility to expected realizable value.

      In the third quarter of 2003, the company announced additional restructuring initiatives that focus on further overhead cost reductions in each of its plastics technologies segments and at the corporate office. These actions, which involve the relocation of production and warehousing (including the closure of one small facility and the downsizing of two other facilities), closures of sales offices, voluntary early retirement programs and general overhead reductions, are expected to result in the elimination of approximately 300 positions worldwide. A total of $11.2 million was charged to expense in 2003 in connection with these initiatives and an additional $.5 million is expensed in 2004 to substantially complete them. Of the total cost of $11.7 million, $3.7 million relates to the machinery technologies — North America segment, $2.7 million to the machinery technologies — Europe segment and $5.3 million to the mold technologies segment. The total cost of the 2003 actions includes $3.2 million for supplemental early retirement benefits that will be paid through the company’s defined benefit pension plan for U.S. employees, $6.9 million for severance and other termination benefits for certain other employees, $.6 million for facility exist costs and $1.1 million for moving expenses. The supplemental early retirement benefits will have the effect of increasing the amount of the company’s funding requirements in future years. The cash costs of the initiatives — including $6.9 million for severance and other termination benefits, $.3 million for lease termination and other facility exist costs and $1.0 million for other costs, are expected to total approximately $8.2 million. Of this amount, $3.4 million was spent in 2003 and another $4.8 million will be spent in 2004. The non-cash cost of the 2003 initiatives will be approximately $3.5 million and relate principally to early retirement benefits to be funded through the pension plan as discussed above.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the components of the line captioned “Restructuring costs” in the Consolidated Statements of Operations for the years 2003, 2002 and 2001.

Restructuring Costs

	2003	2002	2001

	(In millions)
Accruals for restructuring costs
Termination benefits	$8.7	$2.0	$8.7
Facility exit costs	.4	.9	1.2

Total accruals	9.1	2.9	9.9
Supplemental retirement benefits	3.2	2.9	.5
Other restructuring costs
Costs charged to expense as incurred
Inventory adjustments related to product line discontinuation	3.3	1.9	3.1
Inventory and machinery relocation	1.4	.4	.1
Employee relocation and other move costs	1.0	.1	.1
Adjustment of assets to realizable values	4.2	.4	—
Severance and facility exist costs	3.8	.9	.4
Other	1.1	.3	.1
Reserve adjustments	(1.8)	(.5)	(.1)

	25.3	9.3	14.1
Costs related to the EOC and Reform integration	1.8	4.6	3.4

Total restructuring costs	$27.1	$13.9	$17.5

      The amounts on the line captioned “Inventory adjustments related to product line discontinuation” are included in cost of products sold on the Consolidated Statements of Operations.

      As presented in the above table, the costs under the line captioned “Costs charged to expense as incurred” do not meet the conditions for accrual under accounting principles generally recognized in the U.S. and are therefore expensed when the related contractual liabilities are incurred. Accordingly, no reserves related to these costs have been established.

      The status of the reserves for the initiatives discussed above is summarized in the following tables. The amounts included therein relate solely to continuing operations. To the extent that any unused reserves that were established in the allocation of acquisition cost remain after the completion of the EOC and Reform

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

integrations, those amounts will be applied as reductions of the goodwill arising from the respective acquisitions.

Restructuring Reserves

	2003

	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$1.7	$—	$(.4)	$1.3
Facility exit costs	—	.3	—	.3

	1.7	.3	(.4)	1.6
Restructuring costs
Termination benefits	3.1	8.7	(7.3)	4.5
Facility exit costs	.6	.4	(.6)	.4

	3.7	9.1	(7.9)	4.9

Total reserves related to continuing operations	$5.4	$9.4	$(8.3)	$6.5

	2002

	Beginning		Usage and	Ending
	Balance	Additions	Other	Balance

	(In millions)
EOC and Reform integration
Termination benefits	$4.2	$.8	$(3.3)	$1.7
Facility exit costs	.2	—	(.2)	—

	4.4	.8	(3.5)	1.7
Restructuring costs
Termination benefits	7.1	2.0	(6.0)	3.1
Facility exit costs	.8	.9	(1.1)	.6

	7.9	2.9	(7.1)	3.7

Total reserves related to continuing operations	$12.3	$3.7	$(10.6)	$5.4

      Approximately $5.4 million of the $6.5 million of reserves related to restructuring actions as of December 31, 2003 is expected to be utilized in 2004. The remaining $1.1 million represents supplemental retirement benefits for certain employees that will be paid at a rate of approximately $.1 million per year for the next several years.

Acquisitions

      In the second quarter of 2001, the company acquired Reform Flachstahl (Reform) and EOC Normalien (EOC), two businesses headquartered in Germany that manufacture and distribute mold bases and components for plastics injection molding. The company also acquired Progress Precision, a Canadian manufacturer of barrels and screws and provider of related services for plastics extrusion, injection molding and blow molding. The combined annual sales of the three businesses as of their respective acquisition dates were approximately $53 million.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In February 2002, the company acquired the remaining 74% of the outstanding shares of Ferromatik Milacron A/S, which sells and services Ferromatik injection molding machines in Denmark. Ferromatik Milacron A/ S, which has annual sales of approximately $4 million, was previously accounted for on the equity method but is now fully consolidated beginning in 2002.

      In the first quarter of 2003, the company purchased the remaining 51% of the shares of Klockner Ferromatik AG, a Ferromatik sales office in Switzerland with annual sales of approximately $6 million. In addition, the company acquired the remaining 25% of 450500 Ontario Limited, a consolidated subsidiary that manufactures components for molds used in injection molding.

      Progress Precision is included in the machinery technologies — North America segment while Reform, EOC and 450500 Ontario Limited are included in the mold technologies segment. Ferromatik Milacron A/S and Klockner Ferromatik AG are included in machinery technologies — Europe.

      All of the acquisitions were accounted for under the purchase method and were financed through the use of available cash and bank borrowings. The aggregate cost of the acquisitions, including professional fees and other related costs, totaled $1.1 million in 2003, $.9 million in 2002 and $32.1 million in 2001. The allocation of the aggregate cost of the acquisitions to the assets acquired and liabilities assumed is presented in the table that follows. The amounts for 2003 relate solely to Klockner Ferromatik AG.

Allocation of Acquisition Cost

	2003	2002	2001

	(In millions)
Cash and cash equivalents	$.4	$—	$—
Accounts receivable	1.5	.4	6.4
Inventories	.3	.7	8.3
Other current assets	.1	—	.1
Property, plant and equipment	.2	.3	11.1
Goodwill	—	.4	13.8

Total assets	2.5	1.8	39.7
Current liabilities	1.4	.8	7.6
Long-term debt	—	.1	—

Total liabilities	1.4	.9	7.6

Total acquisition cost	$1.1	$.9	$32.1

      Unaudited pro forma sales and earnings information is not presented because the amounts would not vary materially from the comparable amounts reflected in the company’s historical Consolidated Statements of Operations for any year.

Research and Development

      Charges to operations for the research and development activities of continuing operations are summarized below.

Research and Development

	2003	2002	2001

	(In millions)
Research and development	$17.8	$15.8	$21.1

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Retirement Benefit Plans

      Pension cost for all defined benefit plans is summarized in the following table. For all years presented, the table includes amounts for plans for certain employees in the U.S. and Germany.

Pension Expense (Income)

	2003	2002	2001

	(In millions)
Service cost (benefits earned during the period)	$4.5	$4.6	$4.4
Interest cost on projected benefit obligation	33.4	34.5	34.2
Expected return on plan assets	(38.8)	(45.9)	(45.1)
Supplemental retirement benefits(a)	3.2	4.7	.8
Amortization of unrecognized prior service cost	.8	.8	.5
Amortization of unrecognized gains and losses	3.1	.5	(.2)

Pension expense (income)	$6.2	$(.8)	$(5.4)

(a)	In 2003, the entire amount is included in the line captioned “Restructuring costs” in the Consolidated Statement of Operations for that year. In 2002, $2.9 million is included in restructuring costs and $1.8 million is included in results of discontinued operations. In 2001, $.5 million is included in restructuring costs.

      The following table summarizes changes in the projected benefit obligation for all defined benefit plans.

Projected Benefit Obligation

	2003	2002

	(In millions)
Balance at beginning of year	$(527.2)	$(472.5)
Service cost	(4.5)	(4.6)
Interest cost	(33.4)	(34.5)
Benefits paid	39.3	38.3
Actuarial gain (loss)	12.6	(5.5)
Merger of subsidiary plan	(4.0)	(1.7)
Supplemental retirement benefits	(3.2)	(4.7)
Changes in discount rates	(14.6)	(40.7)
Foreign currency translation adjustments	(2.3)	(1.3)

Balance at end of year	$(537.3)	$(527.2)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the changes in plan assets for the U.S. plans. Consistent with customary practice in Germany, the plan for employees in that country has not been funded.

Plan Assets

	2003	2002

	(In millions)
Balance at beginning of year	$342.7	$432.0
Actual investment gain (loss)	61.4	(55.2)
Benefits paid	(37.0)	(36.1)
Merger of subsidiary plan	3.8	2.0

Balance at end of year	$370.9	$342.7

      The weighted allocations of plan assets at December 31, 2003 and 2002 are shown in the following table.

Allocation of Plan Assets

	2003	2002

	(In millions)
Equity securities	65%	58%
Debt securities	34%	42%
Cash and cash equivalents	1%	—

	100%	100%

      At December 31, 2003 and 2002, common shares of the company represented 4% and 6% of the plan’s equity securities. These common shares had a market value of $9.2 million at December 31, 2003 and $12.0 million at December 31, 2002.

      At December 31, 2003, the company’s target allocation percentages for plan assets were approximately 60% to 65% equity securities and 35% to 40% debt securities. The targets may be adjusted periodically to reflect current market conditions and trends as well as inflation levels, interest rates and the trend thereof, and economic and monetary policy. The objective underlying this allocation is to achieve a long-term rate of return of inflation plus 6%. Under the current policy, the investment in equity securities may not be less than 35% or more than 80% of total assets. Investments in debt securities may not be less than 20% or more than 65% of total assets.

      The expected long-term rates of return on plan assets for purposes of determining pension expense were 9.0% in 2003 and 9.5% in 2002 and 2001. The company will continue to use a 9.0% rate in 2004. Expected rates of return are developed based on the target allocation of debt and equity securities and on the historical returns on these types of investments judgmentally adjusted to reflect current expectations of future returns and value-added expectations based on historical experience of the plan’s investment managers. In evaluating future returns on equity securities, the existing portfolio is stratified to separately consider large and small capitalization investments as well as international and other types of securities.

      The company currently expects to make a cash contribution to the plan of approximately $3 to $4 million in 2004.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the funded status of the plans for U.S. employees at year-end 2003 and 2002.

Funded Status at Year-End

	2003	2002

	(In millions)
Vested benefit obligation	$(487.1)	$(471.0)

Accumulated benefit obligation	$(500.6)	$(485.0)

Projected benefit obligation	$(523.3)	$(516.6)
Plan assets at fair value	370.9	342.7

Deficiency of plan assets in relation to projected benefit obligation	(152.4)	(173.9)
Unrecognized net loss	164.4	187.4
Unrecognized prior service cost	4.1	4.9

Prepaid pension cost	$16.1	$18.4

      The presentation of the amounts reflected in the previous table in the Consolidated Balance Sheets at December 31, 2003 and December 31, 2002 is reflected in the following table.

Balance Sheet Presentation

	2003	2002

	(In millions)
Intangible asset	$3.5	$4.1
Accrued pension cost	(119.6)	(132.5)
Accumulated other comprehensive loss(a)	132.2	146.8

	$16.1	$18.4

(a)	Represents the pretax amount of an after-tax charge to accumulated other comprehensive loss of $80.8 million in 2003 and $95.4 million in 2002.

      The intangible asset is included in other noncurrent assets in the Consolidated Balance Sheets as of the respective dates. Accrued pension cost is included in long-term accrued liabilities.

      The following table sets forth the status of the company’s defined benefit pension plan for certain employees in Germany.

Status at Year-End

	2003	2002

	(In millions)
Vested benefit obligation	$(10.4)	$(7.5)

Accumulated benefit obligation	$(12.1)	$(8.8)

Projected benefit obligation	$(14.0)	$(10.6)
Unrecognized net loss	.3	.1

Accrued pension cost	$(13.7)	$(10.5)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the weighted-average actuarial assumptions used to determine pension income or expense for all defined benefit plans in 2003, 2002 and 2001.

Actuarial Assumptions

	2003	2002	2001

Discount rate	6.49%	7.23%	7.72%
Expected long-term rate of return on plan assets	9.00%	9.50%	9.50%
Rate of increase in future compensation levels	2.41%	.73%	4.19%

      The following table presents the weighted-average actuarial assumptions used to determine the projected benefit obligation for all defined benefit plans at December 31, 2003 and December 31, 2002.

Actuarial Assumptions

	2003	2002

Discount rate	6.24%	6.49%
Rate of increase on future compensation levels	3.69%	2.41%

      The following table presents future estimated benefit payments, including the effects of future service, under all defined benefit plans as of December 31, 2003.

Pension Benefit Payments

2004	$37.2
2005	36.6
2006	36.0
2007	35.7
2008	35.8
2009-2013	184.1

      The company also maintains certain defined contribution and 401(k) plans. Participation in these plans is available to certain U.S. employees. Costs included in continuing operations for these plans were $1.6 million, $1.6 million and $2.6 million in 2003, 2002 and 2001, respectively.

      In addition to pension benefits, the company also provides varying levels of postretirement health care benefits to certain U.S. employees. Substantially all such employees are covered by the company’s principal plan, under which benefits are provided to employees who retire from active service after having attained age 55 and ten years of service. The plan is contributory in nature. For employees retiring prior to 1980, contributions are based on varying percentages of the current per-contract cost of benefits, with the company funding any excess over these amounts. For employees retiring after 1979, the dollar amount of the company’s current and future contributions is frozen.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the components of the company’s postretirement health care cost under the principal U.S. plan.

Postretirement Health Care Cost

	2003	2002	2001

	(In millions)
Service cost (benefits earned during the period)	$.1	$.1	$.1
Interest cost on accumulated postretirement benefit obligation	1.5	1.7	1.9
Amortization of unrecognized gains	(.3)	(.4)	(.5)

Postretirement health care cost	$1.3	$1.4	$1.5

      The following table summarizes changes in the accumulated postretirement benefit obligation for the principal U.S. plan.

Accumulated Postretirement Benefit Obligation

	2003	2002

	(In millions)
Balance at beginning of year	$(24.9)	$(26.5)
Service cost	(.1)	(.1)
Interest cost	(1.5)	(1.7)
Participant contributions	(5.0)	(4.3)
Benefits paid	7.9	7.3
Actuarial gain	.8	1.7
Change in discount rate	(.4)	(1.3)

Balance at end of year	$(23.2)	$(24.9)

      The following table presents the components of the company’s liability for postretirement health care benefits under the principal U.S. plan.

Accrued Postretirement Health Care Benefits

	2003	2002

	(In millions)
Accumulated postretirement benefit obligation
Retirees	$(17.3)	$(18.7)
Fully eligible active participants	(1.7)	(2.3)
Other active participants	(4.2)	(3.9)

	(23.2)	(24.9)
Unrecognized net gain	(5.5)	(5.5)

Accrued postretirement health care benefits	$(28.7)	$(30.4)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the discount rates used to calculate the accumulated postretirement benefit obligation at December 31, 2003, December 31, 2002 and December 31, 2001 and the rates used to calculate postretirement health care cost for the years then ended.

Actuarial Assumptions

	2003	2002	2001

Accumulated postretirement benefit obligation	6.25%	6.50%	7.25%
Postretirement health care cost	6.50%	7.25%	7.75%

      For 2004, the assumed rate of increase in health care costs used to calculate the accumulated postretirement benefit obligation is 8.5%. This rate is assumed to decrease in varying degrees annually to 5.0% for years after 2010. Because the dollar amount of the company’s contributions for most employees is frozen, a one percent change in each year in relation to the above assumptions would not significantly change the accumulated postretirement benefit obligation or the total cost of the plan.

      The following table presents estimated future payments of postretirement health care benefits as of December 31, 2003. The amounts presented therein are net of participant contributions.

Postretirement Health Care Benefits

2004	$2.7
2005	2.5
2006	2.3
2007	2.2
2008	2.1
2009-2013	8.9

      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted. Among other things, the Act created new federal subsidies for employers that provide prescription drug coverage for their retirees beginning in 2006. Because the principal postretirement health care plan for certain U.S. employees provides such coverage, the company is currently evaluating the potential effects of the Act. However, the company has concluded that it is impossible at this time to estimate the extent to which the subsidies will reduce the plan’s accumulated postretirement benefit obligation. In addition, the Financial Accounting Standards Board (FASB) has not yet completed its evaluation of the accounting implications of the Act. Accordingly, no adjustment to the recorded obligation has been made at December 31, 2003 as permitted by FASB Staff Position 106-1.

Income Taxes

      At December 31, 2003, the company had non-U.S. net operating loss carryforwards — principally in The Netherlands, Germany and Italy — totaling $190 million, of which $17 million will expire at the end of 2007. The remaining $173 million have no expiration dates. Deferred tax assets related to the non-U.S. loss carryforwards totaled $61 million at December 31, 2003 and valuation allowances totaling $51 million had been provided with respect to these assets as of that date. The company believes that it is more likely than not that portions of the net operating loss carryforwards in these jurisdictions will be utilized. However, there is currently insufficient positive evidence in some non-U.S. jurisdictions — primarily Germany and Italy — to conclude that no valuation allowances are required.

      At December 31, 2003, the company had a U.S. federal net operating loss carryforward of $63 million, of which $17 million and $46 million expire in 2022 and 2023, respectively. Deferred tax assets related to this loss carryforward, as well as to federal tax credit carryforwards ($13 million) and additional state and local loss

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

carryforwards ($10 million), totaled $45 million. Of the federal tax credit carryforwards, $6 million expire between 2008 and 2014 and $7 million have no expiration dates. Approximately 40% of the state and local loss carryforwards will expire by 2010 and the remainder will expire by 2018. At December 31, 2003, additional deferred tax assets totaling approximately $117 million had also been provided for book deductions not currently deductible for tax purposes including the writedown of goodwill, postretirement health care benefit costs and accrued pension liabilities. The deductions for financial reporting purposes are expected to be deducted for income tax purposes in future periods, at which time they will have the effect of decreasing taxable income or increasing the net operating loss carryforward. The latter will have the effect of extending its ultimate expiration beyond 2023.

      The conversion of the Series A Notes into common stock and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004 (see Subsequent Events) triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of the company’s utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years, although the amounts are dependent upon a number of future events and are therefore not determinable at this time.

      At March 31, 2003, no valuation allowances had been provided with respect to the U.S. deferred tax assets based on a “more likely than not” assessment of whether they would be realized. This decision was based on the availability of qualified tax planning strategies and the expectation of increased industrial production and capital spending in the U.S. plastics industry. Higher sales and order levels expected in 2003 and beyond, combined with the significant reductions in the company’s cost structure that had been achieved in recent years, were expected to result in improved operating results in relation to the losses incurred in 2001 and 2002.

      At June 30, 2003, however, the company determined that valuation allowances were required for at least a portion of the U.S. deferred tax assets. This conclusion was based on the expectation that a recovery in the U.S. plastics industry and the company’s return to profitability in the U.S. would be delayed longer than originally expected. Due principally to the revised outlook for 2003, valuation allowances totaling $71 million were recorded in the second quarter.

      During the second half of 2003, U.S. deferred tax assets increased by approximately $18 million due to continued losses from operations and the goodwill impairment charge, the effects of which were partially offset by taxable income related to dividends from non-U.S. subsidiaries. Valuation allowances were also increased by $18 million. As of December 31, 2003, U.S. deferred tax assets net of deferred tax liabilities totaled $162 million and U.S. valuation allowances totaled $89 million. The company continues to rely on the availability of qualified tax planning strategies and tax carryforwards to conclude that valuation allowances are not required with respect to U.S. deferred tax assets totaling approximately $73 million at December 31, 2003.

      The company will continue to reassess its conclusions regarding qualifying tax planning strategies and their effect on the amount of valuation allowances that are required on a quarterly basis. This could result in a further increase in income tax expense and a corresponding decrease in shareholders’ equity in the period of the change.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

significant components of the company’s deferred tax assets and liabilities as of year-end 2003 and 2002 are as follows:

Components of Deferred Tax Assets and Liabilities

	2003	2002

	(In millions)
Deferred tax assets
Net operating loss carryforwards	$95.2	$67.3
Tax credit carryforwards	12.4	10.7
Accrued postretirement health care benefits	9.3	10.0
Inventories, due principally to obsolescence reserves and additional costs inventoried for tax purposes	6.3	7.3
Accrued employee benefits other than pensions and retiree health care benefits	3.4	4.0
Accrued pension cost	8.5	8.4
Accrued warranty cost	1.8	1.4
Accrued taxes	3.0	2.8
Accounts receivable, due principally to allowances for doubtful accounts	1.8	1.1
Goodwill	46.0	31.3
Deferred pension costs	35.7	39.9
Accrued liabilities and other	15.2	24.9

Total deferred tax assets	238.6	209.1
Less valuation allowances	(139.8)	(36.1)

Deferred tax assets net of valuation allowances	98.8	173.0
Deferred tax liabilities
Property, plant and equipment, due principally to differences in depreciation methods	8.2	9.4
Inventories	6.8	6.5

Total deferred tax liabilities	15.0	15.9

Net deferred tax assets	$83.8	$157.1

      Summarized in the following tables are the company’s earnings from continuing operations before income taxes, its provision for income taxes, the components of the provision for deferred income taxes and a reconciliation of the U.S. statutory rate to the tax provision rate.

Loss Before Income Taxes

	2003	2002	2001

	(In millions)
United States	$(98.1)	$(25.6)	$(39.9)
Non-U.S.	(13.7)	(11.0)	(11.1)

	$(111.8)	$(36.6)	$(51.0)

      As presented in the above table, loss from U.S. operations in 2003 includes restructuring costs of $9.7 million while loss from non-U.S. operations includes $17.4 million of such costs. Losses from U.S. and non-U.S. operations in 2002 include restructuring costs of $9.8 million and $4.1 million, respectively. In 2001,

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses from U.S. operations and non-U.S. operations include restructuring costs of $6.7 million and $10.8 million, respectively. Loss from U.S. operations also includes goodwill impairment charges of $65.6 million in 2003 and $1.0 million in 2002.

Provision (Benefit) for Income Taxes

	2003	2002	2001

	(In millions)
Current provision (benefit)
United States	$(1.8)	$(4.4)	$(10.5)
State and local	—	.2	(.6)
Non-U.S.	1.2	2.7	4.4

	(.6)	(1.5)	(6.7)
Deferred provision (benefit)
United States	68.1	(12.3)	(10.4)
Non-U.S.	5.2	(4.4)	(5.2)

	73.3	(16.7)	(15.6)

	$72.7	$(18.2)	$(22.3)

Components of the Provision (Benefit) for Deferred Income Taxes

	2003	2002	2001

	(In millions)
Change in valuation allowances	$104.6	$19.2	$6.4
Change in deferred taxes related to operating loss and tax credit carryforwards	(30.5)	(31.7)	(27.6)
Depreciation and amortization	6.0	6.3	6.8
Inventories and accounts receivable	.6	(4.4)	(5.2)
Accrued pension and other employee costs	4.7	3.1	4.4
Other	(12.1)	(9.2)	(.4)

	$73.3	$(16.7)	$(15.6)

      The change in valuation allowances in 2003, as presented in the above table, represents $35.4 million related to 2003 activities and $69.2 million due to a change in circumstances and judgment related to deferred tax balances at December 31, 2002.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the U.S. Statutory Rate to the Tax Provision Rate

	2003	2002	2001

U.S. statutory tax rate	(35.0)%	(35.0)%	(35.0)%
Increase (decrease) resulting from
Effect of changes in valuation allowances	93.6	31.8	12.5
Losses without current tax benefits	—	(.2)	(.1)
Adjustment of tax reserves	—	(4.7)	(17.4)
Statutory tax rate changes	—	—	1.9
Effect of operations outside the U.S.	—	(38.1)	(2.1)
State and local income taxes, net of federal benefit	—	(2.1)	(3.4)
Other	6.4	(1.4)	(.1)

	65.0%	(49.7)%	(43.7)%

      Undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested aggregated $95.5 million at the end of 2003. No deferred income taxes have been recorded with respect to this amount. The unrecorded deferred tax liability related to undistributed non-U.S. earnings was $33.4 million at December 31, 2003.

      The company received net tax refunds of $17.0 million in 2003 and $14.2 million in 2002. Income taxes of $4.1 million were paid in 2001.

Earnings Per Common Share

      The following tables present the calculation of earnings available to common shareholders and a reconciliation of the shares used to calculate basic and diluted earnings per common share.

Earnings Applicable to Common Shareholders

	2003	2002	2001

	(In millions)
Net loss	$(191.7)	$(222.9)	$(35.7)
Dividends on preferred shares	(.2)	(.2)	(.2)

Loss applicable to common shareholders	$(191.9)	$(223.1)	$(35.9)

Reconciliation of Shares

	2003	2002	2001

	(In thousands)
Weighted-average common shares outstanding	33,660	33,482	33,222
Effect of dilutive stock options and restricted shares	—	—	—

Weighted-average common shares assuming dilution	33,660	33,482	33,222

      For all years, weighted-average shares assuming dilution excludes the effect of potentially dilutive stock options and restricted shares because their inclusion would result in a smaller loss per common share. Had they been included, weighted-average shares assuming dilution would have been 33,678 thousand in 2003, 33,513 thousand in 2002 and 33,340 thousand in 2001.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Receivables

      At December 31, 2003 and during several preceding years, the company maintained a receivables purchase agreement with a third-party financial institution. As accounts receivable were generated from customer sales made by certain of the company’s consolidated U.S. subsidiaries, those receivables were sold to Milacron Commercial Corp (MCC), a wholly-owned consolidated subsidiary. MCC then sold, on a revolving basis, an undivided percentage interest in designated pools of accounts receivable to the financial institution. As existing receivables were collected, MCC sold undivided percentage interests in new eligible receivables. Accounts that became 60 days past due were no longer eligible to be sold and the company was at risk for credit losses for which it maintained an allowance for doubtful accounts.

      As of December 31, 2003, the company could receive up to $40.0 million at a cost of funds linked to commercial paper rates. During the fourth quarter of 2003, the liquidity facility that supported the program was extended from its scheduled expiration date of December 31, 2003 to February 27, 2004. The receivables purchase agreement was also amended to mature on that date. However, on February 27, 2004, the expiration of the liquidity facility and the maturity of the receivables purchase agreement were both extended to March 12, 2004.

      At December 31, 2003, December 31, 2002 and December 31, 2001, the undivided interest in the company’s gross accounts receivable from continuing operations that had been sold to the purchaser aggregated $33.0 million, $34.6 million and $36.3 million, respectively. The amounts sold are reflected as reductions of accounts receivable in the Consolidated Balance Sheets as of the respective dates. Increases and decreases in the amount sold are reported as operating cash flows in the Consolidated Statements of Cash Flows. Costs related to the sales were $1.5 million in 2003, $1.2 million in 2002 and $2.2 million in 2001. These amounts are included in other expense-net in the Consolidated Statements of Operations.

      On March 12, 2004, all amounts received under this facility were repaid (see Subsequent Events).

      Certain of the company’s subsidiaries also sell accounts receivable on an ongoing basis. In some cases, these sales are made with recourse, in which case appropriate reserves for potential losses are recorded at the sale date. At December 31, 2003 and December 31, 2002, the gross amounts of accounts receivable that had been sold under these arrangements totaled $3.8 million and $5.0 million, respectively. At December 31, 2003, certain of these amounts were partially collateralized with approximately $3 million of cash deposits that are included in cash and cash equivalents in the Consolidated Balance Sheet at that date.

      The company also periodically sells with recourse notes receivable arising from customer purchases of plastics processing machinery and, in a limited number of cases, guarantees the repayment of all or a portion of notes payable by its customers to third-party lenders. At December 31, 2003 and December 31, 2002, the company’s maximum exposure under these arrangements totaled $11.6 million and $12.4 million, respectively. In the event a customer were to fail to repay a note, the company would generally regain title to the machinery for later resale as used equipment. Costs related to sales of notes receivable and guarantees have not been material in the past.

Inventories

      Inventories amounting to $51.5 million in 2003 and $57.9 million in 2002 are stated at LIFO cost. If stated at FIFO cost, such inventories would be greater by approximately $17.2 million in 2003 and $15.7 million in 2002.

      As presented in the Consolidated Balance Sheets, inventories are net of reserves for obsolescence of $27.0 million and $24.2 million in 2003 and 2002, respectively.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets

      The carrying value of goodwill totaled $83.8 million and $143.3 million at December 31, 2003 and December 31, 2002, respectively. The decrease resulted principally from a goodwill impairment charge related to two businesses that are included in the mold technologies segment (see Goodwill Impairment Charge). The company’s other intangible assets, all of which are subject to amortization, are included in other noncurrent assets in the Consolidated Balance Sheets and totaled $6.5 million at December 31, 2003 and $7.8 million at December 31, 2002. Amortization expense related to these assets was $1.4 million in 2003, $1.0 million in 2002 and $.5 million in 2001.

      Changes in goodwill during the years ended December 31, 2003 and December 31, 2002 are presented in the following table.

Changes in Goodwill

	2003

	Machinery
	Technologies	Machinery
	North	Technologies	Mold	Industrial
	America	Europe	Technologies	Fluids	Total

	(In millions)
Balance at beginning of year	$17.3	$.5	$115.3	$10.2	$143.3
Goodwill acquired	—	—	.2	—	.2
Impairment charges	—	—	(65.6)	—	(65.6)
Foreign currency translation adjustments	.2	.2	5.5	—	5.9

Balance at end of year	$17.5	$.7	$55.4	$10.2	$83.8

	2002

	Machinery
	Technologies	Machinery
	North	Technologies	Mold	Industrial
	America	Europe	Technologies	Fluids	Total

	(In millions)
Balance at beginning of year	$129.6	$46.9	$166.6	$10.1	$353.2
Goodwill acquired	.1	.4	5.0	—	5.5
Impairment charges(a)	(112.4)	(46.9)	(60.1)	—	(219.4)
Foreign currency translation adjustments	—	.1	3.8	.1	4.0

Balance at end of year	$17.3	$.5	$115.3	$10.2	$143.3

(a)	Excludes an additional impairment charge of $29.6 million related to discontinued operations.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the effects on net loss and basic and diluted loss per common share of excluding expense for the amortization of goodwill for all periods presented.

Goodwill Amortization

	2003	2002	2001

	(In millions except
	per-share amounts)
Net loss as reported	$(191.7)	$(222.9)	$(35.7)
Goodwill amortization, net of income taxes(a)	—	—	8.5

Net loss excluding goodwill amortization	$(191.7)	$(222.9)	$(27.2)

Loss per common share — basic and diluted
Net loss as reported	$(5.70)	$(6.67)	$(1.08)
Goodwill amortization, net of income taxes	—	—	.26

Net loss excluding goodwill amortization	$(5.70)	$(6.67)	$(.82)

(a)	In 2001 includes $1.5 million related to discontinued operations.

Property, Plant and Equipment

      The components of property, plant and equipment, including amounts related to capital leases, are shown in the following table.

Property, Plant and Equipment — Net

	2003	2002

	(In millions)
Land	$10.7	$10.6
Buildings	125.2	112.6
Machinery and equipment	211.6	210.9

	347.5	334.1
Less accumulated depreciation	(206.7)	(184.3)

	$140.8	$149.8

Other Assets

      The components of other current assets and other noncurrent assets are shown in the tables that follow.

Other Current Assets

	2003	2002

	(In millions)
Deferred income taxes	$27.9	$40.6
Refundable income taxes	2.7	15.2
Other	14.6	13.8

	$45.2	$69.6

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Noncurrent Assets

	2003	2002

	(In millions)
Deferred income taxes net of valuation allowances	$70.9	$132.4
Intangible assets other than goodwill	6.5	7.8
Other	38.2	37.6

	$115.6	$177.8

Liabilities

      The components of accrued and other current liabilities are shown in the following tables.

Accrued and Other Current Liabilities

	2003	2002

	(In millions)
Accrued salaries, wages and other compensation	$20.9	$22.6
Reserves for post-closing adjustments and transaction costs	11.8	43.3
Accrued and deferred income taxes	8.0	6.7
Other accrued expenses	68.6	66.3

	$109.3	$138.9

      The following table summarizes changes in the company’s warranty reserves. These reserves are included in accrued and other current liabilities in the Consolidated Balance Sheets.

Warranty Reserves

	2003	2002

	(In millions)
Balance at beginning of year	$5.9	$6.0
Accruals	4.9	3.6
Payments	(3.0)	(3.2)
Warranty expirations	(.1)	(.7)
Foreign currency translation adjustments	.4	.2

Balance at end of year	$8.1	$5.9

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of long-term accrued liabilities are shown in the following table.

Long-Term Accrued Liabilities

	2003	2002

	(In millions)
Accrued pensions and other compensation	$42.5	$39.2
Minimum pension liability	104.3	117.7
Accrued postretirement health care benefits	31.2	33.3
Accrued and deferred income taxes	21.5	20.9
Self-insurance reserves	18.8	22.9
Other	9.5	10.1

	$227.8	$244.1

Long-Term Debt

      The components of long-term debt are shown in the following table.

Long-Term Debt

	2003	2002

	(In millions)
8 3/8% Notes due 2004	$115.0	$115.0
7 5/8% Eurobonds due 2005	142.6	118.1
Capital lease obligations	17.1	17.5
Other	6.1	5.9

	280.8	256.5
Less current maturities	(117.3)	(1.1)

	$163.5	$255.4

      On March 15, 2004, the 8 3/8% Notes due in 2004 were repaid (see Subsequent Events).

      Except for the 8 5/8% Notes due 2004 and the 7 5/8% Eurobonds due 2005, the carrying amount of the company’s long-term debt approximates fair value. At year-end 2003, the fair value of the 8 3/8% Notes due 2004 was approximately $100 million and the fair value of the 7 5/8% Eurobonds due 2005 was approximately $130 million. These amounts are based on quoted prices on or about December 31, 2003.

      The 7 5/8% Eurobonds due 2005 are a direct obligation of Milacron Capital Holdings B.V., a wholly-owned consolidated subsidiary, and have been guaranteed by the company.

      Certain of the above long-term debt obligations contain various restrictions and financial covenants. These include provisions that limit the company’s ability to incur additional indebtedness, create liens, engage in sale and leaseback transactions, sell assets and effect a consolidation or merger. Except for obligations under capital leases and certain non-U.S. bank borrowings, none of the company’s indebtedness is secured.

      Total interest paid was $23.3 million in 2003, $35.8 million in 2002 and $40.5 million in 2001. Of these amounts, interest related to continuing operations was $22.0 million in 2003, $25.1 million in 2002 and $23.7 million in 2001.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Maturities of long-term debt excluding capital leases for the five years after 2003 are shown in the following table.

Maturities of Long-Term Debt

(In millions)
2004	$115.6
2005	146.9
2006	.3
2007	.3
2008	.2

      The company leases two manufacturing facilities under capital leases. The assets related to these leases are included in property, plant and equipment — net in the Consolidated Balance Sheets and had net book values of $16.6 million at December 31, 2003 and $15.8 million at December 31, 2002. Amortization of these assets is included in depreciation expense and interest on lease obligations is included in interest expense. Future minimum payments for capital leases during the next five years and in the aggregate thereafter are shown in the following table.

Capital Lease Payments

(In millions)
2004	$2.7
2005	2.7
2006	2.7
2007	2.7
2008	2.7
After 2008	8.2

Total capital lease payments	21.7
Less interest component(a)	(4.6)

Capital lease obligations	$17.1

(a)	Includes $1.0 million applicable to 2004.

      The company also leases certain equipment and facilities under operating leases, some of which include varying renewal and purchase options. Future minimum rental payments applicable to noncancellable operating leases during the next five years and in the aggregate thereafter are shown in the following table.

Rental Payments

(In millions)
2004	$11.8
2005	8.6
2006	5.6
2007	3.6
2008	2.6
After 2008	2.4

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Rent expense related to continuing operations was $14.2 million, $13.7 million, and $11.2 million in 2003, 2002 and 2001, respectively.

Lines of Credit

      At December 31, 2003, the company had lines of credit with various U.S. and non-U.S. banks totaling approximately $94 million, including a $65 million committed revolving credit facility that was due to expire on March 15, 2004. These credit facilities support the discounting of receivables, letters of credit, guarantees and leases in addition to providing borrowings under varying terms. At December 31, 2003, $54 million of the revolving credit facility was utilized including outstanding letters of credit of $12 million.

      The company pledged as collateral for borrowings under the revolving credit facility the capital stock of its principal domestic subsidiaries as well as the inventories of the company and all of its domestic subsidiaries and certain other domestic tangible and intangible assets. The facility limited the payment of cash dividends and the incurrence of new debt and imposed certain restrictions on share repurchases, capital expenditures and cash acquisitions.

      The revolving credit facility included a number of financial and other covenants, the most significant of which required the company to achieve specified minimum levels of four quarter trailing cumulative consolidated EBITDA (earnings before interest, taxes, depreciation and amortization). At December 31, 2003, Milacron was in compliance with all covenants.

      On March 12, 2004, all amounts borrowed under the revolving credit facility were repaid with the proceeds of a new credit facility (see Subsequent Events).

      At December 31, 2003, the company had additional credit lines totaling $29 million, of which approximately $15 million was available for use under certain circumstances.

      The weighted-average interest rate on borrowings under lines of credit outstanding was 4.8% as of December 31, 2003 and 5.2% as of December 31, 2002.

Shareholders’ Equity

      In 2001, the company repurchased a total of 260,000 treasury shares on the open market at a cost of $5.2 million. An additional 109,440 shares were repurchased in connection with stock option exercises, restricted stock grants and employee benefit programs. Stock option exercises also resulted in the issuance of 28,500 previously unissued shares. A total of 426,543 treasury shares were reissued in 2001 in connection with management incentive and employee benefit programs.

      In 2002, a total of 221,250 treasury shares were reissued in connection with grants of restricted shares and stock option exercises. An additional 147,473 shares were reissued for contributions to employee benefit plans and for the purchase of technology rights from a German manufacturer of plastics extrusion machinery. These reductions in treasury shares were partially offset by the cancellation of 81,448 restricted shares that were added to the treasury share balance in lieu of their cancellation.

      In 2003, a total of 1,168,531 treasury shares were reissued in connection with grants of restricted shares and contributions to employee benefit programs. This reduction in treasury shares was partially offset by the forfeiture of 98,287 restricted shares that were added to the treasury share balance. The net reduction in treasury shares includes 851,500 restricted stock awards made to certain key employees, including the chief executive officer and other corporate officers. These grants were made in connection with an employee retention program approved by the company’s board of directors after consideration of advice from independent compensation consultants.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shareholders’ Equity — Preferred and Common Shares

	2003	2002

	(In millions, except
	per-share amounts)
4% Cumulative Preferred shares authorized, issued and outstanding, 60,000 shares at $100 par value, redeemable at $105 a share	$6.0	$6.0
Common shares, $1 par value, authorized 50,000,000 shares, issued and outstanding, 2003: 34,824,025 shares; 2002: 33,753,781 shares	34.8	33.8

      As presented in the previous table, common shares outstanding are net of treasury shares of 4,783,063 in 2003 and 5,853,307 in 2002.

      At December 31, 2003 and 2002, the company had outstanding 60,000 shares of 4% Cumulative Preferred Stock (the “4% Preferred Stock”) having a par value of $100 per share. Except as otherwise required by law or the company’s certificate of incorporation, the holders of the 4% Preferred Stock vote together with the holders of shares of the common stock as a single class, with holders of shares of 4% Preferred Stock having 24 votes per share. Holders of the 4% Preferred Stock are entitled to receive quarterly dividends in cash out of the net assets legally available for the payment of dividends, at a rate of $4 per annum on the $100 par value thereof, and no more. Dividends are cumulative, and they must be paid prior to the purchase or redemption of any 4% Preferred Stock or any common stock. Dividends must also be paid prior to any distribution in respect of the common stock. In addition, dividends or distributions on common stock may not be made unless “consolidated net current assets” and “consolidated net tangible assets,” in both cases as defined in the company’s certificate of incorporation, exceed certain amounts per share of 4% Preferred Stock. In the event of any liquidation, dissolution or winding up of the company, the holders of the 4% Preferred Stock are entitled to receive out of the assets available for distribution to shareholders an amount equal to $105 per share if the action is voluntary and $100 per share if it is not voluntary, in each case in addition to an amount equal to all accrued dividends in arrears at the date of the distribution, before any distribution of assets shall be made to the holders of common stock. The holders of the common stock would be entitled to share in any assets then remaining to the exclusion of the holders of 4% Preferred Stock.

      The 4% Preferred Stock may be redeemed at the company’s election, by resolution of the board of directors of the company, for a redemption price of $105 per share plus all accrued and unpaid dividends to the date of redemption. At meetings of shareholders of the company, each shareholder of 4% Preferred Stock is entitled to 24 votes for each share of 4% Preferred Stock held; except that, in the event that a default in dividends on the 4% Preferred Stock is deemed to have occurred, the holders of the 4% Preferred Stock, voting separately as a class, have the right at each shareholders’ meeting thereafter at which 35% of the 4% Preferred Stock is represented to elect one-third of the members of the board of directors of the company to be elected at that meeting. A default in preferred dividends would be deemed to have occurred if at any time dividends accrued or in arrears on the 4% Preferred Stock amounts to $4 per share or more.

      The company has authorized 10 million serial preference shares with $1 par value. None of these shares have been issued.

      On May 23, 2003, the company’s shareholders adopted an amendment to the company’s certificate of incorporation to eliminate the right of holders of common shares to ten votes per share upon satisfaction of certain ownership tenure requirements. In the past, holders of common shares were entitled to cast ten votes for each share that had been beneficially owned for at least 36 consecutive calendar months. As a result of the change, each common share is now entitled to one vote irrespective of the period of time it has been owned.

      The company has a shareholder rights plan which provides for the issuance of one nonvoting preferred stock right for each common share issued as of February 5, 1999 or issued subsequent thereto. Each right, if activated, will entitle the holder to purchase 1/1000 of a share of Series A Participating Cumulative Preferred

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock at an initial exercise price of $70.00. Each 1/1000 of a preferred share will be entitled to participate in dividends and vote on an equivalent basis with one whole common share. Initially, the rights are not exercisable. The rights will become exercisable if any person or group acquires, or makes a tender offer for, more than 15% of the company’s outstanding common shares. In the event that any party should acquire more than 15% of the company’s common shares, the rights entitle all other shareholders to purchase the preferred shares at a substantial discount. In addition, if a merger occurs with any potential acquirer owning more than 15% of the shares outstanding, holders of rights other than the potential acquirer will be able to purchase the acquirer’s common stock at a substantial discount. On March 11, 2004, the company amended its shareholder rights plan to exempt the acquisition by Glencore and Mizuho of securities issued by the company in connection with the financing arrangements entered into on March 12, 2004 from triggering the rights under the plan (see Subsequent Events). The rights plan expires in February 2009.

      On March 12, 2004, the company issued $100 million of exchangeable debt, $30 million of which is convertible into the company’s common stock at the option of the holders. As soon as certain conditions described in “Subsequent Events” are fulfilled, all such exchangeable debt and any common stock into which any such exchangeable debt had been previously converted will be exchanged for a new series of the company’s convertible preferred stock. Following exchange of the exchangeable debt for convertible preferred stock, the holders of the convertible preferred stock would collectively own approximately between 40% and 57% of Milacron’s fully diluted equity (on an as-converted basis) (see Subsequent Events).

Comprehensive Loss

      Total comprehensive income or loss represents the net change in shareholders’ equity during a period from sources other than transactions with shareholders and, as such, includes net earnings or loss for the period. The components of total comprehensive loss are shown in the table that follows.

Comprehensive Loss

	2003	2002	2001

	(In millions)
Net loss	$(191.7)	$(222.9)	$(35.7)
Foreign currency translation adjustments	8.5	6.2	(1.3)
Reclassification of foreign currency translation adjustments to net gain on divestitures	—	10.6	—
Minimum pension liability adjustment(a)	14.6	(95.4)	—
Cumulative effect of change in method of accounting	—	—	(.3)
Change in fair value of foreign currency exchange contracts	—	(.2)	.3

Total comprehensive loss	$(168.6)	$(301.7)	$(37.0)

(a)	In 2003, includes no tax effect. In 2002, includes a tax benefit of $51.4 million.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of accumulated other comprehensive loss are shown in the following table.

Accumulated Other Comprehensive Loss

	2003	2002

	(In millions)
Foreign currency translation adjustments	$(26.1)	$(34.6)
Minimum pension liability adjustment	(80.8)	(95.4)
Fair value of foreign currency exchange contracts	.2	.2

	$(106.7)	$(129.8)

Contingencies

      The company is involved in remedial investigations and actions at various locations, including former plant facilities, and EPA Superfund sites where the company and other companies have been designated as potentially responsible parties. The company accrues remediation costs, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are generally recognized no later than the completion of a remediation feasibility study. The accruals are adjusted as further information becomes available or circumstances change. Environmental costs have not been material in the past.

      Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In several such lawsuits, some of which seek substantial dollar amounts, multiple plaintiffs allege personal injury involving products, including metalworking fluids, supplied and/or managed by the company. The company is vigorously defending these claims and believes it has reserves, indemnity claims and insurance coverage sufficient to cover potential exposures.

      While, in the opinion of management, the liability resulting from these matters will not have a material effect on the company’s consolidated financial position or results of operations, the outcome of individual matters cannot be predicted with reasonable certainty at this time.

Foreign Exchange Contracts

      At December 31, 2003, the company had outstanding forward contracts totaling $4.7 million, which generally mature in periods of six months or less. These contracts require the company and its subsidiaries to exchange currencies on the maturity dates at exchange rates agreed upon at inception. Substantially all of these contracts have been designated as cash flow hedges with any gains or losses resulting from changes in their fair value being recorded as a component of other comprehensive income or loss pending completion of the transaction being hedged.

Stock-Based Compensation

      The 1997 Long-Term Incentive Plan (1997 Plan) permits the company to grant its common shares in the form of non-qualified stock options, incentive stock options, restricted stock and performance awards.

      Under the 1997 Plan, non-qualified and incentive stock options are granted at market value, vest in increments over a four or five year period, and expire not more than ten years subsequent to the award. Of the 3,855,950 stock options outstanding at December 31, 2003, 246,000 are incentive stock options.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summaries of stock options granted under the 1997 Plan and prior plans are presented in the following tables.

Stock Option Activity

		Weighted-
		Average
		Exercise
	Shares	Price

Outstanding at year-end 2000	4,081,275	$20.65
Granted	603,000	19.79
Exercised	(311,350)	13.26
Cancelled	(158,150)	20.91

Outstanding at year-end 2001	4,214,775	21.06
Granted	829,500	13.19
Exercised	(29,250)	13.97
Cancelled	(397,075)	17.15

Outstanding at year-end 2002	4,617,950	20.03
Granted	18,000	5.43
Cancelled	(314,100)	18.65
Waived	(465,900)	22.75

Outstanding at year-end 2003	3,855,950	19.75

      On April 21, 2003, the company’s executive officers waived all right and all interest to their options to purchase 465,900 common shares of the company. In all cases, the option prices were in excess of the current market price of the company’s common shares as of the date of the waivers. These waivers were made without any promise of future options being offered to these officers. The purpose of the waivers was to allow the company to make future grants to participants under the company’s long-term incentive plans without increasing shareholder dilution.

Exercisable Stock Options at Year End

Stock
Options

2001	2,261,538
2002	2,653,163
2003	2,723,088

Shares Available for Future Grant at Year End

Shares

2001	1,658,721
2002	969,524
2003	276,737

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables summarize information about stock options outstanding at December 31, 2003.

Components of Outstanding Stock Options

		Average	Weighted-
		Remaining	Average
	Number	Contract	Exercise
Range of Exercise Prices	Outstanding	Life	Price

$5.43-19.56	1,360,200	4.5	$13.32
20.09-27.91	2,495,750	3.3	23.25

5.43-27.91	3,855,950

Components of Exercisable Stock Options

		Weighted-
		Average
	Number	Exercise
Range of Exercise Prices	Exercisable	Price

$5.43-19.56	497,850	$13.59
20.09-27.91	2,225,238	23.63

5.43-27.91	2,723,088

      As discussed more fully in the Stock-Based Compensation section of the note captioned “Summary of Significant Accounting Policies,” the company does not expense stock options. For purposes of determining the pro forma amounts presented in that section, the weighted-average per-share fair value of stock options granted during 2003, 2002 and 2001 was $2.37, $5.35 and $7.61, respectively. The fair values of the options were calculated as of the grant dates using the Black-Scholes option pricing model and the following assumptions:

Fair Value Assumptions

	2003	2002	2001

Dividend yield	1.6%	.3-.7%	.8-1.2%
Expected volatility	54%	46-50%	39-50%
Risk free interest rate at grant date	2.97%	2.98- 4.28%	4.74- 5.15%
Expected life in years	5	2-5	2-7

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the 1997 Plan, performance awards are granted in the form of shares of restricted stock which vest based on the achievement of specified earnings objectives over a three-year period. The 1997 Plan also permits the granting of other restricted stock awards, which also vest two or three years from the date of grant. During the restriction period, restricted stock awards entitle the holder to all the rights of a holder of common shares, including dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Expense for restricted shares, including performance awards, was $.6 million in 2003 and $1.0 million in 2002. In 2001, reversals of prior years’ accruals for performance grants of $.3 million offset charges to expense totaling $.3 million for other restricted stock awards. Restricted stock award activity is as follows:

Restricted Stock Activity

	2003	2002	2001

Restricted stock granted	924,300	192,000	90,500

Weighted-average market value on date of grant	$2.74	$13.09	$19.21

      Restricted shares awarded as performance awards subject to contingent vesting totaled 38,000 in 2003, 46,000 in 2002 and 51,000 in 2001. Outstanding restricted shares subject to contingent vesting totaled 104,646, 141,795 and 159,493 at year-end 2003, 2002 and 2001, respectively. The amount outstanding at year-end 2003 includes 32,936 shares that will be cancelled in February 2004 because the basic earnings per common share objective for 2003 was not attained. In 2002 and 2001 restricted shares subject to contingent vesting of 52,519 and 52,806, respectively, were also cancelled.

      Cancellations of restricted stock, including shares cancelled to pay employee withholding taxes at maturity, totaled 98,287 in 2003, 82,448 in 2002 and 73,133 in 2001.

      Issuances of shares related to performance awards earned under a prior plan and to deferred directors’ fees totaled 19,903 in 2003, 1,003 in 2002, and 18,525 in 2001.

Organization

      The company has four business segments: machinery technologies — North America, machinery technologies — Europe, mold technologies and industrial fluids.

      The company’s segments conform to its internal management reporting structure and are based on the nature of the products they produce and the principal markets they serve. The machinery technologies — North America segment produces injection molding machines and extrusion and blow molding systems for distribution primarily in North America at the company’s principal plastics machinery plant located near Cincinnati, Ohio. The segment also sells specialty and peripheral equipment for plastics processing as well as replacement parts for its machinery products. The machinery technologies — Europe segment manufactures injection molding machines and blow molding systems for distribution in Europe and Asia at its principal manufacturing plants located in Germany and Italy. The mold technologies segment — which has its major operations in North America and Europe — produces mold bases and components for injection molding and distributes maintenance, repair and operating supplies for all types of plastics processors. The industrial fluids segment is also international in scope with major blending facilities in the U.S. and The Netherlands and manufactures and sells coolants, lubricants, corrosion inhibitors and cleaning fluids used in metalworking.

      The markets for all four segments tend to be cyclical in nature, especially in the two machinery segments where demand is heavily influenced by consumer confidence and spending levels, interest rates and general capital spending patterns, particularly in the automotive, packaging and construction industries. The markets

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the mold technologies and industrial fluids are somewhat less cyclical and are influenced by industrial capacity utilization and consumer spending.

      Financial data for the past three years for the company’s business segments are shown in the following tables. The accounting policies followed by the segments are identical to those used in the preparation of the company’s consolidated financial statements. The effects of intersegment transactions have been eliminated. The company incurs costs and expenses and holds certain assets at the corporate level which relate to its business as a whole. Certain of these amounts have been allocated to the company’s business segments by various methods, largely on the basis of usage. Management believes that all such allocations are reasonable.

Total Sales by Segment

	2003	2002	2001

	(In millions)
Plastics technologies
Machinery technologies — North America	$321.2	$313.6	$361.7
Machinery technologies — Europe	151.0	117.4	122.6
Mold technologies	168.7	174.7	184.6
Eliminations	(5.4)	(8.5)	(6.5)

Total plastics technologies	635.5	597.2	662.4
Industrial fluids	104.2	96.0	92.8

Total sales	$739.7	$693.2	$755.2

Customer Sales by Segment

	2003	2002	2001

	(In millions)
Plastics technologies
Machinery technologies — North America	$319.6	$312.5	$359.3
Machinery technologies — Europe	147.2	110.0	118.6
Mold technologies	168.7	174.7	184.5

Total plastics technologies	635.5	597.2	662.4
Industrial fluids	104.2	96.0	92.8

Total sales	$739.7	$693.2	$755.2

Operating Information by Segment

	2003	2002	2001

	(In millions)
Operating profit (loss)
Plastics technologies(a)
Machinery technologies — North America	$6.7	$8.0	$(13.5)
Machinery technologies — Europe	(1.4)	(8.1)	(9.1)
Mold technologies	1.8	5.3	12.1

Total plastics technologies	7.1	5.2	(10.5)
Industrial fluids	15.7	14.4	18.1

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

	(In millions)
Goodwill impairment charge(b)	(65.6)	—	—
Restructuring costs(c)	(27.1)	(13.9)	(17.5)
Corporate expenses(d)	(14.3)	(15.4)	(14.7)
Other unallocated expenses(e)	(4.6)	(3.6)	(3.9)

Operating loss	(88.8)	(13.3)	(28.5)
Interest expense — net	(23.0)	(23.3)	(22.5)

Loss before income taxes	$(111.8)	$(36.6)	$(51.0)

Segment assets(f)
Plastics technologies
Machinery technologies — North America	$165.5	$187.4	$220.5
Machinery technologies — Europe	109.5	97.4	257.9
Mold technologies	155.8	227.4	293.6
Other	.7	1.0	1.9

Total plastics technologies	431.5	513.2	773.9
Industrial fluids	50.1	48.0	46.1
Cash and cash equivalents	92.8	122.3	90.1
Receivables sold	(33.0)	(34.6)	(36.3)
Deferred income taxes	98.8	173.0	85.7
Assets of discontinued operations	7.2	16.0	455.7
Unallocated corporate and other(g)	64.1	77.8	97.1

Total assets	$711.5	$915.7	$1,512.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Information by Segment

	2003	2002	2001

	(In millions)
Capital expenditures
Plastics technologies
Machinery technologies — North America	$1.7	$2.6	$4.3
Machinery technologies — Europe	1.1	.3	5.7
Mold technologies	1.6	1.7	2.4

Total plastics technologies	4.4	4.6	12.4
Industrial fluids	2.1	1.5	.9
Unallocated corporate	—	.1	.2

Total capital expenditures	$6.5	$6.2	$13.5

Depreciation and amortization
Plastics technologies
Machinery technologies — North America	$8.7	$9.9	$14.0
Machinery technologies — Europe	3.9	3.5	4.8
Mold technologies	6.7	7.4	12.8

Total plastics technologies	19.3	20.8	31.6
Industrial fluids	2.0	1.5	2.6
Unallocated corporate	.4	.7	.7

Total depreciation and amortization(h)	$21.7	$23.0	$34.9

(a)	In 2002, operating profit of the machinery technologies — North America segment includes $4.5 million of royalty income from the licensing of patented technology and the operating profit of the mold technologies segment includes a $1.0 million goodwill impairment charge.

(b)	Relates to the mold technologies segment.

(c)	In 2003, $7.7 million relates to machinery technologies — North America, $6.5 million relates to machinery technologies — Europe, $12.6 million relates to mold technologies and $.3 million relates to corporate expenses. In 2002, $6.7 million relates to machinery technologies — North America, $(.4) million relates to machinery technologies — Europe, $6.4 million relates to mold technologies and $1.2 million relates to corporate expenses. In 2001, $6.8 million relates to machinery technologies — North America, $6.9 million relates to machinery technologies — Europe, $3.5 million relates to mold technologies and $.3 million relates to industrial fluids. In 2003, 2002 and 2001, $3.3 million, $1.9 million and $3.1 million, respectively, relate to product line discontinuation and are therefore included in cost of products sold in the Consolidated Statements of Operations for those years.

(d)	In 2001, includes a gain of $2.6 million on the sale of surplus real estate.

(e)	Includes financing costs including costs related to the sale of accounts receivable.

(f)	Segment assets consist principally of accounts receivable, inventories, goodwill and property, plant and equipment which are considered controllable assets for management reporting purposes.

(g)	Consists principally of corporate assets, nonconsolidated investments, certain intangible assets, cash surrender value of company-owned life insurance, prepaid expenses and deferred charges.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(h)	In 2001, expense for goodwill amortization totaled $10.8 million, of which $3.9 million relates to machinery technologies — North America, $1.4 million relates to machinery technologies — Europe, $5.2 million relates to mold technologies and $.3 million relates to industrial fluids.

Geographic Information

	2003	2002	2001

	(In millions)
Sales(a)
United States	$450.8	$444.4	$503.1
Non-U.S. operations
Germany	102.3	84.3	100.0
Other Western Europe	121.9	105.8	101.3
Asia	31.0	31.7	25.4
Other	33.7	27.0	25.4

Total sales	$739.7	$693.2	$755.2

Noncurrent assets
United States	$98.6	$109.3	$152.5
Non-U.S. operations
Germany	46.7	45.8	48.0
Other Western Europe	21.5	19.6	20.7
Asia	5.7	5.9	5.9

Other	4.9	5.6	1.9
	177.4	186.2	229.0
Investments not consolidated	1.6	1.2	2.8
Goodwill	83.8	143.3	353.2
Other intangible assets	6.5	7.8	3.1
Deferred income taxes net of valuation allowances	70.9	132.4	56.7

Total noncurrent assets	$340.2	$470.9	$644.8

(a)	Sales are attributed to specific countries or geographic areas based on the origin of the shipment.

      Sales of U.S. operations include export sales of $73.0 million in 2003, $70.7 million in 2002 and $81.8 million in 2001.

      Total sales of the company’s U.S. and non-U.S. operations to unaffiliated customers outside the U.S. were $338.2 million, $295.7 million and $306.7 million in 2003, 2002 and 2001, respectively.

Subsequent Events

      On March 12, 2004, the company entered into a definitive agreement whereby Glencore and Mizuho purchased $100 million in aggregate principal amount of the company’s new exchangeable debt securities. The proceeds from this transaction, together with existing cash balances, were used to repay the 8 3/8% Notes due March 15, 2004. The securities the company issued were $30 million of 20% Secured Step-Up Series A Notes due 2007 and $70 million of 20% Secured Step-Up Series B Notes due 2007. The $30 million of Series A Notes were convertible into shares of the company’s common stock at a conversion price of $2.00 per share.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Glencore and Mizuho converted the entire principal amount of the Series A Notes into 15 million shares of common stock on April 15, 2004. The Series A Notes and Series B Notes initially bore a combination of cash and pay-in-kind interest at a total rate of 20% per annum, which rate was retroactively reset on June 10, 2004 to 6% per annum from the date of issuance, payable in cash.

      On March 12, 2004, the company also reached a separate agreement with Credit Suisse First Boston for a $140 million credit facility having a term of approximately one year. This senior secured credit facility consisted of a $65 million revolving A facility and a $75 million term loan B facility. On March 12, 2004, extensions of credit under the facility in an aggregate amount of $84 million were utilized to repay and terminate the company’s then-existing revolving credit facility and its then-existing receivables purchase program.

      On May 26, 2004, Milacron Escrow Corporation, a wholly-owned, direct subsidiary of the company created solely to issue notes and to merge with and into the company, issued $225,000,000 in aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 in a private placement. The proceeds of this issuance were initially placed in escrow. On June 10, 2004, the conditions for release of the proceeds from escrow were satisfied, including the consummation of the merger of Milacron Escrow Corporation with and into the company.

      On June 10, 2004, the common stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of Series B Preferred Stock, a new series of the company’s convertible preferred stock with a cumulative cash dividend rate of 6%. On June 10, 2004, the company also entered into an agreement for a new $75 million asset based revolving credit facility with JPMorgan Chase Bank as administrative agent and collateral agent.

      On June 10, 2004, the company applied the proceeds of the offering of the Senior Secured Notes, together with $7.3 million in borrowings under the asset based facility and approximately $10.3 million of cash on hand, to:

•	purchase €114,990,000 of the €115 million aggregate outstanding principal amount of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds due in April 2005 at the settlement of a tender offer therefor;

•	terminate and repay $19 million of borrowings outstanding under the revolving A facility, which includes additional amounts borrowed subsequent to March 31, 2004. The company also used $17.4 million in availability under the asset based facility to replace or provide credit support for the outstanding letters of credit under the revolving A facility;

•	repay the $75 million term loan B facility; and

•	pay transaction expenses.

      Pursuant to the terms of the asset based facility, the cash the company receives from collection of receivables is subject to an automatic “sweep” to repay the borrowings under the asset based facility on a daily basis. As a result, the company relies on borrowings under the asset based facility as the primary source of cash for use in our North American operations. The availability of borrowings under the asset based facility is subject to a borrowing base limitation, including an excess availability reserve, which may be adjusted from time to time by the administrative agent at its discretion, and the satisfaction of certain conditions to borrowing, including, among other things, conditions related to the continued accuracy of our representations and warranties and the absence of any unmatured or matured defaults (including under financial covenants) or any material adverse change in our business or financial condition. If the company has no additional availability or is unable to satisfy the borrowing conditions, its liquidity could be materially adversely affected.

      The asset based facility contains a number of customary affirmative and negative covenants. In addition, the asset based facility contains, for the first five quarters, a financial covenant requiring us to maintain a minimum level of cumulative consolidated EBITDA, to be tested quarterly, and a limit on capital

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenditures to be complied with on a quarterly basis, in each case starting with the third quarter of 2004. Thereafter, we will have to comply with a fixed charge coverage ratio to be tested quarterly.

      As of June 18, 2004, Glencore and Mizuho collectively owned 100% of the shares of our outstanding Series B Preferred Stock, which represents approximately 57% of our outstanding fully diluted equity (on an as-converted basis). Glencore has reported in a Schedule 13D filing with the SEC that it has sold an undivided participation interest in its investment in us to Triage Offshore Funds, Ltd. equivalent to 62,500 shares of Series B Preferred Stock, representing approximately 7.2% of our outstanding equity (on an as-converted basis), with Glencore remaining as the record holder of such shares. If we redeem a portion of Glencore’s and Mizuho’s shares of Series B Preferred Stock with the proceeds of a rights offering, Glencore’s and Mizuho’s collective holdings would represent approximately 40% of our outstanding equity, with Triage’s participation interest in Glencore’s holdings representing approximately 4.9% of our outstanding equity, in each case on an as-covered basis and assuming full subscription of the rights offering. After seven years, the Series B Preferred Stock will automatically be converted into common stock at a conversion price of $2.00 per share but may be converted prior to that time at the option of the holders. The conversion price is subject to reset to $1.75 per share at the end of the second quarter of 2005 if a test based on our financial performance for 2004 is not satisfied. In addition, as part of the transaction we have issued to holders of the Series B Preferred Stock contingent warrants to purchase an aggregate of one million shares of our common stock, which contingent warrants are exercisable only if a test based on our financial performance for 2005 is not satisfied. Assuming that we do not conduct a rights offering to our existing shareholders, and both the conversion price of the Series B Preferred Stock is reset to $1.75 and the contingent warrants are exercised, the holders of the Series B Preferred Stock would own approximately 62.5% of our fully diluted equity (on an as-converted basis).

      The conversion of the Series A Notes into newly issued common stock on April 15, 2004, and the exchange of such common stock and the Series B Notes for Series B Preferred Stock on June 10, 2004, triggered an “ownership change” for U.S. federal income tax purposes. As a consequence of this ownership change, the timing of our utilization of tax loss carryforwards and other tax attributes will be substantially delayed. This delay will increase income tax expense and decrease available cash in future years.

      The holders of the Series B Preferred Stock, voting separately as a class, have the right to elect a number of directors to our board of directors in proportion to the percentage of fully diluted common stock represented by the outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one).

      After giving effect to the repayment and termination of the then-existing revolving credit facility and the then-existing accounts receivable liquidity facility, repayment of the senior U.S. notes, consummation of the tender offer for the Eurobonds, repayment and termination of the revolving A facility and the term loan B facility and payment of transaction expense, the company’s current cash balance was approximately $35 million at June 10, 2004.

Condensed Consolidating Financial Information

      On May 26, 2004, 11 1/2% Senior Secured Notes due 2011 were issued by Milacron Escrow Corporation, a wholly owned, direct subsidiary of Milacron Inc. created solely to issue the Senior Secured Notes and to merge with and into Milacron Inc. The merger of Milacron Escrow Corporation with and into Milacron Inc. was completed on June 10, 2004. Also on June 10, 2004, the Senior Secured Notes were jointly, severally, fully and unconditionally guaranteed by the company’s U.S. and Canadian restricted subsidiaries and by Milacron Capital Holdings B.V. Following are condensed consolidating financial statements of the company, including the guarantors. This information is provided pursuant to Rule 3-10 of Regulation S-X in lieu of separate financial statements of each subsidiary guaranteeing the Senior Secured Notes. The following condensed consolidating financial statements present the balance sheet, statement of operations and cash flows

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of (i) Milacron Inc. (in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting), (ii) the guarantor subsidiaries of Milacron Inc., (iii) the nonguarantor subsidiaries of Milacron Inc., and (iv) the eliminations necessary to arrive at the information for the company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of the company.

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Sales	$—	$482.7	$275.8	$(18.8)	$739.7
Cost of products sold	(0.9)	406.8	218.2	(18.8)	605.3
Cost of products sold related to restructuring	—	—	3.3	—	3.3

Total cost of products sold	(0.9)	406.8	221.5	(18.8)	608.6

Manufacturing margins	0.9	75.9	54.3	—	131.1
Other costs and expenses
Selling and administrative	14.5	58.1	56.4	—	129.0
Goodwill impairment charge	—	65.6	—	—	65.6
Refinancing costs	1.8	—	—	—	1.8
Restructuring costs	0.7	8.8	14.3	—	23.8
Other — net	1.6	(2.1)	0.2	—	(0.3)

Total other costs and expenses	18.6	130.4	70.9	—	219.9

Operating loss	(17.7)	(54.5)	(16.6)	—	(88.8)
Other non-operating expense (income) Intercompany dividends	(11.9)	(20.7)	—	32.6	—
Intercompany management fees	(11.9)	11.9	—	—	—
Intercompany interest	(5.3)	6.1	(0.8)	—	—
Equity in (earnings) losses of subsidiaries	120.6	(4.9)	—	(115.7)	—

Total other non-operating expense (income)	91.5	(7.6)	(0.8)	(83.1)	—

Earnings (loss) from continuing operations before interest and income taxes	(109.2)	(46.9)	(15.8)	83.1	(88.8)
Interest expense — net	(13.4)	(9.2)	(0.4)	—	(23.0)

Earnings (loss) from continuing operations before income taxes	(122.6)	(56.1)	(16.2)	83.1	(111.8)
Provision (benefit) for income taxes	68.3	(1.5)	5.9	—	72.7

Earnings (loss) from continuing operations	(190.9)	(54.6)	(22.1)	83.1	(184.5)
Discontinued operations
Earnings (loss) from operations	—	(6.4)	—	—	(6.4)
Gain (loss) on divestitures	(0.8)	—	—	—	(0.8)

Discontinued operations — net of income taxes	(0.8)	(6.4)	—	—	(7.2)

Net earnings (loss)	$(191.7)	$(61.0)	$(22.1)	$83.1	$(191.7)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Sales	$—	$480.6	$236.4	$(23.8)	$693.2
Cost of products sold	(0.3)	403.1	192.6	(23.8)	571.6
Cost of products sold related to restructuring	—	1.9	—	—	1.9

Total cost of products sold	(0.3)	405.0	192.6	(23.8)	573.5

Manufacturing margins	0.3	75.6	43.8	—	119.7
Other costs and expenses
Selling and administrative	13.9	55.8	51.3	—	121.0
Goodwill impairment charge	—	1.0	—	—	1.0
Restructuring costs	0.7	6.8	4.5	—	12.0
Other — net	3.2	(3.1)	(1.1)	—	(1.0)

Total other costs and expenses	17.8	60.5	54.7	—	133.0

Operating earnings (loss)	(17.5)	15.1	(10.9)	—	(13.3)
Other non-operating expense (income)
Intercompany dividends	(58.4)	(0.7)	(0.6)	59.7	—
Intercompany management fees	(14.1)	12.4	1.7	—	—
Intercompany royalties	—	3.6	(3.6)	—	—
Intercompany interest	(6.6)	7.9	(1.3)	—	—
Equity in (earnings) losses of subsidiaries	300.1	30.5	32.5	(363.1)	—
Other intercompany transactions	0.9	0.4	(0.4)	(0.9)	—

Total other non-operating expense (income)	221.9	54.1	28.3	(304.3)	—

Earnings (loss) from continuing operations before interest and income taxes	(239.4)	(39.0)	(39.2)	304.3	(13.3)
Interest expense — net	(13.9)	(8.6)	(0.8)	—	(23.3)

Earnings (loss) from continuing operations before income taxes	(253.3)	(47.6)	(40.0)	304.3	(36.6)
Benefit for income taxes	(8.2)	(6.0)	(4.0)	—	(18.2)

Earnings (loss) from continuing operations	(245.1)	(41.6)	(36.0)	304.3	(18.4)
Discontinued operations — net of income taxes
Loss from operations	—	(7.7)	(17.5)	—	(25.2)
Net gain (loss) on divestitures	22.2	(5.2)	(8.6)	—	8.4

Total discontinued operations	22.2	(12.9)	(26.1)	—	(16.8)

Cumulative effect of change in method of accounting	—	(141.3)	(46.4)	—	(187.7)

Net earnings (loss)	$(222.9)	$(195.8)	$(108.5)	$304.3	$(222.9)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Sales	$—	$543.9	$239.4	$(28.1)	$755.2
Cost of products sold	(4.6)	469.8	186.6	(28.1)	623.7
Cost of products sold related to restructuring	—	3.1	—	—	3.1

Total cost of products sold	(4.6)	472.9	186.6	(28.1)	626.8

Manufacturing margins	4.6	71.0	52.8	—	128.4
Other costs and expenses
Selling and administrative	11.7	68.3	49.6	—	129.6
Restructuring costs	—	4.1	10.3	—	14.4
Other — net	(0.9)	10.8	3.0	—	12.9

Total other costs and expenses	10.8	83.2	62.9	—	156.9

Operating loss	(6.2)	(12.2)	(10.1)	—	(28.5)
Other non-operating expense (income)
Intercompany dividends	(64.0)	—	—	64.0	—
Intercompany management fees	(15.8)	12.5	3.3	—	—
Intercompany royalties	—	5.4	(5.4)	—	—
Intercompany interest	(15.1)	19.8	(4.7)	—	—
Equity in (earnings) losses of subsidiaries	117.4	(12.5)	4.9	(109.8)	—

Total other non-operating expense (income)	22.5	25.2	(1.9)	(45.8)	—

Earnings (loss) from continuing operations before interest and income taxes	(28.7)	(37.4)	(8.2)	45.8	(28.5)
Interest expense — net	(13.0)	(7.8)	(1.7)	—	(22.5)

Earnings (loss) from continuing operations before income taxes	(41.7)	(45.2)	(9.9)	45.8	(51.0)
Provision (benefit) for income taxes	(6.0)	(20.4)	4.1	—	(22.3)

Earnings (loss) from continuing operations	$(35.7)	$(24.8)	$(14.0)	$45.8	(28.7)
Discontinued operations — net of income taxes	—	(8.7)	1.7	—	(7.0)

Net earnings (loss)	$(35.7)	$(33.5)	$(12.3)	$45.8	$(35.7)

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$26.7	$14.3	$51.8	$—	$92.8
Notes and accounts receivable (excluding intercompany receivables)	1.7	35.3	56.8	—	93.8
Inventories	—	72.6	59.7	—	132.3
Other current assets	13.9	11.0	20.3	—	45.2
Intercompany receivables (payables)	(325.4)	233.0	94.7	(2.3)	—

Current assets of continuing operations	(283.1)	366.2	283.3	(2.3)	364.1
Assets of discontinued operations	—	7.2	—	—	7.2

Total current assets	(283.1)	373.4	283.3	(2.3)	371.3

Property, plant and equipment — net	1.3	69.5	70.0	—	140.8
Goodwill	—	52.3	31.5	—	83.8
Investments in subsidiaries	300.5	197.9	(15.7)	(482.7)	—
Intercompany advances — net	297.8	(332.4)	34.6	—	—
Other noncurrent assets	32.7	72.9	10.0	—	115.6

Total assets	$349.2	$433.6	$413.7	$(485.0)	$711.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$42.0	$—	$0.6	$—	$42.6
Long-term debt and capital lease obligations due within one year	115.9	—	1.4	—	117.3
Trade accounts payable	2.6	31.9	33.4	—	67.9
Advance billings and deposits	—	9.6	5.6	—	15.2
Accrued and other current liabilities	35.5	55.5	18.3	—	109.3

Current liabilities of continuing operations	196.0	97.0	59.3	—	352.3
Liabilities of discontinued operations	—	1.8	—	—	1.8

Total current liabilities	196.0	98.8	59.3	—	354.1

Long-term accrued liabilities	177.8	10.3	39.7	—	227.8
Long-term debt	9.3	142.6	11.6	—	163.5

Total liabilities	383.1	251.7	110.6	—	745.4
Shareholders’ equity (deficit)
Preferred shares	6.0	—	—	—	6.0
Common shares, $1 par value	34.8	34.4	12.8	(47.2)	34.8
Capital in excess of par value	284.0	294.1	78.2	(372.3)	284.0
Reinvested earnings (deficit)	(252.0)	(122.3)	200.3	(78.0)	(252.0)
Accumulated other comprehensive income (loss)	(106.7)	(24.3)	11.8	12.5	(106.7)

Total shareholders’ equity (deficit)	(33.9)	181.9	303.1	(485.0)	(33.9)

Total liabilities and shareholders’ equity (deficit)	$349.2	$433.6	$413.7	$(485.0)	$711.5

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2002

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$21.4	$7.4	$93.5	$—	$122.3
Notes and accounts receivable (excluding intercompany receivables)	0.9	37.1	51.3	—	89.3
Inventories	—	87.1	60.5	—	147.6
Other current assets	29.7	15.8	24.1	—	69.6
Intercompany receivables (payables)	(311.1)	265.8	47.6	(2.3)	—

Current assets of continuing operations	(259.1)	413.2	277.0	(2.3)	428.8
Assets of discontinued operations	—	16.0	—	—	16.0

Total current assets	(259.1)	429.2	277.0	(2.3)	444.8

Property, plant and equipment — net	2.0	79.8	68.0	—	149.8
Goodwill	—	116.4	26.9	—	143.3
Investments in subsidiaries	419.1	200.1	(15.6)	(603.6)	—
Intercompany advances — net	298.6	(339.9)	41.3	—	—
Other noncurrent assets	105.0	56.4	16.4	—	177.8

Total assets	$565.6	$542.0	$414.0	$(605.9)	$915.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$42.0	$—	$3.0	$—	$45.0
Long-term debt and capital lease obligations due within one year	0.8	—	0.3	—	1.1
Trade accounts payable	2.0	39.1	27.7	—	68.8
Advance billings and deposits	—	13.6	3.9	—	17.5
Accrued and other current liabilities	69.0	57.9	12.0	—	138.9

Current liabilities of continuing operations	113.8	110.6	46.9	—	271.3
Liabilities of discontinued operations	—	10.9	—	—	10.9

Total current liabilities	113.8	121.5	46.9	—	282.2

Long-term accrued liabilities	192.4	12.6	39.1	—	244.1
Long-term debt	125.4	118.1	11.9	—	255.4

Total liabilities	$431.6	$252.2	$97.9	$—	$781.7
Shareholders’ equity (deficit)
Preferred shares	6.0	—	—	—	6.0
Common shares, $1 par value	33.8	34.4	12.8	(47.2)	33.8
Capital in excess of par value	283.5	300.4	81.3	(381.7)	283.5
Reinvested earnings (deficit)	(59.5)	(26.9)	243.0	(216.1)	(59.5)
Accumulated other comprehensive income (loss)	(129.8)	(18.1)	(21.0)	39.1	(129.8)

Total shareholders’ equity (deficit)	134.0	289.8	316.1	(605.9)	134.0

Total liabilities and shareholders’ equity (deficit)	$565.6	$542.0	$414.0	$(605.9)	$915.7

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

As of December 31, 2001

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$51.7	$9.7	$28.7	$—	$90.1
Notes and accounts receivable (excluding intercompany receivables)	0.3	38.2	50.0	—	88.5
Inventories	—	110.4	67.5	—	177.9
Other current assets	17.3	18.8	19.2	—	55.3
Intercompany receivables (payables)	(290.5)	239.4	51.1	—	—

Current assets of continuing operations	(221.2)	416.5	216.5	—	411.8
Assets of discontinued operations	—	88.4	367.3	—	455.7

Total current assets	(221.2)	504.9	583.8	—	867.5

Property, plant and equipment — net	2.6	94.5	68.7	—	165.8
Goodwill	—	288.7	64.5	—	353.2
Investments in subsidiaries	763.4	222.0	50.3	(1,035.7)	—
Intercompany advances — net	278.5	(339.6)	59.8	1.3	—
Other noncurrent assets	84.2	26.1	15.5	—	125.8

Total assets	$907.5	$796.6	$842.6	$(1,034.4)	$1,512.3

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Borrowings under lines of credit	$69.0	$—	$2.7	$—	$71.7
Long-term debt and capital lease obligations due within one year	—	—	3.9	—	3.9
Trade accounts payable	3.4	30.9	24.8	—	59.1
Advance billings and deposits	—	12.7	4.3	—	17.0
Accrued and other current liabilities	(6.9)	67.6	32.5	—	93.2

Current liabilities of continuing operations	65.5	111.2	68.2	—	244.9
Liabilities of discontinued operations	—	10.7	156.1	—	166.8

Total current liabilities	65.5	121.9	224.3	—	411.7

Long-term accrued liabilities	82.1	44.4	38.1	—	164.6
Long-term debt	325.0	103.5	72.6	—	501.1

Total liabilities	$472.6	$269.8	$335.0	$—	$1,077.4
Shareholders’ equity (deficit)
Preferred shares	6.0	—	—	—	6.0
Common shares, $1 par value	33.5	22.0	82.1	(104.1)	33.5
Capital in excess of par value	281.4	331.4	77.5	(408.9)	281.4
Reinvested earnings (deficit)	165.0	182.1	399.0	(581.1)	165.0
Accumulated other comprehensive income (loss)	(51.0)	(8.7)	(51.0)	59.7	(51.0)

Total shareholders’ equity (deficit)	434.9	526.8	507.6	(1,034.4)	434.9

Total liabilities and shareholders’ equity (deficit)	$907.5	$796.6	$842.6	$(1,034.4)	$1,512.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(191.7)	$(61.0)	$(22.1)	$83.1	$(191.7)
Operating activities providing (using) cash
Loss from discontinued operations	—	6.4	—	—	6.4
Net loss on divestitures	0.8	—	—	—	0.8
Depreciation	0.4	12.4	7.5	—	20.3
Amortization of intangibles	—	1.4	—	—	1.4
Restructuring costs	0.7	8.8	17.6	—	27.1
Equity in (earnings) losses of subsidiaries	120.6	(4.9)	—	(115.7)	—
Distributions from equity subsidiaries	—	(11.9)	(20.7)	32.6	—
Goodwill impairment charge	—	65.6	—	—	65.6
Deferred income taxes	81.3	(16.3)	8.3	—	73.3
Working capital changes
Notes and accounts receivable	(0.5)	2.9	4.2	—	6.6
Inventories	—	14.8	8.9	—	23.7
Other current assets	9.0	2.8	2.1	—	13.9
Trade accounts payable	0.4	(7.3)	0.8	—	(6.1)
Other current liabilities	(10.6)	(17.7)	(3.0)	—	(31.3)
Decrease (increase) in other noncurrent assets	(1.2)	1.6	0.8	—	1.2
Increase (decrease) in long-term accrued liabilities	0.3	(0.8)	(2.2)	—	(2.7)
Other — net	7.7	(3.5)	(2.7)	—	1.5

Net cash provided (used) by operating activities	17.2	(6.7)	(0.5)	—	10.0
Investing activities cash flows
Capital expenditures	—	(4.5)	(2.0)	—	(6.5)
Net disposals of plant, property and equipment	0.5	1.7	0.3	—	2.5
Acquisitions	—	(2.9)	(3.6)	—	(6.5)
Divestitures	(20.3)	—	—	—	(20.3)

Net cash used by investing activities	(19.8)	(5.7)	(5.3)	—	(30.8)
Financing activities cash flows
Dividends paid	(0.8)	—	—	—	(0.8)
Repayments of long-term debt	(0.9)	—	(1.3)	—	(2.2)
Decrease in borrowings under lines of credit	—	—	(2.6)	—	(2.6)

Net cash provided (used) by financing activities	(1.7)	—	(3.9)	—	(5.6)
Intercompany receivables and payables	14.3	32.9	(47.2)	—	—
Intercompany advances	0.7	(7.5)	6.8	—	—
Cash flows related to discontinued operations	(5.4)	(6.5)	—	—	(11.9)
Effect of exchange rate fluctuations on cash and cash equivalents	—	0.4	8.4	—	8.8

Increase (decrease) in cash and cash equivalents	5.3	6.9	(41.7)	—	(29.5)
Cash and cash equivalents at beginning of year	21.4	7.4	93.5	—	122.3

Cash and cash equivalents at end of year	$26.7	$14.3	$51.8	$—	$92.8

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(222.9)	$(195.8)	$(108.5)	$304.3	$(222.9)
Operating activities providing (using) cash
Loss from discontinued operations	—	7.7	17.5	—	25.2
Net gain (loss) on divestitures	(22.2)	5.2	8.6	—	(8.4)
Cumulative effect of change in method of accounting	—	141.3	46.4	—	187.7
Depreciation	0.7	14.3	7.0	—	22.0
Amortization of intangibles	—	1.0	—	—	1.0
Goodwill impairment charge	—	1.0	—	—	1.0
Restructuring costs	0.7	8.7	4.5	—	13.9
Equity in (earnings) losses of subsidiaries	300.1	30.5	32.5	(363.1)	—
Distributions from equity subsidiaries	—	(12.3)	(47.4)	59.7	—
Deferred income taxes	(11.9)	0.8	(5.6)	—	(16.7)
Working capital changes
Notes and accounts receivable	1.6	1.2	6.9	—	9.7
Inventories	0.1	23.4	12.5	—	36.0
Other current assets	—	2.4	—	—	2.4
Trade accounts payable	(1.4)	8.2	0.1	—	6.9
Other current liabilities	39.8	(16.0)	(34.8)	—	(11.0)
Decrease (increase) in other noncurrent assets	(3.3)	(4.8)	1.1	—	(7.0)
Increase (decrease) in long-term accrued liabilities	(4.7)	—	0.5	—	(4.2)
Other — net	2.4	(2.5)	1.3	(0.9)	0.3

Net cash provided (used) by operating activities	79.0	14.3	(57.4)	—	35.9
Investing activities cash flows
Capital expenditures	—	(4.6)	(1.6)	—	(6.2)
Net disposals of plant, property and equipment	—	5.6	1.9	—	7.5
Acquisitions	—	—	(4.3)	—	(4.3)
Divestitures	125.6	—	178.3	—	303.9

Net cash provided by investing activities	125.6	1.0	174.3	—	300.9
Financing activities cash flows
Dividends paid	(1.6)	—	—	—	(1.6)
Issuance of long-term debt	11.5	—	—	—	11.5
Repayments of long-term debt	(0.3)	—	(1.0)	—	(1.3)
Decrease in borrowings under lines of credit	(232.0)	—	(79.6)	—	(311.6)
Issuance of common shares	0.4	—	—	—	0.4

Net cash provided (used) by financing activities	(222.0)	—	(80.6)	—	(302.6)
Intercompany receivables and payables	31.1	(65.4)	34.3	—	—
Intercompany advances	(44.0)	15.4	28.6	—	—
Cash flows related to discontinued operations	—	32.3	(39.9)	—	(7.6)
Effect of exchange rate fluctuations on cash and cash equivalents	—	0.1	5.5	—	5.6

Increase (decrease) in cash and cash equivalents	(30.3)	(2.3)	64.8	—	32.2
Cash and cash equivalents at beginning of year	51.7	9.7	28.7	—	90.1

Cash and cash equivalents at end of year	$21.4	$7.4	$93.5	$—	$122.3

MILACRON INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

		Guarantor	Nonguarantor	Eliminations &
	Parent	Subsidiaries	Subsidiaries	Other	Consolidated

	(In millions)
Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net earnings (loss)	$(35.7)	$(33.5)	$(12.3)	$45.8	$(35.7)
Operating activities providing (using) cash
Loss (earnings) from discontinued operations	—	8.7	(1.7)	—	7.0
Depreciation	0.8	16.3	6.6	—	23.7
Amortization of goodwill and other intangibles	—	9.3	1.9	—	11.2
Restructuring costs	—	7.2	10.3	—	17.5
Equity in (earnings) losses of subsidiaries	117.4	(12.5)	4.9	(109.8)	—
Distributions from equity subsidiaries	—	(45.0)	(19.0)	64.0	—
Deferred income taxes	4.1	(30.2)	10.5	—	(15.6)
Working capital changes
Notes and accounts receivable	(0.1)	36.2	5.1	—	41.2
Inventories	—	44.7	0.2	—	44.9
Other current assets	2.1	(0.5)	(1.9)	—	(0.3)
Trade accounts payable	0.9	(32.1)	(5.7)	—	(36.9)
Other current liabilities	(67.2)	44.6	(20.6)	—	(43.2)
Decrease (increase) in other noncurrent assets	(17.3)	0.3	(2.3)	—	(19.3)
Increase (decrease) in long-term accrued liabilities	(3.3)	—	0.1	—	(3.2)
Other — net	(1.5)	4.5	0.4	—	3.4

Net cash provided (used) by operating activities	0.2	18.0	(23.5)	—	(5.3)
Investing activities cash flows
Capital expenditures	(0.2)	(6.2)	(7.1)	—	(13.5)
Net disposals of plant, property and equipment	4.5	0.1	0.5	—	5.1
Acquisitions	—	(2.1)	(26.5)	—	(28.6)

Net cash provided (used) by investing activities	4.3	(8.2)	(33.1)	—	(37.0)
Financing activities cash flows
Dividends paid	(12.6)	—	—	—	(12.6)
Issuance of long-term debt	—	—	5.4	—	5.4
Repayments of long-term debt	—	(2.4)	(3.1)	—	(5.5)
Increase in borrowings under lines of credit	74.2	—	44.5	—	118.7
Issuance of common shares	4.1	—	—	—	4.1
Purchase of treasury and other common shares	(7.7)	—	—	—	(7.7)

Net cash provided (used) by financing activities	58.0	(2.4)	46.8	—	102.4
Intercompany receivables and payables	11.2	(36.2)	25.0	—	—
Intercompany advances	(21.2)	26.5	(5.3)	—	—
Cash flows related to discontinued operations	—	(2.0)	(1.1)	—	(3.1)
Effect of exchange rate fluctuations on cash and cash equivalents	—	(0.2)	(0.5)	—	(0.7)

Increase (decrease) in cash and cash equivalents	52.5	(4.5)	8.3	—	56.3
Cash and cash equivalents at beginning of year	(0.8)	14.2	20.4	—	33.8

Cash and cash equivalents at end of year	$51.7	$9.7	$28.7	$—	$90.1

SUPPLEMENTARY FINANCIAL INFORMATION

Operating Results by Quarter (Unaudited)

	2003

	Qtr 1	Qtr 2	Qtr 3	Qtr 4

	(In millions, except per-share amounts)
Sales	$190.2	$181.6	$170.2	$197.7
Manufacturing margins	31.8	28.1	31.2	40.0
Percent of sales	16.7%	15.4%	18.3%	20.2%
Loss from continuing operations(a)	(7.6)	(88.3)	(65.7)	(22.9)
Per common share — basic and diluted	(.23)	(2.63)	(1.95)	(.68)
Discontinued operations	(.7)	(3.0)	(2.0)	(1.5)
Per common share — basic and diluted	(.02)	(.09)	(.06)	(.04)
Net loss	(8.3)	(91.3)	(67.7)	(24.4)
Per common share — basic and diluted	(.25)	(2.72)	(2.01)	(.72)

	2002

Sales	$158.5	$169.9	$173.3	$191.5
Manufacturing margins	25.3	31.4	31.6	31.4
Percent of sales	16.0%	18.5%	18.2%	16.4%
Earnings (loss) from continuing operations(b)	(7.0)	(7.9)	(4.5)	1.0
Per common share — basic and diluted	(.21)	(.24)	(.14)	.03
Discontinued operations(c)	(6.1)	(23.2)	19.0	(6.5)
Per common share — basic and diluted	(.18)	(.69)	.57	(.20)
Cumulative effect of change in method of accounting	(187.7)	—	—	—
Per common share — basic and diluted	(5.62)	—	—	—
Net earnings (loss)	(200.8)	(31.1)	14.5	(5.5)
Per common share — basic and diluted	(6.01)	(.93)	.43	(.17)

(a)	Includes restructuring costs of $6.0 million ($4.8 million after tax) in quarter 1, $6.3 million with no tax benefit in quarter 2, $6.4 million ($6.3 million after tax) in quarter 3 and $8.4 million ($8.1 million after tax) in quarter 4. Also includes goodwill impairment charges of $52.3 million in quarter 3 and $13.3 million in quarter 4, in both cases with no tax benefit.

(b)	Includes restructuring costs of $5.0 million ($3.1 million after tax) in quarter 1, $2.9 million ($2.0 million after tax) in quarter 2, $1.9 million ($1.1 million after tax) in quarter 3 and $4.1 million ($2.6 million after tax) in quarter 4.

(c)	In quarter 2, includes a loss of $15.3 million related to the sale of the company’s Widia and Werkö metalcutting tools businesses. In quarter 3, includes a gain of $29.4 million on the sale of the company’s Valenite metalcutting tools business. In quarter 4, includes a loss of $9.9 million on the expected divestitures of the company’s grinding wheels and round metalcutting tools businesses and a benefit of $4.2 million related to adjustments of previously recognized gains and losses on divestitures.